Exhibit 10.1

EXECUTION VERSION

SUPER-PRIORITY SENIOR SECURED

DEBTOR-IN-POSSESSION

ASSET-BASED REVOLVING CREDIT AGREEMENT
among

REVLON CONSUMER PRODUCTS CORPORATION,

a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code as Borrower,

and

REVLON, INC.,
a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code as Holdings,

THE LENDERS PARTY HERETO

MIDCAP FUNDING IV TRUST,
as Administrative Agent and Collateral Agent,

CRYSTAL FINANCIAL LLC d/b/a SLR CREDIT SOLUTIONS,
as  SISO Term Loan Agent,

and

MIDCAP FUNDING IV TRUST,
as Lead Arranger

Dated as of June 30, 2022

i

4.12	ERISA.	64
4.13	Investment Company Act.	64
4.14	Subsidiaries.	64
4.15	Environmental Matters.	64
4.16	Accuracy of Information, etc.	65
4.17	Security Documents.	65
4.18	[Reserved].	65
4.19	Anti-Terrorism.	65
4.20	Use of Proceeds.	65
4.21	Labor Matters.	66
4.22	BrandCo License Documents.	66
4.23	OFAC.	66
4.24	Anti-Corruption Compliance.	66
4.25	Borrowing Base Certificate.	66
4.26	Cases; Orders	66

Section V. CONDITIONS PRECEDENT		67

5.1	Conditions to the Closing Date.	67
5.2	Conditions to Each Extension of Credit.	70

Section VI. AFFIRMATIVE COVENANTS		71

6.1	Financial Information.	71
6.2	Certificates; Other Information.	73
6.3	Payment of Taxes.	75
6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance	75
6.5	Maintenance of Property; Insurance.	76
6.6	Inspection of Property; Books and Records; Discussions.	76
6.7	Notices.	77
6.8	Additional Collateral, etc.	78
6.9	Use of Proceeds	81
6.10	Post-Closing	81
6.11	[Reserved]	81
6.12	Line of Business	81
6.13	Changes in Jurisdictions of Organization; Name	81
6.14	Appraisals and Field Examinations.	81
6.15	Control Accounts; Approved Deposit Accounts	82
6.16	Landlord Waiver and Bailee’s Letters	83
6.17	Tax Reporting	83
6.18	Sanctions; Anti-Corruption Laws.	83
6.19	[Reserved].	83
6.20	Certain Case Milestones	83
6.21	Certain Bankruptcy Matters	84
6.22	Bankruptcy Notices	84
6.23	Certain Canadian Bankruptcy Matter	84
6.24	Repatriation of Cash	85
6.25	Lender Calls.	85

Section VII. NEGATIVE COVENANTS		85

7.1	Executive Compensation.	85
7.2	Indebtedness	85
7.3	Liens	88

7.4	Fundamental Changes	90
7.5	Dispositions of Property	91
7.6	Restricted Payments	93
7.7	Investments	94
7.8	Prepayments, Etc. of Indebtedness; Amendments.	96
7.9	Transactions with Affiliates	97
7.10	Sales and Leasebacks	99
7.11	Changes in Fiscal Periods	99
7.12	Negative Pledge Clauses	99
7.13	Clauses Restricting Subsidiary Distributions	100
7.14	Limitation on Hedge Agreements	102
7.15	Amendment of Company Tax Sharing Agreement	102
7.16	Anti-Cash Hoarding.	102
7.17	Additional Bankruptcy Matters	102
7.18	Budget Variance Covenant	103
7.19	Subrogation	103
7.20	Cash Management.	103
7.21	Canadian Defined Benefit Pension Plans.	103

SECTION VIIA. HOLDINGS NEGATIVE COVENANTS		104

Section VIII. EVENTS OF DEFAULT		104

8.1	Events of Default	104

Section IX. THE AGENTS		110

9.1	Appointment	110
9.2	Delegation of Duties	110
9.3	Exculpatory Provisions	111
9.4	Reliance by the Agents	111
9.5	Notice of Default	111
9.6	Non-Reliance on Agents and Other Lenders	112
9.7	Indemnification.	112
9.8	Agent in Its Individual Capacity	113
9.9	Successor Agents.	113
9.10	Authorization to Release Liens and Guarantees	113
9.11	Agents May File Proofs of Claim	115
9.12	Specified Hedge Agreements and Specified Cash Management Obligations.	115
9.13	Lead Arranger; SISO Term Loan Agent	116
9.14	Erroneous Payment	116

Section X. MISCELLANEOUS		117

10.1	Amendments and Waivers.	117
10.2	Notices; Electronic Communications.	122
10.3	No Waiver; Cumulative Remedies.	124
10.4	Survival of Representations and Warranties	125
10.5	Payment of Expenses; Indemnification	125
10.6	Successors and Assigns; Participations and Assignments.	126
10.7	Adjustments; Set off.	130
10.8	Counterparts	130
10.9	Severability	131
10.10	Integration	131

10.11	GOVERNING LAW	131
10.12	Submission to Jurisdiction; Waivers	131
10.13	Acknowledgments	132
10.14	Confidentiality	132
10.15	Release of Collateral and Guarantee Obligations; Subordination of Liens.	134
10.16	Agreement Among Lenders.	135
10.17	WAIVERS OF JURY TRIAL	135
10.18	USA PATRIOT ACT	136
10.19	Orders Control	136
10.20	Interest Rate Limitation	136
10.21	Payments Set Aside	136
10.22	Electronic Execution of Assignments and Certain Other Documents	136
10.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	137
10.24	Certain ERISA Matters.	137
10.25	Acknowledgement Regarding Any Supported QFCs.	139
10.26	Judgment Currency.	140
10.27	Canadian Anti-Money Laundering Legislation.	140

SCHEDULES:

1.1B	Specified Hedge Agreements and Specified Cash Management Obligations
2.1	Commitments
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.8	Real Property
4.14	Subsidiaries
4.17	UCC Filing Jurisdictions
5.1(v)	BrandCo License Language for Final Order
6.10	Post-Closing Matters
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7	Existing Investments
7.9	Transactions with Affiliates
7.12	Existing Negative Pledge Clauses
7.13	Clauses Restricting Subsidiary Distributions
7.21	Canadian Defined Benefit Pension Plans

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Initial Budget
D	Form of Assignment and Assumption
E	Interim Order
F	Form of Exemption Certificate
G	[reserved]
H	[reserved]
I	[reserved]
J	Form of Revolving Note
K	[reserved]
L-1	[reserved]
L-2	[reserved]
M	[reserved]
P	Form of Borrowing Base Certificate
Q	Certain Borrowing Base Definitions

v

SUPER PRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION ASSET-BASED REVOLVING CREDIT AGREEMENT, dated June 30, 2022, among REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Company” or the “Borrower”), REVLON, INC., a Delaware corporation a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (“Holdings”), the several banks and other financial institutions or entities from time to time parties to this Agreement as Lenders and MIDCAP FUNDING IV TRUST, as Administrative Agent and Collateral Agent.

WHEREAS, on June 15, 2022 (the “Petition Date”), (i) the Company, (ii) Holdings and (iii) certain of the Company’s subsidiaries (each, a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under chapter 11 of the Bankruptcy Code (each case of the Borrower and each other Debtor, a “Case” and collectively, the “Cases”) and continued to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, Holdings, in its capacity as foreign representative on behalf of the Debtors, filed an application with the Ontario Superior Court of Justice (Commercial List) in Toronto, Ontario, Canada (the “Canadian Court”) under Part IV of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”) to recognize the Cases as “foreign main proceedings” and grant certain customary related relief (the “Canadian Recognition Proceedings”);

WHEREAS, prior to the Petition Date, the Prepetition ABL Lenders provided financing to the Borrower pursuant to that certain Asset-Based Revolving Credit Agreement, originally dated September 7, 2016, as amended and restated as of April 17, 2018, as further amended as of March 6, 2019, as further amended and restated as of April 17, 2020, as further amended and restated as of May 7, 2020, as further amended and restated as of October 23, 2020, as further amended and restated as of December 21, 2020, as further amended and restated as of March 8, 2021, as further amended and restated as of May 7, 2021, and as further amended and restated as of March 31, 2022 (the “Prepetition ABL Credit Agreement”), by and among the Borrower, Holdings, each of the other loan parties party thereto, the Prepetition ABL Lenders, and the Prepetition ABL Agent;

WHEREAS, as of the Petition Date, the Prepetition Tranche A Revolving Lenders had outstanding Prepetition Tranche A Revolving Commitments of $270,000,000 under the Prepetition ABL Credit Agreement, of which $109,000,000 was outstanding as Prepetition Tranche A Revolving Loans (the “Prepetition Outstanding Tranche A Revolving Loans”);

WHEREAS, as of the Petition Date, the Prepetition SISO Term Lenders had $130,000,000 outstanding under the Prepetition ABL Credit Agreement as Prepetition SISO Term Loans (the “Prepetition Outstanding SISO Term Loans”);

WHEREAS, on June 17, 2022 (the “Interim Order Entry Date”), the Bankruptcy Court entered the Interim Order (as defined below);

WHEREAS, upon entry of the Interim Order on the Interim Order Entry Date, pursuant to the Senior Secured Super-Priority Debtor In-Possession Asset-Based Revolving Credit Facility Term Sheet (the “DIP Term Sheet”) attached as Exhibit 2 to the Interim Order, the Lenders provided a superpriority senior secured debtor-in-possession asset-based revolving credit facility in an aggregate principal amount equal to the existing Prepetition ABL Loans and Commitments as follows (the “DIP Facility”): (i) $270,000,000 was made available as Tranche A Revolving Commitments as part of the Tranche A Roll-Up (as defined herein) and (ii) $130,000,000 was provided as SISO Term Loans as part of the SISO Roll-Up (as defined herein), in each case, with all of the Borrower’s obligations under the DIP Facility guaranteed by each Guarantor;

WHEREAS, the relative priority of the DIP Facility with respect to the Collateral granted as security for the payment and performance of the Obligations shall be as set forth in the Interim Order and the Final Order, in each case, upon entry thereof by the Bankruptcy Court and in the Security Documents, and shall be consistent with the ABL Intercreditor Agreement and the Agreement Among Lenders, respectively;

WHEREAS, all of the claims and the Liens granted under the Orders and the Security Documents to the Agents, the Lenders and the other Secured Parties in respect of the DIP Facility shall be subject to the Carve-Out; and

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making (and deemed making) of the extensions of credit to the Borrower under this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION I.
DEFINITIONS

1.1         Defined Terms

As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

           “ABL Facility First Priority Collateral”: as defined in the ABL Intercreditor Agreement.

          “ABL Intercreditor Agreement”:  the ABL Intercreditor Agreement, dated as of September 7, 2016, among the Borrower, Holdings, the Subsidiary Guarantors, the Prepetition ABL Collateral Agent, the collateral agent under the Prepetition 2016 Term Loan Documents and the collateral agent under the Prepetition BrandCo Facility Agreement, as supplemented by the Intercreditor Joinder Agreement dated as of May 7, 2020 and as the same may be further amended, supplemented, waived or otherwise modified from time to time.

          “ABR”:  for any day, a rate per annum equal to the highest of

(a)          the rate of interest last quoted by The Wall Street Journal as the “prime rate” in the United States,

(b)          the Federal Funds Effective Rate in effect on such day plus ½ of 1% and

(c)          (i)          0.00%,

(ii)         with respect to the Tranche A Revolving Loans, 1.50% and

(iii)        with respect to the SISO Term Loans, 2.75%.

Any change in the ABR due to a change in the “prime rate” shall be effective on the effective date of such change in the “prime rate” or the Federal Funds Effective Rate, as the case may be.

          “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Confirmation Order”: an order of the Bankruptcy Court confirming an Acceptable Plan of Reorganization, in form and substance satisfactory to the Required Lenders in their sole discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders in their sole discretion).

“Acceptable Disclosure Statement”: the disclosure statement relating to an Acceptable Plan of Reorganization in form and substance acceptable to the Required Lenders.

“Acceptable Disclosure Statement Order”: an order of the Bankruptcy Court approving an Acceptable Disclosure Statement, in form and substance satisfactory to the Required Lenders in their sole discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders in their sole discretion)

“Acceptable Plan of Reorganization”: a Chapter 11 Plan for each of the Cases that, upon the consummation thereof, provides for the termination of all unused Commitments hereunder and the indefeasible payment in full in cash of all of the Secured Obligations under the Loan Documents.

“Acceptable Restructuring Support Agreement”: a restructuring support agreement that contemplates the consummation of an Acceptable Plan of Reorganization in compliance with all Milestones relating to such Acceptable Plan of Reorganization.

“Account”: as defined in the UCC or the PPSA, as applicable.

“Account Debtor”: as defined in the UCC or the PPSA, as applicable.

“Additional BrandCo License Agreements”: the following agreements, each dated as of May 7, 2020: (i) Almay Intellectual Property License Agreement, by and among Almay BrandCo and the Borrower, (ii) Charlie Intellectual Property License Agreement, by and among Charlie BrandCo and the Borrower, (iii) CND Intellectual Property License Agreement, by and among CND BrandCo and the Borrower, (iv) Curve Intellectual Property License Agreement, by and among Curve BrandCo and the Borrower, (v) Elizabeth Arden Intellectual Property License Agreement, by and among Elizabeth Arden BrandCo and the Borrower, (vi) Giorgio Beverly Hills Intellectual Property License Agreement, by and among Giorgio Beverly Hills BrandCo and the Borrower, (vii) Halston Intellectual Property License Agreement, by and among Halston BrandCo and the Borrower, (viii) Jean Nate Intellectual Property License Agreement, by and among Jean Nate BrandCo and the Borrower, (ix) Mitchum Intellectual Property License Agreement, by and among Mitchum BrandCo and the Borrower, (x) Multicultural Group Intellectual Property License Agreement, by and among Multicultural Group BrandCo and the Borrower, (xi) PS Intellectual Property License Agreement, by and among PS BrandCo and the Borrower and (xii) White Shoulders Intellectual Property License Agreement, by and among White Shoulders BrandCo and the Borrower, in each case, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Administrative Agent”:  MidCap Funding IV Trust, as administrative agent for the Lenders under this Agreement and the other Loan Documents (the “Primary Administrative Agent”), together with any of its successors and permitted assigns in such capacity in accordance with Section 9.9.

“Administrative Agent’s Financial Advisor”: Berkeley Resources Group, LLC.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

 “Agents”:  the collective reference to the Collateral Agent and the Primary Administrative Agent.

“Aggregate Exposure”:  with respect to

(i)          each Revolving Lender at any time, an amount equal to the aggregate amount of such Revolving Lender’s Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the amount of such Revolving Lender’s outstanding Revolving Loans then outstanding, and

(ii)          each SISO Term Lender at any time, an amount equal to the aggregate amount of such SISO Term Lender’s SISO Term Commitments then in effect or, if the SISO Term Commitments have been terminated, the aggregate principal amount of such SISO Term Lender’s SISO Term Loans then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the total Aggregate Exposures of all applicable Lenders at such time.

“Agreed Purposes”:  as defined in Section 10.14.

“Agreement”:  this Superpriority Senior Secured Debtor-In-Possession Asset-Based Revolving Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Agreement Among Lenders”: that certain Amended and Restated Agreement Among Lenders, dated as of May 7, 2021, among the Prepetition Tranche A Revolving Secured Parties as the First Out Holders (as defined therein), the Prepetition SISO Secured Parties as Last Out Lenders (as defined therein), and the Prepetition ABL Agent, and as acknowledged by the Loan Parties, as amended by Amendment No. 1 to Amended and Restated Agreement Among Lenders, dated as of March 31, 2022 and as the same may be further supplemented, waived or otherwise modified from time to time.

“American Crew License Agreement”: the Amended and Restated Intellectual Property License Agreement, dated as of May 7, 2020, by and among American Crew BrandCo as licensor and the Borrower as licensee, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“American Crew Non-Exclusive License”: the Amended and Restated Non-Exclusive License Agreement, dated as of May 7, 2020, by and among the Borrower as licensor and American Crew BrandCo as licensee, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“AML Legislation” as defined in Section 10.27.

“Anti-Corruption Law”:  the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any applicable law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials.

“Applicable Margin”:

(a)          With respect to the Tranche A Revolving Loans, 2.50% per annum; and

(b)          With respect to the SISO Term Loans, 4.75% per annum.

“Approved Bankruptcy Court Order”: (a) each of the Orders, as such order is amended and in effect from time to time in accordance with this Agreement, (b) any other order entered by the Bankruptcy Court or the Canadian Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Loan Documents (including the Loan Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or Superpriority Claims), (iv) use of cash collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to any Prepetition Secured Indebtedness or (vii) any Chapter 11 Plan, in the case of each of the foregoing clauses (i) through (vii), that (x) is in form and substance satisfactory to the Administrative Agent (with respect to its own treatment) and the Required Tranche A Revolving Lenders, (y) has not been vacated, reversed or stayed and (z) has not been amended or modified in a manner adverse to the rights of the Lenders except as agreed in writing by the Administrative Agent and the Required Lenders in their sole discretion, and (c) any other order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to the Administrative Agent and the Required Tranche A Revolving Lenders, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner reasonably satisfactory to the Administrative Agent and the Required Tranche A Revolving Lenders.

“Appraisal”:  (i) each appraisal delivered to the Administrative Agent prior to the Closing Date for purposes of this Agreement (which the Administrative Agent confirms is satisfactory to it) and (ii) each appraisal that is conducted after the Closing Date pursuant to Section 6.14 in form and substance reasonably satisfactory to the Administrative Agent and performed by an appraiser that is reasonably satisfactory to the Administrative Agent.

“Approved Budget”: as defined in Section 6.1(d).

“Approved Deposit Account”:  a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank.  “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Fund”:  as defined in Section 10.6(b).

“Approved Securities Intermediary”:  a Securities Intermediary or Commodity Intermediary selected by a Loan Party and reasonably satisfactory to the Administrative Agent.

“Asset Sale”:  any Disposition of Property or exclusive licenses or series of related Dispositions of Property or exclusive licenses by the Borrower or any of its Subsidiaries, other than any such Disposition or series of related Dispositions of inventory in the ordinary course of business.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D or such other form reasonably acceptable to the Administrative Agent and the Borrower.

“Assumed Tranche B Borrowing Base”: at any time, the amount equal to the “Tranche B Borrowing Base” as calculated under and as defined in the Prepetition ABL Credit Agreement as of the Amendment No. 8 Effective Date (as defined therein).

“Availability Reserve”:  effective as of five Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent (which notice shall include a reasonable description of the basis for such determination) (the “Availability Reserve Notice Period”), such amounts as the Administrative Agent may from time to time establish, in the Administrative Agent’s sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, in order to (a) preserve the value of the ABL Facility First Priority Collateral or the Collateral Agent’s Lien thereon or (b) provide for the payment of unanticipated liabilities of any Loan Party affecting the ABL Facility First Priority Collateral arising after the Petition Date; provided, however, that such Availability Reserve shall take immediate effect if the Borrower submits a notice of borrowing during the Availability Reserve Notice Period;  provided further, however, that

(A)       any Availability Reserve shall have a reasonable relationship to the circumstances, conditions, events or contingencies which are the basis of such Availability Reserve and

(B)        no such Availability Reserve will be established with respect to (i) such matters that have been taken into account in the calculation of the Borrowing Base, or the determination of any Eligibility Reserve or Dilution Reserve, or (ii) Specified Hedge Agreements or Specified Cash Management Obligations.

As of the Petition Date, the Administrative Agent has established an Availability Reserve of $25,000,000, which is in full force and effect.

For the avoidance of doubt, Availability Reserves shall not be established in respect of any eligibility or dilution risks or contingencies, which shall be reserved against by way of Eligibility Reserves or Dilution Reserves, respectively.

“Available Revolving Commitment”:  as to each Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Revolving Lender’s Revolving Commitment then in effect over (b) such Revolving Lender’s Revolving Loans then outstanding.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”:

(a)          with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and

(b)          with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bailee’s Letter”: a letter in form and substance reasonably acceptable to the Administrative Agent and executed by any Person (other than the Company or any Subsidiary Guarantor) that is in possession of Inventory or Equipment included in the Tranche A Borrowing Base or the Assumed Tranche B Borrowing Base on behalf of the Company or any Subsidiary Guarantor pursuant to which such Person acknowledges, among other things, the Collateral Agent’s Lien with respect thereto. Without limiting the foregoing, all Existing Bailee’s Letters shall for all purposes by deemed to be, and shall be subject to the provisions relating to, “Bailee’s Letters” hereunder.

“Bankruptcy Code”: Title 11, U.S.C., as now or hereafter in effect, or any successor thereto

“Bankruptcy Court”: the United States Bankruptcy Court for the Southern District for New York or any other court having jurisdiction over the Cases from time to time.

“Bankruptcy Law”: each of (i) the Bankruptcy Code, (ii) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership or similar debtor relief from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes involving the compromise of debt), and (iii) any order made by a court of competent jurisdiction in respect of any of the foregoing.

“Benefited Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”: as defined in the preamble hereto.

“Borrower Materials”: as defined in Section 10.2(c).

“Borrowing Base”: at any time, the Tranche A Borrowing Base plus the Assumed Tranche B Borrowing Base.

“Borrowing Base Certificate”: a certificate of the Company substantially in the form of Exhibit P (Form of Borrowing Base Certificate) or such other form reasonably acceptable to the Administrative Agent and the Borrower.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“BrandCo(s)”: each of (i) Beautyge II, LLC, a Delaware limited liability company (“American Crew BrandCo”), (ii) BrandCo Almay 2020 LLC, a Delaware limited liability company (“Almay BrandCo”), (iii) BrandCo Charlie 2020 LLC, a Delaware limited liability company (“Charlie BrandCo”), (iv) BrandCo CND 2020 LLC, a Delaware limited liability company (“CND BrandCo”), (v) BrandCo Curve 2020 LLC, a Delaware limited liability company (“Curve BrandCo”), (vi) BrandCo Elizabeth Arden 2020 LLC, a Delaware limited liability company (“Elizabeth Arden BrandCo”), (vii) BrandCo Giorgio Beverly Hills 2020 LLC, a Delaware limited liability company (“Giorgio Beverly Hills BrandCo”), (viii) BrandCo Halston 2020 LLC, a Delaware limited liability company (“Halston BrandCo”), (ix) BrandCo Jean Nate 2020 LLC, a Delaware limited liability company (“Jean Nate BrandCo”), (x) BrandCo Mitchum 2020 LLC, a Delaware limited liability company (“Mitchum BrandCo”), (xi) BrandCo Multicultural Group 2020 LLC, a Delaware limited liability company (“Multicultural Group BrandCo”), (xii) BrandCo PS 2020 LLC, a Delaware limited liability company (“PS BrandCo”) and (xiii) BrandCo White Shoulders 2020 LLC, a Delaware limited liability company (“White Shoulders BrandCo”).

“BrandCo Collateral”: as defined in the BrandCo DIP Credit Agreement.

“BrandCo DIP Agent”: the “Collateral Agent” under and as defined in the BrandCo DIP Credit Agreement.

“BrandCo DIP Credit Agreement”: that certain superpriority senior secured debtor-in-possession credit agreement, dated as of June 17, 2022, by and among Holdings, the Borrower, the lenders party thereto, and Jefferies Finance LLC, as administrative agent and collateral agent.

“BrandCo DIP Funding Account”: that certain account ending in 3509 in the name of Beautyge Brands USA, Inc. at JPMorgan Chase Bank, N.A. into which the proceeds of the BrandCo DIP Loans are initially funded.

“BrandCo DIP Documents”: the  BrandCo DIP Credit Agreement and any other document, agreement and instrument executed and/or delivered in connection therewith or relating thereto, together with any amendment, supplement, waiver, or other modification to any of the foregoing.

“BrandCo DIP Facility”: the superpriority senior secured debtor-in-possession term loan credit facility made available to the Borrower pursuant to the BrandCo DIP Credit Agreement.

“BrandCo DIP Obligations”: the “Obligations” under and as defined in the BrandCo DIP Credit Agreement.

“BrandCo DIP Lender”: the “Lenders” under and as defined in the BrandCo DIP Credit Agreement.

“BrandCo DIP Loans”: the “Loans” under and as defined in the BrandCo DIP Credit Agreement.

“BrandCo Entities”: each BrandCo and BrandCo Holdings and their Subsidiaries.

“BrandCo Holdings”: Beautyge I, an exempted company incorporated in the Cayman Islands.

“BrandCo License Agreements”: the American Crew License Agreement and the Additional BrandCo License Agreements.

“BrandCo License Documents”: the BrandCo License Agreements and the American Crew Non-Exclusive License, as amended, modified or supplemented from time to time.

“BrandCo Litigation”: any litigation arising out of or related to (x) the facts and circumstances related to the Borrower’s, Holdings’ and their subsidiaries’ entry into the Prepetition BrandCo Facility Agreement, including any related amendments to the Prepetition 2016 Term Loan Agreement, (y) the repayment of any “Obligations” (as defined in the Prepetition 2016 Term Loan Agreement), including with borrowings under the Prepetition BrandCo Facility Agreement, or (z) any associated transactions by the Borrower, Holdings and their subsidiaries related to the foregoing clauses (x) and (y).

“Budget”:  the Initial Budget, as amended, modified, supplemented or replaced from time to time in accordance with Section 6.1(d).

“Budget Variance Covenant”:  the covenant described in Section 7.18.

“Budget Variance Report”: a weekly variance report prepared by a Responsible Officer of the Borrower, comparing for each applicable Test Period the actual results against anticipated results under the applicable Approved Budget(s), on an aggregate basis and in the same level of detail set forth in the Approved Budget(s), together with a written explanation, for all variances of greater than the applicable permitted variance for any given Testing Period and such other information as the Administrative Agent or the Required Tranche A Revolving Lenders may reasonably request.

“Budget Variance Test Date”: as defined in Section 6.1(e).

“Business”:  the business activities and operations of the Borrower and/or its Subsidiaries on the Closing Date, after giving effect to the Transactions.

“Business Day”:  any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s office is located.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation”: the Criminal Code (Canada), the Proceeds of Crime Act and the United Nations Act (Canada) or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act (Canada).

“Canadian Blocked Person”: any Person that is a “politically exposed foreign person” or “terrorist group” or similar person whose property or interests in property are blocked or subject to blocking pursuant to, or as described in, any Canadian Economic Sanctions and Export Control Laws.

“Canadian Collateral”: the Collateral of the Debtors located in Canada.

“Canadian Collateral Agreement”: the Canada – ABL DIP Collateral Agreement, dated as of June 30, 2022, among Revlon Canada Inc., Elizabeth Arden (Canada) Limited, each other Grantor (as defined therein) from time to time party thereto and the Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Canadian Court”: as defined in the recitals to this Agreement.

“Canadian Defined Benefit Pension Plan”: a Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Debtor”: any Subsidiary that is a Debtor located in Canada.

“Canadian DIP Recognition Order”: the Canadian Interim DIP Recognition Order, unless the Canadian Final DIP Recognition Order shall have been issued by the Canadian Court, in which case it means the Canadian Final DIP Recognition Order.

“Canadian Economic Sanctions and Export Control Laws”: any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including, without limitation, the Special Economic Measures Act (Canada), the United Nations Act, (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code, (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Final DIP Recognition Order”: an order of the Canadian Court in the Canadian Recognition Proceedings, which order shall recognize the Final Order and shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Tranche A Revolving Lenders, each acting reasonably, and as the same shall be amended, supplemented, or modified from time to time after entry thereof with the consent of the Administrative Agent and the Required Tranche A Revolving Lenders, each acting reasonably.

“Canadian Initial Recognition Order”: an order of the Canadian Court, which order shall, among other things, recognize the Cases as “foreign main proceedings” under Part IV of the CCAA,  grant a stay of proceedings in Canada and commence the Canadian Recognition Proceedings, such order to be in form and substance reasonably satisfactory to the Administrative Agent and the Required Tranche A Revolving Lenders, each acting reasonably, and as the same may be amended, supplemented or modified from time to time after entry thereof with the consent of the Administrative Agent and the Required Tranche A Revolving Lenders, each acting reasonably.

“Canadian Interim DIP Recognition Order”: an order of the Canadian Court in the Canadian Recognition Proceedings, which order shall, among other things, recognize the Interim Order and provide for a super priority charge over the Collateral of the Debtors located in Canada in respect of the Collateral Agent’s Liens in a manner consistent with the liens and charges created by or set forth in the Interim DIP Order and shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Tranche A Revolving Lenders, each acting reasonably, and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Administrative Agent and the Required Tranche A Revolving Lenders, each acting reasonably. For the avoidance of doubt, the Canadian Interim DIP Recognition Order may be part of the Canadian Supplemental Order.

“Canadian Orders”: as applicable, and as the context may require, the Canadian Initial Recognition Order, the Canadian Interim DIP Recognition Order, the Canadian Final DIP Recognition Order and/or the Canadian Supplemental Order, whichever is then applicable, or collectively.

“Canadian Pension Plans”:  (i) a “registered pension plan”, as that term is defined in subsection 248(1) of the Income Tax Act (Canada), or (ii) a pension plan under other Canadian applicable law, in each case which is or was sponsored, administered or contributed to, or required to be contributed to by, any Loan Party or under which any Loan Party has any actual or potential liability.

“Canadian Priority Payables”: at any time, with respect to the Borrowing Base, the amount due and owing by any Loan Party, or the accrued amount for which such Loan Party has an obligation to remit, on or prior to the date as of which the Borrowing Base is to be determined and remaining unpaid at the time of determination of the Borrowing Base, to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) employment insurance, (ii) goods and services taxes, sales taxes, employee income taxes, excise tax and other taxes payable or to be remitted or withheld, (iii) workers’ compensation, (iv) wages, salaries, commission or compensation, including vacation pay (including, as provided for, under the Wage Earner Protection Program Act (Canada)), and (v) unpaid or unremitted required contributions to a Canadian Pension Plan, as set out in the most recent actuarial valuation report for funding purposes filed with applicable regulatory authorities (including “normal cost”, “special payments” and any other required payments in respect of any funding deficiency or shortfall), and any wind-up deficiency whether or not due with respect to a Canadian Pension Plan; in each case to the extent any Governmental Authority or other Person may claim a security interest, hypothecation, prior claim, trust, deemed trust or other claim or Lien ranking or, in the discretion of the Administrative Agent, would reasonably be expected to rank in priority to or pari passu with one or more of the Liens granted pursuant to this Agreement and the Security Documents.

“Canadian Priority Payable Reserve”: on any date of determination for the Borrowing Base, a reserve established from time to time by the Administrative Agent in its discretion in such amount as the Administrative Agent may reasonably determine in respect of Canadian Priority Payables of the Loan Parties; provided, that without otherwise limiting the Administrative Agent’s discretion, the Canadian Priority Payable Reserve shall include a reserve for Canadian Priority Payables in an amount up to the amount of Canadian Priority Payables set forth on the most recent applicable Borrowing Base Certificate (as the same may be reduced or increased by the next succeeding applicable Borrowing Base Certificate) delivered to Agent pursuant to Section 6.2(g).

“Canadian Recognition Proceedings”: as defined in the recitals to this Agreement.

“Canadian Supplemental Order”: an order of the Canadian Court in the Recognition Proceedings, which order shall grant such additional relief as is customary in the proceedings under Part IV of the CCAA and shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Tranche A Revolving Lenders, each acting reasonably, and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Administrative Agent and the Required Tranche A Revolving Lenders, each acting reasonably.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, provided, that for the purposes of this definition, “GAAP” shall mean, subject to Section 1.2(h), generally accepted accounting principles in the United States as in effect on the Closing Date.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Carve-Out”: as defined in the Interim Order or the Final Order, as applicable.

“Carve-Out Reserve”: a reserve established by the Administrative Agent in respect of the Carve-Out as defined in Section 4(a) of the Interim Order or the Final Order, as applicable.

“Cases”: as defined in the recitals to this Agreement.

“Cash Dominion Period”:  any period after the delivery of the first Borrowing Base Certificate pursuant to Section 6.2(g)

(a)          beginning on the first date on which Excess Availability is less than $0 and

(b)          ending on the first date on which Excess Availability shall have been equal to or greater than $0 for 30 consecutive Business Days.

“Cash Equivalents”:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 18 months from the date of acquisition thereof;

(b)          certificates of deposit, time deposits and eurodollar time deposits with maturities of 18 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 18 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus at the date of acquisition thereof in excess of $250,000,000;

(c)          repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)          commercial paper having a rating of at least A-1 from S&P or P-1 from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and maturing within 18 months after the date of acquisition and Indebtedness and preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 18 months or less from the date of acquisition;

(e)          readily marketable direct obligations issued by or directly and fully guaranteed or insured by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 18 months or less from the date of acquisition;

(f)          marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 18 months after the date of creation or acquisition thereof;

(g)          Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s;

(h)          (x) such local currencies in those countries in which the Borrower and its Subsidiaries transact business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (g) or otherwise customarily utilized in countries in which the Borrower and its Subsidiaries operate for short term cash management purposes; and

(i)          Investments in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

“Cash Management Obligations”:  obligations in respect of any overdraft or other liabilities arising from treasury, depository and cash management services, credit or debit card, or any automated clearing house transfers of funds.

“Cash Management Order”: that certain Interim Order (I) Authorizing the Debtors to (A) continue to operate their cash management system, (B) honor certain prepetition obligations related thereto, (D) maintain existing business forms, and (D)  continue to perform intercompany transactions and (II) granting related relief of the Bankruptcy Court, filed on June 17, 2022 and entered in the Cases, together with all extensions, modifications and amendments thereto, in form and substance acceptable to the Required Tranche A Revolving Lenders, which among other matters authorizes the Debtors to maintain their existing cash management and treasury arrangements or such other arrangements, which is in form and substance reasonably acceptable to the Administrative Agent and the Required Tranche A Revolving Lenders.

“Cash Management Provider”:  as defined in the definition of “Specified Cash Management Obligations”.

“CCAA Charges”: the Administration Charge (in a maximum amount of CDN$1,500,000), the DIP Term Charge, the DIP ABL Charge, and DIP Intercompany Charge, in each case as defined in and granted by the Canadian Court pursuant to, the Canadian DIP Recognition Order.

“Certificated Security”:  as defined in the Guarantee and Collateral Agreement (or such similar terms under and as defined in the Security Documents of a Non-US Guarantor).

“Chapter 11 Plan”: a plan of reorganization in any or all of the Cases.

“Charges”:  as defined in Section 10.20.

“Chattel Paper”:  as defined in the Guarantee and Collateral Agreement.

“Citibank Case”: that certain litigation captioned (i) In re Citibank August 11, 2020 Wire Transfers pending in the United States District Court for the Southern District of New York under docket number 20-CV-6539 (JMF) and (ii) Citibank, N.A., as Plaintiff-Appellant, v. Brigade Capital Management, LP, HPS Investment Partners, LLC, Symphony Asset Management LLC, Bardin Hill Loan Management LLC, Greywolf Loan Management LP, Zais Group LLC, Allstate Investment Management Company, Medalist Partners Corporate Finance LLC, Tall Tree Investment Management LLC, and New Generation Advisors LLC, as Defendants-Appellees, and Investcorp Credit Management US LLC and Highland Capital Management Fund Advisors LP, as Defendants pending in the United States Court of Appeals for the Second Circuit under docket number 21-487-cv, and any related litigations relating to the same or a similar subject matter.

“Closing Date”:  June 30, 2022, being the date on which the conditions set forth in Section 5.1 are satisfied.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time (unless otherwise indicated).

“Collateral”:  as the term “ABL DIP Collateral” is defined in the Interim Order (and, when applicable, the Final Order) and words of similar intent, and in any of the Security Documents, and shall include all present and after acquired assets and property, whether real, personal, tangible, intangible or mixed of the Loan Parties, wherever located, on which Liens are or are purported to be granted pursuant to the Orders, the Canadian DIP Recognition Order and/or the Security Documents to secure the payment and performance of the Secured Obligations.

“Collateral Agent”:  MidCap Funding IV Trust, in its capacity as collateral agent for the Secured Parties under this Agreement and the Security Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.9.

“Committee”: an official committee of unsecured creditors appointed in the Cases by the US Trustee.

“Commitment”:  as to any Lender, the Revolving Commitments of such Lender.

“Commitment Fee Rate”:  a rate equal to 0.50% per annum.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Intermediary”:  as defined in the UCC (and shall include a “futures intermediary” as such term is defined in the PPSA).

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with any Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes any Loan Party and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company”:  as defined in the preamble hereto.

“Company Tax Sharing Agreement”:  the Tax Sharing Agreement, dated as of March 26, 2004, among Holdings, the Company and certain of its Subsidiaries, as amended, supplemented or otherwise modified from time to time in accordance with the provisions of Section 7.15.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B or such other form reasonably acceptable to the Administrative Agent and the Borrower.

“Confidential Information”:  as defined in Section 10.14.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Account”:  a Securities Account or Commodity Account (as defined in the Guarantee and Collateral Agreement) (or such similar terms under and as defined in the Security Documents of a Non-US Guarantor) that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Core Products”: styling and grooming products, color cosmetics, skin care products, hair care products and accessories, or other beauty and personal care products, including fragrances.

“Customary Permitted Liens”: means Liens permitted by clauses (a), (b), (c)(i), (d) and (e) of Section 7.3.

“Debt Fund Affiliate”: means any Affiliate of a Person that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such Affiliate.

“Debtor” or “Debtors”: as defined in the recitals to this Agreement.

“Debtor Relief Laws”: (a) the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement , receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect; and (b) the CCAA, the Bankruptcy and Insolvency Act, RSC 1985, c. B-3, as amended, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement (including any arrangement provisions of the Canada Business Corporations Act (Canada) or any other similar applicable corporation legislation under the laws of any province or territory of Canada involving the compromise of debt), receivership, insolvency, reorganization, or similar debtor relief laws of Canada or the provinces or territories thereof.“Default”:  any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: means, subject to Section 2.7(a), any Lender that

(a)          has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in  Protective Advances) within two Business Days of the date when due,

(b)          has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c)          has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or

(d)          has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, interim receiver, receiver and manager, monitor custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.7(a)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account”: as defined in the UCC (and shall also include a demand, time, savings, passbook or similar account maintained with a bank).

“Deposit Account Bank”: a financial institution selected by a Loan Party and reasonably satisfactory to the Administrative Agent.

“Deposit Account Control Agreement”: as defined in the Guarantee and Collateral Agreement (or such similar terms under and as defined in the Security Documents of a Non-US Guarantor). Without limiting the foregoing, all Existing Control Agreements shall for all purposes by deemed to be, and shall be subject to the provisions relating to, “Deposit Account Control Agreements” hereunder.

“Designated Hedge Pari Passu Distribution Amount”:  as defined in Section 9.12(b).

“Designated Jurisdiction”: any country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Iran,  Syria, Cuba, North Korea, Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).

“Dilution”: as of any date of determination, a percentage concerning dilution of Accounts of the Loan Parties as set forth in the most recent field examination with respect to Eligible Receivables included in the Borrowing Base without duplication of any exclusion from the definition of “Eligible Receivables,” during the 12 month period covered by such report.

“Dilution Reserve”: effective as of five Business Days after the date of written notice of any determination thereof to the Company by the Administrative Agent (which notice shall include a reasonable description of the basis for such determination) (the “Dilution Reserve Notice Period”), an amount equal to (a) if Dilution is less than or equal to five percent (5%), $0, and (b) if Dilution is greater than five percent (5%), an amount determined by the Administrative Agent in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, not to exceed the amount sufficient to reduce the advance rate against Eligible Receivables set forth in the definition of the Tranche A Borrowing Base and the Assumed Tranche B Borrowing Base by one percentage point in the aggregate for each percentage point by which Dilution is in excess of five percent (5%); provided, however, that such Dilution Reserve shall take immediate effect if the Borrower submits a notice of borrowing during the Dilution Reserve Notice Period.

“DIP Facility”: as defined in the recitals to this Agreement.

“DIP Term Sheet”: as defined in the recitals to this Agreement.

“Disinterested Director”:  as defined in Section 7.9.

“Disposition”:  with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer, exclusive license or other disposition thereof, in each case, to the extent the same constitutes a complete sale, sale and leaseback, assignment, conveyance, transfer or other disposition, as applicable.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”:  Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of non-Disqualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for non-Disqualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than non-Disqualified Capital Stock (other than (i) upon payment in full of the Obligations (other than (x) indemnification and other contingent obligations not yet due and owing and (y) obligations in respect of Specified Hedge Agreements or Specified Cash Management Obligations) or (ii) upon a “change in control”; provided, that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than (x) indemnification and other contingent obligations not yet due and owing and (y) obligations in respect of Specified Hedge Agreements or Specified Cash Management Obligations) that are then accrued and payable and the termination of the Commitments); provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Holdings, the Borrower or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the Borrower or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution”:  (i) those institutions identified by the Borrower in writing to the Administrative Agent prior to the Closing Date and (ii) business competitors of Holdings and its Subsidiaries identified by Borrower in writing to the Administrative Agent from time to time and, in the case of clauses (i) and (ii) any known Affiliates readily identifiable by name (other than, in the case of clause (ii), any Debt Fund Affiliates).  A list of the Disqualified Institutions will be posted by the Administrative Agent on the Platform and available for inspection by all Lenders.  Any designation of Disqualified Institutions by the Borrower at any time after the Closing Date in accordance with the foregoing shall not apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in the Loans or Commitments.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any direct or indirect Subsidiary that (i) is organized under the laws of any jurisdiction within the United States and (ii) is not a direct or indirect Subsidiary of a Foreign Subsidiary.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Reserve”: effective as of five Business Days after the date of written notice of any determination thereof to the Company by the Administrative Agent (which notice shall include a reasonable description of the basis for such determination) (the “Eligibility Reserve Notice Period”), such amounts as the Administrative Agent, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, may from time to time establish, against the gross amounts of Eligible Receivables, Eligible Inventory, Eligible Equipment and Eligible Real Property to reflect risks or contingencies arising after the Closing Date that may adversely affect any one or more class of such items and that have not already been taken into account in the calculation of the Tranche A Borrowing Base and the Assumed Tranche B Borrowing Base; provided that no such Eligibility Reserve will be established with respect to such matters that have been taken into account in the determination of any Dilution Reserve or Availability Reserve; provided, further, that any Eligibility Reserve with respect to the Tranche A Borrowing Base shall not be duplicative of (but may be additive to) any Eligibility Reserve with respect to the Assumed Tranche B Borrowing Base and any Eligibility Reserve with respect to the Assumed Tranche B Borrowing Base shall not be duplicative of (but may be additive to) any Eligibility Reserve with respect to the Tranche A Borrowing Base; provided, further, that such Eligibility Reserve shall take immediate effect if the Borrower submits a notice of borrowing during the Eligibility Reserve Notice Period.  For the avoidance of doubt, Eligibility Reserves shall not be established in respect of any dilution risks or contingencies, which shall be reserved against by way of Dilution Reserves.

“Eligible Bulk Inventory”: the Eligible Inventory of the Company or any Subsidiary Guarantor consisting of “Bulk,” as defined in Exhibit Q.

“Eligible Equipment”: the Equipment of the Company or any Subsidiary Guarantor:

(a)          that is owned solely by the Company or such Subsidiary Guarantor;

(b)          with respect to which the Collateral Agent has a valid, perfected and enforceable first-priority Lien (subject to Liens permitted under Section 7.3);

(c)          with respect to which no representation or warranty contained in any Loan Document has been breached in any material respect (unless otherwise agreed by the Administrative Agent);

(d)          that is not, in the Administrative Agent’s sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, obsolete or unmerchantable; and

(e)          that the Administrative Agent deems to be Eligible Equipment, based on such credit and collateral considerations as the Administrative Agent may, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, deem appropriate.

No Equipment of the Company or any Subsidiary Guarantor shall be Eligible Equipment if such Equipment is located, stored, used or held at the premises of a third party unless (i) the Administrative Agent shall have received a Landlord Waiver or Bailee’s Letter or (ii) an Eligibility Reserve reasonably satisfactory to the Administrative Agent shall have been established with respect thereto; provided, however, that no such exclusion from Eligible Equipment on the basis of this sentence shall be in effect during the first 60 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion).

“Eligible Finished Goods”: the Eligible Inventory of the Company or any Subsidiary Guarantor that is classified, consistent with past practice, on the Company’s or such Subsidiary Guarantor’s accounting system as “finished goods” (including tote).

“Eligible In Transit Inventory”: with respect to Company or any Subsidiary Guarantor, without duplication of Eligible Inventory, Inventory that, or as to which:

(a)          is then in transit (whether by vessel, air or land) with a freight carrier, shipping company or other third party which is not an Affiliate of any Company or any Subsidiary Guarantor from a location outside of the continental United States to a location of the Company or any Subsidiary Guarantor within the continental United States, for which the Administrative Agent shall have received such evidence thereof as the Administrative Agent may reasonably require;

(b)          the title thereto has passed to, and such Inventory is owned by, Company or any Subsidiary Guarantor as applicable, and for which the Administrative Agent shall have received such evidence thereof as the Administrative Agent may require;

(c)          either (i) no third party has any right, under applicable law or pursuant to any document relating to the sale of such Inventory, to reclaim, divert the shipment of, reroute, repossess, stop delivery of or otherwise assert any Lien rights or title retention with respect to such in-transit Inventory, (ii) the Administrative Agent has received, (y) a copy of the certificate of marine cargo insurance in connection therewith in which the Administrative Agent has been named as an additional insured and loss payee in a manner acceptable to the Administrative Agent and (z) a copy of the invoice, packing slip and manifest with respect thereto as the Administrative Agent may from time to time reasonably request, or (iii) an Eligibility Reserve in an amount equal to all accrued and unpaid amounts owed by the Company or any of its Subsidiaries to such third party in respect of the transit of such Inventory, or such other amount reasonably satisfactory to the Administrative Agent, shall have been established with respect thereto;

(d)          for which an acceptable document of title has been issued, and in each case as to which the Administrative Agent has control (as defined in the UCC or having similar meaning in any applicable jurisdiction) over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Administrative Agent, by the delivery of an acceptable lien waiver (unless the reserve described in clause (c) above has been established));

(e)          is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to the Administrative Agent and in respect of which the Administrative Agent has been named as additional insured or loss payee;

(f)          shall not have been in transit for more than sixty (60) days;

(g)          is subject to a first priority (subject to any Liens for which the reserve described in clause (c) above has been established), perfected security interest in and Lien upon such goods in favor of the Administrative Agent; and

(h)          it is otherwise deemed Eligible Inventory hereunder, including, without limitation, that such Inventory and documents of title with respect thereto are subject to the reasonable satisfaction of the Administrative Agent, to a first priority (subject to any Liens for which the reserve described in clause (c) above has been established) perfected security interest and Lien in favor of the Administrative Agent.

“Eligible Inventory”: the Inventory of the Company or any Subsidiary Guarantor (other than any Inventory that has been consigned by the Company or such Subsidiary Guarantor) including raw materials, work-in-process, finished goods (including tote), parts and supplies:

(a)          that is owned solely by the Company or such Subsidiary Guarantor;

(b)          with respect to which the Collateral Agent has a valid, perfected and enforceable first-priority Lien (subject to Customary Permitted Liens and, to the extent a Reserve has been established in respect thereof, other Liens approved by the Administrative Agent);

(c)          with respect to which no representation or warranty contained in any Loan Document has been breached in any material respect (unless otherwise agreed by the Administrative Agent);

(d)          that is not, in the Administrative Agent’s sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, obsolete or unmerchantable (after taking into account, without duplication, slow-moving obsolete inventory deducted from the calculation of the perpetual inventory at standard cost of such Inventory, as applicable);

(e)          with respect to which (in respect of any Inventory labeled with a brand name or trademark and sold by the Company or any Subsidiary Guarantor pursuant to a trademark owned by the Company or such Subsidiary Guarantor or a license granted to the Company or such Subsidiary Guarantor) the Collateral Agent would have rights under such trademark or license pursuant to the Guarantee and Collateral Agreement or other agreement reasonably satisfactory to the Administrative Agent to sell such Inventory in connection with a liquidation thereof;

(f)          that is located in (or, subject to the requirements of clause (iii) of the immediately succeeding sentence below, in transit to)

(i) the United States, the United Kingdom and, at the Company’s option, in Puerto Rico or Canada, or

(ii) other jurisdictions if acceptable to the Administrative Agent, the Required Tranche A Revolving Lenders and the Required SISO Term Lenders in their sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions (which approval, in the case of the Required Tranche A Revolving Lenders and Required SISO Term Lenders, may be given by e-mail from such Lenders (or their counsel));

provided, however, that, without the prior written consent of the Required Tranche A Revolving Lenders and Required SISO Term Lenders (in each case, which consent may be by e-mail from such Lenders (or their counsel)), the aggregate amount of the Tranche A Borrowing Base and the Assumed Tranche B Borrowing Base consisting of Eligible Inventory under this clause (f)(ii) and Eligible Receivables under clause (f)(ii) of the definition of “Eligible Receivables” attributable to such other jurisdictions, excluding, for the avoidance of doubt, Puerto Rico and Canada, shall not exceed $60,000,000 at any time);

(g)          that is covered by casualty insurance reasonably acceptable to the Administrative Agent; and

(h)          that the Administrative Agent deems to be Eligible Inventory based on such credit and collateral considerations as the Administrative Agent may, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, deem appropriate.

No Inventory of the Company or any Subsidiary Guarantor shall be Eligible Inventory if such Inventory consists of:

(i)          goods returned or rejected by customers other than goods that are undamaged or are resalable in the normal course of business;

(ii)         goods to be returned to suppliers;

(iii)       goods in transit, except that goods in transit that would constitute up to $15,000,000 of Eligible Inventory but for them being in transit in the aggregate at any one time, will not be deemed ineligible if (A) they are in transit to locations within the continental United States owned or, subject to compliance with the requirements set forth in clauses (iv)(A) and (B) below, leased by the Company or any Subsidiary Guarantor, and (B) solely in the case of goods in transit from a location outside the continental United States, such goods constitute Eligible In Transit Inventory; provided, however, that notwithstanding anything to the contrary contained herein, any Inventory constituting Eligible In-Transit Inventory shall not be included in the calculation of the Tranche A Borrowing Base until the Administrative Agent has received a customary desktop field examination (and, from and after the completion of the first such Appraisal following Closing Date, an Appraisal) with respect to such Eligible In-Transit Inventory reasonably satisfactory to the Administrative Agent and performed by an appraiser that is reasonably satisfactory to the Administrative Agent; or

(iv)        goods located, stored, used or held at the premises of a third party unless (A) the Administrative Agent shall have received a Landlord Waiver or Bailee’s Letter or (B) an Eligibility Reserve reasonably satisfactory to the Administrative Agent shall have been established with respect thereto; provided, however, that no such exclusion from Eligible Inventory on the basis of this clause (iv) shall be in effect during the first 60 days after the Closing Date (or such longer date as the Administrative Agent may agree in its sole discretion).

“Eligible Prime Finished Goods”: Eligible Finished Goods of the Company or any Subsidiary Guarantor (other than Eligible Special Markets Inventory and Eligible Tote Stores Inventory) that are not discontinued, damaged or returned and unsuitable for sale to the Company’s or such Subsidiary Guarantor’s primary retail customers.

“Eligible Raw Materials”: the Eligible Inventory of the Company or any Subsidiary Guarantor (other than Eligible Bulk Inventory) that is classified, consistent with past practice, on the Company’s or such Subsidiary Guarantor’s accounting system as “raw materials,” “components,” “supplies” or “packaging”.

“Eligible Real Property”: any parcel of owned Real Property in the United States owned by the Company or any Subsidiary Guarantor as to which each of the following conditions has been satisfied at such time:

(a)          (i) a valid and enforceable first-priority Lien on such parcel of Real Property (subject to Customary Permitted Liens and, to the extent a Reserve has been established in respect thereof, other Liens approved by the Administrative Agent) shall have been granted by the Company or such Subsidiary Guarantor in favor of the Collateral Agent pursuant to a Mortgage and (ii) such Lien shall be in full force and effect in favor of the Collateral Agent at such time;

(b)          except as otherwise permitted by the Administrative Agent, the Administrative Agent and, where applicable, the relevant title insurance company shall have received in form and substance reasonably satisfactory to the Administrative Agent, all Mortgage Supporting Documents in respect of such parcel;

(c)          the Administrative Agent shall have received an Appraisal with respect to such parcel of Real Property in form and substance reasonably satisfactory to the Administrative Agent (which shall include the requirement that such Appraisal be compliant with the Financial Institutions Reform, Recovery and Enforcement Act of 1989) and performed by an appraiser that is reasonably satisfactory to the Administrative Agent;

(d)          no condemnation or taking by eminent domain shall have occurred nor shall any notice of any pending or threatened condemnation or other proceeding against such parcel of Real Property been delivered to the owner or lessee of such parcel of Real Property that would materially adversely affect the use, operation or value of such parcel of Real Property;

(e)          the mortgagor under the relevant Mortgage encumbering such parcel of Real Property shall comply in all material respects with the terms of such Mortgage (taking into account any applicable grace periods provided therein); and

(f)          the mortgagor has provided to the Administrative Agent evidence of flood hazard insurance if any portion of the improvements on the owned Real Property is currently or at any time in the future identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and any amendment or successor act thereto) or otherwise being designated as a “special flood hazard area or part of a 100 year flood zone”, in an amount equal to 100% of the full replacement cost of the improvements; provided, however, that a portion of such flood hazard insurance may be obtained under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended.

“Eligible Receivable”: the gross outstanding balance of each Account of the Company or any Subsidiary Guarantor arising out of the sale of merchandise, goods or services in the ordinary course of business, that is made by the Company or such Subsidiary Guarantor to a Person that is not an Affiliate of the Company (a “Receivable”) and that constitutes ABL Facility First Priority Collateral in which the Collateral Agent has a valid, perfected and enforceable first priority Lien; provided, however, that an Account shall not be an “Eligible Receivable” if any of the following shall be true:

(a)          (i) the sale represented by such Account (other than with respect to seasonal dating or promotional sales) is to an Account Debtor and such Account is the earlier of (x) 90 days past the original invoice date thereof and (y) 60 days past due or (ii) the sale represented by such Account is with respect to seasonal dating or promotional sales and such Account is 120 days past the original invoice date thereof; or

(b)          any representation or warranty contained in this Agreement or any other Loan Document with respect to such specific Account is not true and correct with respect to such Account in any material respect (or if qualified by materiality, in all respects) (unless otherwise agreed by the Administrative Agent); or

(c)          the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to the Company or such Subsidiary Guarantor but only to the extent of such dispute or claim; or

(d)          the Account Debtor on such Account has (i) filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under any Debtor Relief Law, (iv) failed, suspended business operations, become insolvent, called a general meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs and, in each case, such event is continuing; or

(e)          the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of the Company or such Subsidiary Guarantor unless such supplier or creditor has executed a no offset letter satisfactory to the Administrative Agent, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions; or

(f)          the sale represented by such Account is to an Account Debtor with a principal place of business located outside the United States, the United Kingdom, or, at the Company’s option Puerto Rico or Canada, unless

(i)         the sale is on letter of credit or acceptance terms acceptable to the Administrative Agent, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions and (A) such letter of credit names the Collateral Agent as beneficiary for the benefit of the Secured Parties or (B) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Collateral Agent or

(ii)         such sale is to an Account Debtor located in another jurisdiction acceptable to the Administrative Agent, the Required Tranche A Revolving Lenders and the Required SISO Term Lenders in their sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions (which approval, in the case of the Required Tranche A Revolving Lenders and the Required SISO Term Lenders, may be given by e-mail from such Lenders (or their counsel));

provided, however, that, without the prior written consent of the Required Tranche A Revolving Lenders and the Required SISO Term Lenders (in each case, which consent may be by e-mail from such Lenders (or their counsel)), the aggregate amount of the Tranche A Borrowing Base and the Assumed Tranche B Borrowing Base consisting of Eligible Receivables under this clause (f)(ii) and Eligible Inventory under clause (f)(ii) of the definition of “Eligible Inventory” attributable to such other jurisdictions, excluding, for the avoidance of doubt, Canada or Puerto Rico, shall not exceed $60,000,000 at any time; or

(g)          the sale to such Account Debtor on such Account is on a bill on hold, guaranteed sale, sale and return, sale on approval or consignment basis; or

(h)          such Account is subject to a Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties (other than Customary Permitted Liens and, to the extent a Reserve has been established in respect thereof, other Liens approved by the Administrative Agent); or

(i)          such Account is subject to any deduction, offset, counterclaim, return privilege or other conditions other than volume sales discounts given in the ordinary course of the Company’s business; provided, however, that such Account shall be ineligible pursuant to this clause (i) only to the extent of such deduction, offset, counterclaim, return privilege or other condition; or

(j)          the Account Debtor on such Account is located in any State of the United States requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such State, in each case unless the holder of such Account has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State; or

(k)          the sale represented by such Account is denominated in a currency other than Dollars, Pounds, Euros, Canadian Dollars or such other currency acceptable to the Administrative Agent in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions; or

(l)          such Account is not evidenced by an invoice or other writing in form acceptable to the Administrative Agent, in its sole discretion exercised reasonably; or

(m)          the Company or such Subsidiary Guarantor, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(n)          (i)          with respect to any Account Debtor with a corporate credit rating of A- or higher from S&P or A3 or higher from Moody’s, the total Accounts of such Account Debtor to the Company or such Subsidiary Guarantor that would otherwise constitute Eligible Receivables but for the application of this clause (n) represent more than 35% of the Eligible Receivables of the Company and the Subsidiary Guarantors at such time,

(ii)         with respect to any Account Debtor with a corporate credit rating lower than A- but BBB- or higher from S&P or lower than A3 but Baa3 or higher from Moody’s, the total Accounts of such Account Debtor to the Company or such Subsidiary Guarantor that would otherwise constitute Eligible Receivables but for the application of this clause (n) represent more than 25% of the Eligible Receivables of the Company and the Subsidiary Guarantors at such time or

(iii)        with respect to any Account Debtor with a corporate credit rating lower than BBB- or no rating from S&P or lower than Baa3 or no rating from Moody’s, the total Accounts of such Account Debtor to the Company or such Subsidiary Guarantor that would otherwise constitute Eligible Receivables but for the application of this clause (n) represent more than 15% of the Eligible Receivables of the Company and the Subsidiary Guarantors at such time, but in each case, only to the extent of such excess;

provided, however, that (A) at the sole discretion of the Administrative Agent exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, the total Accounts of CVS Caremark Corporation, collectively, as Account Debtors to the Company or any Subsidiary Guarantor that would otherwise constitute Eligible Receivables but for the application of this clause (n) may represent up to, but not to exceed, 30% of the Eligible Receivables of the Company and the Subsidiary Guarantors at such time, (B) for purposes of this clause (n), any parent entity of an Account Debtor may satisfy the corporate credit rating conditions in respect of such Account Debtor; provided that if both an Account Debtor and the parent of an Account Debtor have corporate credit ratings, the corporate credit rating of the Account Debtor shall govern and (C) in the event of any change to an applicable corporate credit rating scale after the Closing Date, each reference in this clause (n) to a corporate credit rating shall be adjusted to the corporate rating under such changed corporate credit rating scale that is equivalent to such corporate credit rating referred to in this clause (n) as of the Closing Date (for the avoidance of doubt, corporate credit ratings of an Account Debtor shall be determined on the applicable date of determination); or

(o)          the Administrative Agent, in accordance with its customary criteria, determines, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, deem appropriate, that such Account might not be paid or is otherwise ineligible;

(p)          more than fifty percent (50%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case all Accounts from such Account Debtor shall be ineligible); or

(q)          the Account Debtor is either (A) the Canadian government or any department, agency, or instrumentality of Canada (exclusive, however, of accounts with respect to which the applicable Loan Parties have complied, to the reasonable satisfaction of Administrative Agent, with the Financial Administration Act (Canada)), or (B) any province, territory or other Governmental Authority of Canada (exclusive, however, of accounts with respect to which the applicable Loan Parties have complied, to the reasonable satisfaction of the Administrative Agent, with applicable governmental account assignment legislation of such jurisdictions).

“Eligible Special Markets Inventory”: Eligible Finished Goods of the Company or any Subsidiary Guarantor consisting of finished goods for “Special Markets,” as defined in Exhibit Q.

“Eligible Tote Stores Inventory”: Eligible Finished Goods of the Company or any Subsidiary Guarantor consisting of “Tote Stores,” as defined in Exhibit Q.

“Eligible Work-in-Process Inventory”: a class of Eligible Inventory consisting of the Eligible Inventory of the Company or any Subsidiary Guarantor that is classified, consistent with past practice, on the Company’s or such Subsidiary Guarantor’s accounting system as “work-in-process”.

“Entitlement Holder” as defined in the UCC or the PPSA, as applicable.

“Entitlement Order” as defined in the UCC or the PPSA, as applicable.

“Environmental Laws”:  any and all laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including principles of common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health and safety (as related to Releases of or exposure to Materials of Environmental Concern), as have been, are now, or at any time hereafter are, in effect.

“Environmental Liability”:  any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, to the extent arising from or relating to:  (a) non-compliance with any Environmental Law or any permit, license or other approval required thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release or threatened Release of any Materials of Environmental Concern, (e) any investigation, remediation, removal, clean-up or monitoring required under Environmental Laws or required by a Governmental Authority (including without limitation Governmental Authority oversight costs that the party conducting the investigation, remediation, removal, clean-up or monitoring is required to reimburse) or (f) any contract, agreement or other consensual arrangement pursuant to which any Environmental Liability under clause (a) through (e) above is assumed or imposed.

“Equipment”: as defined in the UCC or the PPSA, as applicable.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Erroneous Payment” has the meaning assigned to it in Section 9.14(a).

“Erroneous Payment Notice” has the meaning assigned to it in Section 9.14(b).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”:  any of the events specified in Section 8.1; provided, that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Availability”: at any time, (a) the Maximum Availability minus (b) the aggregate Revolving Loans then outstanding minus (c) the aggregate principal amount of all SISO Term Loans then outstanding.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Account”: as defined in the Guarantee and Collateral Agreement (or such similar terms under and as defined in the Security Documents of a Non-US Guarantor).

“Excluded Collateral”:  as defined in Section 6.8(e); provided that the Borrower may designate in a written notice to the Administrative Agent, which notice may be provided via electronic mail, any asset not to constitute “Excluded Collateral”, whereupon the Borrower shall be obligated to comply with the applicable requirements of Section 6.8 as if it were newly acquired.

“Excluded Equity Securities”: (i) to the extent applicable law requires that any Subsidiary issue directors’ qualifying shares, such shares or nominee or other similar shares, (ii) any Capital Stock in joint ventures or other entities in which the Loan Parties directly own 50% or less of the Capital Stock, but only in the case of this clause (ii) if, and to the extent that, and for so long as granting a security interest or other Liens therein would violate applicable law or regulation or a shareholder agreement or other contractual obligation (in each case, after giving effect to Section 9-406(d), 9-407(a) or 9-408 of the Uniform Commercial Code, if and to the extent applicable, and other applicable law) binding on such Capital Stock and not created in contemplation of such acquisition and in effect on the Petition Date; provided that in no event shall any equity securities or other Capital Stock be Excluded Equity Securities under any Loan Document if the issuer thereof is a Debtor (other than the BrandCo Entities).

“Excluded Subsidiary”:  any Subsidiary that is

(a)          [reserved],

(b)          not wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries but only if, and to the extent that, and for so long as the guaranteeing or granting of a Lien on its assets to secure obligations in respect of the DIP Facility would violate applicable law or regulation or a binding shareholder agreement or other contractual obligation in effect on the Petition Date (in each case, after giving effect to Section 9-406(d), 9-407(a) or 9-408 of the Uniform Commercial Code, if and to the extent applicable, and other applicable law),

(c)          [reserved],

(d)          any Subsidiary that is a Foreign Subsidiary or any Domestic Subsidiary of a Foreign Subsidiary (other than (i) Elizabeth Arden (Canada) Limited, (ii) Elizabeth Arden (UK) Limited and (iii) Revlon Canada Inc.),

(e)          [reserved],

(f)          a Subsidiary that is (i) prohibited by any applicable Requirement of Law from guaranteeing or granting of a Lien on its assets to secure obligations in respect of the DIP Facility, but only if, and to the extent that, and for so long as, such prohibition remains in effect and applicable to such Subsidiary or (ii) which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee or grant any Lien unless, such consent, approval, license or authorization has been received but only if, and to the extent that, and for so long as such consent, approval, license or authorization has not been received and continues to be required,

(g)          a Subsidiary (other than for the avoidance of doubt, any Debtor) that is prohibited from guaranteeing or granting a Lien on its assets to secure obligations in respect of the DIP Facility by any Contractual Obligation in existence on the Petition Date (or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof and not created in contemplation of such guarantee), provided, that this clause (g) shall not be applicable if (1) the other party to such Contractual Obligation is a Loan Party, a wholly-owned Subsidiary of the Borrower or a Debtor or (2) consent has been obtained to provide such guarantee or such prohibition is otherwise no longer in effect, or

(h)          a Subsidiary with respect to which a guarantee by it of, or granting a Lien on its assets to secure obligations in respect of, the DIP Facility would reasonably be expected to result in material adverse tax consequences (including as a result of Section 956 of the Code or any related provision) to Holdings, the Borrower and their respective Subsidiaries, taken as a whole, as agreed by the Borrower and the Required Lenders, provided, that (x) if a Subsidiary executes the Guarantee and Collateral Agreement as a “Guarantor,” then it shall not constitute an “Excluded Subsidiary” and (y) the Borrower may designate in a written notice to the Administrative Agent, which notice may be provided via electronic mail, a Subsidiary not to constitute an “Excluded Subsidiary” whereupon such Subsidiary shall be obligated to comply with the applicable requirements of Section 6.8 as if it were newly acquired; provided, further, that no Subsidiary that is (i) a Debtor or (ii) a Loan Party on the Closing Date may be designated an Excluded Subsidiary and each such Subsidiary shall remain a Guarantor hereunder.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (i) net income Taxes (however denominated), net profits Taxes, franchise Taxes, and branch profits Taxes (and net worth Taxes and capital Taxes imposed in lieu of net income Taxes), in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, if such Recipient is a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) any U.S. federal withholding Taxes (including backup withholding) imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment or this Agreement pursuant to a law in effect on the date on which (A) such Recipient becomes a party to this Agreement (other than pursuant to an assignment requested by the Borrower under Section 2.24) or (B) if such Recipient is a Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or, if such Recipient is a Lender, to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with paragraphs (e) or (g), as applicable, of Section 2.20 and (iv) any withholding Taxes imposed under FATCA.

“Existing Bailee’s Letters”: the “Bailee’s Letters” entered into pursuant to the Prepetition ABL Credit Agreement.

“Existing Control Agreements”: the “Deposit Account Control Agreements” entered into pursuant to the Prepetition ABL Credit Agreement.

“Existing Landlord Waivers”: the “Landlord Waivers” entered into pursuant to the Prepetition ABL Credit Agreement.

“Existing Mortgages”: each “Mortgage” entered into pursuant to the Prepetition ABL Credit Agreement in respect of the “Mortgaged Properties” thereunder.

“Extended BrandCo DIP Facility Maturity Date”: the “Scheduled Maturity Date” (as defined therein) of the BrandCo DIP Facility following exercise of the “Facility Extension Option” (as defined therein) in accordance with Section 2.6 of the BrandCo DIP Credit Agreement.

“Extraordinary Receipts”: an amount equal to (a) any cash payments or proceeds (including permitted Investments) received (directly or indirectly) by or on behalf of the Borrower or any of its Subsidiaries not in the ordinary course of business (and other than consisting of Net Cash Proceeds from an Asset Sale or any Recovery Event or in connection with any issuance or sale of debt securities or instruments or the incurrence of Indebtedness) in respect of (i) foreign, U.S. federal, state or local tax refunds (excluding for the avoidance of doubt, tariff refunds and value added tax refunds to the extent reflected in the Budget), (ii) pension plan reversions, (iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than receipts from settlements with customers), (iv) indemnity payments (other than to the extent such indemnity payments are (A) immediately payable to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries or (B) received by the Borrower or its Subsidiaries as reimbursement for any payment previously made to such Person) and (v) any purchase price adjustment received in connection with any purchase agreement to the extent not constituting Net Cash Proceeds, minus (b) any selling and settlement costs and out-of-pocket expenses (including reasonable broker’s fees or commissions and legal fees) and any taxes paid or reasonably estimated to be payable by the Borrower or any of its Subsidiaries (after taking into account any tax credits or deductions actually realized by the Borrower or any of its Subsidiaries with respect to the transactions described in clause (a) of this definition) in connection with the transactions described in clause (a) of this definition.

“Existing UK Debentures”: each of (a) the English law governed ABL debenture dated 7 September 2016 between Revlon International Corporation (UK Branch) and the Prepetition ABL Collateral Agent and (b) the English law governed ABL debenture dated 28 March 2018 between Elizabeth Arden (UK) Ltd and the Prepetition ABL Collateral Agent.

“Facility”:  each of (a) the Tranche A Revolving Commitments and the extensions of credit made thereunder (the “Tranche A Revolving Facility”), and (b) the SISO Term Loans (the “SISO Term Facility”).

“Facility Extension Option”: as defined in Section 2.6.

“Fair Market Value”: with respect to any assets, Property (including Capital Stock) or Investment, the fair market value thereof as determined in good faith by the Borrower.

“Fair Value”: the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (together with any law implementing such agreements).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided, that if the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero hereunder for all instances other than in the definition of “ABR”.

“Fee Letter”: the Fee Letter, dated as of the Closing Date, by and between the Administrative Agent and the Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Fee Payment Date”: (a) the last Business Day of each March, June, September and December and and (b) the last day of the applicable Revolving Commitment Period.

“Final Non-Appealable Order”: a final order of the Bankruptcy Court as to which no stay is pending and which has not been reversed, vacated or overturned, and as to which the time to appeal or move to reconsider has expired, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied with prejudice.

“Final Order”: a final order of the Bankruptcy Court in substantially the form of the Interim Order, with only such modifications thereto as are reasonably necessary to convert the Interim Order to a final order and such other modification as are satisfactory in form and substance to the Borrower and the Required Tranche A Revolving Lenders in their sole discretion.

“Final Order Entry Date”: the date on which the Final Order is entered by the Bankruptcy Court and has become a Final Non-Appealable Order.

“First Day Orders”: the orders entered by the Bankruptcy Court in respect of first day motions and applications in respect of the Cases.

“Financial Assets”:  the meaning assigned to such term in the UCC or the PPSA, as applicable.

“Foreign ABTL Credit Agreement”:  the Asset-Based Term Loan Credit Agreement, dated as of March 2, 2021, among Revlon Finance LLC, as the borrower, the parent guarantors, borrowing base guarantors and other guarantors from time to time party thereto, the lenders from time to time party thereto, Blue Torch Finance LLC, as the administrative agent and collateral agent, as amended, restated, replaced, supplemented or otherwise modified prior to or after the Petition Date.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary in accordance with clause (i) of such definition and each direct or indirect Subsidiary of another Foreign Subsidiary.

“Foreign Subsidiary Holding Company”:  any Subsidiary of the Borrower which is a Domestic Subsidiary substantially all of the assets of which consist of the Capital Stock (or Capital Stock and Indebtedness) of one or more Foreign Subsidiaries.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”:  any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners) and any supranational bodies (including the European Union and the European Central Bank).

“Guarantee”: collectively, the guarantee made by the Guarantors under the Guarantee and Collateral Agreement in favor of the Secured Parties, together with each other guarantee delivered pursuant to Section 6.8.

“Guarantee and Collateral Agreement”:  the DIP ABL Guarantee and Collateral Agreement, dated as of the Closing Date, among the Borrower, each Subsidiary Guarantor from time to time party thereto and the Collateral Agent, substantially in the form of Exhibit A, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement.  The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors”:  the collective reference to Holdings, the Borrower (solely for purposes of any Specified Cash Management Obligations and Specified Hedge Agreements entered into by any Subsidiary Guarantor) and the Subsidiary Guarantors.

“Hedge Agreements”:  all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Borrower or any Subsidiary; provided, that no phantom stock, deferred compensation or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of its Subsidiaries shall be a Hedge Agreement.

“Hedge Bank”:  with respect to any Hedge Agreement entered into by the Borrower or any Subsidiary Guarantor, any Person that was the Administrative Agent, any other Agent, a Lender, or any Affiliate of any of the foregoing at the time such Hedge Agreement was entered into (or, if in effect on the Closing Date, any Person that becomes a Lender or an Affiliate thereof within 30 days after the Closing Date).

“Hedge Designation Notice”:  as defined in Section 9.12(b).

“Hedge Termination Value”: in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined by the counterparty thereto in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by such counterparty.

“Holdings”: as defined in the introductory paragraph of this Agreement.

“Holdings Guarantee and Pledge Agreement”:  the Holdings ABL DIP Guarantee and Pledge Agreement, dated as of the Closing Date, between Holdings and the Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Indebtedness” of any Person:  without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by (i) bonds (excluding surety bonds), debentures, notes or similar instruments, and (ii) surety bonds, (c) all obligations of such Person for the deferred purchase price of Property or services already received, (d) all Guarantee Obligations by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of bankers’ acceptances and (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock of such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided, that Indebtedness shall not include (A) trade and other payables, accrued expenses and liabilities and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (D)  earn-out and other contingent obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP and (E) obligations owing under any Hedge Agreements or in respect of Cash Management Obligations.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof (or provides for reimbursement to such Person).

“Indebtedness for Borrowed Money”:  (a) to the extent the following would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of the Borrower and its Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments and (ii) Capital Lease Obligations, (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Hedge Agreements; provided, that the Obligations shall not constitute Indebtedness for Borrowed Money.

“Indemnified Liabilities”:  as defined in Section 10.5.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnitee”:  as defined in Section 10.5.

“Initial Budget”: the initial 13-week consolidated weekly operating budget of the Debtors setting forth projected operating receipts, vendor disbursements, net operating cash flow, net cash flow and Liquidity for the periods described therein prepared by the Borrower’s management covering the period commencing on or about the Petition Date in form and substance acceptable to the Required Tranche A Revolving Lenders, a copy of which is attached as Exhibit C.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Instrument”:  as defined in the Guarantee and Collateral Agreement (or such similar terms under and as defined in the Security Documents of a Non-US Guarantor).

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany DIP Facility”: as defined in the Orders.

“Interest Payment Date”:  the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan.

“Interim Order”: an interim order of the Bankruptcy Court (and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Administrative Agent and the Required Tranche A Revolving Lenders in their sole discretion), a copy of which is attached Exhibit E, which is in form and substance reasonably acceptable to the Administrative Agent and the Required Tranche A Revolving Lenders, approving the Loan Documents and related matters.

“Interim Order Entry Date”: as defined in the recitals to this Agreement.

“Inventory”: as defined in the UCC or the PPSA, as applicable.

“Investments”:  as defined in Section 7.7.

“IRS”: the United States Internal Revenue Service.

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Judgment Amount” as defined in Section 10.26.

“Landlord Waiver”: a letter in form and substance reasonably acceptable to the Administrative Agent and executed by a landlord in respect of Inventory or Equipment of the Company or any Subsidiary Guarantor located at any leased premises of the Company or such Subsidiary Guarantor pursuant to which such landlord, among other things, waives or subordinates on terms and conditions reasonably acceptable to the Administrative Agent any Lien such landlord may have in respect of such Inventory or Equipment. Without limiting the foregoing, all Existing Landlord Waivers shall for all purposes by deemed to be, and shall be subject to the provisions relating to, “Landlord Waivers” hereunder.

“Lead Arranger”:  MidCap Funding IV Trust.

“Lenders”:  the Revolving Lenders and the SISO Term Lenders.

“Liabilities”: the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions determined in accordance with GAAP consistently applied.

“Lien”:  any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: at any time, the sum of (i) all Unrestricted Cash of the Debtors and (ii) the aggregate amount permitted and available to be borrowed (after giving effect to all conditions thereunder) under this Agreement and any other then-existing revolving credit facility or line of credit of the Debtors; provided that the Availability Reserve of $25,000,000 established on the Petition Date shall be deemed available to be borrowed for so long as such Availability Reserve is in place solely for purposes of calculating “Liquidity” pursuant to this definition.

“Loan”:  any loan or advances made by any Lender to the Borrower pursuant to this Agreement, including Revolving Loans, SISO Term Loans and Protective Advances.

“Loan Documents”:  the collective reference to this Agreement, the Orders, the Canadian DIP Recognition Order, the ABL Intercreditor Agreement, the Security Documents and the Notes (if any), the Fee Letters, all Approved Budgets, all Budget Variance Reports, all Borrowing Base Certificates, and all Compliance Certificates, and any and all other agreements, certificates, notices, instruments and documents previously, now, or hereafter executed by any Loan Party or Subsidiary of a Loan Party and delivered to Agent, any Lender, or any Affiliate of Agent or any Lender in respect of the transactions contemplated by this Agreement, together with any amendment, supplement, waiver, or other modification to any of the foregoing.

“Loan Parties”:  the Borrower and each Subsidiary Guarantor and “Loan Party” means any of them.

“Loss”: as defined in Section 10.26.

“Mafco”: MacAndrews & Forbes Incorporated and its successors.

“Majority Facility Lenders”:  with respect to any Facility at any time, the holders of more than 50% of the unused Commitments then in effect under such Facility and the aggregate Revolving Loans or the aggregate Loans outstanding, as applicable, under such Facility at such time; provided, however, that determinations of the “Majority Facility Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole (other than by virtue of the commencement of the Cases and the events and circumstances giving rise thereto, and the commencement of the Canadian Recognition Proceedings), or (b) the material rights and remedies available to the Administrative Agent and the Lenders, taken as a whole, or on the ability of the Loan Parties, taken as a whole, to perform their payment obligations to the Lenders, in each case, under the Loan Documents; provided that Material Adverse Effect shall expressly exclude the effect of the filing of the Cases, the events and conditions resulting from or leading up thereto, the commencement of the Canadian Recognition Proceedings and any action required to be taken under the Loan Documents, the Orders or the Canadian Orders.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined, listed or regulated as hazardous, toxic (or words of similar regulatory intent or meaning) under any Environmental Law, or that are regulated pursuant to Environmental Law or which may give rise to any Environmental Liability.

“Maturity Date: the earliest of (a) the Scheduled Maturity Date, (b) the effective date of any Chapter 11 Plan for the Borrower or any other Debtor, (c) the date of consummation of a sale or other disposition of all or substantially all assets of the Debtors, taken as a whole, under Section 363 of the Bankruptcy Code, (d) the date of acceleration or termination of the DIP Facility in accordance with the terms hereof, (e) July 22, 2022 (or such later date as agreed to by the Required Lenders), unless the Final Order has been entered by the Bankruptcy Court on or prior to such date, (f) the date of conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code unless otherwise consented to in writing by the Agent and Majority Lenders, (g) the date of rejection or termination of the BrandCo License Agreements under Section 365 of the Bankruptcy Code or applicable non-bankruptcy law and (h) dismissal of any of the Cases without the consent of the Required Tranche A Revolving Lenders.

“Maximum Availability”: at any time,

(a)          the lesser of (i) the aggregate Tranche A Revolving Commitments plus the aggregate principal amount of the SISO Term Loans, in each case, in effect at such time and (ii) the Tranche A Borrowing Base at such time (based on the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 6.2(g), after giving effect to any Eligibility Reserve, Specified Reserve, Push Down Reserve, Dilution Reserve or Carve-Out Reserve in effect at such time (if any), whether or not reflected on such Borrowing Base Certificate but without duplication) minus

(b)          the aggregate amount of any Availability Reserves in respect of the Borrowing Base in effect at such time.

“Maximum Rate”:  as defined in Section 10.20.

“Milestones”: as defined in Section 6.20.

“Moody’s”:  Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage”:  any mortgage, deed of trust, hypothec, assignment of leases and rents or other similar document delivered on or after the Closing Date in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, with respect to Mortgaged Properties, each in form and substance reasonably acceptable to the Administrative Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Mortgage Supporting Documents”: with respect to a Mortgage for a parcel of Real Property, each of the documents required to be delivered pursuant to Section 6.8(b)(ii) and (iii) with respect to such Mortgage.

“Mortgage Value”: with respect to any parcel of Eligible Real Property, the value of such parcel of Eligible Real Property set forth in the most recent Appraisal delivered with respect thereto to the Administrative Agent on an “as is” basis.

“Mortgaged Properties”:  all Real Property owned by the Borrower or any Subsidiary Guarantor that is, or is required to be, subject to a Mortgage pursuant to the terms of this Agreement.

“Mortgagee’s Title Insurance Policy”: as defined in the definition of Mortgage Supporting Documents.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event occurring on or after the Petition Date, (I) the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Loan Party or any Subsidiary and (II) the proceeds in the form of cash and Cash Equivalents received by any Loan Party or any Subsidiary from any sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in connection with any such Asset Sale or Recovery Event, net of (i)(x) selling expenses, attorneys’ fees, accountants’ fees, investment banking fees, brokers’ fees and consulting fees, (y) the principal amount, premium or penalty, if any, interest and other amounts required to be applied to the repayment of Indebtedness (other than any Prepetition Indebtedness) secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document or an order of the Bankruptcy Court or the Canadian Court) and (z) other customary fees and expenses actually incurred by any Loan Party or any Subsidiary in connection therewith; (ii) Taxes paid or reasonably estimated to be payable by any Loan Party or any Subsidiary as a result thereof and, without duplication, any tax distribution that is required as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) the amount of any liability paid or to be paid or reasonable reserve established in accordance with GAAP against any liabilities (other than any Taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by the Borrower or any of its Subsidiaries, provided, that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (iv) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any Domestic Subsidiary as a result thereof and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Orderly Liquidation Percentage”: (i) (A) as used to calculate the Tranche A Borrowing Base in effect at any time during the period, from and including July 1 through and including September 30 of any calendar year, 90% and (B) as used to calculate the Tranche A Borrowing Base in effect at any other time, 87.5%, and (ii) (A) as used to calculate the Assumed Tranche B Borrowing Base in effect at any time during the period, from and including July 1 through and including September 30 of any calendar year, 10% and (B) as used to calculate the Assumed Tranche B Borrowing Base in effect at any other time, 12.5%, in each case, of the net orderly liquidation value of such Eligible Inventory as to which such percentage applies to as a percentage of cost specified for such class of Eligible Inventory in the most recent Appraisal of such class of Inventory of the applicable Loan Party.

“Net Orderly Liquidation Value”: with regard to any Eligible Equipment, the net orderly liquidation value of such Eligible Equipment, as determined by reference to the most recent Appraisal of such Equipment of the applicable Loan Party.

“Non-Debtor” means any Subsidiary of the Borrower that is not a Debtor.

“Non-Defaulting Lender”:  any Revolving Lender other than a Defaulting Lender.

“Non-Excluded Subsidiary”:  any Subsidiary of the Borrower which is not an Excluded Subsidiary.

“Non-Guarantor Subsidiary”:  any Subsidiary of the Borrower which is not a Subsidiary Guarantor.

“Non-US Guarantor”: any Guarantor not organized under the laws of any jurisdiction within the United States.

“Non-US Lender”:  as defined in Section 2.20(e).

“Note”:  any promissory note evidencing any Loan, which promissory note shall be in the form of Exhibit J, or such other form as agreed upon by the Administrative Agent and the Borrower.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after maturity) the Loans and all other obligations and liabilities of the Borrower or any Guarantor to the Administrative Agent, the Collateral Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of the Administrative Agent’s Financial Advisor and counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise including all indemnity claims of the Agents and the Lenders pursuant to Section 10.5; provided, that the “Obligations” shall exclude any obligations in respect of any Specified Hedge Agreement and any Specified Cash Management Obligations.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“Orders”: collectively, the Interim Order and the Final Order.

“Original Due Date” as defined in Section 10.26.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Goods and Services”: any products or services other than the design, development, manufacture, marketing, distribution, and/or sale of Core Products, that at all times are both (a) ancillary to the Business and not competitive with such Core Products and (b) intended to enhance the Business and maximize the royalties payable to the Borrower and/or its Subsidiaries.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company”:  any direct or indirect parent of Holdings.

“Pari Passu Distribution Hedge Obligations”: as defined in Section 9.12(b).

“Participant”:  as defined in Section 10.6(c)(i).

“Participant Register”:  as defined in Section 10.6(c)(iii).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Business”:  (i) the Business or (ii) any business that is a natural outgrowth or a reasonable extension, development or expansion of any such Business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.

“Permitted Investors”:  the collective reference to (i) the Sponsor and any Affiliates of any Person included in the definition of “Sponsor”, (but excluding any operating portfolio companies of the foregoing) that have ownership interests in any Parent Company or Holdings as of the Petition Date, (ii) the members of management of any Parent Company, Holdings or any of its Subsidiaries that have ownership interests in any Parent Company or Holdings as of the Petition Date and (iii) the directors of Holdings or any of its Subsidiaries or any Parent Company as of the Petition Date.

“Permitted Transferees”:  with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants, (b) the estate of Ronald O. Perelman and (c) any other trust or other legal entity the primary beneficiary of which is such Person and/or such Person’s immediate family, including his or her spouse, ex-spouse, children, stepchildren or their respective lineal descendants.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petition Date”: as defined in the recitals to this Agreement.

“Plan”:  at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which any Loan Party or any other Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or has any liability, including a Multiemployer Plan.

“Plan Effective Date”: the date of the substantial consummation (as defined in section 1101(2) of the Bankruptcy Code, which for purposes hereof shall be no later than the effective date) of one or more Chapter 11 Plans confirmed pursuant to an order entered by the Bankruptcy Court.

“Platform”: as defined in Section 10.2(c).

“Pledged Securities”: as defined in the Guarantee and Collateral Agreement or the Canadian Collateral Agreement, as context may require.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement or the Canadian Collateral Agreement, as context may require.

“Post-Petition”: the time period commencing immediately upon the filing of the Cases.

“PPSA” means the Personal Property Security Act (Ontario); provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by (a) a Personal Property Security Act as in effect in a Canadian jurisdiction other than Ontario or (b) the Civil Code of Québec, then “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Québec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority in such Collateral.

“Prepetition”: the time period ending immediately prior to the filing of the Cases.

“Prepetition 2016 Term Loan Agreement”: the Term Credit Agreement, dated as of September 7, 2016, among the Borrower, Holdings, the lenders from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent, as amended pursuant to Amendment No. 1 thereto, dated as of May 7, 2020, and as further amended, restated, replaced, supplemented or otherwise modified from time to time, including, as the context may require, any extensions of credit made from time to time thereunder.

“Prepetition 2016 Term Loan Documents”: the collective reference to the Prepetition 2016 Term Loan Agreement and any other document, agreement and instrument executed and/or delivered in connection therewith or relating thereto, together with any amendment, supplement, waiver, or other modification to any of the foregoing.

“Prepetition 2016 Term Loan Agent”: the “Collateral Agent” as defined in the Prepetition 2016 Term Loan Agreement.

“Prepetition 2024 Notes”: the Borrower’s 6.250% senior notes due 2024 pursuant to the Prepetition 2024 Note Indenture.

“Prepetition 2024 Notes Indenture”: that certain Indenture, dated as of August 4, 2016, among the Borrower, the Guarantors (as defined therein) party thereto and U.S. Bank National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Prepetition ABL Agent”: MidCap Funding IV Trust, as administrative agent for the Prepetition ABL Lenders under the Prepetition ABL Credit Agreement and other “Loan Documents” under and as defined in the Prepetition ABL Credit Agreement.

“Prepetition ABL Collateral Agent”: MidCap Funding IV Trust, in its capacity as collateral agent for the Prepetition ABL Secured Parties under the Prepetition ABL Credit Agreement and other “Loan Documents” under and as defined in the Prepetition ABL Credit Agreement.

“Prepetition ABL Credit Agreement”: as defined in the recitals to this Agreement.

“Prepetition ABL Facilities”: the credit facilities made available to the Borrower pursuant to the Prepetition ABL Credit Agreement.

“Prepetition ABL Lenders”: the “Lenders” under and as defined in the Prepetition ABL Credit Agreement.

“Prepetition ABL Loans and Commitments”: the sum of the Prepetition Tranche A Revolving Commitments and the Prepetition SISO Term Loans.

“Prepetition ABL Secured Parties”: the “Secured Parties” under and as defined in the Prepetition ABL Credit Agreement.

“Prepetition BrandCo Facility Agreement”: the BrandCo Credit Agreement dated as of May 7, 2020, among the Borrower, Holdings, the lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent and each collateral agent, as amended, restated, replaced, supplemented or otherwise modified prior to the Petition Date.

“Prepetition Indebtedness”: collectively, the indebtedness in respect of the Prepetition 2024 Notes, the Prepetition BrandCo Facility Agreement, the Prepetition 2016 Term Loan Agreement, the Prepetition ABL Credit Agreement and any other Indebtedness (whether secured or unsecured) of each Debtor.

“Prepetition Outstanding SISO Term Loans”: as defined in the recitals to this Agreement.

“Prepetition Outstanding Tranche A Revolving Loans”: as defined in the recitals to this Agreement.

“Prepetition Payment”: any payment, prepayment or repayment made on account of, or with respect to, any Prepetition Indebtedness.

“Prepetition Secured Credit Agreements”: collectively, the Prepetition 2016 Term Loan Agreement, the Prepetition BrandCo Facility Agreement and the Prepetition ABL Credit Agreement.

“Prepetition Secured Indebtedness”: the indebtedness in respect of the Prepetition Secured Credit Agreements.

“Prepetition SISO Term Lenders”: the “SISO Term Lenders” under and as defined in the Prepetition ABL Credit Agreement.

“Prepetition SISO Term Loans”: the “SISO Term Loans” under and as defined in the Prepetition ABL Credit Agreement.

“Prepetition Tranche A Revolving Commitments”: the “Revolving Commitments” under and as defined in the Prepetition ABL Credit Agreement.

“Prepetition Tranche A Revolving Lenders”: the “Tranche A Revolving Lenders” under and as defined in the Prepetition ABL Credit Agreement.

“Prepetition Tranche A Revolving Loans”: the “Tranche A Revolving Loans” under and as defined in the Prepetition ABL Credit Agreement.

“Prepetition Tranche A Revolving Secured Parties”: the “Tranche A Revolving Secured Parties” under and as defined in the Prepetition ABL Credit Agreement.

“Prepetition SISO Secured Parties”: the “SISO Secured Parties” under and as defined in the Prepetition ABL Credit Agreement.

“Prepetition Tranche B Term Loans”: the “Tranche B Term Loans” under and as defined in the Prepetition ABL Credit Agreement.

“Primary Administrative Agent”:  as defined in “Administrative Agent”.

“Prior Tax Sharing Agreement”: the Tax Sharing Agreement entered into as of June 24, 1992, as amended and restated, among the Company and certain of its Subsidiaries, Holdings and Mafco.

“Prior Week”: of any date of determination, the immediately preceding week ended on a Saturday and commencing on the prior Sunday.

“Proceeding”: as defined in Section 10.5(c).

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), including all regulations thereunder, as amended.

“Property”:  any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Proskauer Rose”: Proskauer Rose LLP.

“Protective Advances”:  means all expenses, disbursements and advances incurred by the Administrative Agent pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default that the Administrative Agent, in its sole discretion exercised reasonably, deems necessary or desirable to preserve or protect the ABL Facility First Priority Collateral or any portion thereof or to enhance the likelihood, or maximize the amount, of repayment of the Obligations of the Revolving Lenders; provided, however, that the aggregate principal amount of such Protective Advances shall not exceed the lesser of $10,000,000 and the aggregate amount of the unused Tranche A Revolving Commitments.

“Protective Advances Percentage”: as to any Tranche A Revolving Lender with respect to any Protective Advance, the percentage which such Tranche A Lender’s undrawn Revolving Commitment at the time such Protective Advance is made then constitutes of the aggregate undrawn Tranche A Revolving Commitments.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Information”: as defined in Section 10.2(c).

“Public Lender”:  as defined in Section 10.2(c).

“Push Down Reserve”: a reserve established against the Tranche A Borrowing Base by the Administrative Agent at such time in an amount equal to the amount (if any) by which the aggregate principal amount of the Prepetition Tranche B Term Loans outstanding at the applicable time of determination exceeds the Assumed Tranche B Borrowing Base at such time.

“Real Property”:  collectively, all right, title and interest of the Borrower or any of its Subsidiaries in and to any and all parcels of real property owned or leased by the Borrower or any such Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Real Property Deliverables”: With respect to any Real Property as to which a Mortgage is requested pursuant to Section 2.27 (whether owned on the Closing Date or acquired after the Closing Date) (other than any Excluded Collateral) if requested by the Collateral Agent:

(i) a Mortgage (subject to liens permitted by Section 7.3 or other encumbrances or rights acceptable to the Collateral Agent) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such Real Property;

(ii) a lenders’ title insurance policy with extended coverage covering such Real Property in an amount equal to the purchase price (if applicable) or the Fair Value of the applicable Real Property, as determined in good faith by the Borrower and reasonably acceptable to the Administrative Agent, as well as an ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy or if the Administrative Agent reasonably determines in consultation with the Borrower that the costs of obtaining such survey are excessive in relation to the value of the security to be afforded thereby), each in form and substance reasonably satisfactory to the Collateral Agent; and

(iii) customary legal opinions regarding the enforceability, due authorization, execution and delivery of the Mortgage and such other matters reasonably requested by the Collateral Agent, which opinions shall be in form and substance reasonably satisfactory to the Collateral Agent.

“Recipient”: (a) any Lender, (b) the Administrative Agent and (c) any other Agent, as applicable.

“Recovery Event”:  any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary, in an amount for each such event exceeding $1,000,000.

“Register”:  as defined in Section 10.6(b)(iv).

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Person”: as defined in Section 10.5.

“Release”:  any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Replaced Lender”:  as defined in Section 2.24.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.

“Representatives”:  as defined in Section 10.14.

“Required Lenders”: at any time prior to the Tranche A Discharge Date, the holders of more than 50% of the sum of (i) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Loans then outstanding plus (ii) the SISO Term Commitments then in effect or, if the SISO Term Commitments have been terminated, the aggregate principal amount of the SISO Term Loans then outstanding; provided, however, that determinations of the “Required Lenders” shall exclude Revolving Commitments or Revolving Loans held by a Defaulting Lender.

“Required SISO Term Lenders”:  at any time, the holders of more than 50% of the SISO Term Commitments then in effect or, if the SISO Term Commitments have been terminated, the aggregate principal amount of the SISO Term Loans then outstanding; provided, that at any time there are two or more SISO Term Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required SISO Term Lenders” must include at least two (2) SISO Term Lenders (who are not Affiliates of one another or Defaulting Lenders) holding more than 50% of the SISO Term Commitments then in effect, or if the SISO Term Commitments have been terminated, the aggregate principal amount of the SISO Term Loans then outstanding.

“Required Tranche A Revolving Lenders”:  at any time, the holders of more than 50% of the Tranche A Revolving Commitments then in effect or, if the Tranche A Revolving Commitments have been terminated, the Tranche A Revolving Loans then outstanding; provided, however, that determinations of the “Required Tranche A Revolving Lenders” shall exclude Tranche A Revolving Commitments or Tranche A Revolving Loans held by Defaulting Lenders.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resignation Effective Date” as defined in Section 9.9.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”:  any officer at the level of Vice President or higher of the relevant Person or, with respect to financial matters, the Chief Financial Officer, Treasurer, Controller or any other Person in the Treasury Department at the level of Vice President or higher of the relevant Person.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Commitment Period”: with respect to each Tranche of Revolving Commitments, the period from and including the effective date for such Tranche to the Maturity Date for such Tranche.

“Revolving Commitments” or “Tranche A Revolving Commitments”:  as to any Revolving Lender, the obligation of such Lender, if any, to make Tranche A Revolving Loans in an aggregate principal amount not to exceed the amount set forth on Schedule 2.1 hereto or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto. The aggregate amount of the Revolving Commitments as of the Closing Date is $270,000,000.

“Revolving Loans”:  as to each Revolving Lender at any time, an amount equal to  the aggregate principal amount of all Revolving Loans held by such Lender then outstanding.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  Tranche A Revolving Loans as defined in Section 2.4(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which such Revolving Lender’s Revolving Loans then outstanding constitutes of the aggregate Revolving Loans then outstanding.

“S&P”:  Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Scheduled Maturity Date”: June 17, 2023, as such date may be extended pursuant to the Facility Extension Option; provided that, if such date is not a Business Day, the Scheduled Maturity Date shall be the immediately preceding Business Day.

“Sanction(s)”: any international economic sanction administered or enforced by the U.S. government, including OFAC and the U.S. Department of State, the United Nations Security Council, the European Union, the government of Canada or any agency thereof (including Canadian Economic Sanctions and Export Control Laws) or Her Majesty’s Treasury.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Obligations”:  the Obligations, together with all obligations in respect of the Specified Hedge Agreements and the Specified Cash Management Obligations; provided, that the “Secured Obligations” shall exclude any Excluded Swap Obligations.

“Secured Parties”:  collectively, the Lenders, the Administrative Agent, the Collateral Agent, any other holder from time to time of any of the Secured Obligations and, in each case, their respective successors and permitted assigns.

“Securities Account”:  as defined in the Guarantee and Collateral Agreement (or such similar terms under and as defined in the Security Documents of a Non-US Guarantor).

“Securities Account Control Agreement”:  as defined in the Guarantee and Collateral Agreement (or such similar terms under and as defined in the Security Documents of a Non-US Guarantor).

“Securities Act”:  the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Intermediary”:  the meaning assigned to such term in the UCC.

“Security”:  as defined in the Guarantee and Collateral Agreement or the PPSA, as applicable.

“Security Documents”:  the collective reference to the Orders, the Canadian DIP Recognition Order, the Guarantee and Collateral Agreement, the Holdings Guarantee and Pledge Agreement, the Canadian Collateral Agreement, the Mortgages (if any) and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any Loan Party to secure the Secured Obligations.

“Single Employer Plan”:  any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which any Loan Party or any other Commonly Controlled Entity is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or has any liability.

“SISO Discharge Date”: the date on which

(a)          all SISO Term Loans (and any refinancing debt in respect thereof) have been repaid by or on behalf of Borrower in full in cash;

(b)          all SISO Term Commitments (and any refinancing commitments in respect thereof) have been permanently terminated; and

(c)          all amounts owing to any SISO Term Lender and the Administrative Agent in respect of the SISO Term Facility (other than contingent or indemnification obligations not then due) have been repaid by or on behalf of Borrower in full in cash.

“SISO Roll-Up”: as defined in Section 2.4(a)(ii)(B).

“SISO Secured Obligations”: Secured Obligations in respect of the SISO Term Facility.

“SISO Secured Parties”:  Secured Parties in respect of SISO Secured Obligations.

“SISO Term Commitments”: as to any SISO Term Lender, the obligation of such Lender, if any, to make SISO Term Commitments listed on Schedule 2.1 hereto or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto. The aggregate amount of the SISO Term Commitments as of the Closing Date is $130,000,000.

“SISO Term Facility”: as defined in the definition of “Facility”.

“SISO Term Lender”:  each Lender that holds a SISO Term Loan or SISO Term Commitment.

“SISO Term Loan”: as defined in Section 2.4(a)(ii)(B).

“SISO Term Loan Agent”:  Crystal Financial LLC, d/b/a SLR Credit Solutions (“Crystal”), so long as Crystal or any of its Affiliates is a SISO Term Lender.  From and after the date that Crystal or any of its Affiliates ceases to be a SISO Term Lender, there shall be no SISO Term Loan Agent.

“Specified Cash Limit”: $85,000,000.

“Specified Cash Management Obligations”:  Cash Management Obligations (a) owed by the Borrower or a Subsidiary to a Person who, as of the time of incurrence of such obligations (or, in the case of any such obligations in existence on the Closing Date, within 30 days after the Closing Date), is the Administrative Agent, any other Agent, any Lender or any Affiliate thereof (any such Person, a “Cash Management Provider”) and (b) that have been designated by the Borrower, by notice to the Administrative Agent (which notice may be provided via electronic mail), as a Specified Cash Management Obligations under this Agreement.  The designation of any Cash Management Obligations as Specified Cash Management Obligations shall not create in favor of the Cash Management Provider that is a party thereto (or their successors or assigns) any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents.  For the avoidance of doubt, all Cash Management Obligations pursuant to agreements in existence on the Closing Date between the Borrower or any Subsidiary Guarantor, on the one hand, and a Cash Management Provider, on the other hand, listed as such on Schedule 1.1B, shall constitute Specified Cash Management Obligations.

“Specified Excluded Cash”: (i) cash or Cash Equivalents located in the People’s Republic of China, (ii) intraday cash borrowed on the applicable interest or regularly scheduled amortization payment date to be used to pay cash interest or regularly scheduled amortization on such date in respect of Indebtedness for borrowed-money owed to non-Affiliates of the Borrower, (iii) cash or Cash Equivalents held in Excluded Accounts pursuant to clause (b) of the definition thereof in the Guarantee and Collateral Agreement and (iv) the proceeds of the BrandCo DIP Loans in the BrandCo DIP Funding Account.

“Specified Hedge Agreement”:  any Hedge Agreement (a) entered into by (i) the Borrower or any Subsidiary Guarantor and (ii) a Hedge Bank, as counterparty and (b) that has been designated by the Borrower, by notice to the Administrative Agent (which notice may be provided via electronic mail), as a Specified Hedge Agreement in accordance with Section 9.12(b); provided, that Specified Hedge Agreement shall exclude any Excluded Swap Obligations.  The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Hedge Bank that is a party thereto (or their successors or assigns) any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents.  For the avoidance of doubt, all Hedge Agreements in existence on the Petition Date between the Borrower or any Subsidiary Guarantor, on the one hand, and a Hedge Bank, on the other hand, listed as such on Schedule 1.1B, shall constitute Specified Hedge Agreements.

“Specified Reserve”:  effective as of five Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent (which notice shall include a reasonable description of the basis for such determination) (the “Specified Reserve Notice Period”), such amounts as the Administrative Agent, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, may from time to time establish a reserve (including the Canadian Priority Payable Reserve) against the Tranche A Borrowing Base (or the amount thereof, as the context requires) in respect of (i) Specified Hedge Agreements in effect at such time but only to the extent provided in Section 9.12, (ii) [reserved] and (iii) Specified Cash Management Obligations in effect at such time; provided, however, that such Specified Reserve shall take immediate effect if the Borrower submits a notice of borrowing during the Specified Reserve Notice Period.

“Sponsor”:  (a) Mafco, (b) each of Mafco’s direct and indirect Subsidiaries and Affiliates, (c) Ronald O. Perelman, (d) any of the directors or executive officers of Mafco or (e) any of their respective Permitted Transferees.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided, that any joint venture that is not required to be consolidated with the Borrower and its consolidated Subsidiaries in accordance with GAAP shall not be deemed to be a “Subsidiary” for purposes hereof; provided further, that Beautyge Rus Joint Stock Company shall be deemed not to be a Subsidiary of the Borrower so long as any Sanctions are imposed on Russia and the Borrower and its Subsidiaries do not exercise control over such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors”:  (a) each Subsidiary other than (i) any Excluded Subsidiary and (ii) the BrandCo Entities and (b) any other Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement.

“Supermajority Lenders”: at any time prior to the Tranche A Discharge Date, the holders of at least 66⅔% of the sum of (i) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Loans then outstanding plus (ii) the SISO Term Commitments then in effect or, if the SISO Term Commitments have been terminated, the aggregate principal amount of the SISO Term Loans then outstanding; provided, however, that determinations of the “Supermajority Lenders” shall exclude Revolving Commitments or Revolving Loans held by a Defaulting Lender .

“Supermajority SISO Term Lenders”:  at any time, the holders of at least 66⅔% of the sum of the SISO Term Commitments then in effect or, if the SISO Term Commitments have been terminated, the aggregate principal amount of all SISO Term Loans then outstanding; provided that at any time there are two or more SISO Term Lenders (who are not Affiliates of one another or Defaulting Lenders), “Supermajority SISO Term Lenders” must include at least two (2) SISO Term Lenders (who are not Affiliates of one another or Defaulting Lenders) holding at least 66⅔% of the sum of the SISO Term Commitments then in effect or, if the SISO Term Commitments have been terminated, the aggregate principal amount of all SISO Term Loans then outstanding.

“Supermajority Tranche A Revolving Lenders”:  at any time, the holders of at least 66⅔% of the sum of the Tranche A Revolving Commitments then in effect or, if the Tranche A Revolving Commitments have been terminated, the Tranche A Loans then outstanding; provided, however, that determinations of the “Supermajority Tranche A Revolving Lenders” shall exclude Tranche A Revolving Commitments or Tranche A Revolving Loans held by Defaulting Lenders.

“Superpriority Claims”: as defined in Section 2.27(a)(i).

“Swap Obligations”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Payments”: payments pursuant to the Prior Tax Sharing Agreement.

“Taxes”:  all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Facility First Priority Collateral”:  as defined in the ABL Intercreditor Agreement.

“Test Period”: the rolling cumulative 4-week period most recently ended on the last Saturday prior to the delivery of each Budget Variance Report; provided that, if a 4-week period has not elapsed since the Petition Date, the Test Period shall be the cumulative period since the Petition Date.

“Tranche”:  with respect to any Loan, Commitments, or SISO Term Commitments, refers to whether such Loans, Commitments, or SISO Term Commitments are (1) Tranche A Revolving Commitments or Tranche A Revolving Loans thereunder or (2) SISO Term Loans or SISO Term Commitments.

“Tranche A Availability”:  at any time,

(a)          the lesser of (i) the aggregate Tranche A Revolving Commitments in effect at such time and (ii) the Tranche A Revolving Borrowing Base at such time (based on the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 6.2(g), after giving effect to any Eligibility Reserve, Specified Reserve, Push Down Reserve or Dilution Reserve in effect at such time with respect to the Tranche A Borrowing Base (if any), in each case without duplication of any Eligibility Reserve or Dilution Reserve established with respect to the Assumed Tranche B Borrowing Base, whether or not reflected on such Borrowing Base Certificate), minus

(b)          the aggregate amount of any Availability Reserves in effect at such time with respect to the Borrowing Base.

“Tranche A Borrowing Base”: at any time, the amount equal to:

(a)          (i)          for any Tranche A Borrowing Base in effect at any time during the period from and including July 1 through and including September 30 of any calendar year, 90% of the face amount of all Eligible Receivables and

(ii)         for any Tranche A Borrowing Base in effect at any other time, 87.5%  of the face amount of all Eligible Receivables

(in each case of clauses (i) and (ii), calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time with respect to such Eligible Receivables); plus

(b)          with respect to Eligible Inventory (valued, in each case, at the lower of a perpetual inventory at standard cost and market basis), the amount equal to:

(i)          the lesser of (A) 100% or (B) the Net Orderly Liquidation Percentage of the value of all Eligible Prime Finished Goods; plus

(ii)         the lesser of (A) 100% or (B) the Net Orderly Liquidation Percentage of the value of all Eligible Tote Stores Inventory; plus

(iii)        the lesser of (A) 50% or (B) the Net Orderly Liquidation Percentage of the value of all Eligible Special Markets Inventory; plus

(iv)        the lesser of (A) 75% or (B) the Net Orderly Liquidation Percentage of the value of all Eligible Work-in-Process Inventory; plus

(v)         the lesser of (A) 50% or (B) the Net Orderly Liquidation Percentage of the value of all Eligible Raw Materials; plus

(vi)        the lesser of (A) 50% or (B) the Net Orderly Liquidation Percentage of the value of all Eligible Bulk Inventory; plus

(c)          the lesser of

(A)       the sum of (1) 85% of the Net Orderly Liquidation Value of Eligible Equipment at such time plus (2) 85% of the Mortgage Value of Eligible Real Property at such time and

(B)        $45,000,000;  minus

(d)          in the case of clauses (a) through (c) above, any Eligibility Reserve in effect at such time with respect to the Tranche A Borrowing Base; minus

(e)          any Specified Reserve and Dilution Reserve in effect at such time with respect to the Tranche A Borrowing Base; minus

(f)          the Push Down Reserve; minus

(g)          the Carve-Out Reserve.

“Tranche A Commitment Fee”: as defined in Section 2.9(a).

“Tranche A Discharge Date”:  the date on which both the Tranche A Revolving Discharge Date and the SISO Discharge Date have occurred and all other Tranche A Obligations (other than (A) contingent or indemnification obligations not then due and (B) obligations in respect of Specified Hedge Agreements, or Specified Cash Management Obligations) have been repaid by or on behalf of the Borrower in full in cash.

“Tranche A Revolving Borrowing Base”:

(a)          Tranche A Borrowing Base minus

(b)          $130,000,000.

“Tranche A Revolving Discharge Date”:  the date on which

(a)          all Tranche A Revolving Loans have been repaid by or on behalf of Borrower in full in cash;

(b)          all Tranche A Revolving Commitments have been permanently terminated; and

(c)          all amounts owing to any Tranche A Revolving Lender and the Administrative Agent in respect of the Tranche A Revolving Facility (other than (A) contingent or indemnification obligations not then due and (B) obligations in respect of Specified Hedge Agreements or Specified Cash Management Obligations) have been repaid by or on behalf of the Borrower in full in cash.

“Tranche A Revolving Facility”:  as defined in the definition of “Facility”.

“Tranche A Revolving Lenders”:  each Lender that has a Tranche A Revolving Commitment or that holds Tranche A Revolving Loans.

“Tranche A Revolving Loans”:  as defined in Section 2.4(a)(i)(A).

“Tranche A Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Tranche A Revolving Commitment then constitutes of the aggregate Tranche A Revolving Commitments or, at any time after the Tranche A Revolving Commitments shall have expired or terminated, the percentage which such Tranche A Revolving Lender’s Tranche A Revolving Loans then outstanding constitutes of the aggregate Tranche A Revolving Loans then outstanding.

“Tranche A Revolving Secured Parties”: the Secured Parties in respect of the Tranche A Revolving Secured Obligations.

“Tranche A Revolving Secured Obligations”: Secured Obligations in respect of the Tranche A Revolving Facility, Protective Advances and, to the extent Specified Reserves have been established in respect thereof, all obligations in respect of the Specified Hedge Agreements and the Specified Cash Management Obligations.

“Tranche A Roll-Up”: as defined in Section 2.4(a)(i)(A).

“Tranche A Secured Obligations”:  Tranche A Revolving Secured Obligations, SISO Secured Obligations and other Secured Obligations in respect of the Tranche A Revolving Facility.

“Tranche A Secured Parties”:  Secured Parties in respect of Tranche A Secured Obligations.

“Transactions”: (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, and the granting of Liens by the Borrower on Collateral pursuant to the Security Documents, (b) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty and Collateral Agreement by such Guarantor, and the granting of Liens by such Guarantor on Collateral pursuant to the Security Documents (for the avoidance of doubt, excluding Excluded Collateral), (c) the payment of fees, costs, premiums and expenses in connection with the foregoing, (d) the execution, delivery and performance of the BrandCo DIP Facility and (e) the entry of the Interim Order and Final Order of the Bankruptcy Court approving the Debtors’ Motion for Entry of Interim and Final Orders.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” or “U.S.”:  the United States of America.

“Unrestricted Cash”: as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts of the Debtors that would be listed on the consolidated balance sheet of the Borrower and its Subsidiaries as at such date, to the extent such cash and Cash Equivalents are not (a) subject to a Lien securing any Indebtedness or other obligations, other than (i) obligations with respect to Prepetition Secured Indebtedness, (ii) the Secured Obligations or (iii) obligations with respect to the BrandCo DIP Facility (unless such cash or Cash Equivalent are held in a “lockbox”, escrow, reserve or similar account or otherwise not readily available to be used by the Debtors) or (b) classified as “restricted” (other than solely as a result of such cash or Cash Equivalents being so classified as a result of being subject to a Lien securing the Secured Obligations or BrandCo DIP Obligations).

 “US Lender”:  as defined in Section 2.20(g).

 “US Trustee”: the United States Trustee applicable in the Cases.

“USA Patriot Act”:  as defined in Section 10.18.

“Wages Order”:  the interim and final orders of the Bankruptcy Court approving the Debtors’ Motion for Entry of Interim and Final Orders (i) Authorizing the Debtors to (a) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (b) Continue Employee Benefits Programs, and (ii) Granting Related Relief [Docket No. 8].

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2     Other Definitional Provisions.

(a)          Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)          The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)          The term “license” shall include sub-license.  The term “documents” includes any and all documents whether in physical or electronic form.

(e)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)          Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(g)          For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(h)          For purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal.

1.3     Timing of Payment and Performance.

(a)          Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

SECTION II.
AMOUNT AND TERMS OF COMMITMENTS

2.1     [reserved].

2.2     [reserved].

2.3     [reserved].

2.4     Revolving Commitments and Term Loans.

(a)          Loans

(i)        (A)        Tranche A Revolving Loans.  Upon the Interim Order Entry Date, (1) the Prepetition Tranche A Revolving Commitments held by each Prepetition Tranche A Revolving Lender as of the Petition Date were automatically substituted and exchanged for Tranche A Revolving Commitments hereunder, (2) the Prepetition Outstanding Tranche A Revolving Loans were deemed repaid by Tranche A Revolving Loans hereunder and such Tranche A Revolving Loans were deemed funded on and as of the Interim Order Entry Date, and constitute and are deemed to be Tranche A Revolving Loans hereunder allocated among the Tranche A Revolving Lenders based on their pro rata share of the Tranche A Revolving Commitments (the foregoing substitution and exchange of Prepetition Tranche A Revolving Commitments into Tranche A Revolving Commitments and Prepetition Outstanding Tranche A Revolving Loans into Tranche A Revolving Loans shall be defined herein, as the “Tranche A Roll-Up”) and (3) subject to the terms and conditions hereof, each Tranche A Revolving Lender severally agrees to make additional revolving credit loans in Dollars (the loans advanced pursuant to the foregoing clauses (2) and (3), collectively, the “Tranche A Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Tranche A Revolving Lender’s other Tranche A Revolving Loans then outstanding, does not exceed the amount of such Tranche A Revolving Lender’s Tranche A Revolving Commitment; provided that after giving effect to the making and the use of proceeds thereof, the aggregate Tranche A Revolving Loans shall not exceed the Tranche A Availability then in effect. All Tranche A Revolving Loans shall be ABR Loans.

(ii)        (B)          SISO Term Loans.  Upon the Interim Order Entry Date, the Prepetition Outstanding SISO Term Loans were deemed repaid by SISO Term Loans hereunder and such SISO Term Loans were deemed funded on and as of the Interim Order Entry Date, and constitute and are deemed to be term loans hereunder (collectively, the “SISO Term Loans”) allocated among the SISO Term  Lenders based on their pro rata share of the SISO Term Commitments (the foregoing substitution and exchange of Prepetition Outstanding SISO Term Loans into SISO Term Loans shall be defined herein, as the “SISO Roll-Up”). The SISO Term Loans shall be ABR Loans. Once repaid by or on behalf of the Borrower, SISO Term Loans may not be reborrowed.

(iii)       During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(iv)        All Loans hereunder shall be denominated in Dollars.

(b)          Notwithstanding the provisions set forth in Section 2.10, Section 2.11 and Section 2.12 each of which shall not apply to repayments or terminations of Loans or Commitments pursuant to this Section 2.4(b), the Borrower shall repay all outstanding Revolving Loans  on the Maturity Date. For the avoidance of doubt, unless terminated earlier, all Tranche A Revolving Commitments shall automatically terminate on the Maturity Date with respect to the Tranche A Revolving Facility.  The Borrower shall repay all outstanding SISO Term Loans on the Maturity Date. For the avoidance of doubt, upon the Maturity Date, the Administrative Agent and the Lenders shall be entitled to immediate payment of all Secured Obligations without further application to or order of the Bankruptcy Court.

2.5     Procedure for Borrowing.

The Borrower may borrow under the applicable Revolving Commitments during the applicable Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent in the case of Revolving Loans up to $40 million, prior to 10:00 a.m., New York City time, on the proposed Borrowing Date, or in the case of Revolving Loans in excess of $40 million, prior to 1:00 p.m., New York City time, one Business Day prior to the proposed Borrowing Date), specifying (x) the amount of Loans to be borrowed and (y) the requested Borrowing Date. For the avoidance of doubt, the SISO Term Loans will be deemed borrowed in a single draw on the Interim Order Entry Date.

Each borrowing by the Borrower under the Revolving Commitments shall be in an amount equal to $250,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments of Revolving Lenders are less than $250,000, such lesser amount with respect to borrowings).  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each applicable Lender thereof.  Each applicable Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 3:00 p.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Lenders and in like funds as received by the Administrative Agent.  For the avoidance of doubt, all requested Loans shall be ABR Loans.

 2.6    Maturity Extension.          The Borrower may elect to extend the Scheduled Maturity Date to a date that is no later than the earlier of (x) 180 days following the initial Scheduled Maturity Date (or if such day is not a Business Day, the immediately preceding Business Day) and (y) the Extended BrandCo DIP Facility Maturity Date (the “Facility Extension Option”), and the Scheduled Maturity Date shall be so extended upon the satisfaction (or waiver, in writing by the Required Lenders) of the following conditions precedent: the Borrower shall have provided written notice to the Administrative Agent, which notice may be provided via electronic mail, not less than 15 days and not more than 60 days prior to the initial Scheduled Maturity Date of its intention to exercise the Facility Extension Option; as of the initial Scheduled Maturity Date, (i) no Default or Event of Default shall have occurred and is continuing, (ii) each of the representations and warranties made by any Loan Party in or pursuant to any of the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or a Material Adverse Effect) except to the extent that such representations and warranties expressly relate to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or a Material Adverse Effect) as of such earlier date or respective period, and (iii) the Borrower shall have delivered to the Administrative Agent a certificate, dated the Scheduled Maturity Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in this clause.

2.7      Defaulting Lenders.

(a)          Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b)          Defaulting Lender Waterfall.  Any payment of principal, interest or other amounts (other than the payment of (i) commitment fees under Section 2.9, and (ii) default interest under Section 2.15(c) which in each case shall be applied pursuant to the provisions of those Sections) received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) shall be applied by the Administrative Agent as follows:

first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent pursuant to Section 9.7;

 second, , as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement;

third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement;

fourth, to the payment of any amounts owing to the Lenders as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied to pay amounts owed by a Defaulting Lender pursuant to this Section 2.7(b) shall be deemed paid to and redirected by such Defaulting Lender and shall satisfy the Borrower’s payment obligation in respect thereof in full, and each Lender irrevocably consents hereto.

2.8     Repayment of Loans.

(a)          The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender  the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1).  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate SISO Term Lenders, as the case may be, the then unpaid principal amount of each SISO Term Loan made to the Borrower outstanding on the Maturity Date in respect of the SISO Term Facility (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1).

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest (based on the applicable interest rate) payable and paid to such Lender from time to time under this Agreement.

(c)          Registers

(i) The Primary Administrative Agent, on behalf of the Borrower, shall maintain a Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Revolving Lender, or SISO Term Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal, stated interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Primary Administrative Agent hereunder from the Borrower and each Lender’s share thereof.  For the avoidance of doubt, in the event of any conflict between the Register and the records maintained by any Revolving Lender or any SISO Term Lender, the Register shall control.

(d)          The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)          Subject to the terms of the Orders (and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order), and solely following the Remedies Notice Period (as defined in the Orders), the Company hereby irrevocably waives the right to direct, during a Cash Dominion Period or at any time an Event of Default has occurred and is continuing, the application of all funds in any Approved Deposit Account and agrees that the Administrative Agent may (in its sole discretion exercised reasonably) and, upon the written direction of the Required Lenders given at any time during such Cash Dominion Period, shall exercise its applicable rights under any Deposit Account Control Agreement (including providing any notices of blockage or control) for each Approved Deposit Account and apply all available funds in any Approved Deposit Account, but in each case without a permanent reduction of Revolving Commitments, on a daily basis (but only so long as such Cash Dominion Period or Event of Default, as the case may be, is continuing) as follows:

first, to repay the outstanding principal amount of any outstanding Protective Advances,

second, to repay the outstanding principal balance of the Tranche A Revolving Loans until such Tranche A Revolving Loans shall have been repaid in full and all amounts owing to any Tranche A Revolving Lender and the Administrative Agent in respect of the Tranche A Revolving Facility.

The Administrative Agent agrees to use its commercially reasonable efforts to apply such funds in accordance with this Section 2.8(e), and the Company consents to such application.  If no Cash Dominion Period or Event of Default shall be continuing or the Remedies Notice Period shall not have expired, the Administrative Agent shall not exercise control rights under the Deposit Account Control Agreements and shall, upon receipt of three Business Days’ prior written notice and a certificate of a Responsible Officer of the Company that no Cash Dominion Period or Event of Default is continuing, cease any enforcement measures in respect of Approved Deposit Accounts in effect at such time, including blockage, dominion or the withdrawal of all notices, instructions or directions provided to any Deposit Account Bank thereunder.  For the avoidance of doubt, funds used to reduce outstanding amounts may be reborrowed, subject to satisfaction of the conditions set forth in Section 5.2.

2.9     Commitment Fees, etc.

(a)          Commitment Fee

The Borrower agrees to pay to the Administrative Agent for the account of each Tranche A Revolving Lender a commitment fee (the “Tranche A Commitment Fee”), in Dollars, for the period from and including the Interim Order Entry Date to the last day of the Revolving Commitment Period with respect to the Tranche A Revolving Facility (or, if earlier, the termination of all Tranche A Revolving Commitments), computed at the Commitment Fee Rate on the actual daily amount of the Available Revolving Commitment (but solely with respect to such Tranche A Revolving Lender’s Tranche A Revolving Commitment and Tranche A Revolving Loans) of such Tranche A Revolving Lender during the period for which payment is made, payable quarterly in arrears on the later of (x) each Fee Payment Date and (y) the date that is two Business Days after the Borrower’s receipt from the Administrative Agent of documentation supporting the calculation of such commitment fee; provided, that (A) any commitment fee accrued with respect to any of the Tranche A Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (B) no commitment fee shall accrue on any of the Tranche A Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)          The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

(c)          The Borrower agrees to pay to the Administrative Agent for the account of each SISO Term Lender an exit fee, in Dollars, upon the prepayment or repayment of the SISO Term Loans in an amount equal to the 0.50% of the aggregate principal amount of the SISO Term Loans prepaid or repaid on the date of such prepayment or repayment (which, for the avoidance of doubt, shall be on or after the Tranche A Revolving Discharge Date) for any reason, including without limitation any optional prepayment or repayment at maturity and any refinancing thereof, and whether before or after the occurrence of an Event of Default, the acceleration of the Obligations for any reason or the termination of this Agreement for any reason.  The Borrower expressly agrees that (A) the exit fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the exit fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between the SISO Term Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the exit fee including with respect to pricing relating to the SISO Term Loan, (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 2.9(c), and (E) the agreement of the Borrower to pay the exit fee is a material inducement to the SISO Term Lenders to provide and make the SISO Term Loans.

2.10    Termination or Reduction of Commitments.

(a)          The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, which notice may be provided via electronic mail, to terminate the Tranche A Revolving Commitments or, from time to time, to reduce the amount of the Tranche A Revolving Commitments; provided that (except as otherwise expressly provided herein) no such termination or reduction of Tranche A Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Tranche A Revolving Loans made on the effective date thereof, the total Tranche A Revolving Loans would exceed the total Tranche A Revolving Commitments.  Any such partial reduction shall be in an amount equal to $500,000, or a whole multiple of $100,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

(b)          The SISO Term Commitments existing on the Interim Order Entry Date shall automatically terminate upon the deemed making of the SISO Term Loans on the Interim Order Entry Date.

2.11    Optional Prepayments.

(a)          The Borrower may at any time and from time to time prepay any Tranche of Revolving Loans, or, after the Tranche A Revolving Discharge Date, SISO Term Loans, in whole or in part, without premium or penalty, upon irrevocable written notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, on the date of prepayment, which notice shall specify (x) the date and amount of prepayment, and (y) whether the prepayment is of Tranche of Revolving Loans or SISO Term Loans.

Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided, that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent, which notice may be provided via electronic mail, on or prior to the specified effective date) if such condition is not satisfied).  Partial prepayments of Revolving Loans or SISO Term Loans shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof and shall be subject to the provisions of Section 2.18.

(b)          Prepayments under this Section 2.11 shall be applied,

first, to prepay any Protective Advances,

second, to prepay the Tranche A Revolving Loans, and all other amounts owing to any Tranche A Revolving Lender and the Administrative Agent in respect of the Tranche A Revolving Facility, and third, after the Tranche A Revolving Discharge Date, to prepay the SISO Term Loans and all other amounts owing to any SISO Term Lender and the Administrative Agent in respect of the SISO Term Facility.

Notwithstanding anything to the contrary, the SISO Term Loans may not be prepaid until the Tranche A Revolving Discharge Date has occurred.

2.12   Mandatory Prepayments.

(a)          To the extent remaining after any prepayments therefrom pursuant to the terms of the BrandCo DIP Credit Agreement and any other Indebtedness intended to be secured by the Term Facility First Priority Collateral on a senior basis to the Liens securing the Obligations, and unless the Required Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness permitted to be incurred in accordance with Section 7.2) shall be incurred by the Borrower or any Subsidiary, an amount equal to the lesser of (x) prior to the Tranche A Revolving Discharge Date, (i) 100% of the Net Cash Proceeds thereof and (ii) the outstanding principal amount of Revolving Loans then outstanding and (y) on and after the Tranche A Revolving Discharge Date, (i) 100% of the Net Cash Proceeds thereof and (ii) the outstanding amount of SISO Secured Obligations, shall, in each case, be applied not later than one Business Day after the date of receipt of such Net Cash Proceeds toward the prepayment of the Revolving Loans or SISO Term Loans, as applicable, without, in the case of the Revolving Loans, a corresponding reduction in the Revolving Commitments.

(b)          Prepayments of Loans

(i)          (A)          If, on any date, the aggregate Tranche A Revolving Loans exceed the Tranche A Availability at such time, the Borrower shall promptly prepay (without a corresponding reduction in the Tranche A Revolving Commitments) the Tranche A Revolving Loans to the Administrative Agent in an aggregate principal amount equal to such excess.

(B)          On and after the Tranche A Revolving Discharge Date, if, on any date, the aggregate SISO Term Loans exceed the Tranche A Borrowing Base at such time, the Borrower shall promptly prepay the SISO Term Loans to the Administrative Agent in an aggregate principal amount equal to such excess.

(ii)        Prior to the Tranche A Discharge Date, if, on any date, the aggregate Tranche B Term Loans exceed the Assumed Tranche B Borrowing Base at such time, a Push Down Reserve shall be immediately and automatically established in respect of the Tranche A Borrowing Base in an aggregate principal amount equal to such excess.

(iii)       If the aggregate amount of cash or Cash Equivalents of Holdings and its Subsidiaries ((x) other than Specified Excluded Cash and (y) based on closing balances on the immediately preceding Business Day) exceeds the Specified Cash Limit, the Borrower shall promptly (A) make payments (other than to Holdings and its Subsidiaries) not prohibited by this Agreement in an amount equal to such excess, or (B) repay (without a corresponding reduction in the Tranche A Revolving Commitments) the Tranche A Revolving Loans to the Administrative Agent, in an aggregate principal amount equal to the lesser of (i) such excess and (ii) the aggregate principal of any Tranche A Revolving Loans outstanding.

(c)          Non-Ordinary Course Prepayments.

(i)         Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any Subsidiary shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event, then to the extent such Asset Sale or Recovery Event, as applicable, relates to any ABL Facility First Priority Collateral or other assets of the same nature, scope and type as the ABL Facility First Priority Collateral, then such Net Cash Proceeds shall be applied not later than one (1) Business Day after such date toward the prepayment of the Loans as set forth in Section 2.12(d).

(ii)        Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any Subsidiary shall for its own account receive Extraordinary Receipts, then to the extent such Extraordinary Receipts relate to any ABL Facility First Priority Collateral, then such Extraordinary Receipts shall be applied not later than one (1) Business Day after such date toward the prepayment of the Loans as set forth in Section 2.12(d).

(iii)       No prepayment shall be required pursuant to this Section 2.12(c) to the extent the applicable Net Cash Proceeds or Extraordinary Receipts constitute Term Facility First Priority Collateral or other assets of the same nature, scope and type as the Term Facility First Priority Collateral and are required to be applied to prepay the BrandCo DIP Loans.

(d)          Amounts to be applied in connection with prepayments of Loans pursuant to this Section 2.12 shall, subject to the Orders and the Canadian Orders, be applied,

first, to prepay any Protective Advances,

second, to prepay the Tranche A Revolving Loans, and all other amounts owing to any Tranche A Revolving Lender and the Administrative Agent in respect of the Tranche A Revolving Facility, and third, after the Tranche A Revolving Discharge Date, to prepay the SISO Term Loans and all other amounts owing to any SISO Term Lender and the Administrative Agent in respect of the SISO Term Facility.

Notwithstanding anything to the contrary, the SISO Term Loans may not be prepaid until the Tranche A Revolving Discharge Date has occurred.

(e)          Each prepayment of the Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(f)          Notwithstanding any other provisions of this Section 2.12, (A) to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (other than the BrandCo Entities) (a “Foreign Asset Sale”) or the Net Cash Proceeds of any Recovery Event with respect to a Foreign Subsidiary (other than the BrandCo Entities) (a “Foreign Recovery Event”), in each case giving rise to a prepayment event pursuant to Section 2.12(c), are or is prohibited, restricted or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.12 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit or restricts repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof including, without duplication, any repatriation costs associated with repatriation of such proceeds from the applicable recipient to the Borrower) to the repayment of the Loans in accordance with this Section 2.12 and (B) to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Asset Sale or any Foreign Recovery Event derived from a Foreign Subsidiary (other than the BrandCo Entities) could reasonably be expected to result in a material adverse tax consequence (taking into account any foreign tax credit or benefit, in the Borrower’s reasonable judgment, expected to be realized in connection with such repatriation) with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary, provided, that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to prepayments pursuant to this Section 2.12, (x) the Borrower shall apply an amount equal to such Net Cash Proceeds to such prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds shall be applied to the repayment of Indebtedness of a Foreign Subsidiary, in each case, other than as mutually agreed by the Borrower and the Administrative Agent (acting on the instructions of the Required Lenders).

2.13    [Reserved].

2.14    [Reserved].

2.15    Interest Rates and Payment Dates.

(a)          [Reserved].

(b)          Each Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)          (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2.00%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility  plus 2.00% , in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (after as well as before judgment); provided, that no amount shall be payable pursuant to this Section 2.15(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that no amounts shall accrue pursuant to this Section 2.15(c) on any overdue Loan, commitment fee or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)          Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided, that interest accruing pursuant to paragraph (c) of this Section 2.15 shall be payable from time to time on demand.

2.16    Computation of Interest and Fees.

(a)          Fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on Loans hereunder (except for ABR computations in respect of clauses (b) and (c) of the definition thereof) shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)          Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(b).

2.17    [Reserved]

2.18    Pro Rata Treatment and Payments

(a)          Borrowings, Commitment Fees and Reduction of Commitments

(i)         Except as expressly otherwise provided herein (including as expressly provided in Sections 2.4, 2.7, 2.9, 2.12, 2.15(c), 2.19, 2.20, 2.24, 10.5, 10.6 and 10.7), each borrowing by the Borrower from the Tranche A Revolving Lenders hereunder, each payment by the Borrower on account of the Tranche A Commitment Fee and any reduction of the Tranche A Revolving Commitments shall be made pro rata according to the Tranche A Revolving Percentages of the relevant Tranche A Revolving Lenders other than reductions of Tranche A Revolving Commitments pursuant to Section 2.24.

(b)          Principal and Interest

(i)          Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.11, 2.12, 2.15(c), 2.19, 2.20, 2.24, 10.5, 10.6 and 10.7), each payment (including prepayments) to be made by the Borrower on account of principal of and interest on the Tranche A Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche A Revolving Loans then held by the Tranche A Revolving Lenders.

(ii)         Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.11, 2.12, 2.15(c), 2.19, 2.20, 2.24, 10.5, 10.6 and 10.7), each payment (including prepayments) to be made by the Borrower on account of principal of and interest on the SISO Term Loans shall be made pro rata according to the respective outstanding principal amounts of the SISO Term Loans then held by the SISO Term Lenders.

(c)          All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 3:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds.  Any payment received by the Administrative Agent after 3:00 p.m., New York City time may be considered received on the next Business Day in the Administrative Agent’s sole discretion.  The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.  During any Cash Dominion Period, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.8(e)) from collections of items of payment and proceeds of any ABL Facility First Priority Collateral shall be applied in whole or in part against the applicable Obligations on the Business Day of receipt, subject to actual collection.  Notwithstanding anything to the contrary, to the extent the Administrative Agent receives a payment or other amount after the date such payment or other amount is due, the Administrative Agent, in its sole discretion, may distribute such payment or other amount to the relevant Lender of record (or other Person of record entitled to such payment) as of the date such payment or other amount is received by the Administrative Agent.

(d)          Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of demonstrable error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Loans under the relevant Facility, on demand, from the Borrower.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Defaulting Lender.

(e)          Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.19    Requirements of Law.

(a)          [reserved]

(b)          If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the Interim Order Entry Date shall have the effect of reducing the rate of return on such Lender’s or such entity’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such entity for such reduction.

(c)          A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of demonstrable error.  Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Obligations.  Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to any Lender with respect to penalties, interest and expenses if written demand therefor was not made by such Lender within 180 days from the date on which such Lender makes payment for such penalties, interest and expenses.

(d)          Notwithstanding anything in this Section 2.19 to the contrary, solely for purposes of this Section 2.19, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Interim Order Entry Date.

2.20    Taxes.

(a)          Except as otherwise provided in this Agreement or as required by law, all payments made by or on account of the Borrower or any Loan Party under this Agreement and the other Loan Documents to any Recipient under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes.  If any Indemnified Taxes or Other Taxes are required to be deducted or withheld from any such payments, the amounts so payable to the applicable Recipient shall be increased to the extent necessary so that after deduction or withholding of such Indemnified Taxes and Other Taxes (including Indemnified Taxes attributable to amounts payable under this Section 2.20(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          In addition, the Borrower or any Loan Party under this Agreement and the other Loan Documents shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Whenever any Taxes are payable by the Borrower and any Loan Party under this Agreement and the other Loan Documents, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower or Loan Party showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender.  If the Borrower or any Loan Party under this Agreement and the other Loan Documents fails to pay any Indemnified Taxes or Other Taxes that the Borrower or Loan Party under this Agreement and the other Loan Documents is required to pay pursuant to this Section 2.20 (or in respect of which the Borrower or any Loan Party under this Agreement and the other Loan Documents would be required to pay increased amounts pursuant to Section 2.20(a) if such Indemnified Taxes or Other Taxes were withheld) when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower or any Loan Party under this Agreement and the other Loan Documents shall indemnify the applicable Recipient for any payments by them of such Indemnified Taxes or Other Taxes, including any amounts payable pursuant to Section 2.20(a), and for any Indemnified Taxes that are assessed or imposed upon or become payable by such Recipient, whether or not as a result of any such failure, within thirty days after the Lender or the Administrative Agent delivers to such Borrower or Loan Party (with a copy to the Administrative Agent) either (a) a copy of the receipt issued by a Governmental Authority evidencing payment of such Taxes or (b) certificates as to the amount of such payment or liability prepared in good faith, which shall be conclusive absent manifest error.

(d)          [reserved]

(e)          Each Lender that is entitled to an exemption from or reduction of non-U.S. withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, each Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to non U.S. backup or similar withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (A) (i) two accurate and complete copies of IRS Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, (ii) in the case of a Non-US Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and two accurate and complete copies of IRS Form W-8BEN or W-8BEN-E, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on all payments under this Agreement and the other Loan Documents, or (iii) IRS Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (i) and (ii) above, provided that if the Non-US Lender is a partnership, and one or more of the partners is claiming portfolio interest treatment, the certificate in the form of Exhibit F may be provided by such Non-US Lender on behalf of such partners) and (B) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.  Such forms shall be delivered by each Non-US Lender before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-US Lender, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.  Each Non-US Lender shall (i) promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower and the Administrative Agent (or any other form of certification adopted by the United States taxing authorities for such purpose) and (ii) take such steps as shall not be disadvantageous to it, in its reasonable judgment, and as may be reasonably necessary (including the re-designation of its lending office pursuant to Section 2.23) to avoid any requirement of applicable laws of any such jurisdiction that the applicable Borrower or any Loan Party make any deduction or withholding for Taxes from amounts payable to such Lender.  Notwithstanding any other provision of this paragraph, a Non-US Lender shall not be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver provided that it shall promptly notify the Borrower and the Administrative Agent in writing of such inability.

(f)          [reserved]

(g)          Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “US Lender”) shall deliver to the Borrower and the Administrative Agent two accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form and certify that such Lender is not subject to backup withholding.  Such forms shall be delivered by each US Lender on or before the date it becomes a party to this Agreement.  In addition, each US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such US Lender, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.  Each US Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower and the Administrative Agent (or any other form of certification adopted by the United States taxing authorities for such purpose).

(h)          If any Recipient determines, in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of such Recipient, agrees to repay the amount paid over to the indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority other than any such penalties, interest or other charges resulting from the gross negligence or willful misconduct of the relevant Recipient (as determined by a final and non-appealable judgment of a court of competent jurisdiction)) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority; provided, further, that such Recipient shall, at the indemnifying party’s request, provide a copy of any notice of assessment or other evidence of the requirement to pay such refund received from the relevant Governmental Authority (provided that the Recipient may delete any information therein that it deems confidential).  This paragraph shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.  In no event will any Recipient be required to pay any amount to an indemnifying party the payment of which would place such Recipient in a less favorable net after-tax position than such Recipient would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.  The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Obligations.

(i)          [reserved]

(j)          If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.20(j) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(k)          To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting the provisions of Section 2.20, each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower or Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Borrower or Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(l)          The agreements in this Section 2.20 shall survive the termination of this Agreement and payment of the Loans and all other amounts payable under any Loan Document, the resignation of the Administrative Agent and any assignment of rights by, or replacement of, any Lender.

(m)          For purposes of this Section 2.20, for the avoidance of doubt, applicable law includes FATCA.

2.21    [Reserved]

2.22    [Reserved]

2.23    Change of Lending Office.

Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19 or 2.20(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to avoid or minimize any amounts payable pursuant to such Sections (including by designating another lending office for any Loans affected by such event with the object of avoiding the consequences of such event); provided, that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19 or 2.20(a).

2.24    Replacement of Lenders

Notwithstanding anything to the contrary herein, including the provisions set forth in Section 2.10, Section 2.11 and Section 2.12 each of which shall not apply to prepayments or termination of Loans or Commitments under this Section 2.24, the Borrower shall be permitted to (a) replace with a financial entity or financial entities, or (b) prepay or terminate, without premium or penalty, the Loans or Commitments, as applicable, of any Lender (each such Lender, a “Replaced Lender”) that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrower or on account of which the Borrower is required to pay additional amounts to any Governmental Authority, in each case, pursuant to Section 2.19 or 2.20, (ii) is a Defaulting Lender, (iii) is, or the Borrower reasonably believes could constitute, a Disqualified Institution, or (iv) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided, that, in the case of a replacement pursuant to clause (a) above:

(A)        such replacement does not conflict with any Requirement of Law;

(B)        the replacement financial entity or financial entities shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement;

(C)        [reserved]

(D)        the replacement financial entity or financial entities, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(2) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee required under Section 10.6(b)(ii)(2);

(E)        the Administrative Agent and any replacement financial entity or entities shall execute and deliver, and such Replaced Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Assumption to effect such substitution;

(F)        the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated;

(G)        in respect of a replacement pursuant to clause (iv) above, the replacement financial entity or financial entities shall consent to such amendment or waiver; and

(H)        any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender.

Prepayments pursuant to clause (b) above (i) shall be accompanied by accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment and (ii) shall not be subject to the provisions of Section 2.18.  The termination of the Revolving Commitments of any Lender pursuant to clause (b) above shall not be subject to the provisions of Section 2.18.  In connection with any such replacement under this Section 2.24, if the Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Replaced Lender relating to the Loans and participations so assigned shall be paid in full to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender, and the Administrative Agent shall record such assignment in the Register.

2.25    Protective Advances.

(a)          Subject to the limitations set forth in the definition of Protective Advances, the Administrative Agent may make Protective Advances.  The Protective Advances shall constitute Obligations for all purposes hereof and the other Loan Documents.  All Protective Advances shall be Loans subject to the Applicable Margin applicable to the Tranche A Revolving Loans.  At any time that Tranche A Availability exceeds Revolving Loans then outstanding, the Administrative Agent may request the Tranche A Revolving Lenders to make a Tranche A Revolving Loan to repay such Protective Advance.  At any other time the Administrative Agent may require the Tranche A Revolving Lenders to fund their risk participations described in Section 2.25(b).  The Administrative Agent shall endeavor to notify the Borrower promptly after the making of any Protective Advance.

(b)          Upon the making of a Protective Advance by the Administrative Agent in accordance with the terms hereof, each Tranche A Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in the applicable Protective Advance, in proportion to its Protective Advances Percentage of such Protective Advance.  From and after the date, if any, on which any Tranche A Revolving Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Tranche A Revolving Lender such Tranche A Revolving Lender’s Protective Advances Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

2.26    [Reserved].

2.27    Priority and Liens; No Discharge.

(a)         Each of the Loan Parties hereby covenants, represents, warrants and agrees that upon the Interim Order Entry Date (and, when applicable, the Final Order or Canadian DIP Recognition Order), the obligations hereunder and under the Loan Documents shall, subject to the Carve-Out and the CCAA Charges, at all times:

(i)          be entitled to superpriority administrative expense claim status in the Cases having a priority over all administrative expenses and any claims of any kind or nature whatsoever, specified in or ordered pursuant to section 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 or any other provisions of the Bankruptcy Code (the “Superpriority Claims”); and

(ii)         be secured by a fully perfected security interest in and lien on all Collateral of each Debtor (other than the BrandCo Entities), as provided in and with the priority contemplated by the Interim Order (and, when applicable, the Final Order) and, with respect to the Canadian Collateral, the Canadian DIP Recognition Order.

(b)

(i)         Each Loan Party that is a Debtor hereby confirms and acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order) and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order, Liens in favor of the Collateral Agent on behalf of and for the benefit of the Secured Parties in all of such Debtors’ Collateral, which includes, without limitation, all of such Debtors’ Real Property, now existing or hereafter acquired, shall be created and perfected without the recordation or filing in any land records or filing offices of any Mortgage, assignment or similar instrument.

(ii)        Further to Section 2.27(b)(i) and the Interim Order (and, when entered, the Final Order) and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order, to secure the full and timely payment and performance of the Secured Obligations, each Loan Party that is a Debtor hereby MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to the Collateral Agent, for the ratable benefit of the Secured Parties, all of its right, title and interest in and to any Real Property (which, for the avoidance of doubt, shall include all of such Loan Party’s right, title and interest now or hereafter acquired in and to (a) all land and improvements (including fixtures, as defined in the UCC) now owned (or leased) or hereafter acquired by such Loan Party, (b) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by such Loan Party and now or hereafter attached to, installed in or used in connection with the Real Property, (c) all utilities whether or not situated in easements, (d) all equipment, inventory and other goods in which such Loan Party now has or hereafter acquires, (e) all general intangibles, instruments, documents, contract rights and chattel paper relating to the Real Property, (f) all reserves, escrows or impounds and all deposit accounts maintained by such Loan Party with respect to the Real Property, (g) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Real Property, together with all related security and other deposits, (h) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Real Property, (i) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Real Property, (j) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (k) all property tax refunds payable with respect to the Real Property, (l) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof, (m) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by such Loan Party as an insured party, and (n) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made to such Loan Party by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof), TO HAVE AND TO HOLD to the Collateral Agent, and such Loan Party does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to such property, assets and interests unto the Collateral Agent) other than Excluded Collateral.

(iii)       All of the Liens described in this Section 2.27 (x) shall be effective and perfected as of the Interim Order Entry Date (and, when entered, the Final Order) and, in the case of the Liens created pursuant to the Canadian DIP Recognition Order, as of the effective time of the Canadian DIP Recognition Order, without the necessity of the execution, recordation or filings by any Debtor of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Collateral Agent of, or over, any Collateral, as set forth in the Orders and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order and (y) for the avoidance of doubt, shall in no way limit the Liens and security interests granted by any Loan Party pursuant to the Orders,  the Canadian DIP Recognition Order, or the Security Documents, provided that, upon the request of the Collateral Agent, each Loan Party shall execute and deliver to the Collateral Agent, as soon as reasonably practicable following such request but in any event within 60 days following such request (as extended by the Collateral Agent), a Mortgage in recordable form with respect to any Real Property constituting Collateral owned by such Loan Party and identified by the Collateral Agent on terms reasonably satisfactory to the Collateral Agent, and, with respect to each Mortgage, the Real Property Deliverables as requested by the Collateral Agent.

(iv)        Each of the Loan Parties agrees that (i) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Chapter 11 Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby irrevocably waives any such discharge) and (ii) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Orders and the Liens granted to the Collateral Agent and the Lenders pursuant to the Orders and the Canadian DIP Recognition Order shall not be affected in any manner by the entry of an order confirming a Chapter 11 Plan or any order of the Canadian Court recognizing the foregoing confirmation order.

SECTION III.
[RESERVED]

SECTION IV.
REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants (as to itself and each of its Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date (after giving effect to the Transactions) and on the date of each borrowing of Loans hereunder that:

4.1      Financial Condition.

(a)          The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2021, and the related statements of income, stockholders’ equity and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as at such date and the results of their operations, their cash flows and their changes in stockholders’ equity for the fiscal year then ended.  All such financial statements, including the related schedules and notes thereto and year-end adjustments, have been prepared in accordance with GAAP (except as otherwise noted therein).

(b)          The financial projections (including the Initial Budget) and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives, and that have been made available to any Lenders or the Administrative Agent in connection with the DIP Facility or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from such projections and estimates), as of the date such projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

4.2      No Change.

  Since the Interim Order Entry Date, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

4.3      Existence; Compliance with Law.

Each of the Borrower and its Subsidiaries, subject in the case of the Borrower and each Subsidiary that is a Debtor, to the entry of the Orders and the terms thereof (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) has the corporate or other organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or other entity and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

4.4      Corporate Power; Authorization; Enforceable Obligations.

(a)          Each Loan Party, subject in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order and the terms thereof, has the corporate or other organizational power and authority to execute and deliver, and perform its obligations under, the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.  Each Loan Party, subject in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order and the terms thereof, has taken all necessary corporate or other action to authorize the execution and delivery of, and the performance of its obligations under, the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)          Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order and the terms thereof, no consent or authorization of, filing with, or notice to, any Governmental Authority is required to be obtained or made by any Loan Party for the extensions of credit hereunder or such Loan Party’s execution and delivery of, or performance of its obligations under, or validity or enforceability of, this Agreement or any of the other Loan Documents to which it is party, as against or with respect to such Loan Party, as applicable, except (i) consents, authorizations, filings and notices described in Schedule 4.4, (ii) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (iii) consents, authorizations, filings and notices the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect and (iv) the filings referred to in Section 4.17.

(c)          Subject, in the case of each Loan Party that is a Debtor, to entry of the Orders and the terms thereof, and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order and the terms thereof, each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto.  Assuming the due authorization of, and execution and delivery by, the parties thereto (other than the applicable Loan Parties) and, subject in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order and the terms thereof, this Agreement constitutes, and each other Loan Document upon execution and delivery by each Loan Party that is a party thereto will constitute, a legal, valid and binding obligation of each such Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms (provided, that, with respect to the creation and perfection of security interests with respect to the Capital Stock of Foreign Subsidiaries, only to the extent enforceability thereof is governed by the Uniform Commercial Code or the Bankruptcy Code, as applicable), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.5      No Legal Bar.

Assuming the consents, authorizations, filings and notices referred to in Section 4.4(b) are obtained or made and in full force and effect, the execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties thereto, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of (i) the Borrower or (ii) except as would not reasonably be expected to have a Material Adverse Effect, any other Loan Party, (b) other than violations arising as a result of the commencement of the Cases and the Canadian Recognition Proceedings and except as otherwise excused by the Bankruptcy Court, violate any Requirement of Law binding on Holdings, the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, (c) other than violations arising as a result of the commencement of the Cases and the Canadian Recognition Proceedings and except as otherwise excused by the Bankruptcy Court, violate any material Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries or (d) except as would not have a Material Adverse Effect, result in or require the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Loan Documents or Liens created under the Orders and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order).

4.6      No Material Litigation.

Except as set forth in Schedule 4.6 and except for (i) the Cases, (ii) the Canadian Recognition Proceedings, (iii) the Citibank Case, and (iv) the BrandCo Litigation, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or against any of their Properties which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.

4.7      No Default.

No Default or Event of Default has occurred and is continuing.

4.8      Ownership of Property; Leasehold Interests; Liens.

Each of the Borrower and its Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all of its Real Property, and good title to, or a valid leasehold interest in, all of its other Property (other than Intellectual Property), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Real Property or other Property is subject to any Lien, except as permitted by the Loan Documents.  Schedule 4.8 lists all Real Property owned in fee simple or leased by any Loan Party that is a Debtor as of the Closing Date.

4.9      Intellectual Property.

Each of the Borrower and its Subsidiaries owns, or has a valid license or right to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens, except as permitted by the Loan Documents and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  To the Borrower’s knowledge, neither the Borrower nor any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating any Intellectual Property rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect.  The Borrower and its Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10    Taxes.

Subject to Bankruptcy Law, the terms of the applicable Orders and Canadian Orders and any required approval by the Bankruptcy Court or the Canadian Court, each of the Borrower and its Subsidiaries (a) has filed or caused to be filed all federal, state, provincial and other Tax returns that are required to be filed and (b) has paid or caused to be paid all taxes shown to be due and payable on said returns and all other taxes, fees or other charges imposed on it or on any of its Property by any Governmental Authority (other than (i) any returns or amounts that are not yet due or (ii) amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  The Borrower does not intend to treat the Loans and the related transactions contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

4.11    Federal Regulations.

No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the regulations of the Board.

4.12    [ERISA.

(a)          Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect:  (i) neither a Reportable Event nor a failure to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA has occurred during the five-year period prior to the date on which this representation is made with respect to any Single Employer Plan, and each Single Employer Plan has complied with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen on the assets of any Loan Party or any other Commonly Controlled Entity, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (iii) no Loan Party or any other Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; (iv) no Loan Party or any other Commonly Controlled Entity would become subject to any liability under ERISA if such Loan Party or such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; and (v) no Multiemployer Plan is Insolvent or is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

(b)          The Borrower and its Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any Plan which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained or contributed to by a Commonly Controlled Entity (other than the Borrower and its Subsidiaries)  merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect .

4.13    Investment Company Act.

No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.14    Subsidiaries.

The Subsidiaries listed on Schedule 4.14 constitute all the Subsidiaries of the Borrower at the Closing Date.  Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and whether any such Subsidiary is an Excluded Subsidiary.

4.15    Environmental Matters.

Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, (A) none of the Borrower or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to any pending or threatened Environmental Liability and (B) to the Borrower’s knowledge, there are no existing facts or circumstances (including any presence or Release of Materials of Environmental Concern at any Real Property or any real property formerly owned or operated by the Borrower or its Subsidiaries) that are reasonably likely to give rise to any Environmental Liability of the Borrower or any of its Subsidiaries.

4.16    Accuracy of Information, etc.

  As of the Closing Date, no statement or information (excluding any projections and pro forma financial information) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them (in their capacities as such), by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, including the Transactions, when taken as a whole, contained as of the date such statement, information or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. As of the Closing Date, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.17    Security Documents.

(a)          Upon the Interim Order Entry Date (and, if entered, the Final Order), the Liens granted under the Orders by the Debtors to the Collateral Agent on any Collateral shall be valid and automatically perfected with the priority set forth herein and in the Orders, and no filing or other action will be necessary to perfect or protect such Liens and security interests with respect to the Debtors’ Obligations under the Loan Documents and such Order; except that, with respect to the Canadian Collateral, the Liens granted under the Canadian DIP Recognition Order to the Collateral Agent on any Canadian Collateral shall be valid and automatically perfected as of the effective time of the Canadian DIP Recognition Order with the priority set forth herein and in the Canadian DIP Recognition Order, and no filing or other action will be necessary to perfect or protect such Liens.

(b)          With respect to each Loan Party that is a Debtor and subject to and upon entry of, the applicable Order or, in the case of the Canadian Collateral, the Canadian DIP Recognition Order, the Guarantee and Collateral Agreement and the Canadian Collateral Agreement, as applicable, are legally binding on such Loan Party.

(c)          With respect to each Loan Party that is a Debtor and subject to entry of the applicable Order or, in the case of the Canadian Collateral, the Canadian DIP Recognition Order, the Orders and the Canadian DIP Recognition Order, as applicable, shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, enforceable and perfected Lien on the Pledged Securities and all other Collateral to secure the Obligations under the DIP Facility, with the priority as set forth in the Orders.

(d)          With respect to any Loan Party that is a Debtor, subject to, and upon entry of the Orders, the Orders shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, enforceable and perfected Lien on the Real Property located in the United States, in which the Borrower or any other Debtor that is a Domestic Subsidiary has an interest and proceeds thereof, in each case subject only to Liens permitted by Section 7.3.

(e)          Notwithstanding the foregoing clauses of this Section 4.17, the representations and warranties made in this Section 4.17 shall be deemed not to apply to Elizabeth Arden (UK) Ltd.

4.18    [Reserved].

4.19    Anti-Terrorism.

As of the Closing Date, Holdings, the Borrower and its Subsidiaries are in compliance with the USA Patriot Act and Canadian Anti-Money Laundering & Anti-Terrorism Legislation, except as would not reasonably be expected to have a Material Adverse Effect.

4.20    Use of Proceeds.

The Borrower will use the proceeds of the Loans solely in compliance with Section 6.9 of this Agreement, the Orders and the Canadian Orders.

4.21    Labor Matters.

Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, as applicable.

4.22    BrandCo License Documents.

The BrandCo License Documents are in full force and effect and, other than as permitted by this Agreement, have not been amended, modified, revoked or repealed since the Petition Date.

4.23    OFAC.

No Loan Party, nor, to the knowledge of any Loan Party, any Related Party, (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction in violation of any applicable Sanctions, or (iv) is a Person that constitutes a Canadian Blocked Person.  No Loan nor the proceeds from any Loan, has been or will be used by any Loan Party, directly or indirectly, to lend, contribute, provide or has been or will be otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the target of any Sanctions, or in any other manner that will, in each case, result in any violation by any party hereto (including any Lender, Lead Arranger or Administrative Agent) of Sanctions. The foregoing representations in this Section 4.23 will not apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

4.24    Anti-Corruption Compliance.

The Borrower and each of its Subsidiaries (and all Persons acting on behalf of the Borrower and each of its Subsidiaries) is in compliance with applicable Anti-Corruption Laws and has implemented and maintains in effect policies and procedures reasonably designed to facilitate continued compliance.  No part of the proceeds of the Loans has been or will be used by the Borrower or its Subsidiaries, directly or indirectly, for any payments to any Person, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable Anti-Corruption Law.

4.25    Borrowing Base Certificate.

At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that require the approval or satisfaction of the Administrative Agent are approved by or satisfactory to the Administrative Agent, the information contained in such Borrowing Base Certificate is accurate and complete in all material respects.

4.26    Cases; Orders.

(a)          The Cases were commenced on the Petition Date and the Canadian Recognition Proceedings were commenced thereafter, duly authorized in accordance with applicable laws, and proper notice thereof has been or will be given of (i) the motion seeking approval of the Loan Documents, the Interim Order, the Final Order, the Canadian Interim DIP Recognition Order and the Canadian Final DIP Recognition Order, and (ii) the hearing for the entry of the Final Order and the Canadian Final DIP Recognition Order. Proper notices of the motions for entry of the Interim Order and the Canadian Interim DIP Recognition Order and the hearings thereon were given.

(b)          The Loan Parties are in compliance in all material respects with the terms and conditions of the Orders and the Canadian DIP Recognition Order. Each of the Interim Order (with respect to the period prior to the entry of the Final Order) and the Final Order (from and after the date on which the Final Order is entered) is in full force and effect and has not been vacated or reversed, is not subject to a stay and has not been modified or amended other than as acceptable to the Required Tranche A Revolving Lenders. Each of the Canadian Interim DIP Recognition Order (with respect to the period prior to the entry of the Canadian Final DIP Recognition Order) and the Canadian Final DIP Recognition Order (from and after the date on which the Canadian Final DIP Recognition Order is entered) is in full force and effect and has not been vacated or reversed, is not subject to a stay and has not been modified or amended other than as acceptable to the Required Tranche A Revolving Lenders.

(c)          From and after the entry of the Interim Order, pursuant to and to the extent permitted in the Interim Order, the Secured Obligations (i) will constitute allowed joint and several Superpriority Claims and (ii) will be secured by a valid, binding, continuing, enforceable, fully perfected Lien on all of the Collateral pursuant to Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code, subject only to the Carve-Out. After entry of the Canadian DIP Recognition Order, and pursuant to and to the extent permitted therein, the Secured Obligations of the Debtors will be secured by a charge granted by the Canadian Court on the Canadian Collateral having priority over all claims or any nature or kind against such Collateral, subject only to the other CCAA Charges as set forth in the Canadian Supplemental Order and Canadian DIP Recognition Order and consistent with the liens and charges created by or set forth in the Interim Order and Final Order, as applicable.

(d)          The entry of the Interim Order (and, when applicable, the Final Order) is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, the Superpriority Claims and Liens described in Section 2.27, without the necessity of the execution (or recordation or filing) of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

(e)          Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order (and, when applicable, the Final Order), upon the occurrence of the Maturity Date (whether by acceleration or otherwise), the Agents and the Lenders shall be entitled to immediate payment in full in cash of the Obligations and to enforce the remedies provided for hereunder or under applicable Requirement of Law.

SECTION V.
CONDITIONS PRECEDENT

5.1      Conditions to the Closing Date.

This Agreement shall be effective as of the Closing Date upon the satisfaction on or before the Closing Date of each of the following conditions precedent:

(a)          Credit Agreement; Guarantee and Collateral Agreement and other Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by Holdings and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor party thereto, (iii) the Canadian Collateral Agreement, executed and delivered by the Subsidiary Guarantors party thereto, (iv) the Holdings Guarantee and Pledge Agreement, executed and delivered by Holdings and (v) the Fee Letters, executed and delivered by the Borrower;

(b)          Borrowing Base Certificate.  The Administrative Agent shall have received a Borrowing Base Certificate prepared as of the end of the immediately preceding week (or another recent date acceptable to the Administrative Agent);

(c)          Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to any of the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or a Material Adverse Effect) on the Closing Date;

(d)          Fees.  The Administrative Agent shall have received all fees due and payable on or prior to the Closing Date pursuant to the Fee Letters and, to the extent invoiced at least two Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree), shall have been reimbursed for all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of (i) Proskauer Rose, counsel to the Administrative Agent (and including any local counsel to the Administrative Agent) and (ii) the Administrative Agent’s Financial Advisor) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document;

(e)          Legal Opinions.  The Administrative Agent shall have received an executed legal opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, special New York counsel to the Loan Parties and (ii) in-house counsel for Holdings, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(f)          Officer’s Certificate.  The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, dated the Closing Date confirming compliance with the conditions set forth in clauses (c), (m), (n), (o), (p) and (s) of this Section 5.1;

(g)          Secretary’s Certificate; Corporate Deliverables.

(i)        The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the purposes) of Holdings and each Loan Party, certified as of the Closing Date as complete and correct copies thereof by a Responsible Officer, the Secretary, an Assistant Secretary or another authorized representative of Holdings and each Loan Party; provided that Holdings or the applicable Loan Party shall not be required to deliver any such copies to the extent the same have not been amended or otherwise modified since March 8, 2021 as certified by an authorized representative of the Borrower;

(ii)       The Administrative Agent shall have received a copy of the resolutions or equivalent action, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of Holdings and each Loan Party authorizing, as applicable, the execution and delivery of this Agreement and the other Loan Documents and the performance of this Agreement and the transactions contemplated hereby and thereby, certified by a Responsible Officer, the Secretary, an Assistant Secretary or another authorized representative of Holdings and each Loan Party as of the Closing Date, which certificate shall state that the resolutions or other action thereby certified have not been amended, modified (except as any later such resolution or other action may modify any earlier such resolution or other action), revoked or rescinded and are in full force and effect;  and

(iii)        The Administrative Agent shall have received such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(h)          USA Patriot Act and Proceeds of Crime Act.  The Administrative Agent and the Lenders shall have received from the Borrower and each of the Loan Parties, at least 3 Business Days prior to the Closing Date, all documentation and other information reasonably requested by any Lender no less than 5 calendar days prior to the Closing Date that such Lender reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Proceeds of Crime Act;

(i)          Filings.  Except as set forth on Schedule 6.10, each Uniform Commercial Code and PPSA financing statement and each intellectual property security agreement required by the Security Documents to be filed with the U.S. Patent and Trademark Office, the U.S. Copyright Office or the Canadian Intellectual Property Office in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a superpriority perfected Lien  on the Collateral described therein shall have been delivered to the Collateral Agent in proper form for filing;

(j)          Pledged Stock; Stock Powers.  Except as set forth on Schedule 6.10, the Collateral Agent (or the BrandCo DIP Agent as gratuitous bailee for the Collateral Agent) shall have received the certificates, if any, representing the shares of Pledged Stock held by a Loan Party pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof;

(k)          Lien Searches.  The Collateral Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code and PPSA financing statements will be made to evidence or perfect security interests required to be evidenced or perfected, and such search shall reveal no liens on any of the assets of the Loan Parties, except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date;

(l)          No Default.  No Default or Event of Default shall have occurred and be continuing or arise after giving effect to the Transactions on the Closing Date;

(m)          Petition Date.  The Petition Date shall have occurred, and the Borrower and each Subsidiary Guarantor as of the Closing Date shall be a debtor and a debtor-in-possession in the Cases and the Canadian Recognition Proceedings shall have been commenced;

(n)          No Trustee.  No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases;

(o)          Material Adverse Effect.  Since December 31, 2021, there shall not have been  a Material Adverse Effect;

(p)          Cases.  The Cases of any of the Debtors shall have not been dismissed or converted to cases under chapter 7 of the Bankruptcy Code and the Canadian Recognition Proceedings shall have not been dismissed or converted to bankruptcy or receivership proceedings under Canadian Debtor Relief Laws;

(q)          Budget.  The Administrative Agent and the Lenders shall have received (i) a copy of the Initial Budget, which shall be in form and substance satisfactory to the Required Tranche A Revolving Lenders and (ii) and copy of a monthly budget covering the period through the Scheduled Maturity Date, which monthly budget shall be in form and substance satisfactory to the Required Tranche A Revolving Lenders;

(r)          First Day Orders.  All First Day Orders intended to be entered by the Bankruptcy Court at or immediately after the Debtors’ “first day” hearing shall have been entered by the Bankruptcy Court, shall be acceptable to the Required Tranche A Revolving Lenders, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as acceptable to the Required Tranche A Revolving Lenders;

(s)          Interim Order.  The Interim Order Entry Date shall have occurred and the Interim Order, the Canadian Initial Recognition Order and Canadian Interim DIP Recognition Order shall have been granted, and in each case shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in any respect without the consent of the Administrative Agent and the Required Tranche A Revolving Lenders, and the Loan Parties and their Subsidiaries shall be in compliance with the Interim Order;

(t)          [Reserved].

(u)          Insurance. The Administrative Agent shall have received evidence of all insurance required to be maintained, and evidence that the Administrative Agent shall have been named as an additional insured and loss payee, as applicable, on all insurance policies covering loss or damage to Collateral and on all liability insurance policies as to which the Administrative Agent has reasonably requested to be so named; provided that to the extent that any of the items described in this Section 5.1(u) shall not have been received by the Administrative Agent notwithstanding the Borrower’s use of its commercially reasonable efforts to provide same, delivery of such items shall not constitute a condition to effectiveness of this Agreement and the obligations of each Lender to make Loans hereunder, and the Borrower shall, instead, cause such items to be delivered to the Administrative Agent not later than 45 days following the Closing Date (or such later date as the Administrative Agent shall agree in its discretion); and

(v)          BrandCo.

(i)          The Administrative Agent shall have received true and correct copies of the BrandCo DIP Documents, which shall be in full force and effect.

(ii)       The initial BrandCo DIP Loans shall have been funded in the amount set forth in the Initial Budget. The Lenders hereby confirm such condition was satisfied on the date hereof.

(iii)       Amendment and clarification language with respect to the BrandCo License Agreements shall have been agreed among the BrandCo DIP Lenders, the Loan Parties and the Required Tranche A Revolving Lenders and such Persons shall have agreed that such language as set forth in Schedule 5.1(v) shall be inserted into the Final Order.

5.2      Conditions to Each Extension of Credit.

The agreement of each Lender to make any Loan (other than the Loans deemed made in connection with the Tranche A Roll-Up and the SISO Roll-Up on the Interim Order Entry Date) hereunder on or after the Closing Date is subject to the satisfaction (or waiver) of the following conditions precedent:

(a)          Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) as of such earlier date;

(b)          No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date;

(c)          Borrowing Notice.  In the case of a borrowing of any Loans, the Administrative Agent shall have received a notice of borrowing from the Borrower in accordance with Section 2.5;

(d)          Borrowing Base.  The Borrower shall have delivered the Borrowing Base Certificate most recently required to be delivered by Section 6.2(g).  After giving effect to the Loans requested to be made on any such date and the use of proceeds thereof, the aggregate Revolving Loans shall not exceed the Tranche A Availability then in effect (after giving effect to any Push Down Reserve);

(e)          Anti-Cash Hoarding.  After giving effect to any payments or prepayments to be made pursuant to Section 2.12(b)(iii), Holdings and its Subsidiaries shall not have more than the Specified Cash Limit in cash or Cash Equivalents ((x) other than Specified Excluded Cash and (y) based on closing balances on the immediately preceding Business Day) before and after the making of such Loan; and

(f)          Bankruptcy Matters.  Without limiting the foregoing:

(i)        The Cases of any of the Debtors shall not have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code and the Canadian Recognition Proceedings shall have not been dismissed or converted to bankruptcy or receivership proceedings under Canadian Debtor Relief Laws;

(ii)        No Trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases);

(iii)       The Orders, the Canadian Orders and the Cash Management Order shall be in full force and effect and shall not have been reversed, modified, amended, stayed, vacated or subject to a stay pending appeal, in the case of any modification, amendment or stay pending appeal, in a manner, or relating to a matter, that is adverse to the interests of the Lenders;

(iv)        The Loan Parties shall have satisfied all applicable Milestones that are required to have been satisfied by such date;

(v)        The Administrative Agent shall have received the Approved Budget required to be delivered pursuant to Section 6.1(d) and the Loan Parties shall be in compliance with the Budget Variance Covenant as of the most recent Budget Variance Test Date; and

(vi)       The Collateral Agent shall have valid, binding, enforceable, non-avoidable, and automatically and fully and properly perfected superpriority Liens on, and security interests in, the Collateral, in each case, having the priorities set forth in the Order and subject only to the payment in full in cash of any amounts due under the Carve-Out.

Each borrowing of a Loan by the Borrower hereunder on or after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

Notwithstanding anything herein to the contrary, other than in connection with Protective Advances, no condition in this Section 5.2 may be waived.

SECTION VI.
AFFIRMATIVE COVENANTS

The Borrower (on behalf of itself and each of its Subsidiaries) hereby agrees that, from and after the Closing Date, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements or Specified Cash Management Obligations), the Borrower shall, and shall cause (except in the case of the covenants set forth in Section 6.1, Section 6.2, Section 6.7 and Section 6.17) each of its Subsidiaries to:

6.1      Financial Information.

Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on the Platform):

(a)          within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2022, (i) a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth, commencing with the financial statements with respect to the fiscal year ending December 31, 2022, in comparative form the figures as of the end of and for the previous year, reported on without qualification, exception or explanatory paragraph as to the scope of the audit (other than any such exception or explanatory paragraph (but not qualification) that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date of the DIP Facility or the BrandCo DIP Facility occurring within one year from the time such report is delivered), by KPMG LLP or other independent certified public accountants of nationally recognized standing and (ii) a management’s discussion and analysis of the important operational and financial developments during such fiscal year;

(b)          within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2022, (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Borrower and its consolidated Subsidiaries in conformity with GAAP (subject to normal year-end audit adjustments and the lack of complete footnotes) and (ii) a management’s discussion and analysis of the important operational and financial developments during such fiscal quarter;

(c)          within 30 days after the end of each month of the Borrower, commencing with the month ending June 30, 2022, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Borrower and its consolidated Subsidiaries in conformity with GAAP (subject to normal year-end audit adjustments and the lack of complete footnotes);

(d)          (i) on or prior to the Closing Date, the Initial Budget and (ii) not later than 5:00 p.m. (Eastern time) on every fourth Thursday after the Petition Date (commencing with the sixth Thursday after the Petition Date, i.e. July 21, 2022) or, to the extent such Thursday is not a Business Day, the next Business Day thereafter, an update to the Initial Budget to cover the period commencing on the Saturday of the prior week and include a rolling 13-week cash flow forecast for the Borrower and its Subsidiaries substantially in the form of the Initial Budget; provided, that each such updated Budget shall be in form and substance reasonably acceptable to the Required Tranche A Revolving Lenders (the Initial Budget and each such Budget, if so approved, an “Approved Budget”) (it being understood that if the Required Tranche A Revolving Lenders or the Administrative Agent’s Financial Advisor shall not have approved such Budget within 5 Business Days after receipt thereof, such Budget shall be deemed not to be acceptable to the Required Tranche A Revolving Lenders and the previously delivered Approved Budget shall constitute the Approved Budget, until an updated Budget has been so approved);

(e)          Not later than 5:00 p.m. (Eastern time) on Thursday of every week (commencing with the third Thursday after the Petition Date, i.e.  June 30, 2022) or, to the extent such Thursday is not a Business Day, the next Business Day thereafter (such date, a “Budget Variance Test Date”), a Budget Variance Report for the most recently expired Test Period, which such report shall be certified by a Responsible Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein;

(f)          Not later than 5:00 p.m. (Eastern time) on the Thursday of every week (commencing with the first Thursday following the Petition Date) or, to the extent such Thursday is not a Business Day, the next Business Day thereafter:

(i)        a certificate of a Responsible Officer on behalf of the Borrower certifying the amount of Liquidity as of the last day of the most recently expired Test Period; and

(ii)        a report of the Cash and Cash Equivalents of the Borrower and its consolidated Subsidiaries on a jurisdiction-by-jurisdiction basis in a form reasonably acceptable to the Administrative Agent.

(g)          Within 30 days after the end of each month, the Borrower shall provide to the Administrative Agent’s Financial Advisor:

(i)        a matrix/schedule of payments made pursuant to the First Day Orders or second day orders (other than the Wages Orders), including the following information: (1) the names of the payee; (2) the date and amount of the payment; (3) the category or type of payment, as further described and classified in the first day motions; and (4) the Debtor or Debtors that made the payment;

(ii)         a flash report, modified to include recurrent EBITDA, a break-out of operating cash flow and a break-out of sales by region by product line;

(iii)        a bridge from recurrent EBITDA in the flash report to Adjusted EBITDA per month end financial statements;

(iv)       a report indicating where ABL Facility First Priority Collateral is physically located based on the last Borrowing Base Certificate provided at the end of such month.

All such financial statements and deliverables shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein and except in the case of the financial statements referred to in clauses (b) and (c), for customary year-end adjustments and the absence of complete footnotes).  Any financial statements or other deliverables required to be delivered pursuant to this Section 6.1 and any financial statements or reports required to be delivered pursuant to clause (d) of Section 6.2 shall be deemed to have been furnished to the Administrative Agent on the date that (i) such financial statements or deliverable (as applicable) are posted on the SEC’s website at www.sec.gov or the website for Holdings and (ii) the Administrative Agent has been provided written notice of such posting.

Documents required to be delivered pursuant to this Section 6.1 may also be delivered by posting such documents electronically with written notice of such posting to the Administrative Agent, which notice may be provided via electronic mail, and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on the Platform.

6.2      Certificates; Other Information.

Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (e), to the relevant Lender (in each case, which may be delivered via posting on the Platform):

(a)          [reserved];

(b)          concurrently with the delivery of any financial statements pursuant to Section 6.1, commencing with delivery of financial statements for the first period ending after the Closing Date,

(i)         a Compliance Certificate of a Responsible Officer on behalf of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate,

(ii)         to the extent not previously disclosed to the Administrative Agent,

(x)          a description of any Default or Event of Default that occurred,

(y)          a description of any new Subsidiary and of any change in the name or jurisdiction of organization of any Loan Party since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the Closing Date) to the extent not previously disclosed pursuant to Section 6.8 and

(z)          solely in the case of financial statements delivered pursuant to Section 6.1(a), a listing of any registrations of or applications for United States Intellectual Property by any Loan Party filed since the last such report, together with a listing of any intent-to-use applications for trademarks or service marks for which a statement of use or an amendment to allege use has been filed since the last such report and, with respect to any Non-US Guarantor organized under the laws of Canada or any jurisdiction thereof, a listing of any Intellectual Property acquired by such Non-US Guarantor since the last such report which is the subject of a registration or application with the Canadian Intellectual Property Office;

(c)          promptly after the same become available (i) copies of any amendments, waivers or other modifications of or relating to the BrandCo DIP Facility and (ii) notices of any defaults or events of default under or relating to the BrandCo DIP Facility;

(d)          promptly after the same become publicly available, copies of all financial statements and material reports that Holdings sends to the holders of any class of its publicly traded debt securities or public equity securities, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2;

(e)          promptly, such additional financial and other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request to the extent such additional financial or other information is reasonably available to, or can be reasonably obtained by, the Borrower; provided, that such requests shall not be made for the purposes set forth under Section 6.14, it being understood that Section 6.14 shall govern the subject matter thereof exclusively;

(f)          (i)          within a reasonable period following the delivery of any financial statements pursuant to Section 6.1, dial-in details in respect of a conference call with Lenders (which may be satisfied by a call with holders of Holdings’ publicly listed debt or equity securities attended by any Lender) and during which representatives from the Borrower will be available to discuss the details of the relevant financial statements and otherwise address additional matters in a manner consistent with Holdings’ past practice;

(ii)        on periodic intervals as may be reasonably requested by the Administrative Agent, dial-in details in respect of a conference call with the Administrative Agent during which representative from the Borrower and its advisors will be available to discuss the financial performance and liquidity of the Borrower and its Subsidiaries and otherwise address additional related matters as reasonably requested by the Administrative Agent;

(g)          the Company may deliver a Borrowing Base Certificate from time to time, but in any event shall deliver to the Administrative Agent not later than 5:00 p.m. (Eastern time) on Thursday of each calendar week or, to the extent such Thursday is not a Business Day, the next Business Day thereafter, a Borrowing Base Certificate as of the close of business on the immediately preceding Saturday, with such weekly Borrowing Base Certificates updated for purchases and sales of Inventory and for Receivables from the Prior Week in a manner approved by the Administrative Agent; and

(h)          not later than 5:00 p.m. (Eastern time) on Thursday of each calendar week or, to the extent such Thursday is not a Business Day, the next Business Day thereafter, deliver to the Administrative Agent and, in form and detail acceptable to the Required Tranche A Revolving Lenders:

(i) accounts receivables agings and accounts payable agings (including a summary of both Pre-Petition and Post-Petition accounts payable), which shall include descriptions of the invoice and due dates or terms thereof;

(ii) an Inventory roll-forward;

(iii) a sales flash report;

(iv) [reserved];

(v) a report setting forth the Loan Parties’ cash and Cash Equivalents balances as of the close of business on the immediately preceding Saturday; and

(vi) such financial and other information or documentation that may be reasonably requested by the Required Tranche A Revolving Lenders.

Notwithstanding anything herein to the contrary and subject in all respects to the requirements of Section 2.12(c), to the extent applicable, any direct or indirect Disposition outside of the ordinary course of business (whether in one transaction or a series of related transactions) of assets included within the Borrowing Base, including any Intellectual Property with respect to which such Disposition would cause Inventory included in the Borrowing Base to cease to be Eligible Inventory (including, without limitation, any such Disposition by way of Restricted Payment, Investment in a Person that is not a Loan Party, any Loan Party ceasing to be a Loan Party, any transactions under Section 7.4, or a Disposition of Intellectual Property (including a Disposition or termination of any license to use Intellectual Property) that causes Inventory to cease to be Eligible Inventory), in each case if such assets included within the Borrowing Base and such Inventory ceasing to be Eligible Inventory, in the aggregate, constitute more than 10% of the Tranche A Borrowing Base prior to giving effect to such Disposition shall be subject to the requirement that, prior to the consummation of such Disposition, the Company shall deliver to the Administrative Agent an updated Borrowing Base Certificate (which shall be delivered to the Lenders) demonstrating, after giving pro forma effect to such Disposition and any transactions in connection therewith (including, without limitation, any prepayment or repayment of the Loans and removal of any Inventory from the Borrowing Base that will no longer constitute Eligible Inventory), if such Disposition is on or after the Tranche A Revolving Discharge Date, the aggregate principal amount of the SISO Term Loans then outstanding does not exceed the Tranche A Borrowing Base.

Notwithstanding anything to the contrary in this Section 6.2, (a) none of the Borrower or any of its Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information and (b) unless such material is identified in writing by the Borrower as “Public” information, the Administrative Agent shall deliver such information only to “private-side” Lenders (i.e., Lenders that have affirmatively requested to receive information other than Public Information).

Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent, which notice may be provided via electronic mail, and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website or (ii) on which such documents are posted on the Borrower’s behalf on the Platform.

6.3      Payment of Taxes.

Subject to Bankruptcy Law, the terms of the applicable Order and Canadian DIP Recognition Order and any required approval by the Bankruptcy Court or the Canadian Court, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Taxes, governmental assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4      Conduct of Business and Maintenance of Existence, etc.; Compliance

(a)          Preserve and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(b)          comply with all Requirements of Law (including ERISA, Environmental Laws, the USA Patriot Act and the Proceeds of Crime Act) except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect; provided, that with respect to Environmental Laws, none of the Borrower or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.5      Maintenance of Property; Insurance.

(a)          Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)          Take all commercially reasonable steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the United States Intellectual Property owned by the Borrower or its Subsidiaries, including filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)          Maintain insurance with financially sound and reputable insurance companies on all its Property that is necessary in, and material to, the conduct of business by the Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and use its commercially reasonable efforts to ensure that all such material insurance policies shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) name the Collateral Agent as an additional insured party or loss payee/mortgagee.

6.6      Inspection of Property; Books and Records; Discussions.

(a)          Keep proper books of records and accounts in a manner to allow financial statements to be prepared in conformity with GAAP (or, with respect to Subsidiaries organized outside of the United States, the local accounting standards applicable to the relevant jurisdiction; provided, that, to the extent that any such Subsidiary is permitted to prepare financial statements in accordance with different local accounting standards, such Subsidiary shall continue to apply the local accounting standard applied as of the Closing Date (as such standard may be updated or revised from time to time and, for the avoidance of doubt, with any discretions, judgments and elections afforded by such local accounting standard, including any changes in the application of such discretions, judgments and elections as such Subsidiary shall determine) except to the extent of changes between local accounting standards required by applicable law or regulation).

(b)          Permit representatives designated by the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) such visits shall be limited to no more than one such visit per calendar year at each facility, (ii) such visits by the Administrative Agent shall be at the Administrative Agent’s expense, except in the case of the foregoing clauses (i) and (ii) during the continuance of an Event of Default and (iii) such visits shall not be for the purposes set forth under Section 6.14, it being understood that Section 6.14 shall govern discussions as set forth thereunder exclusively).

(c)          Permit representatives designated by the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions, (ii) such discussions shall be coordinated by the Administrative Agent, (iii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default and (iv) such discussions shall not be for the purposes set forth under Section 6.14, it being understood that Section 6.14 shall govern discussions as set forth thereunder exclusively).

(d)          Permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with its independent certified public accountants to the extent permitted by the internal policies of such independent certified public accountants upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions, (ii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default and (iii) such discussions shall not be for the purposes set forth under Section 6.14, it being understood that Section 6.14 shall govern discussions as set forth thereunder exclusively).

Notwithstanding anything to the contrary in this Section 6.6 or Section 6.14, none of the Borrower or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information.

6.7      Notices.

Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, give notice to the Administrative Agent of:

(a)          the occurrence of any Default or Event of Default;

(b)          any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect;

(c)          the occurrence of any Reportable Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party or BrandCo Entity as a result thereof that would reasonably be expected to have a Material Adverse Effect;

(d)          (i)          the aggregate Revolving Loans exceed the Tranche A Availability then in effect as a result of a decrease therein,

(ii)          (A)      the aggregate Tranche A Revolving Loans exceed the Tranche A Availability then in effect as a result of a decrease therein and

(B)     the aggregate Tranche A Revolving Loans plus the aggregate outstanding principal amount of the SISO Term Loans exceeds the Tranche A Borrowing Base then in effect as a result of a decrease therein, in each case, the Borrower shall comply with the terms of Section 2.12(b);

(e)          (A) the occurrence of any “default” or “event of default” under and as defined in the  BrandCo DIP Credit Agreement (or such similar term) and (B) the termination of any BrandCo License Documents or receipt of notice of termination with respect to any BrandCo License Documents;

(f)          any other development or event that has had or would reasonably be expected to have a Material Adverse Effect;

(g)          [reserved];

(h)          the beginning of a Cash Dominion Period; and

(i)          any notice provided pursuant to Section 6.7 of the BrandCo DIP Facility (or any corresponding provision under the BrandCo DIP Facility).

Each notice pursuant to Section 6.7, which, for the avoidance of doubt, may be provided via electronic mail, shall be accompanied by a statement of a Responsible Officer setting forth in reasonable detail the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8      Additional Collateral, etc.

(a)          With respect to any Property (other than Excluded Collateral) located in the United States (or with respect to Property of any Non-US Guarantor, any Property (other than Excluded Collateral) located in jurisdiction of formation of such Non-US Guarantor or any other jurisdiction in which such Non-US Guarantor has previously granted a security interest to secure the Obligations, in each case to the extent required by the Security Documents to which such Non-US Guarantor is a party) having a value, individually or in the aggregate, of at least $1,000,000 acquired after the Closing Date by the Borrower or any Subsidiary Guarantor  (other than (i) any Property described in paragraph (c) or paragraph (d) of this Section 6.8, (ii) any Property subject to a Lien expressly permitted by Section 7.3(g) or 7.3(y), and (iii) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (A) give notice of such Property to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably requests to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in such Property and (B) take all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Loan Documents and with the priority required by Section 4.17) in such Property (with respect to Property of a type owned by the Borrower or any Subsidiary Guarantor as of the Closing Date to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.  If any amount in excess of $1,000,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security, Security or Chattel Paper (or, if more than $1,000,000 in the aggregate payable under or in connection with the Collateral shall become evidenced by Instruments, Certificated Securities, Securities or Chattel Paper), such Instrument, Certificated Security, Security or Chattel Paper shall be promptly delivered to the Collateral Agent indorsed in a manner reasonably satisfactory to the Collateral Agent to be held as Collateral pursuant to this Agreement (or, in the case of any such Collateral that is Term Facility First Priority Collateral, delivered to the BrandCo DIP Agent as gratuitous bailee for the Collateral Agent).

(b)          With respect to any interest in any Real Property acquired after the Closing Date by the Borrower or any Subsidiary Guarantor (other than Excluded Collateral), promptly give notice of such acquisition to the Collateral Agent and, if requested by the Collateral Agent pursuant to Section 2.27, execute and deliver a Mortgage  and deliver to the Collateral Agent the other Real Property Deliverables requested by the Collateral Agent;

(c)          With respect to (x) any new Subsidiary that is a Non-Excluded Subsidiary created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any Subsidiary that was previously an Excluded Subsidiary that becomes a Non-Excluded Subsidiary) by the Borrower or any Subsidiary Guarantor or (y) any other Subsidiary that the Borrower elects to designate as not constituting an “Excluded Subsidiary” pursuant to clause (y) of the first proviso to the definition thereof, promptly, and in any event within 5 calendar days:

(i)         give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent or the Borrower, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by the Borrower or such Subsidiary Guarantor (as applicable);

(ii)         deliver to the Collateral Agent pursuant to the terms of the Security Documents (or, in the case of Pledged Securities that are Term Facility First Priority Collateral, the BrandCo DIP Agent as gratuitous bailee for the Collateral Agent), the certificates, if any, representing such Capital Stock (other than Excluded Collateral), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary Guarantor (as applicable); and

(iii)       cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) (x) to take such actions reasonably necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent and (y) comply with the provisions of Section 6.8(b) with respect to any Real Property (other than Excluded Collateral)  owned by such new Subsidiary.

(d)          With respect to any new first-tier Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any Subsidiary Guarantor, promptly (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary or reasonably advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary (other than any Excluded Collateral) that is owned by the Borrower or such Subsidiary Guarantor (as applicable) and (ii) deliver to the Collateral Agent (or, in the case of Pledged Securities that are Term Facility First Priority Collateral, the BrandCo DIP Agent as gratuitous bailee for the Collateral Agent) the certificates, if any, representing such Capital Stock (other than any Excluded Collateral), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary Guarantor (as applicable).

(e)          Notwithstanding anything in this Section 6.8 or any Security Document to the contrary, no Liens shall be required to be pledged or created with respect to any of the following (collectively, the “Excluded Collateral”):

(A)        any “intent-to-use” application for registration of a trademark or service mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(B)        any property or asset to the extent that such grant of a security interest is prohibited or effectively restricted by any applicable law (only so long as such prohibition exists and subject to any limitation on such prohibitions under the Bankruptcy Code) or requires a consent not obtained of any Governmental Authority pursuant to such applicable laws (only so long as such consent requirement exists);

(C)         any Excluded Equity Securities;

(D)        (w) any assets owned on or acquired after the Closing Date, to the extent that, and only for so long as, taking such actions would violate applicable law or regulation (after giving effect to Section 9-406(d), 9-407(a), 9-408 or 9-409 of the Uniform Commercial Code and other applicable law), (x) any assets acquired before or after the Closing Date, to the extent that and for so long as such grant would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets, (y) any assets (1) owned on the Closing Date or (2) acquired after the Closing Date, in each case in this clause (y), securing Indebtedness of the type permitted pursuant to Section 7.2(c) (or other Indebtedness permitted under Section 7.2(d) or 7.2(j) if such Indebtedness is of the type that is contemplated by Section 7.2(c)) that is secured by a Lien permitted by Section 7.3 so long as the documents governing such Lien do not permit the pledge of such assets to the Collateral Agent, or (z) any lease, license or other agreement, any asset embodying rights, priorities or privileges granted under such leases, licenses or agreements, or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate, breach or invalidate such lease, license or agreement or purchase money arrangement or create a right of acceleration, modification, termination or cancellation in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or applicable law, other than proceeds and receivables thereof, and only for so long such prohibition exists and to the extent such prohibition was not creation in contemplation of such grant; and

(E)        (x) any assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences (including as a result of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to Holdings, the Borrower and their respective Subsidiaries, taken as a whole, as agreed by the Borrower and the Required Lenders, or (y) any assets as to which the Required Lenders and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein outweigh the value of the security afforded thereby.

(f)           [reserved].

(g)          From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, filing any financing or continuation statements or financing statement amendments under the Uniform Commercial Code (or other similar laws, including the PPSA) in effect in any jurisdiction with respect to the security interests created thereby. Notwithstanding the foregoing, the provisions of this Section 6.8 shall not apply to assets as to which the Required Lenders and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.  The Administrative Agent (with the consent of the Required Lenders) may grant extensions of time or waivers of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.

(h)          Notwithstanding the foregoing, if (a) the Borrower or any Subsidiary acquires any Real Property constituting Collateral (other than Excluded Collateral) or (b) the Required Lenders or Administrative Agent shall have notified the Borrower in writing that they have or it has a reasonable belief that either the Borrower or any of its Subsidiaries is in breach of its obligations under Section 6.4 (to the extent applicable to Environmental Law or Releases of Materials of Environmental Concern), then the Borrower shall deliver within 60 days after the Required Lenders or the Administrative Agent, as applicable, requests therefor or such longer period as the Administrative Agent shall agree, at the Borrower’s cost and expense, an environmental assessment report, in the case of clause (b) above of a scope reasonably appropriate to address the subject of the Required Lenders’ or the Administrative Agent’s, as applicable, reasonable belief that such a breach exists, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Materials of Environmental Concern or noncompliance with Environmental Law and the estimated cost of any compliance, response or other corrective action to address any identified Materials of Environmental Concern, to the extent required by Environmental Law, or noncompliance on such properties.  Without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower (which report would be addressed to the Borrower), and the Borrower hereby grants and agrees to cause any Subsidiary that owns or leases any property described in such request to grant the Administrative Agent, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants or necessary consent of landlords, to enter onto their respective properties to undertake such an assessment on behalf of the Borrower.  By virtue of the foregoing, the Borrower does not intend to waive the attorney-client privilege with respect to any information or advice provided by the environmental consulting firm.

6.9   Use of Proceeds

Subject to additional restrictions on the use of proceeds provided in and in accordance with the Orders and to the extent set forth in the then current Approved Budget, use the proceeds of the Revolving Loans hereunder for the following purposes: (i) to refinance in full the Prepetition ABL Loans and Commitments in accordance with Section 2.4(a), (ii) payment of certain Prepetition amounts in accordance with the then current Approved Budget (including Prepetition payments to certain critical vendors identified by the Debtors, to the extent set forth in such Approved Budget) and as authorized by the Bankruptcy Court pursuant to the First Day Orders, (iii) payment of working capital and other general corporate needs of the Debtors in the ordinary course of business and (iv) payment of the costs, fees and expenses of administering the Cases (including payments benefiting from the Carve-Out) and the Canadian Recognition Proceedings incurred in the Cases, including professional fees; provided that for the avoidance of doubt, no proceeds of the Loans, the Carve-Out or the proceeds of any Collateral may be used by the Loan Parties in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Prepetition ABL Secured Parties in connection with the Prepetition ABL Facilities.

6.10    Post-Closing

Satisfy the requirements set forth on Schedule 6.10, on or before the date set forth opposite such requirements or such later date as consented to by the Required Lenders in their reasonable discretion, which reasonable consent may be provided via electronic mail.

6.11    [Reserved]

6.12    Line of Business

Continue to operate solely as a Permitted Business.

6.13    Changes in Jurisdictions of Organization; Name

Provide prompt written notice to the Collateral Agent of any change of name or change of jurisdiction of organization of any Loan Party, and deliver to the Collateral Agent all additional executed financing statements, financing statement amendments, financing change statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests to the extent provided for in the Security Documents.

6.14    Appraisals and Field Examinations.

(a)          The Company may and, upon request of the Administrative Agent (or if the Administrative Agent has not so requested within 5 Business Days after receipt of a written request from the Required Tranche A Revolving Lenders, upon the request of the Required Tranche A Revolving Lenders), shall conduct, or cause to be conducted (by professionals selected and engaged by the Administrative Agent), at its expense, and present to the Administrative Agent for approval, (i) Appraisals of the assets included in the Tranche A Borrowing Base or the Assumed Tranche B Borrowing Base and (ii) such other investigations and reviews as the Administrative Agent (or the Required Tranche A Revolving Lenders) shall request for the purpose of determining the Tranche A Borrowing Base and the Assumed Tranche B Borrowing Base (which determination shall in each case apply jointly to the foregoing), all upon reasonable notice and at such times during normal business hours and as often as may be reasonably requested; provided, however, that unless a Default or Event of Default shall be continuing, the Administrative Agent and the Lenders shall request no more than four such Appraisals, investigations and reviews in the aggregate prior to the Scheduled Maturity Date; provided further, however, that upon the exercise of the Facility Extension Option by the Borrower, the Administrative Agent and the Lenders shall be permitted to request an additional two Appraisals, investigations and reviews.  The Company shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Tranche A Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of the Accounts referred to therein.  Following the completion of any such Appraisals, investigations or reviews, the reports and results of such Appraisals, investigations or reviews shall be delivered to the Lenders.

(b)          The Administrative Agent may (or if the Administrative Agent has not done so within 5 Business Days after receipt of a written request from the Required Tranche A Revolving Lenders, may), at the Company’s sole cost and expense, (i) make test verifications of the Accounts and physical verifications of Inventory in any manner and through any medium that the Administrative Agent (or such Lenders) reasonably consider advisable and (ii) caused to be conducted customary field examinations of the ABL Facility First Priority Collateral, and the Company shall furnish all such assistance and information as the Administrative Agent (or, if applicable, the Required Tranche A Revolving Lenders) may reasonably require in connection therewith; provided, however, that unless a Default or Event of Default shall be continuing, the Administrative Agent and the Lenders shall request no more than four such verifications or four such customary field examinations prior to the Scheduled Maturity Date; provided further, however, that upon the exercise of the Facility Extension Option by the Borrower, the Administrative Agent and the Lenders shall be permitted to request an additional two such verifications or two such customary field examinations.  At any time and from time to time, upon the Administrative Agent’s request (or if the Administrative Agent has not so requested within 5 Business Days after receipt of a written request from the Required Tranche A Revolving Lenders, upon the request of the Required Tranche A Revolving Lenders) and at the expense of the Company, the Company shall furnish to the Administrative Agent or such Lenders, as applicable, reports reasonably satisfactory to the Administrative Agent showing reconciliations, aging and test verifications of, and trial balances for, the Accounts; provided, however, that unless a Default or Event of Default shall be continuing, the Administrative Agent and the Lenders shall not request more than four such reports prior to the Scheduled Maturity Date; provided further, however, that upon the exercise of the Facility Extension Option by the Borrower, the Administrative Agent and the Lenders shall be permitted to request an additional two such reports.  Following the completion of any field examinations, the reports and results of such field examinations shall be delivered to the Lenders.

(c)          The Loan Parties shall cooperate with, and use commercially reasonable efforts to provide the Administrative Agent, the Administrative Agent’s Financial Advisor, liquidation agents and appraisers with updated information in respect of the calculation of the Borrowing Base as may be requested by them from time to time.

6.15    Control Accounts; Approved Deposit Accounts

Subject to the terms of the Cash Management Order, the Orders and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order:

(a)          Upon the reasonable request of the Administrative Agent at any time after the Closing Date, the Company shall, and shall cause each of the Subsidiary Guarantors to, except cash or Cash Equivalents subject to a Lien permitted under Section 7.3(c), (d), (p) and (r) (i) deposit in an Approved Deposit Account all cash and all Proceeds (as defined in the Guarantee and Collateral Agreement) (or such similar term under and as defined in the Security Documents of a Non-US Guarantor) of any Account or General Intangible (as defined in the Guarantee and Collateral Agreement) (or such similar terms under and as defined in the Security Documents of a Non-US Guarantor) they receive from any other Person, (ii) not maintain any funds or other assets in any Securities Accounts that is not a Control Account (except as otherwise provided in Section 7.3 of the Guarantee and Collateral Agreement) and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that the Company and the Subsidiary Guarantors may deposit cash into and maintain Excluded Accounts. For the avoidance of doubt, Deposit Accounts that are subject to Existing Control Agreements shall constitute Approved Deposit Accounts.

(b)          The Company shall, and shall cause each of the Subsidiary Guarantors, to instruct (or, with respect to General Intangibles, use commercially reasonable efforts to instruct) each Account Debtor with a principal place of business located in the jurisdictions permitted in clause (f) of the definition of “Eligible Receivables” obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account.

(c)          In the event (i) the Company, any Subsidiary Guarantor or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply in any material respect with the terms of the applicable Deposit Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion exercised reasonably that the financial condition of a Deposit Account Bank has materially deteriorated, the Company shall, and shall cause each Subsidiary Guarantor to, notify all of their respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.

(d)          In the event (i) the Company, any Subsidiary Guarantor or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion exercised reasonably that the financial condition of an Approved Securities Intermediary has materially deteriorated, the Company shall, and shall cause each Subsidiary to Guarantor to, notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

6.16    Landlord Waiver and Bailee’s Letters

The Company shall, and shall cause each of the Subsidiary Guarantors to, use commercially reasonable efforts to deliver Landlord Waivers and Bailee’s Letters pursuant to Section 6.10 and as the Administrative Agent shall reasonably request from time to time in connection with ABL Facility First Priority Collateral included in the Tranche A Borrowing Base or the Assumed Tranche B Borrowing Base in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions.

6.17    Tax Reporting

Promptly after the Company determines that it intends to treat the Loans and the related transactions contemplated hereby as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), the Company shall give the Administrative Agent written notice thereof and shall deliver to the Administrative Agent all U.S. Internal Revenue Service forms required in connection therewith.

6.18    Sanctions; Anti-Corruption Laws.

 The Borrower will maintain in effect policies and procedures designed to promote compliance by Holdings, the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the Anti-Corruption Law.  The Borrower will not, directly or indirectly, use the proceeds of the Loans (i) to lend, contribute, provide or otherwise make available such proceeds to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the target of any Sanctions, or in any other manner, in each case, that would result in any violation by any party hereto (including any Lender, Lead Arranger or Administrative Agent) of Sanctions or (ii) for any payments to any Person, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable Anti-Corruption Law.

6.19    [Reserved].

6.20    Certain Case Milestones.

Each Loan Party shall ensure that each of the milestones set forth below (the “Milestones”) is achieved in accordance with the applicable timing referred to below (or such later dates as approved in writing by the Required Tranche A Revolving Lenders):

(a)          Not later than June 15, 2022, the Petition Date shall have occurred and the Cases shall have been filed (the Lenders hereby confirm such Milestone was satisfied);

(b)          Not later than June 16, 2022, the Loan Parties shall have filed a motion seeking approval of the Loan Documents and entry of the Orders, in form and substance satisfactory to the Required Lenders in all respects (the Lenders hereby confirm such Milestone was satisfied);

(c)          Not later than June 17, 2022, the Bankruptcy Court shall have entered the Interim Order (the Lenders hereby confirm such Milestone was satisfied);

(d)          Not later than July 22, 2022, the Bankruptcy Court shall have entered the Final Order;

(e)          Not later than November 1, 2022, the Debtors shall have entered into an Acceptable Restructuring Support Agreement;

(f)          Not later than November 30, 2022, the Debtors shall have filed an Acceptable Plan of Reorganization, together with a proposed Acceptable Disclosure Statement;

(g)          Not later than April 1, 2023, the Bankruptcy Court shall have entered an Acceptable Confirmation Order; and

(h)          Not later than April 15, 2023, the Plan Effective Date with respect to an Acceptable Plan of Reorganization shall have occurred.

6.21    Certain Bankruptcy Matters.

The Loan Parties and their Subsidiaries shall comply (i) after entry thereof, with all of the requirements and obligations set forth in the Orders, the Cash Management Order and the Canadian Orders, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (b) of the definition of “Approved Bankruptcy Court Order”) and (iii) after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the Debtors’ “first day” and “second day” relief and any pleadings seeking to establish material procedures for administration of the Cases or approving significant or material outside the ordinary course of business transactions and all obtained in the Cases, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (c) of the definition of “Approved Bankruptcy Court Order”); provided that any actions taken to enforce any rights or remedies arising from a breach of this Section 6.21 shall be subject to any requirements in the Orders requiring a ruling or entry of an order of the Bankruptcy Court.

6.22    Bankruptcy Notices.

(a)          The Borrower will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender), to the extent reasonably practicable, prior to filing with the Bankruptcy Court, the Final Order and all other proposed orders and pleadings related to the Loans and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, having a value in excess of $1,000,000, cash management, adequate protection, any Chapter 11 Plan and/or any disclosure statement or supplemental document related thereto.

(b)          The Borrower will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender), to the extent reasonably practicable, no later than three calendar days (or such shorter period as Administrative Agent may agree) prior to filing with the Bankruptcy Court all other filings, motions, pleadings, other papers or material notices to be filed with the Bankruptcy Court relating to any request (x) to approve any compromise and settlement of claims whether under Rule 9019 of the Federal Rules of Bankruptcy Procedure or otherwise, or (y) for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code, in each case other than notices, filings, motions, pleadings or other information concerning less than $5,000,000 in value.

6.23    Certain Canadian Bankruptcy Matter

(a)          Holdings, in its capacity as foreign representative on behalf of the Debtors, shall have filed an application with the Canadian Court to commence the Canadian Recognition Proceedings and the Canadian Court shall have issued the Canadian Initial Recognition Order, the Canadian Supplemental Order and the Canadian Interim DIP Recognition Order;

(b)          As soon as reasonably practicable following the entry of the Final Order, the Canadian Court shall have issued the Canadian Final DIP Recognition Order; and

(c)          Holdings will furnish to the Administrative Agent, to the extent reasonably practicable, no later than three calendar days (or such shorter period as Administrative Agent may agree) prior to filing with the Canadian Court all filings, motions, pleadings, other papers or material notices to be filed with the Canadian Court relating to any request for relief in the Canadian Recognition Proceedings.

6.24    Repatriation of Cash.

Except as provided for in any Approved Budget, the Borrower shall use commercially reasonable efforts to cause all of its Foreign Subsidiaries that are not Loan Parties to repatriate all Unrestricted Cash or Cash Equivalents (including, for the avoidance of doubt, all such Unrestricted Cash or Cash Equivalents located in the People’s Republic of China) in an amount in excess of that provided for in any Approved Budget, to Loan Parties (other than BrandCo Entities), unless, to the extent and for so long as such repatriation of cash or Cash Equivalents is or are prohibited, restricted or delayed by, or inconsistent with, applicable local law (including fiduciary duties imposed thereunder) or binding agreements from being so repatriated.

6.25    Lender Calls.

Following the Petition Date, on at least a bi-weekly basis, the Debtors’ senior management, legal and financial advisors will hold a telephonic conference call with the Lenders (and their advisors including the Administrative Agent’s Financial Advisor) during normal business hours, to discuss the Approved Budget, the Cases, the financial and operational performance of the Loan Parties, and such other related matters as may be reasonably requested with reasonable advance notice by the Required Lenders; provided that, the Debtors’ professional advisors, including Alvarez and Marsal, will hold an additional telephonic conference call at least once per week with the Administrative Agent’s Financial Advisor.

SECTION VII.
NEGATIVE COVENANTS

The Borrower hereby agrees that, from and after the Closing Date, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements or Specified Cash Management Obligations), the Borrower shall not, and shall not permit any of its Subsidiaries to:

7.1      Executive Compensation.

Enter into, or permit any of its Subsidiaries to enter into, any material key employee retention plan (other than the key employee retention plan disclosed to the Lenders prior to the Petition Date), any new or amended agreement regarding executive compensation, or other material executive compensation arrangement, in each case, outside the ordinary course of business without the prior consent of the Required Lenders.

7.2      Indebtedness

Create, issue, incur, assume, or permit to exist any Indebtedness, except:

(a)          Indebtedness of the Borrower and any of its Subsidiaries pursuant to (i) this Agreement and any other Loan Document, (ii) the Intercompany DIP Facility and (iii) the BrandCo DIP Facility, in each case, in accordance with the Orders;

(b)          unsecured Indebtedness of the Borrower or any of its Subsidiaries owing to the Borrower or any of its Subsidiaries, provided, that any such Indebtedness owing by a non-Loan Party to a Loan Party is permitted by Section 7.7 (other than by reference to Section 7.2 or any clause thereof);

(c)          Capital Lease Obligations, and Indebtedness of the Borrower or any of its Subsidiaries incurred to finance or reimburse the cost of the acquisition, development, construction, purchase, lease, repair, addition or improvement of any property (real or personal), equipment or other assets used or useful in a Permitted Business, whether such property, equipment or assets were originally acquired directly or as a result of the purchase of any Capital Stock of any Person owning such property, equipment or assets, in an aggregate outstanding principal amount not to exceed $5,000,000; provided, that any Capital Lease Obligations existing on the Petition Date shall be listed on Schedule 7.2(d);

(d)          Indebtedness outstanding or incurred pursuant to (i) the Prepetition 2016 Term Loan Agreement, the Prepetition 2024 Notes, the Prepetition ABL Credit Agreement, the Prepetition BrandCo Facility Agreement and (ii) the other facilities outstanding on the Petition Date up to the aggregate principal amounts listed on Schedule 7.2(d);

(e)          Guarantee Obligations

(i)          by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor not prohibited by this Agreement to be incurred; provided that any such Subsidiary that is not a Guarantor providing such Guarantee Obligations with respect to Indebtedness of the Borrower in reliance on this clause (e) shall also provide a Guarantee with respect to the Obligations on a pari passu basis,

(ii)        by the Borrower or any Subsidiary Guarantor of obligations of Holdings, any Non-Guarantor Subsidiary or joint venture or other Person that is not a Subsidiary to the extent permitted by Section 7.7 (other than by reference to Section 7.2 or any clause thereof),

(iii)        by any Non-Guarantor Subsidiary of obligations of any other Non-Guarantor Subsidiary; and

(iv)       by any Non-Guarantor Subsidiary of the obligations of any other Person that is not a Subsidiary to the extent permitted by Section 7.7 (other than by reference to Section 7.2 or any clause thereof);

(f)          Indebtedness of the Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(g)          [reserved];

(h)          [reserved];

(i)          [reserved];

(j)          Indebtedness of the Borrower or any other Loan Party in an aggregate principal amount (for the Borrower and such Loan Parties) not to exceed $5,000,000 at any time outstanding,

(k)          Indebtedness of Non-Guarantor Subsidiaries that are Foreign Subsidiaries under local or bilateral credit facilities for working capital and general corporate purposes, in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(l)          Indebtedness of the Borrower or any of its Subsidiaries in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, VAT, duty, tariff, appeal and surety bonds, completion guarantees, and other obligations of a similar nature, in each case in the ordinary course of business;

(m)          Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification related to sales, leases or other Dispositions of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary, in each case in the ordinary course of business;

(n)          [reserved];

(o)          [reserved];

(p)          [reserved];

(q)          Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business or otherwise consistent with industry practice;

(r)          Indebtedness (i) owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business and as contemplated by the Approved Budget, and (ii) in the form of pension and retirement liabilities not constituting an Event of Default;

(s)         (i)          Guarantee Obligations made in the ordinary course of business; provided, that such Guarantee Obligations are not of Indebtedness for Borrowed Money,

(ii)         Guarantee Obligations in respect of lease obligations of the Borrower and its Subsidiaries in the ordinary course of business,

(iii)        Guarantee Obligations in respect of Indebtedness of joint ventures,

(iv)        Guarantee Obligations in respect of Indebtedness permitted by clause (r)(ii) above and

(v)        Guarantee Obligations by the Borrower or any of its Subsidiaries of any Subsidiary’s purchase obligations under supplier agreements and in respect of obligations of or to customers, distributors, franchisees, lessors, licensees and sublicensees;

provided, that all Guarantee Obligations under this clause (s) are not of Indebtedness for Borrowed Money and are incurred in the ordinary course of business;

(t)          [reserved];

(u)          [reserved];

(v)          [reserved];

(w)          Indebtedness representing deferred compensation or stock-based compensation to employees of Holdings, any Parent Company, the Borrower or any Subsidiary incurred in the ordinary course of business;

(x)          [reserved];

(y)          Indebtedness (and Guarantee Obligations in respect thereof) in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(z)          Indebtedness of the Borrower or any of its Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(aa)          [reserved];

(bb)          Indebtedness to any Person (other than an Affiliate of the Borrower) in respect of the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit for the account of the Borrower or any of its Subsidiaries in an aggregate amount at any one time outstanding not to exceed $15,000,000; and

(cc)           all premiums (if any), interest (including Post-Petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (bb) above.

7.3      Liens

Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)          Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; provided, that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, to the extent required by GAAP;

(b)          landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)          (i) pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) Liens incurred in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries in respect of such obligations;

(d)          deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory or regulatory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature and liabilities to insurance carriers incurred in the ordinary course of business;

(e)          (i) Liens and encumbrances shown as exceptions in any title insurance policies insuring any Mortgages, and (ii) easements, zoning restrictions, rights-of-way, leases, licenses, covenants, conditions, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)          Liens (i) in existence on the Petition Date (x) securing obligations under the Prepetition 2016 Term Loan Agreement, the Prepetition ABL Credit Agreement, the Prepetition BrandCo Facility Agreement and the Foreign ABTL Credit Agreement or (y) listed on Schedule 7.3(f), (ii) securing Indebtedness permitted by Section 7.2(d);

(g)          (i)          Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Sections 7.2(c), 7.2(e), 7.2(j), 7.2(k), 7.2(r) and 7.2(s); provided, that

(A)          in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(r), such Liens do not encumber any Property other than cash paid to any such insurance company in respect of such insurance,

(B)          in the case of Liens securing Guarantee Obligations pursuant to Section 7.2(e), the underlying obligations are secured by a Lien permitted to be incurred pursuant to this Agreement and

(C)          in the case of any such Liens securing Indebtedness pursuant to Section 7.2(j), such Indebtedness may only be secured by the Collateral on a junior basis with the Liens securing the Obligations  and no such Liens shall apply to any other Property of the Borrower or any of its Subsidiaries that is not Collateral, and

(ii)          any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section 7.3(g) in whole or in part; provided, that such extension, renewal or replacement shall be limited to all or a part of the property which secured (or was permitted to secure) the Lien so extended, renewed or replaced (plus improvements on such property, if any);

(h)          Liens (i) created pursuant to the Loan Documents or any other Lien securing all or a portion of the Obligations (ii) securing the Intercompany DIP Facility, subject to and pursuant to the Orders and the Canadian DIP Recognition Order, or (iii) securing the BrandCo DIP Facility and the proceeds thereof, subject to the Orders and the Canadian DIP Recognition Order;

(i)          Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.1(h);

(j)          the CCAA Charges;

(k)          (i) Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries, in each case in the ordinary course of business and not exceeding $2,500,000 and (ii) Liens securing Indebtedness or other obligations of the Borrower or any of its Subsidiaries in favor of any Loan Party;

(l)          receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(m)          Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(n)          Liens arising out of consignment or similar arrangements for the sale by the Borrower and its Subsidiaries of goods through third parties in the ordinary course of business or otherwise consistent with past practice;

(o)          [reserved];

(p)          Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(q)          Liens upon specific items of inventory, equipment or other goods and proceeds of the Borrower or any of its Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, equipment or other goods;

(r)          Liens securing any Hedge Agreements in an aggregate amount not to exceed $1,000,000 at any time outstanding or entered into in the ordinary course of business for their respective operating requirements or of hedging interest rate or currency exposure, and not for speculative purposes;

(s)          any interest or title of a lessor under any leases or subleases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and any financing statement filed in connection with any such lease;

(t)          [reserved];

(u)          (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness and in the ordinary course of business, (B) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (C) relating to purchase orders and other agreements entered into with distributors, clients, customers, vendors or suppliers of the Borrower or any of its Subsidiaries in the ordinary course of business, (ii) other Liens securing cash management obligations in the ordinary course of business and (iii) Liens encumbering reasonable and customary initial deposits and margin deposits in respect of, and similar Liens attaching to, commodity trading accounts and other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v)          Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(w)          Liens on Capital Stock existing on the Petition Date in joint ventures and other non-wholly owned entities securing obligations of such joint venture or entity and options, put and call arrangements, rights of first refusal and similar rights relating to Capital Stock in joint ventures and other non-wholly owned entities;

(x)          Liens securing obligations incurred in the ordinary course of business in respect of trade-related letters of credit permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(y)          other Liens with respect to obligations the principal amount of which do not exceed $5,000,000 at any time outstanding;

(z)          licenses, sublicenses, cross-licensing or pooling of, or similar arrangements with respect to, Intellectual Property granted by the Borrower or any of its Subsidiaries which do not interfere in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(aa)          Liens arising from precautionary UCC financing statement filings (or other similar filings in non-U.S. jurisdictions) regarding leases, subleases, licenses or consignments, in each case, entered into by the Borrower or any of its Subsidiaries;

(bb)          (i) zoning or similar laws or rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property and (ii) Liens in favor of the United States of America for amounts paid by the Borrower or any of its Subsidiaries as progress payments under government contracts entered into by them (provided, that no such Lien described in this clause (ii) shall encumber any Collateral);

(cc)          Liens on cash deposits in respect of Indebtedness permitted under Section 7.2(bb); provided, that the amount of any such deposit does not exceed 103% of the amount of the Indebtedness such cash deposits secures;

(dd)          Liens on inventory or equipment of the Borrower or any Subsidiary granted in the ordinary course of business to the Borrower’s or such Subsidiary’s (as applicable) distributor, vendor, supplier, client or customer at which such inventory or equipment is located; and

(ee)          Liens granted to provide adequate protection pursuant to the Orders.

7.4      Fundamental Changes

Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of any of its Property or business, except that:

(a)          (i) any Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, the Borrower as long as such merger, amalgamation or consolidation does not adversely affect the Liens in favor of the Collateral Agent securing the Secured Obligations or the priority thereof (provided, that the Borrower shall be the continuing or surviving Person) or (ii) any Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any Subsidiary Guarantor (provided, that (x) such Subsidiary Guarantor shall be the continuing or surviving Person and (y) if any Debtor is a party to such merger, amalgamation, consolidation or liquidation, the surviving Person shall be a Debtor);

(b)          any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Subsidiary; provided, that if any Non-Guarantor Subsidiary that is a Debtor is a party to such merger, consolidation or liquidation, the surviving Person shall be a Debtor;

(c)          any Subsidiary may Dispose of all or substantially all of its assets upon voluntary liquidation (or otherwise) to any Loan Party; provided, that if any Debtor is the transferor, the transferee shall be a Debtor;

(d)          any Non-Guarantor Subsidiary (other than a BrandCo Entity) may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) (i) to any other Non-Guarantor Subsidiary that is a Subsidiary and a Debtor or (ii) to Holdings;

(e)          Dispositions expressly permitted by Section 7.5 (other than Section 7.5(c)) may be consummated;

(f)          any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

(g)          any merger, consolidation or amalgamation, or liquidation, winding up or dissolution, or Disposition of Property or business with respect to any Debtor pursuant to any order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Administrative Agent and the Required Tranche A Revolving Lenders; provided that de minimis Dispositions of ABL Facility First Priority Collateral without further order of the Bankruptcy Court shall be permitted so long as the proceeds thereof are applied in accordance with Section 2.12(c); and

(h)          any immaterial Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders, (ii) to the extent such Subsidiary is a Loan Party, any assets of such Subsidiary shall be transferred to a Loan Party after giving effect to such liquidation or dissolution and (iii) to the extent such Subsidiary is a Loan Party, any business of such Subsidiary not otherwise discontinued (if the Borrower determines in good faith that such discontinuation is in the best interest of the Borrower and is not disadvantageous to the Lenders) shall be transferred to, or otherwise conducted by, a Loan Party after giving effect to such liquidation or dissolution.

7.5      Dispositions of Property

Dispose of any of its owned Property (including receivables) whether now owned or hereafter acquired, or issue or sell any shares of Capital Stock (other than directors’ qualifying shares) to any Person or grant any exclusive license, except:

(a)          (i) the Disposition of surplus, obsolete, damaged or worn out Property (including scrap and byproducts) in the ordinary course of business, Dispositions of Property no longer used or useful or economically practicable to maintain in the conduct of the business of the Borrower and other Subsidiaries in the ordinary course and Dispositions of Property necessary in order to comply with applicable Requirements of Law or licensure requirements (in each case, as determined by the Borrower in good faith), (ii) the sale of defaulted receivables in the ordinary course of business, (iii) abandonment, cancellation or disposition of any Intellectual Property determined by the management of the Borrower to be no longer useful or necessary in the operation of the Business in the ordinary course of business, provided, that, such Intellectual Property is not registered in or applied to be registered in class 3 of the International Classification of Goods and Services (unless it is not possible to maintain such Intellectual Property as a matter of applicable law) and (iv) sales, leases or other dispositions of inventory determined by the management of the Borrower to be no longer useful or necessary in the operation of the Business in the ordinary course of business;

(b)          (i) the sale of inventory or other Property in the ordinary course of business, (ii) the cross-licensing, pooling, sublicensing or licensing of, or similar arrangements (including disposition of marketing rights) with respect to, Intellectual Property in the ordinary course of business or consistent with past practice or otherwise with respect to Intellectual Property in connection with Other Goods and Services for a term of no longer than five (5) years; provided, that, in each case, such disposition is not materially disadvantageous to the Lenders and, with respect to any such Dispositions involving Other Goods and Services, to the extent such Dispositions have or are expected to have an aggregate consideration exceeding $20,000,000 in the aggregate, as determined by the Borrower in good faith at the time made, any such Disposition shall require the prior written consent of the Required Lenders (such consent not to be unreasonably withheld), and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind, to the extent that the Property received in such exchange is of a Fair Market Value equivalent to the Fair Market Value of the Property exchanged (provided, that after giving effect to such exchange, the Fair Market Value of the Property of any Loan Party so exchanged that is subject to Liens in favor of the Collateral Agent under the Security Documents or an order of the Bankruptcy Court or the Canadian Court is not materially reduced);

(c)          Dispositions permitted by Section 7.4 (other than Section 7.4(e));

(d)          the sale or issuance of any Subsidiary’s Capital Stock to any Loan Party;

(e)          any Disposition of the real property owned by the Borrower or one of its Subsidiaries located in Jacksonville, Florida; provided, that

(i)          it shall be for Fair Market Value,

(ii)         at least 75% of the total consideration  received by the Borrower and its Subsidiaries is in the form of cash or Cash Equivalents, and

(iii)        the requirements of Section 2.12(c) are complied with in connection therewith;

(f)          any Recovery Event; provided, that the requirements of Section 2.12(c), to the extent applicable, are complied with in connection therewith;

(g)          the leasing, non-exclusive licensing, occupying pursuant to occupancy agreements or sub-leasing of Property that would not materially interfere with the use in the ordinary course of such Property by the Borrower or its Subsidiaries;

(h)          the Disposition of the Capital Stock or assets of Revlon Overseas Corporation, C.A. for no consideration;

(i)          the sale or discount, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(j)          (i) transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and (ii) transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;

(k)          the transfer of Property (i) by the Borrower or any Subsidiary Guarantor to any other Loan Party that is a Debtor or (ii) from a Non-Guarantor Subsidiary to (A) any Loan Party; provided, that the portion (if any) of such Disposition made for more than Fair Market Value shall constitute an Investment and comply with Section 7.7 or (B) any other Non-Guarantor Subsidiary;

(l)          the Disposition of cash and Cash Equivalents (or the foreign equivalent of Cash Equivalents) in the ordinary course of business;

(m)        to the extent constituting Dispositions, (i) Liens expressly permitted by Section 7.3 (other than by reference to Section 7.5 or any clause thereof), (ii) Restricted Payments expressly permitted by Section 7.6 (other than by reference to Section 7.5 or any clause thereof) and (iii) Investments expressly permitted by Section 7.7 (other than by reference to Section 7.5 or any clause thereof);

(n)          Dispositions of Investments in joint ventures and other non-wholly owned entities to the extent required by, or made pursuant to, customary buy/sell arrangements in effect on the Petition Date between the joint venture parties set forth in joint venture arrangements, shareholder agreements and similar binding arrangements in effect on the Petition Date, in each case enforceable after giving effect to applicable Bankruptcy Law; provided that the requirements of Section 2.12(c), to the extent applicable, are complied with in connection therewith;

(o)          the unwinding of Hedge Agreements permitted hereunder pursuant to their terms;

(p)          sales, transfers or other Dispositions of assets with respect to any Debtor pursuant to any order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Administrative Agent (solely with respect to its own treatment) and the Required Tranche A Revolving Lenders, permitting de minimis asset dispositions without further order of the Bankruptcy Court, so long as the proceeds thereof are applied in accordance with Section 2.12(c);

(q)          the sale of services, or the termination of any other contracts, in each case in the ordinary course of business;

(r)          Dispositions of Property in the ordinary course of business to the extent that (i)(A) such Property is exchanged for credit against the purchase price of similar replacement Property or (B) the proceeds of such Disposition are applied to the purchase price of such replacement Property and (ii) to the extent such Property constituted Collateral, such replacement Property constitutes Collateral as well;

(s)          any Disposition of Property in the ordinary course of business that represents a surrender or waiver of an immaterial contract right or settlement, surrender or release of a contract or tort claim; and

(t)          Dispositions of Property between or among the Borrower and/or its Subsidiaries that are Debtors as a substantially concurrent interim Disposition in connection with a Disposition otherwise expressly permitted pursuant to clauses (a) through (s) above.

7.6      Restricted Payments

Directly or indirectly declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of the Borrower or such Subsidiary (collectively, “Restricted Payments”), except that:

(a)          (i) any Subsidiary may make Restricted Payments to any Loan Party (provided that any Subsidiary that is a Debtor may only make Restricted Payments to Subsidiaries that are Loan Parties and Debtors) and (ii) Non-Guarantor Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries;

(b)          the Borrower or any Subsidiary may make, without duplication and in the ordinary course of business,

(i)        Tax Payments in an aggregate amount not to exceed the amount of payments authorized by the Final Order (A) Authorizing the Payment of Certain Prepetition Taxes and Fees and (B) Granting Related Relief entered by the Bankruptcy Court and

(ii)         Restricted Payments to Holdings to permit Holdings to pay

(A)        franchise and similar taxes and other fees and expenses in connection with the maintenance of its existence and its ownership of the Borrower,

(B)        so long as the Borrower and Holdings are members of a consolidated, combined, unitary or similar group for U.S. federal, state or local income tax purposes, federal, state or local income taxes, as applicable, but only to the extent such income taxes are (x) attributable to the income of the Borrower and its Subsidiaries that are members of such group, determined by taking into account any available net operating loss carryovers or other tax attributes of the Borrower and such Subsidiaries and (y) not covered by Tax Payments; provided, that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Borrower and such Subsidiaries would have been required to pay in respect of such income taxes for such fiscal year were the Borrower and such Subsidiaries a consolidated or combined group of which the Borrower was the common parent, less any amounts paid directly by Borrower and such Subsidiaries with respect to such Taxes;

(C)        customary fees, salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, their current and former officers and employees and members of their Board of Directors,

(D)         corporate operating expenses and other fees and expenses required to maintain its corporate existence,

(E)         fees and expenses to the extent permitted under clause (i) of the second sentence of Section 7.9,

(F)         reasonable fees and expenses incurred in connection with any debt or equity offering by Holdings, to the extent the proceeds thereof are (or, in the case of an unsuccessful offering, were intended to be) used for the benefit of the Borrower and its Subsidiaries, whether or not completed and

(G)        reasonable fees and expenses in connection with compliance with reporting and public and limited company obligations under, or in connection with compliance with, federal or state laws (including securities laws, rules and regulations, securities exchange rules and similar laws, rules and regulations) or under this Agreement or any other Loan Document;

provided, that Restricted Payments made pursuant to this Section 7.6(b)(ii) (except for payments pursuant to  clause (B) above) shall in any event be consistent with the Approved Budget;

(c)          to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted (other than by reference to Section 7.6 or any clause thereof) by any provision of Sections 7.4, 7.5, 7.7 and 7.9 (other than clauses (vi),(vii) or (ix) the second sentence of Section 7.9);

(d)          any non-wholly owned Subsidiary of the Borrower may declare and pay cash dividends to its equity holders (excluding any such equity holder that is an Affiliate of the Borrower (other than the Borrower and its Subsidiaries)) generally so long as the Borrower or its respective Subsidiary which owns the equity interests in the Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Subsidiary);

(e)          Prepayments and payments of other Indebtedness (including any payment made in respect of (i) the Intercompany DIP Facility, which shall be limited to paid-in-kind interest thereunder and (ii) the BrandCo DIP Facility) set forth in the Approved Budget or the Orders.

7.7      Investments

Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other similar investment in, any other Person (all of the foregoing, “Investments”), except:

(a)          (i) extensions of trade credit in the ordinary course of business, (ii) loans, advances and promotions made to distributors, customers, vendors and suppliers in the ordinary course of business or in accordance with market practices, (iii) purchases and acquisitions of inventory, supplies, materials and equipment, purchases of contract rights, accounts and chattel paper, purchases of put and call foreign exchange options to the extent necessary to hedge foreign exchange exposures or foreign exchange spot and forward contracts, purchases of notes receivable or licenses or leases of Intellectual Property, in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments, (iv) Investments among the Borrower and its Subsidiaries in connection with the sale of inventory and parts in the ordinary course of business and (v) purchases and acquisitions of Intellectual Property or purchases of contract rights or licenses or leases of Intellectual Property, in each case, in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(b)          Investments in Cash Equivalents (or the foreign equivalent of Cash Equivalents) and Investments that were Cash Equivalents (or the foreign equivalent of Cash Equivalents) when made;

(c)          Investments arising in connection with (i) the incurrence of Indebtedness permitted by Section 7.2 (other than by reference to Section 7.7 or any clause thereof) to the extent arising as a result of Indebtedness among the Borrower or any of its Subsidiaries and Guarantee Obligations permitted by Section 7.2 (other than by reference to Section 7.7 or any clause thereof) and payments made in respect of such Guarantee Obligations, (ii) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2 (other than by reference to Section 7.7 or any clause thereof) and (iii) guarantees by the Borrower or any of its Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(d)          loans and advances to employees, consultants or directors of any Parent Company, Holdings or any of its Subsidiaries in the ordinary course of business in an aggregate amount (for the Borrower and all of its Subsidiaries) not to exceed $1,000,000 (excluding (for purposes of such cap) tuition advances, travel and entertainment expenses, but including relocation advances) at any one time outstanding;

(e)          Investments (i) (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Borrower or any of its Subsidiaries in the Borrower or any Person that is a Loan Party (or is a Subsidiary that becomes a Loan Party in connection with such Investment); provided that any Debtor may not make an Investment in a Non-Debtor pursuant to this subclause (i), (ii) [reserved], (iii) comprised solely of equity purchases or contributions by the Borrower or any of its Subsidiaries in any other Subsidiary made for tax purposes, so long as, prior to such Investment, the Borrower provides to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that, after giving pro forma effect to such Investments, the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral is not impaired in any material respect by such Investment and (iv) existing on the Petition Date in any Non-Guarantor Subsidiary;

(f)          Investments to the extent provided for in any Approved Budget;

(g)          Investments (including debt obligations) received in the ordinary course of business by the Borrower or any of its Subsidiaries in connection with (w) the bankruptcy or reorganization of suppliers, vendors, distributors, clients, customers and other Persons, (x) settlement of delinquent obligations of, and other disputes with, suppliers, vendors, distributors, clients, customers and other Persons arising in the ordinary course of business, (y) endorsements for collection or deposit and (z) customary trade arrangements with suppliers, vendors, distributors, clients and customers, including consisting of Capital Stock of clients and customers issued to the Borrower or any Subsidiary in consideration for goods provided and/or services rendered;

(h)          Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary (other than Investments by BrandCo Holdings or any of its Subsidiaries in any Non-Guarantor Subsidiary that is not a Subsidiary of BrandCo Holdings); provided, that this Section 7.7(h) shall not permit Investments made by any Non-Guarantor Subsidiary that is a Debtor in any Non-Debtor;

(i)          Investments in existence on, or pursuant to legally binding written commitments in existence on, the Petition Date and listed on Schedule 7.7 and, in each case, any extensions, renewals or replacements thereof, so long as the amount of any Investment made pursuant to this clause (i) is not increased (other than pursuant to such legally binding commitments);

(j)          Investments of the Borrower or any of its Subsidiaries under Hedge Agreements permitted hereunder;

(k)          to the extent constituting Investments, transactions expressly permitted (other than by reference to this Section 7.7 or any clause thereof) under Sections 7.4, 7.5, 7.6 and 7.8;

(l)          Investments arising directly out of the receipt by the Borrower or any of its Subsidiaries of non-cash consideration for any sale of assets permitted under Section 7.5 (other than by reference to Section 7.7 or any clause thereof);

(m)          Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);

(n)          Investments in connection with a legitimate business purpose (which, for the avoidance of doubt, shall not include any financing arrangement) consisting of (i) the licensing, sublicensing, cross-licensing, pooling or contribution of, or similar arrangements with respect to, Intellectual Property (other than BrandCo Collateral except as permitted pursuant to the BrandCo License Documents), in each case, in the ordinary course of business or consistent with past practice or not otherwise materially adverse to the interest of the Lenders, and (ii) the transfer or licensing of non-U.S. Intellectual Property (other than BrandCo Collateral except as permitted pursuant to the BrandCo License Documents) to a Foreign Subsidiary in the ordinary course of business consistent with past practice or otherwise not materially adverse to the interest of the Lenders;

(o)          Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;

(p)          Investments in an aggregate amount not to exceed $2,500,000; provided, that Investments made by any Loan Party pursuant to this clause (p) shall not be in the form of Intellectual Property (or of Capital Stock of Subsidiaries owning Intellectual Property);

(q)          advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business; provided, that Investments made pursuant to this Section 7.7(q) shall not, in the aggregate, exceed $1,000,000 in any fiscal year and shall in any event be consistent with the Approved Budget;

(r)          Investments constituting loans or advances in lieu of Restricted Payments permitted pursuant to Section 7.6;

(s)          the Borrower or any of its Subsidiaries may make Investments in prepaid expenses, negotiable instruments held for collection and lease and utility and worker’s compensation deposits provided to third parties in the ordinary course of business and consistent with the Approved Budget; and

(t)          Investments in any other Investment available to highly compensated employees under any “excess 401-(k) plan” of the Borrower (or any of its Domestic Subsidiaries, as applicable), in each case to the extent necessary to permit the Borrower (or such Domestic Subsidiary, as applicable) to satisfy its obligations under such “excess 401-(k) plan” for highly compensated employees; provided, however, that such Investments made pursuant this Section 7.7(t) are consistent with the Approved Budget.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

7.8      Prepayments, Etc. of Indebtedness; Amendments.

(a)          Make any Prepetition Payments other than:

(i)          as permitted by the Orders and consistent with the Approved Budget,

(ii)         as permitted by any Approved Bankruptcy Court Order and consistent with the Approved Budget, or

(iii)        as permitted by any other order of the Bankruptcy Court or the Canadian Court in amounts reasonably satisfactory to the Required Lenders;

(b)          amend or modify the documentation in respect of any Prepetition Indebtedness or the BrandCo DIP Facility, in each case, without the prior written consent of the Required Tranche A Revolving Lenders, which consent may be provided via electronic mail;

(c)          amend or modify the BrandCo License Documents in any manner that would be adverse to the Lenders; or

(d)          Make any payments in respect of the Prepetition Tranche B Term Loans prior to the indefeasible payment in full in cash of all of the Secured Obligations under the Loan Documents.

7.9      Transactions with Affiliates

Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate thereof (other than the Borrower or any of its Subsidiaries) involving aggregate payments or consideration in excess of $500,000 unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon terms materially no less favorable when taken as a whole to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided with respect to any such transaction involving aggregate payments or consideration in excess of $750,000, the Borrower shall deliver to the Administrative Agent a letter from a nationally recognized investment banking firm stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view.  Notwithstanding the foregoing, the Borrower and its Subsidiaries may:

(i)          pay to Holdings fees and expenses in connection with the Transactions and specifically disclosed to the Administrative Agent’s Financial Advisor prior to the Petition Date and consistent with the Approved Budget;

(ii)         [reserved];

(iii)       make any Restricted Payment permitted pursuant to Section 7.6 (other than by reference to Section 7.9 or any clause thereof) or any Investment permitted pursuant to Section 7.7;

(iv)        perform their obligations pursuant to the Transactions, the Intercompany DIP Facility and the BrandCo DIP Facility;

(v)         enter into transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(vi)        without being subject to the terms of this Section 7.9, enter into any transaction with any Person which is an Affiliate of Holdings or the Borrower only by reason of such Person and Holdings or the Borrower, as applicable, having common directors;

(vii)      enter into any transaction among Holdings, the Borrower and its Subsidiaries in the ordinary course of business consistent with past practice that is not otherwise prohibited by this Agreement;

(viii)       enter into the transactions allowed pursuant to Section 10.6;

(ix)         enter into transactions set forth on Schedule 7.9;

(x)          enter into joint purchasing arrangements with the Sponsor in the ordinary course of business or otherwise consistent with past practice;

(xi)      enter into and perform their respective obligations under the terms of the Company Tax Sharing Agreement in effect on the Petition Date, or any amendments thereto that do not materially increase the Borrower’s or any Subsidiary Guarantor’s obligations thereunder in consultation with the Administrative Agent at the direction of the Required Lenders, in each case to the extent permitted pursuant to Section 7.6(b)(ii)(B);

(xii )     enter into any compensation or employee benefit arrangements with an officer, director, manager, employee or consultant of Holdings, the Borrower or any of its Subsidiaries in the ordinary course of business and not otherwise prohibited by the terms of this Agreement;

(xiii)       [reserved];

(xiv)      enter into any transaction in which the Borrower or any Subsidiary, as the case may be, delivers to the Administrative Agent a letter from a nationally recognized investment banking firm stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or meets the requirements of clauses (a) and (b) in the first sentence of Section 7.9;

(xv)       enter into arrangements for coupon processing and related services with NCH Marketing Services, Inc. or any Subsidiary thereof in the ordinary course of business and consistent with past practice upon terms materially no less favorable when taken as a whole to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate;

(xvi)     enter into transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and its Subsidiaries, as determined in good faith by the Board of Directors or the senior management of the Borrower or Holdings, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xvii)     engage in any transaction pursuant to which Mafco, or any wholly owned subsidiary of Mafco, Holdings, any Parent Company or any Affiliate of any of the foregoing will provide the Borrower and the Subsidiaries, at their request, and at the cost to Mafco or such wholly owned subsidiary or Holdings, such Parent Company or such Affiliate (as applicable), with certain allocated services to be purchased from third party providers in the ordinary course of business, such as legal and accounting services, tax, consulting, financial advisory, corporate governance, insurance coverage and other services; provided that all payments under any of the foregoing by the Borrower and its Subsidiaries shall not exceed $8,000,000 in the aggregate per fiscal year; and

(xviii)   engage in any transaction in the ordinary course of business between the Borrower or a Subsidiary and its own employee stock option plan that is approved by the Borrower or such Subsidiary in good faith.

For the avoidance of doubt, this Section 7.9 shall not restrict or otherwise apply to employment, benefits, compensation, bonus, retention and severance arrangements with, and payments of compensation or benefits (including customary fees, expenses and indemnities) to or for the benefit of, current or former employees, consultants, officers or directors of Holdings or the Borrower or any of its Subsidiaries in the ordinary course of business.

For purposes of this Section 7.9, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Borrower or such Subsidiary, as applicable.  “Disinterested Director”: with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.  A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower, Holdings or any Parent Company or any options, warrants or other rights in respect of such Capital Stock.

7.10    Sales and Leasebacks

Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal Property which is to be sold or transferred by the Borrower or any of its Subsidiaries (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of the Borrower or any of its Subsidiaries.

7.11    Changes in Fiscal Periods

Permit the fiscal year of the Borrower to end on a day other than December 31.

7.12    Negative Pledge Clauses

Enter into any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than:

(a)          this Agreement and the other Loan Documents;

(b)          any agreements governing Indebtedness and/or other obligations secured by a Lien permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens permitted by this Agreement);

(c)          software and other Intellectual Property licenses entered into in the ordinary course of business pursuant to which such Loan Party is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets subject to the applicable license);

(d)          Contractual Obligations incurred in the ordinary course of business which (i) limit Liens on the assets that are the subject of the applicable Contractual Obligation or (ii) contain customary provisions restricting the assignment, transfer or pledge of such agreements;

(e)          any agreements regarding Indebtedness or other obligations of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries);

(f)          prohibitions and limitations in effect on the Petition Date (i) under the Prepetition 2016 Term Loan Agreement, the Prepetition 2024 Notes Indenture, the Prepetition ABL Credit Agreement, the Prepetition BrandCo Facility Agreement and the Foreign ABTL Credit Agreement, or (ii) listed on Schedule 7.12;

(g)          customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures and other non-wholly owned entities not prohibited by this Agreement;

(h)          customary provisions restricting the subletting, assignment, pledge or other transfer of any lease governing a leasehold interest;

(i)          customary restrictions and conditions contained in any agreement relating to any Disposition of Property, leases, subleases, licenses, sublicenses, cross license, pooling and similar agreements not prohibited hereunder;

(j)          any agreement in effect at the time any Person becomes a Subsidiary of the Borrower or is merged with or into the Borrower or a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower or a party to such merger;

(k)          restrictions imposed by applicable law or regulation or license requirements;

(l)          restrictions in any agreements or instruments relating to any Indebtedness permitted to be incurred by this Agreement  (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Subsidiaries than the encumbrances contained in this Agreement (as determined in good faith by the Borrower) or (ii) if such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents;

(m)          restrictions in respect of Indebtedness secured by Liens permitted by Sections 7.3(g) and 7.3(y) relating solely to the assets or proceeds thereof secured by such Indebtedness;

(n)          customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(o)          restrictions arising in connection with cash or other deposits not prohibited hereunder and limited to such cash or other deposit;

(p)          restrictions set forth in (i) the documents governing the Intercompany DIP Facility and (ii) the BrandCo DIP Documents;

(q)          restrictions and conditions that arise in connection with any Dispositions permitted by Section 7.5; provided, however, that such restrictions and conditions shall apply only to the property subject to such Disposition; and

(r)          the foregoing shall not apply to any restrictions or conditions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or other obligations referred to in clauses (a) through (q) above, provided, that the restrictions and conditions contained in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in good faith judgment of the Borrower no more restrictive than those restrictions and conditions in effect immediately prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing under the applicable contract, instrument or other obligation.

7.13    Clauses Restricting Subsidiary Distributions

Enter into any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any of its Subsidiaries or (b) make Investments in the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of or consisting of:

(i)          this Agreement or any other Loan Documents, or any other agreement entered into pursuant to any of the foregoing;

(ii)        provisions limiting the Disposition of assets or property in asset sale agreements, stock sale agreements and other similar agreements, which limitation is in each case applicable only to the assets or interests the subject of such agreements but which may include customary restrictions in respect of a Subsidiary in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(iii)     customary net worth provisions contained in Real Property leases entered into by the Borrower and its Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower to meet its ongoing payment obligations hereunder or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement;

(iv)        agreements related to Indebtedness in effect on the Petition Date;

(v)         licenses, sublicenses, cross-licensing or pooling by the Borrower and its Subsidiaries of, or similar arrangements with respect to, Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property);

(vi)       Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment, transfer or pledge thereof;

(vii)      customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures and other non-wholly owned entities not prohibited by this Agreement;

(viii)      customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(ix)      customary restrictions and conditions contained in any agreement relating to any Disposition of Property, leases, subleases, licenses and similar agreements not prohibited hereunder;

             (x)           any agreement in effect at the time any Person becomes a Subsidiary or is merged with or into the Borrower or any Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary or a party to such merger;

(xi)        encumbrances or restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xii)       encumbrances or restrictions imposed by applicable law, regulation or customary license requirements;

(xiii)     restrictions and conditions contained in the Prepetition 2016 Term Loan Agreement, the Prepetition 2024 Notes Indenture, the Prepetition ABL Credit Agreement and the Prepetition BrandCo Facility Agreement;

(xiv)      any agreement in effect on the Petition Date and described on Schedule 7.13;

(xv)     restrictions or conditions imposed by any obligations secured by Liens permitted pursuant to Section 7.3 (other than obligations in respect of Indebtedness), if such restrictions or conditions apply only to the property or assets securing such obligations and such encumbrances and restrictions are customary for similar obligations in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to pay the Obligations when due;

(xvi)      documents governing the Intercompany DIP Facility;

(xvii)     the BrandCo DIP Documents;

(xviii)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Borrower or any of its Subsidiaries is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Subsidiary or the assets or property of any other Subsidiary; and

(xix)     the foregoing shall not apply to any restrictions or conditions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or other obligations referred to in clauses (i) through (xviii) above, provided, that the restrictions and conditions contained in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in good faith judgment of the Borrower no more restrictive than those restrictions and conditions in effect immediately prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing under the applicable contract, instrument or other obligation.

7.14    Limitation on Hedge Agreements

Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes.

7.15    Amendment of Company Tax Sharing Agreement

Amend, modify, change, waive, cancel or terminate any term or condition of the Company Tax Sharing Agreement or Prior Tax Sharing Agreement in a manner materially adverse to the interests of the Company or the Lenders without the prior written consent of the Required Lenders.

7.16    Anti-Cash Hoarding.

Hold or permit Holdings and its Subsidiaries to hold at any time more than the Specified Cash Limit in cash or Cash Equivalents ((x) other than Specified Excluded Cash and (y) based on closing balances on the immediately preceding Business Day) so long as there are any Tranche A Revolving Loans outstanding.

7.17    Additional Bankruptcy Matters.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, without the Required Tranche A Revolving Lenders’ prior written consent, do any of the following:

(a)          assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against any of the Agents or Lenders;

(b)          subject to the terms of the Orders and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order, and subject to Section VIII, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents or the Lenders with respect to the Collateral following the occurrence of an Event of Default; provided, that any Loan Party may contest or dispute whether an Event of Default has occurred in accordance with the terms of the Orders and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order;

(c)          except as expressly provided or permitted hereunder (including, without limitation, to the extent authorized pursuant to any order of the Bankruptcy Court complying with the terms of this Agreement) or, with the prior consent of the Required Lenders (and, if applicable, the Administrative Agent), as provided pursuant to an Approved Bankruptcy Court Order, make any payment or distribution to any Non-Debtor affiliate or insider unless such payment or distribution is on arm’s length terms, consistent with past practice and in the ordinary course of business for the applicable Loan Party or Subsidiary; or

(d)          propose, support or file a Chapter 11 Plan that is not an Acceptable Plan of Reorganization.

7.18    Budget Variance Covenant.

Commencing with the delivery of the Budget Variance Report for the Test Period ending on July 16, 2022 (i.e., the Budget Variance Report delivered on July 21, 2022), and as of each subsequent Budget Variance Test Date, for the most recently ended Test Period, permit:

(a)          actual receipts for such Test Period to be less than 80% of the forecasted actual receipts for such Test Period in the applicable Approved Budget;

(b)          actual disbursements for such Test Period (excluding professional fees and expenses, including, for the avoidance of doubt, all such fees and expenses paid pursuant to the Orders) to be greater than 120% of the forecasted actual disbursements for such Test Period in the applicable Approved Budget; and

(c)          actual net cash flow for such Test Period to be less than (i) if the forecasted net cash flow (excluding professional fees and expenses, including, for the avoidance of doubt, all such fees and expenses paid pursuant to the Orders) for such Test Period is greater than $10,000,000, 85% of such forecasted results in the applicable Approved Budget, (ii) if the forecasted net cash flow (excluding professional fees and expenses, including, for the avoidance of doubt, all such fees and expenses paid pursuant to the Orders) for such Test Period is less than or equal to $10,000,000 but greater than or equal to negative $10,000,000, $1,500,000 less than such forecasted results in the applicable Approved Budget, and (iii) if the forecasted net cash flow (excluding professional fees and expenses, including, for the avoidance of doubt, all such fees and expenses paid pursuant to the Orders) for such Test Period is less than negative $10,000,000, 115% of such forecasted results in the applicable Approved Budget.

To the extent that any Test Period encompasses a period that is covered in more than one Approved Budget, the applicable weeks from each applicable Approved Budget shall be utilized in making the calculations pursuant to this Section 7.18.

For the avoidance of doubt, all fees, charges and expenses incurred in connection with obtaining or maintaining credit ratings are deemed to be permitted in accordance with the Approved Budget (regardless of whether provided for therein) for all purposes.

7.19    Subrogation.

Permit any of its Subsidiaries to assert any right of subrogation or contribution against any other Debtors until the payment in full in cash of all the Obligations (other than contingent indemnity obligations with respect to then unasserted claims).

7.20    Cash Management.

No Loan Party shall transfer any Unrestricted Cash or Cash Equivalents constituting ABL Facility First Priority Collateral to any non-Loan Party in an amount in excess of that provided for in any Approved Budget.

7.21    Canadian Defined Benefit Pension Plans.

Except as disclosed in Schedule 7.21, no Loan Party shall (a) establish, sponsor, maintain, contribute or have any liability or obligation under any Canadian Defined Benefit Pension Plan, without the prior written consent of the Administrative  Agent, or (b) consummate any transaction that would result in any Person not already a Subsidiary becoming a Subsidiary if such Person sponsors, maintains or contributes or has any liability or obligation under one or more Canadian Defined Benefit Pension Plans, without the prior written consent of the Administrative Agent.

SECTION VIIA.
HOLDINGS NEGATIVE COVENANTS

Holdings hereby covenants and agrees with each Lender that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements or Specified Cash Management Obligations), unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien on any Capital Stock of the Borrower held by Holdings other than Liens created under the Loan Documents or Liens not prohibited by Section 7.3 and (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that Holdings may merge with any other person so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) Holdings shall be the surviving entity.

SECTION VIII.
EVENTS OF DEFAULT

8.1      Events of Default

If any of the following events shall occur and be continuing:

(a)          The Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof, (ii) any amounts due pursuant to the Orders, or (iii) any interest owed by it on any Loan, or any other amount payable by it hereunder or under any other Loan Document, after any such interest or other amount becomes due in accordance with the terms hereof;

(b)          Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall in either case prove to have been inaccurate in any material respect (or if qualified by materiality, in any respect) and such inaccuracy is adverse to the Lenders on or as of the date made or deemed made or furnished;

(c)          The Borrower or any Subsidiary Guarantor shall default in the observance or performance of any agreement contained in Section 6.4(a) (solely with respect to maintaining the existence of the Borrower), Section 6.10, Section 6.20 or Section 7 or Holdings shall default in the observance or performance of any agreement contained in Section 7A;

(d)          Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied (i) for a period of one (1) Business Day if such breach relates to the terms or provisions of Section 6.2(g) or 6.2(h), (ii) for a period of two (2) Business Days if such breach relates to the terms or provisions of Section 6.1(d), (e) or (f) or Section 6.7(a) (iii) for a period of two (2) Business Days after such Loan Party receives from the Administrative Agent or the Required Lenders notice of the existence of such default if such breach relates to the terms or provisions of Section 6.22, or (iv) for a period of 30 days;

(e)          The Borrower or any of its Subsidiaries shall:

(i)         default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Prepetition Indebtedness) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created;

(ii)         default in making any payment of any interest on any such Indebtedness for Borrowed Money (excluding the Prepetition Indebtedness) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or

(iii)       default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money (excluding the Prepetition Indebtedness) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder;

provided, that:

(A)         a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money (excluding the Prepetition Indebtedness) the outstanding principal amount of which individually exceeds $1,000,000, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate; and

(B)        this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness, (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof or (iii) in the case of any Debtor, any Prepetition Indebtedness;

provided, further, that no Event of Default under this clause (e) shall arise or result from any change of control (or similar event) under any other Indebtedness for Borrowed Money that is triggered due to the Permitted Investors obtaining the requisite percentage contemplated by such change of control provision, unless both (x) such Indebtedness for Borrowed Money shall become due and payable or shall otherwise be required to be repaid, repurchased, redeemed or defeased, whether at the option of any holder thereof or otherwise and (y) at such time, the Borrower and/or its Subsidiaries would not be permitted to repay such Indebtedness for Borrowed Money in accordance with the terms of this Agreement;

(f)          (i)          any direct or indirect material Subsidiary of Holdings or the Borrower that is not a Debtor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement (including any arrangement provisions of the Canada Business Corporations Act (Canada) or any other similar applicable corporation legislation under the laws of any province or territory of Canada involving the compromise of debt), adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any material Subsidiary Holdings or the Borrower or any of its Subsidiaries that is not a Debtor shall make a general assignment for the benefit of its creditors;

(ii)         there shall be commenced against any material Subsidiary of Holdings or the Borrower or any of its Subsidiaries that is not a Debtor any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days;

(iii)       there shall be commenced against any material Subsidiary of Holdings or the Borrower or any of its Subsidiaries that is not a Debtor  any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;

(iv) any material Subsidiary of Holdings or the Borrower or any of its Subsidiaries that is not a Debtor shall consent to or approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or

(v) any material Subsidiary of Holdings or the Borrower or any of its Subsidiaries that is not a Debtor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(g)         (i)          the Borrower or any of its Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan;

(ii)          a failure to meet the minimum funding standards (as defined in Section 302(a) of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Lien shall arise on the assets of the Borrower or any of its Subsidiaries;

(iii)          a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA;

(iv)          any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA;

(v)          any Loan Party or any other Commonly Controlled Entity shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan; or

(vi)          any other event or condition shall occur or exist with respect to a Plan or a Canadian Pension Plan or any Lien arises in connection with such Plan or Canadian Pension Plan;

and in each case in clauses (i) through (vi) above, which event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in any liability of the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(h)          One or more final judgments or decrees shall be entered against the Borrower or any of its Subsidiaries (which in the case of the Debtors only, arose following the Petition Date) pursuant to which the Borrower and any such Subsidiaries taken as a whole has a liability (not paid or fully covered by third-party insurance or effective indemnity) of $1,000,000 or more (net of any amounts which are covered by insurance or an effective indemnity), and all such judgments or decrees shall not have been vacated, discharged, dismissed, stayed or bonded within 60 days from the entry thereof;

(i)          Subject to Schedule 6.10, any limitations expressly set forth herein and the exceptions set forth in the applicable Security Documents:

(i)         the Orders, the Canadian DIP Recognition Order or any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof or hereof) to be in full force and effect or shall be asserted in writing by the Borrower or any Guarantor not to be a legal, valid and binding obligation of any party thereto;

(ii)        any security interest purported to be created by the Orders, the Canadian DIP Recognition Order or any Security Document with respect to any material portion of the Collateral of the Loan Parties on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement, the Orders or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent (or, in the case of the Term Facility First Priority Collateral, the BrandCo DIP Agent) to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or otherwise or to file UCC continuation statements or PPSA financing change statements, (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent (or, in the case of the Term Facility First Priority Collateral, the BrandCo DIP Agent) to take any action necessary to secure the validity, perfection or priority of the security interests; or

(iii)        the Guarantee Obligations pursuant to the Orders and the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms hereof or thereof), or such Guarantee Obligations shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations; or

(j)          [reserved];

(k)          the occurrence of any “Event of Default” under and as defined in the  BrandCo DIP Credit Agreement; provided that, an Event of Default under this clause (k) shall cease to exist and be continuing if such “Event of Default” under the BrandCo DIP Documents shall be cured or waived within 5 Business Days of the occurrence thereof (determined without regard to any period of grace therein or otherwise granted by the BrandCo DIP Secured Parties);

(l)          (i)          Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower; or

(ii)         for any reason whatsoever, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date, but excluding (x) any employee benefit plan of such person and its subsidiaries, (y) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (z) the Permitted Investors with respect to the outstanding voting securities having ordinary voting power of Holdings owned, directly or indirectly, beneficially (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) by the Permitted Investors as of the Petition Date) shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 35% of the then outstanding voting securities having ordinary voting power of Holdings;

(m)          there occurs any of the following:

(i)          the entry of an order dismissing any of the Cases or the Canadian Recognition Proceedings, converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or converting the Canadian Recognition Proceedings to a bankruptcy or receivership under applicable Canadian Debtor Relief Laws, or any filing by any Loan Party (or any Subsidiary thereof) of a motion or other pleading seeking entry of such an order;

            (ii)        a trustee, a responsible officer or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner), or any similar person is appointed or elected in the any of the Cases, any Loan Party (or any Subsidiary thereof) applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Required Lenders in their sole discretion (excluding, for greater certainty, the appointment of an information officer in the Canadian Recognition Proceedings);

(iii)        the entry of an order or the filing by any Loan Party (or any Subsidiary thereof) of an application, motion or other pleading seeking entry of an order staying, reversing, amending, supplementing, vacating or otherwise modifying the Interim Order or the Final Order or any of the Canadian Orders, or any of the Borrower or any of its Subsidiaries shall apply for authority to do so (unless substantially concurrently with the entry of such order the DIP Facility will be repaid in full and the Commitments will be terminated), without the prior written consent of the Required Tranche A Revolving Lenders, or the Interim Order or Final Order or any of the Canadian Orders shall cease to be in full force and effect;

(iv)      (A) the entry of an order in any of the Cases denying or terminating use of cash collateral by the Loan Parties that are Debtors; (B) the termination of the right of any Loan Party that is a Debtor to use any cash collateral under the Interim Order or the Final Order, and in either case the Debtors have not otherwise obtained authorization to use cash collateral with the prior written consent of the Administrative Agent and the Required Lenders; or (C) any other event that terminates the Loan Parties’ right to use cash collateral;

(v)        the entry of an order in any of the Cases or the Canadian Recognition Proceedings granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any assets of the Debtors having an aggregate value of $1,000,000 or to permit other actions that would have a material adverse effect on the Debtors or their estates;

(vi)        any of the Loan Parties or any of their Subsidiaries shall commence, join in, assist, support or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or the Lenders (in each case, in their capacities as such), including, without limitation, with respect to the Debtors’ stipulations, admissions, agreements and releases contained in the Orders;

(vii)     the entry of an order in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the commencement of any other actions by the Loan Parties, that challenges the rights and remedies of the Agents or the Lenders under the Loan Documents, the Orders or the Canadian DIP Recognition Order or that is inconsistent with the Loan Documents;

(viii)     the entry of an order in any of the Cases (other than the Orders) granting authority to use cash collateral (other than with the prior written consent of the Administrative Agent (solely with respect to its own treatment) and the Required Lenders) or to obtain financing under Section 364 of the Bankruptcy Code (other than the DIP Facility, Intercompany DIP Facility and BrandCo DIP Facility or any other Indebtedness permitted pursuant to Section 7.2 or the proceeds of which will be used to repay the DIP Facility in full and terminate the Commitments);

(ix)       without the written consent of the Required Lenders, the entry of an order in any of the Cases granting adequate protection to any other person (which, for the avoidance of doubt, shall not apply to any payments made pursuant to any Order or any First Day Order reasonably acceptable to the Required Lenders);

(x)        the filing or support of any pleading by any Loan Party (or any of its Subsidiaries) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (ix) above or which could otherwise be reasonably expected to result in the occurrence of an Event of Default;

(xi)        the making of any Prepetition Payments other than as permitted pursuant to Section 7.8(a) hereof;

(xii) an order of the Bankruptcy Court granting, other than in respect of this Agreement and the Carve-Out or pursuant to the Orders, any superpriority administrative expense claim in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code which is pari passu with or senior to the claims of the Administrative Agent and the Lenders in excess of $100,000, or the filing by any Loan Party (or any of its Subsidiaries) of a motion or application seeking entry of such an order;

(xiii)      the Final Order is not entered by July 22, 2022;

(xiv)     other than with respect to the Carve-Out, the CCAA Charges and the Liens permitted to have such priority under the Loan Documents, the Orders and the Canadian DIP Recognition Order, any Loan Party shall create or incur, or the Bankruptcy Court or the Canadian Court shall enter an order granting, any Lien which is pari passu with or senior to any Liens under the Loan Documents;

(xv)       noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim Order or the Final Order;

(xvi)      the filing of a motion, pleading or proceeding by any of the Borrower or any of its Subsidiaries which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders in their capacities as such;

(xvii)     the filing of a Chapter 11 Plan that is not an Acceptable Plan of Reorganization;

(xviii)   any Loan Party (or any of its Subsidiaries) shall file a motion, without the Required Lenders’ written consent, seeking authority to sell all or substantially all of its assets in a transaction that is not approved by the Required Lenders;

(xix)      any Loan Document shall cease to be effective or shall be contested by the Borrower or any of its Subsidiaries;

(xx)       the filing of or public announcement relating to any plan, disclosure statement or any material document in the Cases without adequate notice to Proskauer Rose and the Administrative Agent’s Financial Advisor at least 5 Business Days prior to such filing or announcement (or, if impracticable, as soon as practicable prior to such filing or announcement);

(xxi)     after November 1, 2022, the termination of an Acceptable Restructuring Support Agreement or any other restructuring support agreement to which the Lenders are a party; or

(xxii)     the rejection or termination of the BrandCo License Agreements under Section 365 of the Bankruptcy Code or applicable non-bankruptcy law,

then, and in any such event, notwithstanding the provisions of Section 362 of the Bankruptcy Code and without notice, application or motion, hearing before, or order of the Bankruptcy Court, but subject to the Orders and, in the case of the Canadian Collateral, the Canadian Orders and the terms thereof, the following actions may be taken:

(i)          with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate;

(ii)         with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders (or, in accordance with and subject to the terms of the Agreement Among Lenders, the Supermajority SISO Term Lenders), the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable;

(iii)      the Administrative Agent may terminate, reduce or restrict any right or ability of the Loan Parties to use any cash collateral (other than, during the Remedies Notice Period (as defined in the Order), cash collateral for payroll and other critical administrative expenses to keep the business of the Loan Parties operating at such times and in such amounts as set forth in the Approved Budget);

(iv)        the Administrative Agent may declare that the application of the Carve-Out has occurred through the delivery of a Carve Out Trigger Notice (as defined in the Order); and

(v)          following the Remedies Notice Period (as defined in the Order), unless the Bankruptcy Court orders otherwise during such Remedies Notice Period after a hearing, the Administrative Agent (at the direction of the Required Tranche A Revolving Lenders) may exercise all rights and remedies available under the Loan Documents and otherwise available under applicable law whether or not the maturity of any of the DIP Obligations (as defined in the Order) shall have been accelerated.

Except as expressly provided above in this Section 8.1 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Borrower.

Notwithstanding anything to the contrary herein, the enforcement of Liens or remedies with respect to the Collateral and the exercise of all other remedies provided for in this Agreement and the other Loan Documents, shall be subject to the provisions of (a) the Interim Order (and, when entered, the Final Order), including Section 7(d) thereof and (b) in the case of the Canadian Collateral, the Canadian Orders.

SECTION IX.
THE AGENTS

9.1      Appointment

Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under the Loan Documents and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.

9.2      Delegation of Duties

Each Agent may execute any of its duties under the applicable Loan Documents by or through any of its branches, agents, sub-agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys in fact selected by it with reasonable care.  Each Agent and any such agent, sub-agent or attorney-in-fact may perform any and all of its duties by or through their respective Related Persons.  The exculpatory and indemnity provisions of this Section shall apply to any such agent, sub-agents or attorney-in-fact and to the Related Persons of each Agent and any such agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  Without limiting the foregoing, for the avoidance of doubt, Sections 9.3, 9.7 and 10.5 shall inure to the benefit of any such agent or attorney, mutatis mutandis, as if such agent or attorney in fact was the “Agent”.

9.3      Exculpatory Provisions

Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder or the creation, perfection or priority of any Lien purported to be created by the Security Documents or the value or the sufficiency of any Collateral.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party, nor shall any Agent be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability that is not subject to indemnification under Section 10.5 or that is contrary to any Loan Document or applicable law.

9.4      Reliance by the Agents

(a)          The Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agents.

(b)          Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under the applicable Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility) as it deems appropriate or it shall first be indemnified to its satisfaction by the Revolving Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

(c)          The Agents shall in all cases be fully protected in acting, or in refraining from acting, under the applicable Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

(d)          In determining compliance with any conditions hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agents may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

9.5      Notice of Default

Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders.  The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility); provided, that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6      Non-Reliance on Agents and Other Lenders

Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

9.7      Indemnification.

(a)          The Revolving Lenders severally agree to indemnify and hold harmless each Agent, ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7(a) (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, the Agreement Among Lenders or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.

(b)          The SISO Term Lenders severally agree to indemnify and hold harmless each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably based upon their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7(b) (or, if indemnification is sought after the date upon which the SISO Term Loans shall have been paid in full, ratably in accordance with the respective Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, the Agreement Among Lenders or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.

(c)          The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder. Notwithstanding anything to the contrary set forth herein, no Agent shall be required to take, or to omit to take, any action hereunder or under the Loan Documents unless, upon demand, such Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to such Agent, any other Secured Party) against all liabilities, costs and expenses that, by reason of such action or omission, may be imposed on, incurred by or asserted against such Agent or any of its directors, officers, employees and agents.

9.8      Agent in Its Individual Capacity

Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under the applicable Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9      Successor Agents.

(a)          Subject to the appointment of a successor as set forth herein, any Agent may resign upon 30 days’ notice to the Lenders and the other Agent.  Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders (or such other person reasonably acceptable to the Borrower) a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to do so), on behalf of the Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be.  Whether or not a successor has been appointed, such Agent’s resignation shall become effective in accordance with such notice on the Resignation Effective Date.  After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.  If no successor Agent has been appointed and such appointment is effective by the Resignation Effective Date, any other then existing Agent (in the sole discretion of such Agent) may become such successor Agent and, if no other then-existing Agent elects to become such successor Agent, all payments, communications and determinations required to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender (and other Persons entitle to payments) directly (and each Lender (and each other Person) will cooperate with the Borrower to enable the Borrower to take such actions) and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document, until such time as the Required Lenders appoint a successor Administrative Agent as provided in this clause (a).

(b)          If at any time the Required Lenders determine that any Person serving as an Agent is a Defaulting Lender, the Required Lenders by notice to the Borrower and such Person may, subject to the appointment of a successor as set forth herein, remove such Person as an Agent.  If such Person is removed as an Agent, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any of the parties to this Agreement or any holders of the Loans.  Such removal will, to the fullest extent permitted by applicable law, be effective on the date a replacement Agent is appointed.

(c)          Any resignation by the Administrative Agent pursuant to this Section 9 shall also constitute its resignation as Collateral Agent.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Collateral Agent and (ii) the retiring Collateral Agent shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents.

9.10    Authorization to Release Liens and Guarantees

(a)          Each Lender authorizes and directs the Collateral Agent to enter into or join (x) the Security Documents for the benefit of the Lenders and the other Secured Parties and (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents in connection with the incurrence by any Loan Party of Indebtedness pursuant to this Agreement, as applicable or to permit such Indebtedness to be secured by a valid, perfected lien.

(b)          Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents to which it is a party, which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(c)          The Agents, at their option and at their discretion, are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15.  Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.10(c).

(d)          No Collateral Agent shall have any obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.10 or in any of the Security Documents, it being understood and agreed that in respect of this Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(e)          The Secured Parties hereby irrevocably authorize the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at or in connection with any sale thereof conducted under the provisions of the Bankruptcy Code, including under sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at or in connection with any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law; provided, that the Obligations of any regulated Lender may not be credit bid if such regulated Lender cannot comply with such applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase); provided, that none of the Secured Parties shall be allowed to credit bid any of the Obligations independently and all such credit bids shall have to be submitted through, and administered by, the Collateral Agent (at the direction of the Required Lenders), as set forth herein.  In connection with any such bid (i) the Collateral Agent shall be authorized to (x) form one or more acquisition vehicles to make a bid and (y) adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1 of this Agreement) and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata in accordance with the Commitments under the applicable Facility and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.11    Agents May File Proofs of Claim

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, to the maximum extent permitted by applicable law, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether either Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)          to file a proof of claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, receiver and manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agents and, if either Agent shall consent to the making of such payments directly to the Lenders  to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due to such Agent under Sections 2.9 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize any Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.12    Specified Hedge Agreements and Specified Cash Management Obligations.

(a)          Except as otherwise expressly set forth herein or in any Security Documents, to the maximum extent permitted by applicable law, no Person that obtains the benefits of any guarantee by any Guarantor of the Obligations or any Collateral with respect to any Specified Hedge Agreement entered into by it and the Borrower or any Subsidiary Guarantor or with respect to any Specified Cash Management Obligations owed by the Borrower or any Subsidiary Guarantor to such Person shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than, if applicable, in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Section 9 to the contrary, neither Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations arising under any Specified Hedge Agreement or with respect to Specified Cash Management Obligations unless such Agent has received written notice of such obligations (together with the information required by Sections 9.12(b) and (c) below), together with such other supporting documentation as it may request, from the applicable Person to whom such obligations are owed.

(b)          The Borrower and any Hedge Bank may from time to time designate the Hedge Agreement to which they are parties as being a “Specified Hedge Agreement” upon written notice (a “Hedge Designation Notice”) to the Administrative Agent from the Borrower, which Hedge Designation Notice shall include (i) a description of such Hedge Agreement and (ii) the maximum portion (expressed in Dollars) of the Hedge Termination Value thereunder, if any, that is elected by the Borrower to constitute a “Designated Hedge Pari Passu Distribution Amount” and as to which an equal reserve shall be taken against the Tranche A Borrowing Base as a Specified Reserve (such portion, a “Designated Hedge Pari Passu Distribution Amount” and the obligations under such Specified Hedge Agreement (to the extent a Specified Reserve equal to such Designated Hedge Pari Passu Distribution Amount exists with respect to such Specified Hedge Agreement), “Pari Passu Distribution Hedge Obligations”); provided, that no such Designated Hedge Pari Passu Distribution Amount with respect to any Specified Hedge Agreement shall constitute Pari Passu Distribution Hedge Obligations (and no such Specified Reserve shall be established by the Administrative Agent in connection therewith) to the extent that, at the time of delivery of the applicable Hedge Designation Notice and after giving effect to such Designated Hedge Pari Passu Distribution Amount (including any Specified Reserve with respect to such Pari Passu Distribution Hedge Obligations to be established by the Administrative Agent in connection therewith), the difference between Tranche A Availability and the Tranche A Revolving Loans then outstanding would be less than zero (it being understood, for the avoidance of doubt, that in such a case (1) a Specified Reserve shall be established in an amount equal to the amount that will cause the difference between Tranche A Availability and the Tranche A Revolving Loans then outstanding (after giving effect to such Specified Reserve) to equal zero, (2) the Designated Hedge Pari Passu Distribution Amount in respect of such Specified Hedge Agreement shall be deemed to equal the amount of such Specified Reserve and (3) a portion of the Secured Obligations in respect of such Specified Hedge Agreement equal to the amount of such Specified Reserve shall constitute Pari Passu Distribution Hedge Obligations to the extent such Specified Reserve exists).

(c)          [reserved].

(d)          The Borrower and the applicable Hedge Bank may increase, decrease or terminate any Designated Hedge Pari Passu Distribution Amount  in respect of a Specified Hedge Agreement upon written notice to the Administrative Agent, which notice may be provided via electronic mail, in which case the Administrative Agent shall promptly make a corresponding adjustment to the Specified Reserve with respect thereto; provided, that any increase in a Designated Hedge Pari Passu Distribution Amount shall be deemed to be a new designation of a Designated Hedge Pari Passu Distribution Amount pursuant to a new Hedge Designation Notice and shall be subject to the limitations set forth in Section 9.12(b).  For the avoidance of doubt, obligations under any Hedge Agreement designated pursuant to this Section 9.12 in excess of the applicable Designated Hedge Pari Passu Distribution Amount shall constitute Secured Obligations under a Specified Hedge Agreement, but shall be entitled to a lesser priority of payment as set forth in Section 6.6 of the Guarantee and Collateral Agreement.

9.13    Lead Arranger; SISO Term Loan Agent

Neither the Lead Arranger nor the SISO Term Loan Agent shall have any duties or responsibilities hereunder in their respective capacities.

9.14    Erroneous Payment

(a)          Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) within ten (10) Business Days of the making of such Erroneous Payment, and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than five (5) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the last day of such five (5) Business Day period to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b)          Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.  Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than five (5) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the last day of such five (5) Business Day period to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)          The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(d)          Each party’s obligations under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION X.
MISCELLANEOUS

10.1     Amendments and Waivers.

(a)          Except to the extent otherwise expressly set forth in this Agreement or the applicable Loan Documents, neither this Agreement, nor any other Loan Document, nor any terms, conditions or other provisions hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 10.1.

The Required Lenders and each Loan Party party to the relevant Loan Document may, subject to the acknowledgment of the Administrative Agent, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto or to any other Loan Document for the purpose of adding, deleting or otherwise modifying any term, condition or other provision of this Agreement or any other Loan Document or changing in any manner the rights or obligations of the Agents or the Lenders or of the Loan Parties or their Subsidiaries hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or any other Loan Document or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(A)        forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan (other than any amendment or modification of clause (e) of the definition of “Maturity Date”), reduce the stated rate of any interest, fee or premium payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby, which such consent of each Lender directly and adversely affected thereby shall be sufficient to effect such waiver without regard for a Required Lender consent;

(B)         amend, modify or waive any provision of paragraph (a) of this Section 10.1 without the written consent of each Lender;

(C)       (1) reduce any percentage specified in the definition of “Required Lenders” or “Supermajority Lenders” or change any other provision in this Agreement or any other Loan Document specifying the number or percentage of Lenders required to amend, modify or waive any rights hereunder or thereunder or to make any determination or grant any consent hereunder or thereunder, (2) permit the assignment or transfer by the Borrower of any of its rights or obligations under this Agreement or the other Loan Documents or release all or substantially all of the Collateral or release all or substantially all of the Guarantors under the Guarantee and Collateral Agreement, in each case, without the written consent of each Lender;

(D)       amend, modify or waive any provision of paragraph (a) or (b) of Section 2.18 or Section 6.6 of the Guarantee and Collateral Agreement or amend, modify or waive any similar provision in this Agreement or any other Loan Document in a manner that would alter the pro rata sharing of payments required thereby without the written consent of all Lenders directly and adversely affected thereby;

(E)       reduce the number of Appraisals, investigations, reviews, verifications and field examinations conducted and reports provided pursuant to Section 6.14 without the written consent of Supermajority Lenders;

(F)       reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility, which consent shall be sufficient to effect such waiver under the applicable Facility without regard for a Required Lender consent;

(G)        amend, modify or waive (A) any provisions of Section 2.27(b)(iv) or (B) any provision of Section 9 with respect to the rights and duties of any Agent under this Agreement or any other Loan Document, in each case, without the written consent of such Agent;

(H)      amend, supplement or otherwise modify or waive any of the terms and provisions (and related definitions) related to the Borrowing Base (including an amendment for the purpose of establishing any additional borrowing base in respect of assets owned by Foreign Subsidiaries) and any provisions (including advance rates) relating to the Maximum Availability, Tranche A Availability or Revolving Loans in any manner that has the effect of increasing the amounts available to be borrowed hereunder without the written consent of the Supermajority Lenders; provided, however, that the foregoing shall not apply to any such waivers, consents or other modifications related to the Borrowing Base or any provisions relating to the Maximum Availability, Tranche A Availability or Revolving Loans that have the effect of increasing the amounts available to be borrowed hereunder to the extent expressly permitted hereunder, which waivers, consents or other modifications shall not, for the avoidance of doubt, constitute amendments, supplements or other modifications subject to this Section 10.1(a); or

(I)         amend or modify the Superpriority Claim status of the Lenders under the Orders or under any Loan Document without the written consent of each Lender.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties,  the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders, and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders, all Revolving Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any such Defaulting Lender may not be increased or extended, the maturity of the Loans of any such Defaulting Lender may not be extended, the rate of interest on any of such Loans may not be reduced and the principal amount of any of such Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any such Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender than it is to, other affected Lenders shall require the consent of such Defaulting Lender.

(b)          Any waiver, amendment, supplement or modification otherwise permitted pursuant to Section 10.1(a) shall not be permitted to the extent that such waiver, amendment, supplement or modification

(i)          Tranche A Revolving Facility

(A)      amends, supplements or otherwise modifies or waives any of the terms and provisions (and related definitions) related to the Tranche A Borrowing Base or the Tranche A Revolving Borrowing Base (in each case, including an amendment for the purpose of establishing any additional borrowing base in respect of assets owned by Foreign Subsidiaries) or any provisions (including advance rates) relating to the Tranche A Availability or Tranche A Revolving Loans, in each case, in any manner that has the effect of increasing the amounts available to be borrowed from the Tranche A Revolving Lenders hereunder without the written consent of the Supermajority Tranche A Revolving Lenders; provided, that the foregoing shall not apply to any such waivers, consents or other modifications related to the Tranche A Borrowing Base or the Tranche A Revolving Borrowing Base or any provisions relating to the Tranche A Availability or Tranche A Revolving Loans that have the effect of increasing the amounts available to be borrowed hereunder to the extent expressly permitted hereunder with the approval of the Administrative Agent, the Required Tranche A Revolving Lenders and the Required SISO Term Lenders, which waivers, consents or other modifications shall not, for the avoidance of doubt, constitute amendments, supplements or other modifications subject to this Section 10.1(b)(i)(A) (for avoidance of doubt, it being understood that this Clause (A) shall not limit the discretion of the Administrative Agent to change, establish or eliminate any reserves (other than the Push Down Reserve) in accordance with customary banking practices for comparable asset-based transactions and otherwise consistent with past practices);

(B)        amends, supplements or otherwise modifies or waives any term of this Agreement or any other Loan Document in a manner that adversely and disproportionally affects the rights of the Tranche A Revolving Lenders as compared to other Revolving Lenders without the written consent of the Required Tranche A Revolving Lenders;

(C)       reduces any percentage specified in the definition of Required Tranche A Revolving Lenders or Supermajority Tranche A Revolving Lenders without the written consent of all Tranche A Revolving Lenders;

(D)        amends, supplements or otherwise modifies or waives:

(I) [reserved]; or

(II) the last sentence of Section 5.2, in each case, without the written consent of the Required Tranche A Revolving Lenders;

(E)         [reserved];

(F)        amends, supplements or otherwise modifies or waives any provision of Section 2.25 or the definition of “Protective Advances” in any manner that has the effect of increasing the aggregate principal amount of Protective Advances permitted to be made, without the written consent of the Required Tranche A Revolving Lenders;

(G)        amends, supplements or otherwise modifies or waives any provision of Section 10.6(g) to permit the assignments of Commitments or Loans to the Sponsor, any Affiliate thereof, Holdings or any of its Subsidiaries, without the written consent of the Required Tranche A Revolving Lenders;

             (H)        amends, supplements or otherwise modifies or waives any provision of Section 6.2(g) or (h) or any other provision of the Credit Agreement in any manner that reduces the frequency of the delivery of Borrowing Base Certificates and accompanying reporting deliverables or eliminates any requirement to deliver Borrowing Base Certificates and accompanying reporting deliverables as set forth in Section 6.2(g) or (h) or such other provision of the Credit Agreement, without the written consent of the Required Tranche A Revolving Lenders;

(I)         amends, supplements or otherwise modifies or waives any provision of any Loan Document to add new tranches or classes of Loans that are senior to or pari passu in right of payment with the SISO Term Loans or the Tranche A Revolving Loans, without the written consent of the Required Tranche A Revolving Lenders;

(J)          [reserved];

(K)       amend, modify or waive any provision of paragraph (b) of Section 2.11 or Section 6.6 of the Holdings Guarantee and Pledge Agreement without the written consent of all Tranche A Revolving Lenders directly and adversely affected thereby;

(L)         amends, modifies or waives any provision of paragraph (b)(i), (b)(iii) or (b)(iv) of this Section 10.1 without the written consent of all Tranche A Revolving Lenders directly and adversely affected thereby;

(M)        amends, modifies or waives the last sentence of Section 10.15(a) without the written consent of the Required Tranche A Revolving Lenders; or

(N)       directly or indirectly amends or modifies the definition of “Cash Dominion Period” without the written consent of the Required Tranche A Revolving Lenders.

(ii)         SISO Term Facility

(A)      amends, supplements or otherwise modifies or waives any of the terms and provisions (and related definitions) related to the Tranche A Borrowing Base or the Tranche A Revolving Borrowing Base (in each case, including an amendment for the purpose of establishing any additional borrowing base in respect of assets owned by Foreign Subsidiaries) or any provisions (including advance rates) relating to the Tranche A Availability or Tranche A Revolving Loans, in each case, in any manner that has the effect of increasing the amounts available to be borrowed from the Tranche A Revolving Lenders hereunder, without the written consent of the Supermajority SISO Term Lenders; provided, that the foregoing shall not apply to any such waivers, consents or other modifications related to the Tranche A Borrowing Base or the Tranche A Revolving Borrowing Base or any provisions relating to the Tranche A Availability or Tranche A Revolving Loans that have the effect of increasing the amounts available to be borrowed hereunder to the extent expressly permitted hereunder with the approval of the Administrative Agent, the Required Tranche A Revolving Lenders and the Required SISO Term Lenders, which waivers, consents or other modifications shall not, for the avoidance of doubt, constitute amendments, supplements or other modifications subject to this Section 10.1(b)(ii)(A) (for avoidance of doubt, it being understood that this Clause (A) shall not limit the discretion of the Administrative Agent to change, establish or eliminate any reserves (other than the Push Down Reserve) in accordance with customary banking practices for comparable asset-based transactions and otherwise consistent with past practices);

(B)        amends, supplements or otherwise modifies or waives any term of this Agreement or any other Loan Document in a manner that adversely and disproportionally affects the rights of the SISO Term Lenders as compared to other Lenders, without the written consent of the Required SISO Term Lenders;

(C)        reduces any percentage specified in the definition of Required SISO Term Lenders or Supermajority SISO Term Lenders, without the written consent of all SISO Term Lenders;

(D)         [reserved];

(E)         amends, supplements or otherwise modifies or waives any provision of Section 2.25 or the definition of “Protective Advances” in any manner that has the effect of increasing the aggregate principal amount of Protective Advances permitted to be made, without the written consent of the Required SISO Term Lenders;

(F)        amends, supplements or otherwise modifies or waives any provision of any Loan Document to add new tranches or classes of Loans that are senior to or pari passu in right of payment with the SISO Term Loans or the Tranche A Revolving Loans, without the written consent of the Required SISO Term Lenders to the extent such amendment, supplement, modification or waiver cause the Facilities to cease to constitute a “DIP Financing” in compliance with Section 3(c)(i) of the Agreement Among Lenders;

(G)         [reserved]

(H)         [reserved]

(I)        amend, modify or waive any provision of paragraph (b) of Section 2.11 or Section 6.6 of the Holdings Guarantee and Pledge Agreement without the written consent of all SISO Term Lenders directly and adversely affected thereby;

(J)         amends, modifies or waives any provision of paragraph (b)(ii), (b)(iii) or (b)(iv) of this Section 10.1 without the written consent of all SISO Term Lenders directly and adversely affected thereby; or

(K)        amends, modifies or waives the last sentence of Section 10.15(a) without the written consent of the Required SISO Term Lenders.

(iii)       Class Voting.

(A)        directly or indirectly, amends or modifies the definition of “Applicable Margin” to increase

(1)      the interest rate in respect of the Tranche A Revolving Loans without a corresponding increase in the interest rate of the SISO Term Loans or

(2)      the interest rate in respect of the SISO Term Loans without a corresponding increase in the interest rate of the Tranche A Revolving Loans;

(B)        amends or modifies any provision of the Credit Agreement or any other Loan Document to add any “call premium”, “prepayment premium” or “exit fee” or any similar fee in respect of the prepayment or repayment of the Tranche A Revolving Loans or the SISO Term Loans;

(C)       amends or modifies the definition of “Required Lenders”, “Supermajority Lenders”, “Majority Facility Lenders”, “Required SISO Term Lenders”, “Supermajority SISO Term Lenders”,  “Required Tranche A Revolving Lenders” or “Supermajority Tranche A Revolving Lenders;

(D)        amends, supplements or otherwise modifies or waives any provision of Section 2.25 or the definition of “Protective Advances” in any manner that has the effect of increasing the aggregate principal amount of Protective Advances permitted to be made;

(E)       amends, supplements or otherwise modifies or waives any provision of Section 10.7 to alter the pro rata sharing or application of payment required thereby; or

(F)         of the last sentence of Section 10.15(a), or the requirement to deliver a pro forma Borrowing Base Certificate pursuant to Section 10.15(a);

in each case of clauses (A) through (F) of this paragraph (b)(iii) of this Section 10.1, (x) to the extent the Tranche A Revolving Lenders are adversely affected thereby, without the written consent of the Required Tranche A Revolving Lenders or (y) to the extent the SISO Term Lenders are adversely affected thereby, without the written consent of the Required SISO Term Lenders.

(iv)        Additional Supermajority Voting.  Without the consent of Supermajority Lenders, amend, modify or waive any provision of Section 6.1, 6.2(b), 6.6 or 6.14, in each case, in a direct and adverse manner to any non-consenting Tranche A Revolving Lender or SISO Term Lender.

(c)          Any waiver, amendment, supplement or modification otherwise permitted pursuant to Section 10.1(a) shall not be permitted to the extent that such waiver, amendment, supplement or modification, amends, supplements or modifies the rights, duties or obligations of an Agent without the written consent of such Agent directly and adversely affected thereby.

10.2     Notices; Electronic Communications.

(a)          All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or posted to the Platform, or three Business Days after being deposited in the mail, postage prepaid, hand delivered or, in the case of telecopy notice, when sent (except in the case of a telecopy notice not given during normal business hours (New York time) for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Borrower or the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such Person or at such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Revlon Consumer Products Corporation One New York Plaza New York, New York 10004 Attention: Andrew Kidd, EVP, General Counsel Email: Andrew.Kidd@revlon.com Telephone: (212) 527-4148

Attention: Victoria Dolan Email: Victoria.Dolan@revlon.com

With a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton &Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:  Thomas V. de la Bastide III
Telecopy:  (212) 492-0031
Telephone: (212)373-3031
Email: tdelabastide@paulweiss.com

Agents:
For loan borrowing notices, continuations, conversions, and payments:

MidCap Funding IV Trust
c/o MidCap Financial Services, LLC, as Servicer
7255 Woodmont Avenue, Suite 300
Bethesda, MD 20814
Attention:  Portfolio Mgt. – Revlon transaction
E-mail:  notices@midcapfinancial.com

With a copy to:

MidCap Funding IV Trust
c/o MidCap Financial Services, LLC, as Servicer
7255 Woodmont Avenue, Suite 300
Bethesda, MD 20814
Attention:  Legal Group
E-mail:  legalnotices@midcapfinancial.com

With a copy (which shall not constitute notice) to:	Proskauer Rose LLP Eleven Times Square New York City, NY 10036 Attn: Andrew Bettwy Tel.: (212) 969-3180 E-mail address: abettwy@proskauer.com provided, that any notice, request or demand to or upon the Agents, the Lenders or the Borrower shall not be effective until received.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by posting to the Platform or by any electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  Any Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c)          The Borrower, each Agent and each Lender hereby acknowledges that (i) Holdings, the Borrower, the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information other than information that is publicly available, or not material with respect to Holdings, the Borrower or its Subsidiaries, or their respective securities, for purposes of the United States Federal and state securities laws (collectively, “Public Information”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that is Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as containing only Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided, that there is no requirement that the Borrower identify any such information as “PUBLIC.”

(d)          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party or any of its Related Persons; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)          Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to such other Persons.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirement of Law, including United States Federal securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain information other than Public Information.

(f)          The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of borrowing) believed in good faith by the Administrative Agent to be given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3     No Waiver; Cumulative Remedies.

(a)          No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (i) each Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents,  (ii) any Lender from exercising setoff rights in accordance with Section 10.7(b) or (c), as applicable (subject to the terms of Section 10.7(a)), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

10.4    Survival of Representations and Warranties

All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5    Payment of Expenses; Indemnification

Except with respect to Taxes which are addressed in Section 2.20, the Borrower agrees:

(a)          to pay or reimburse each Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members), any Appraisals in accordance with the terms hereof, and the development, preparation, execution and delivery of this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification hereto or thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of (i) Proskauer Rose, as counsel to the Agents (plus one firm of special regulatory counsel and one firm of local counsel to the Agents per material jurisdiction as may reasonably be necessary) and the reasonable fees and expenses of any agent, sub-agent or attorney-in-fact appointed by any Agent, (ii) the Administrative Agent’s Financial Advisor and (iii) counsel to the SISO Term Lenders, in each case, in connection with all of the foregoing;

(b)          (i) to pay or reimburse each Lender and each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents, the Agreement Among Lenders and any such other documents referred to in Section 10.5(a) above (including all such costs and expenses incurred in connection with any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the documented fees and disbursements of (i) Proskauer Rose, as counsel to the Agents, any local counsel to the Agents and Tranche A Revolving Lenders and, if necessary, a single firm of special regulatory counsel for the Agents and the reasonable fees and expenses of any agent, sub-agent, or attorney-in fact appointed by any Agent, (ii) the Administrative Agent’s Financial Advisor and (iii) counsel to the SISO Term Lenders;

(c)          to pay, indemnify or reimburse each Lender, each Agent, the SISO Term Loan Agent, the Lead Arranger and their respective Affiliates, and their respective partners that are natural persons, members that are natural persons, officers, directors, employees, trustees, advisors, agents, sub-agents, attorneys-in-fact and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding, regardless of whether brought by a third party or by any Loan Party or its Affiliates and regardless of whether any Loan Party or any Indemnitee is a party thereto (any of the foregoing, a “Proceeding”) relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a) above and the transactions contemplated hereby and thereby, including any of the foregoing relating to the use of proceeds of the Loans, or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties and the reasonable fees and disbursements and other charges of any legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”);

provided, that, the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision,  (ii) disputes solely among Indemnitees or their Related Persons and not arising from any act or omission by any Parent Company, Holdings, Borrower or any of its Subsidiaries (it being understood that this clause (ii) shall not apply to the indemnification of an Agent, SISO Term Loan Agent or a Lead Arranger in a suit involving an Agent, SISO Term Loan Agent or a Lead Arranger, in each case, in its capacity as such, unless such suit has resulted from the gross negligence, bad faith or willful misconduct of such Agent, SISO Term Loan Agent or Lead Arranger as determined by a court of competent jurisdiction in a final non-appealable decision), (iii) a material breach by such Indemnitee of its obligation to fund all or any portion of its Loans as required to be funded hereunder in accordance with Section 5.2 (but not an Agent Indemnitee or Related Person of an Agent Indemnitee) as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto) or (iv) any settlement of any Proceeding effected without the Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, the Borrower shall indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 10.5.

No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other material distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.

For purposes hereof, a “Related Person” of an Indemnitee means (i) if the Indemnitee is any Agent or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Agent and its Affiliates and their respective officers, directors, employees, agents and controlling Persons; provided, that solely for purposes of Section 9, references to each Agent’s Related Persons shall also include such Agent’s trustees and advisors, and (ii) if the Indemnitee is any Lender or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Lender and its Affiliates and their respective officers, directors, employees, agents and controlling Persons.  All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent, which notice may be provided via electronic mail.

The agreements in this Section 10.5 shall survive repayment of the Obligations.

10.6    Successors and Assigns; Participations and Assignments.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) subject to Section 2.24, no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b)          (i)        Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in compliance with applicable law, assign (other than to any Disqualified Institution or a natural person) to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(1)          the Borrower; provided, that no consent of the Borrower shall be required for an assignment of

(x)       (A)        Revolving Loans or Revolving Commitments to a Revolving Lender, a BrandCo DIP Lender, an Affiliate of a Revolving Lender, or an Approved Fund of a Revolving Lender (other than a Defaulting Lender)

(B)          SISO Term Loans to a SISO Term Lender, an Affiliate of a SISO Term Lender or an Approved Fund of a SISO Term Lender or

(y)          any Loan or Commitment if an Event of Default has occurred and is continuing, to any other Person;

 provided, further, that a consent under this clause (A) shall be deemed given if the Borrower shall not have objected in writing to a proposed assignment within ten (10) Business Days after receipt by it of a written notice thereof from the Administrative Agent; and

(2)          the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to (i) a Lender (other than a Defaulting Lender) or (ii) a BrandCo DIP Lender or an Affiliate or Approved Fund of a Lender to the extent such BrandCo DIP Lender, Affiliate or Approved Fund has delivered to the Administrative Agent an acknowledgment to the Agreement Among Lenders substantially in the form of Exhibit A thereto (or other documentation reasonably satisfactory to the Administrative Agent).

(ii)         Subject to Section 2.24, assignments shall be subject to the following additional conditions:

(1)          except in the case of an assignment to a Lender, a BrandCo DIP Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(2)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Borrower’s request, manually) together with a processing and recordation fee of $3,500 to be paid by either the applicable assignor or assignee (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds;

(3)          the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all documentation and other information reasonably determined by the Administrative Agent to be required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Proceeds of Crime Act; and

(4)          the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an acknowledgment to the Agreement Among Lenders, substantially in the form of Exhibit A thereto, acknowledging the agreement of such assignee to be an Additional Holder (as defined in the Agreement Among Lenders) and to be bound by the terms thereof. Failure of any assignment to satisfy the conditions set forth in this paragraph (4) of this Section 10.6(b)(ii) shall render such assignment null and void. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender has executed an acknowledgment of the Agreement Among Lenders or (y) have any liability with respect to or arising out of the execution or non-execution of any acknowledgement hereof.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (I) a Lender, (II) an Affiliate of a Lender, (III) an entity or an Affiliate of an entity that administers or manages a Lender or (IV) an entity or an Affiliate of an entity that is the investment advisor to a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institutions without the written consent of the Borrower, which consent may be provided via electronic mail.

(iii)      Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.19, 2.20, 10.5 and 10.14).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith), other than any sale to a Disqualified Institution, which shall be null and void.

(iv)        The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The Borrower, the Primary Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent demonstrable error for such purposes), notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (in respect of its own position), at any reasonable time and from time to time upon reasonable prior notice.

(v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee (except as contemplated by Section 2.24), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and all applicable tax forms, the processing and recordation fee and the acknowledgement to the Agreement Among Lenders referred to in paragraph (b) of this Section 10.6 (unless, in the case of the processing and recordation fee, waived by the Administrative Agent) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and failure of any assignment to satisfy the conditions set forth in paragraph (4) of Section 10.6(b)(ii) above shall render such assignment null and void.

(c)        (i)          Any Lender may, without the consent of or notice to any Person, in compliance with applicable law, sell participations (other than to any Disqualified Institution) to one or more banks or other entities (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent  and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender or each Lender directly and adversely affected thereby pursuant to the proviso to Section 10.1(a) (or each Tranche A Revolving Lender or SISO Term Lender, or each Tranche A Revolving Lender or SISO Term Lender directly and adversely affected thereby, pursuant to Section 10.1(b)(i), (ii), (iii), or (iv), as applicable) and (2) directly and adversely affects such Participant.  Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, and 2.20 (if such Participant agrees to have related obligations thereunder (it being understood that the documentation required under Section 2.20 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6.  Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institutions without the written consent of the Borrower, which consent may be provided via electronic mail.

(ii)        A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts.  No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(e), (g) or (j), as (and to the extent) applicable, as if such Participant were a Lender (it being understood that the documentation required under Section 2.20 shall be delivered to the participating Lender).

(iii)        Each Lender that sells a participation, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register on which it enters the name and addresses of each Participant, and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (it its capacity as such) shall have no responsibility for maintaining a Participant Register.

(d)          Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)          The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring the same (in the case of an assignment, following surrender by the assigning Lender of all Notes representing its assigned interests).

(f)          The Borrower may prohibit any assignment if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment is otherwise in accordance with applicable law.

(g)          None of the Sponsor, any Affiliate thereof, Holdings or any of its Subsidiaries may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Loans hereunder (and any such attempted acquisition shall be null and void).

(h)          Notwithstanding anything to the contrary contained herein, the replacement of any Lender pursuant to Section 2.24 shall be deemed an assignment pursuant to Section 10.6(b) and shall be valid and in full force and effect for all purposes under this Agreement.

(i)          Any assignor of a Loan or Commitment or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or purchaser of such participation in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution.  None of the Lead Arranger or the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.

10.7    Adjustments; Set off.

(a)          Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (ii) the provisions of this Section 10.7 shall not be construed to apply to any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Commitments to any assignee or participant.

(b)          Subject to the Orders and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order, and the last paragraph of Section VII, in addition to any rights and remedies of the Revolving Lenders provided by law, each Revolving Lender shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount becoming due and payable by the Company hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Revolving Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Company.  Each Revolving Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Revolving Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

10.8    Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf” or “tiff”) transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9    Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10  Integration

This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11  GOVERNING LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

10.12  Submission to Jurisdiction; Waivers

Each party hereto hereby irrevocably and unconditionally:

(a)          submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have, or abstains from jurisdiction, the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided, that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 10.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)          consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 of any special, exemplary, punitive or consequential damages (provided, that such waiver shall not limit the indemnification obligations of the Loan Parties to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5);

provided that, notwithstanding anything to the contrary herein, the Canadian Recognition Proceedings shall be subject to the jurisdiction of the Canadian Court.

10.13   Acknowledgments

The Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)          neither the Agents nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders;

(d)          no advisory or agency relationship between it and any Agent or Lender (in their capacities as such) is intended to be or has been created in respect of any of the transactions contemplated hereby,

(e)          the Agents and the Lenders, on the one hand, and the Borrower, on the other hand, have an arms-length business relationship,

(f)          the Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents,

(g)          each of the Agents and the Lenders is engaged in a broad range of transactions that may involve interests that differ from the interests of the Borrower and none of the Agents or the Lenders has any obligation to disclose such interests and transactions to the Borrower by virtue of any advisory or agency relationship, and

(h)          none of the Agents or the Lenders (in their capacities as such) has advised the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including the validity, enforceability, perfection or avoidability of any aspect of any of the transactions contemplated hereby under applicable law, including the Bankruptcy Code or any consents needed in connection therewith), and none of the Agents or the Lenders (in their capacities as such) shall have any responsibility or liability to the Borrower with respect thereto and the Borrower has consulted with its own advisors regarding the foregoing to the extent it has deemed appropriate.

To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14  Confidentiality

Each of the Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Borrower or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby (including any potential amendments, modifications or waivers, or any request therefor), whether furnished before or after the Petition Date (“Confidential Information”), as strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”).  Without limiting the foregoing, each Agent and each Lender agrees to treat any and all Confidential Information with adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except:

(1)
to its partners that are natural persons, members that are natural persons, directors, officers, employees, counsel, advisors, trustees and Affiliates (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential, with the applicable Agent or Lender responsible for the breach of this Section 10.14 by such Representatives as if they were party hereto);

(2)
to any pledgee referred to in Section 10.6(d) and prospective Lenders and participants in connection with the syndication (including secondary trading) of the DIP Facility and Commitments and Loans hereunder (excluding any Disqualified Institution), in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14;

(3)
to any party or prospective party (or their advisors) to any swap, derivative or similar transaction under which payments are made by reference to the Borrower and the Obligations, this Agreement or payments hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14;

(4)	upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it;

(5)
in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, provided, that in the case of clauses (4) and (5), the disclosing Agent or Lender, as applicable, agrees, to the extent practicable and not prohibited by applicable law, to notify the Borrower prior to such disclosure and cooperate with the Borrower in obtaining an appropriate protective order (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority);

(6)	to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the DIP Facility;

(7)	information that has been publicly disclosed other than in breach of this Section 10.14;

(8)
to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with examinations or audits of such Lender;

(9)
to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents; provided, that each Agent and Lender uses commercially reasonable efforts to ensure that such information is kept confidential in connection with such exercise of remedies and the recipient is informed of the confidential nature of the information;

(10)	to the extent the Borrower has consented to such disclosure in writing;

(11)	to any other party to this Agreement;

(12)
to the extent that such information is received from a third party that is not, to such Agent or Lender’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower and its Affiliates and their related parties;

(13)	to the extent that such information is independently developed by such Agent or Lender; or

(14)	by the Administrative Agent to the extent reasonably required or necessary to obtain a CUSIP for any Loans or Commitment hereunder, to the CUSIP Service Bureau.

Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and/or its Affiliates and (ii) the Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement.  All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.  Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.14 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.

10.15  Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents (including by way of merger and including any assets transferred to a Subsidiary that is not a Loan Party in a transaction permitted by this Agreement) or any Loan Party becoming an Excluded Subsidiary or ceasing to be a Subsidiary and subject the last sentence of this Section 10.15(a), all Liens and Guarantees on such assets or all assets of such Excluded Subsidiary or former Subsidiary shall automatically terminate and, upon delivery of a pro forma Borrowing Base Certificate demonstrating compliance with the last sentence of this Section 10.15(a), the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement or documentation in respect of Specified Cash Management Obligations or Specified Additional Obligations) execute and deliver all releases reasonably necessary or desirable

(i)          to evidence the release of Liens created in any Collateral being Disposed of in such Disposition (including any assets of any Loan Party that becomes an Excluded Subsidiary) or of such Excluded Subsidiary or former Subsidiary, as applicable,

(ii)         to provide notices of the termination of the assignment of any Property for which an assignment had been made pursuant to any of the Loan Documents which is being Disposed of in such Disposition or of such Excluded Subsidiary or former Subsidiary, as applicable, and

(iii)        to release the Guarantee and any other obligations under any Loan Document of any Person being Disposed of in such Disposition or which becomes an Excluded Subsidiary or former Subsidiary, as applicable.

Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of to the Borrower or any of its Subsidiaries) or of a Loan Party which becomes an Excluded Subsidiary or former Subsidiary, as applicable, shall no longer be deemed to be repeated once such Property is so Disposed of.  In addition, upon the reasonable request of the Borrower in connection with

(A)        any Lien of the type permitted by Section 7.3(g) on Excluded Collateral to secure Indebtedness to be incurred pursuant to Section 7.2(c) (or pursuant to Section 7.2(d) or 7.2(j), if such Indebtedness is of the type that is contemplated by Section 7.2(c)) if the holder of such Lien so requires,

(B)        [reserved],

(C)       any Lien of the type permitted by Sections 7.3(r), to the extent the obligations giving rise to such permitted Lien prohibit (or require the release of) the security interest of the Collateral Agent thereon, or

(D)       the ownership of joint ventures or other entities qualifying under clause (ii) of the definition of Excluded Equity Securities, the Collateral Agent shall execute and deliver all releases necessary or desirable to evidence that no Liens exist on such Excluded Collateral under the Loan Documents.

Notwithstanding anything to the contrary, no release of any Guarantees or any Liens on assets of any Loan Party Disposed of outside of the ordinary course of business shall be permitted (or effective) if, in connection with such transaction, a pro forma Borrowing Base Certificate would be required to be delivered pursuant to Section 6.2(g)”, unless, after giving pro forma effect to such release and any transactions in connection therewith (including, without limitation, any prepayment or repayment of the Loans in connection therewith and the removal of any Inventory from the Borrowing Base that will no longer constitute Eligible Inventory or any other categories of assets that will no longer be included in the Borrowing Base after giving effect to such release), if such release is to occur on or after the Tranche A Revolving Discharge Date, the aggregate principal amount of the SISO Term Loans then outstanding would exceed the Tranche A Borrowing Base.

(b)          Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations in respect of any Specified Hedge Agreement or Specified Cash Management Obligations and (y) any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired, upon the request of the Borrower, all Liens and Guarantee Obligations under any Loan Documents shall automatically terminate and the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement or documentation in respect of Specified Cash Management Obligations) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements or Specified Cash Management Obligations or contingent or indemnification obligations not then due.  Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, interim receiver, receiver and manager, monitor, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

10.16   Agreement Among Lenders.

Pursuant to Section 510 of the Bankruptcy Code, the Agreement Among Lenders shall remain in full force and effect and shall continue to govern the relative priorities, rights and remedies of the Lenders under the DIP Facility subject to the waiver of the Buy-Out Option pursuant to, and as defined in Section 10 of the Agreement Among Lenders, in accordance with Section 27 of the Order.

10.17  WAIVERS OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.

10.18  USA PATRIOT ACT

Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107 56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Parties, as applicable, and other information that will allow such Lender to identify the Loan Parties, as applicable, in accordance with the USA Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender or Agent reasonably promptly upon request from such Lender or Agent.

10.19  Orders Control

To the extent that any specific provision hereof or in any other Loan Document is inconsistent with any of the Orders, the Interim Order or Final Order or any of the Canadian Orders (as applicable) shall control.

10.20  Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.20 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

10.21  Payments Set Aside

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.22  Electronic Execution of Assignments and Certain Other Documents

The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other notices of borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.23  Acknowledgement and Consent to Bail-In of Affected Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.24  Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Holdings, the Borrower, or any other Loan Party (except that the representations in Section 4.5 are made in reliance on the accuracy and compliance of the representations and covenants made in this Section 10.24(a)), that at least one of the following is and will be true:

(i)         such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

            (iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender, but only if in substance such other arrangement confirms the absence of an ERISA prohibited transaction.

(b)          In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Holdings, the Borrower, or any other Loan Party, that:

(i)        none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)       the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)         no fee or other compensation is being paid directly to the Administrative Agent or any its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)          The Administrative Agent hereby informs the Lenders that the Administrative Agent is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(d)          The representations in this Section 10.24 are intended to comply with United States Department of Labor Regulations codified at  29 C.F.R. §  2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997).  To the extent these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

10.25  Acknowledgement Regarding Any Supported QFCs.

 To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support may be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 10.29, the following terms have the following meanings:

“BHC Act Affiliate”: of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity”: any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

          “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R §§ 252.81, 47.2 or 382.1, as applicable.

          “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.26   Judgment Currency.

If Administrative Agent, on behalf of any Lender, obtains a judgment or a judgment against a Loan Party in a currency other than Dollars, the obligations of such Loan Party in respect of any sum adjudged to be due to Administrative Agent or the Lenders hereunder (the “Judgment Amount”) shall be discharged only to the extent that, on the Business Day following receipt by Administrative Agent of the Judgment Amount in such currency, Administrative Agent, in accordance with normal banking procedures, purchases Dollars with the Judgment Amount in such currency.  If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount which has accrued as a result of the failure of such Loan Party to pay the sum originally due hereunder when (the “Original Due Date”) it was originally due and owing to Administrative Agent or any Lender hereunder) was originally due and owing to Agent or any Lender hereunder (the “Loss”), such Loan Party agrees as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, Administrative Agent or such Lender agrees to remit such excess to such Loan Party.

10.27  Canadian Anti-Money Laundering Legislation.

(a)          Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby.  Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)          If Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then Agent:

(i)          shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and Administrative Agent within the meaning of the applicable AML Legislation; and

(ii)          shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

          Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

REVLON CONSUMER PRODUCTS CORPORATION,
as Borrower

By:	/ s/ Victoria Dolan
	Name:	Victoria Dolan
	Title:	Chief Financial Officer

REVLON, INC.,
as Holdings

By:	/ s/ Victoria Dolan
	Name:	Victoria Dolan
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

MIDCAP FUNDING IV TRUST, as Agent
By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its General Partner

By:	/s/ Maurice Amsellem
	Name:	Maurice Amsellem
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MIDCAP FINANCIAL TRUST, as a Revolving Lender

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its General Partner

By:	/s/ Maurice Amsellem
	Name:	Maurice Amsellem
	Title:	Authorized Signatory

MIDCAP FUNDING IV TRUST, as a Revolving Lender

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its General Partner

By:	/s/ Maurice Amsellem
	Name:	Maurice Amsellem
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

ATHORA LUX INVEST S.C.Sp., a reserved alternative investment fund in the form of a Luxembourg special limited partnership (société en commandite spéciale), acting in respect of its compartment, Athora Lux Invest – Loan Origination, acting through its managing general partner Athora Lux Invest Management and represented by its delegate portfolio manager, Apollo Management International LLP, as a Revolving Lender

By:	Apollo Management International LLP, its Portfolio Manager

By:	AMI (Holdings), LLC, its Member

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO LINCOLN FIXED INCOME FUND, L.P., as a Revolving Lender

By:	Apollo Lincoln Fixed Income Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
	Name:	Joseph Glatt
	Title:	Vice President

APOLLO CENTRE STREET PARTNERSHIP, L.P., as a Revolving Lender

By:	Apollo Centre Street Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
	Name:	Joseph Glatt
	Title:	Vice President

[Signature Page to Credit Agreement]

CIBC BANK USA, as a Revolving Lender

By:	/s/ Stephanie Vlamis
	Name:	Stephanie Vlamis
	Title:	Associate Managing Director

[Signature Page to Credit Agreement]

CRYSTAL FINANCIAL SPV LLC, as a SISO Term Lender

By:	/s/ Mirko Andric
Name: Mirko Andric
Title: Senior Managing Director

[Signature Page to Credit Agreement]

SCP PRIVATE CREDIT INCOME FUND SPV LLC, as a SISO Term Lender

By:	/s/ Cedric Henley
Name: Cedric Henley
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME BDC SPV LLC, as a SISO Term Lender

By:	/s/ Cedric Henley
Name: Cedric Henley
Title: Authorized Signatory

SCP SF DEBT FUND L.P., as a SISO Term Lender

By:	/s/ Cedric Henley
Name: Cedric Henley
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SCP PRIVATE CORPORATE LENDING FUND SPV LLC, as a SISO Term Lender

By:	/s/ Cedric Henley
Name: Cedric Henley
Title: Authorized Signatory

SCP CAYMAN DEBT MASTER FUND SPV LLC, as a SISO Term Lender

By:	/s/ Cedric Henley
Name: Cedric Henley
Title: Authorized Signatory

[Signature Page to Credit Agreement]

CALLODINE COMMERCIAL FINANCE SPV, LLC, as a SISO Term Lender

By:	/s/ Michael Watson
Name: Michael Watson
Title: Principal

[Signature Page to Credit Agreement]

FIRST EAGLE ALTERNATIVE CAPITAL BDC, INC., as a SISO Term Lender

By:	/s/ Michelle Handy
Name: Michelle Handy
Title: Managing Director

FIRST EAGLE DIRECT LENDING FUND IV, LLC, as a SISO Term Lender

By:	First Eagle Alternative Credit, LLC, its Manager

By:	/s/ Michelle Handy
Name: Michelle Handy
Title: Managing Director

FIRST EAGLE DIRECT LENDING FUND IV CO-INVEST, LLC, as a SISO Term Lender

By:	First Eagle Alternative Credit, LLC, its Manager

By:	/s/ Michelle Handy
Name: Michelle Handy
Title: Managing Director

FIRST EAGLE DIRECT LENDING LEVERED FUND IV SPV, LLC, as a SISO Term Lender

By:	First Eagle Direct Lending Levered Fund IV, LLC, its Manager

By:	/s/ Michelle Handy
Name: Michelle Handy
Title: Managing Director

[Signature Page to Credit Agreement]

FIRST EAGLE DIRECT LENDING V-A, LLC, as a SISO Term Lender

By:	First Eagle Alternative Credit, LLC, its Manager

By:	/s/ Michelle Handy
Name: Michelle Handy
Title: Managing Director

FIRST EAGLE DIRECT LENDING V-B SPV, LLC, as a SISO Term Lender

By:	First Eagle Direct Lending V-B, LLC, its designated manager

By:	First Eagle Alternative Credit, LLC, its Manager

By:	/s/ Michelle Handy
Name: Michelle Handy
Title: Managing Director

[Signature Page to Credit Agreement]

FIRST EAGLE DIRECT LENDING V-C, SCSP, as a SISO Term Lender

By:	First Eagle Alternative Credit, LLC, its Portfolio Manager

By:	/s/ Michelle Handy
Name: Michelle Handy
Title: Managing Director

FIRST EAGLE CREDIT OPPORTUNITIES FUND, as a SISO Term Lender

By:	First Eagle Alternative Credit, LLC, its Sub-Adviser

By:	/s/ Michelle Handy
Name: Michelle Handy
Title: Managing Director

[Signature Page to Credit Agreement]

Schedule 1.1B
Specified Hedge Agreements; Specified Cash Management Agreements

Specified Hedge Agreements:

None.

Specified Cash Management Obligations:

None.

Schedule 2.1
to the DIP ABL Credit Agreement

Schedule 2.1
Commitments

Attached.

Schedule 4.4
to the DIP ABL Credit Agreement

Schedule 4.4
Consents, Authorization, Filings and Notices

None.

Schedule 4.6
to the DIP ABL Credit Agreement

Schedule 4.6
Litigation

None.

Schedule 4.14
to the DIP ABL Credit Agreement

Schedule 4.8
Real Property

I.	Owned Real Property:

Loan Party	Address
Revlon Consumer Products Corporation	1501 Williamsboro Street, Oxford, NC
Roux Laboratories, Inc.	5344 Overmyer Drive, Jacksonville, Florida
Roux Laboratories, Inc.	2210 Melson Avenue, Jacksonville, Florida
Roux Laboratories, Inc.	Rail sidetrack adjacent to 5344 Overmyer Drive, Jacksonville Florida
Revlon Consumer Products Corporation
Property located in Irvington, New Jersey, consisting of the following parcels:
•  Parcel No. 2 - 196 Coit Street, Irvington, NJ
•  Parcel No. 3 - 206 Coit Street, Irvington, NJ
•  Parcel No. 4 - 212 Coit Street, Irvington, NJ
•  Parcel No. 7.01 - 176-178 Coit Street, Irvington, NJ

II.	Leased Real Property:

Loan Party	Address
Revlon Consumer Products Corporation	One New York Plaza, New York, NY
Revlon Consumer Products Corporation	2121 Rt 21, Edison, NJ
North America Revsale Inc.	2203 Promenade Blvd., Rogers, AR
North America Revsale Inc.	181 East Madison Avenue, Chicago, IL
North America Revsale Inc.	801 Nicollet Mall and 800 Marquette Avenue, Minneapolis, MN
North America Revsale Inc.	124 Grove Street, Franklin, MA
Elizabeth Arden, Inc.	4591 International Dr, Orlando, FL
Elizabeth Arden, Inc.	8200 Vineland Ave, Orlando, FL
Elizabeth Arden, Inc.	880 Southwest 145th Ave, Pembroke Pines, FL
Elizabeth Arden, Inc.	The Mills at Jersey Gardens, Elizabeth, NJ
Elizabeth Arden, Inc.	7400 Las Vegas Blvd South, Las Vegas, NV
Elizabeth Arden, Inc.	498 Red Apple Ct, Central Valley, NY
Elizabeth Arden, Inc.	200 Park Avenue South, 6th & 7Th Floors, New York, NY
Elizabeth Arden, Inc.	200 Park Avenue South, Retail, New York, NY
Elizabeth Arden, Inc.	Texas City Outlet 5885 Gulf Freeway, Suite 788, Freeway, TX
Elizabeth Arden, Inc.	1751 Blue Hills Drive, Roanoke, VA
Elizabeth Arden, Inc.	131, 141, 143, 145 Brand Ave, Salem, VA
Creative Nail Design, Inc.	2755 Dos Aarons Way, Vista, CA
Roux Laboratories, Inc.	701 San Marco Blvd, Jacksonville, FL
Roux Laboratories, Inc.	540 Beautyrest Ave, Jacksonville, FL
Revlon Canada Inc.	1590 South Gateway, Mississauga, ON, Canada

Schedule 4.14
to the DIP ABL Credit Agreement

Schedule 4.14

Subsidiaries
Domestic Entities

Name of Debtor/Grantor	Jurisdiction of Organization/ Formation	Percentage Owned	Excluded Subsidiary (Y/N)?

Almay, Inc.	Delaware	100% by Revlon Consumer Products Corporation	N

Art & Science, Ltd.	Illinois	100% by Roux Laboratories, Inc.	N

Bari Cosmetics, Ltd.	Delaware	100% by OPP Products, Inc.	N

Beautyge II, LLC	Delaware	100% by Beautyge I	N

Beautyge Brands USA, Inc. (f/k/a Colomer Beauty Brands USA, Inc.)	Delaware	100% by Roux Laboratories, Inc.	N

Beautyge U.S.A., Inc. (f/k/a Colomer U.S.A., Inc.)	Delaware	100% by Revlon Consumer Products Corporation	N

BrandCo Almay 2020 LLC	Delaware	100% by Beautyge I	N

BrandCo Charlie 2020 LLC	Delaware	100% by Beautyge I	N

BrandCo CND 2020 LLC	Delaware	100% by Beautyge I	N

BrandCo Curve 2020 LLC	Delaware	100% by Beautyge I	N

BrandCo Elizabeth Arden 2020 LLC	Delaware	100% by Beautyge I	N

BrandCo Giorgio Beverly Hills 2020 LLC	Delaware	100% by Beautyge I	N

BrandCo Halston 2020 LLC	Delaware	100% by Beautyge I	N

BrandCo Jean Nate 2020 LLC	Delaware	100% by Beautyge I	N

BrandCo Mitchum 2020 LLC	Delaware	100% by Beautyge I	N

BrandCo Multicultural Group 2020 LLC	Delaware	100% by Beautyge I	N

BrandCo PS 2020 LLC	Delaware	100% by Beautyge I	N

BrandCo White Shoulders 2020 LLC	Delaware	100% by Beautyge I	N

Schedule 4.14
to the DIP ABL Credit Agreement

Name of Debtor/Grantor	Jurisdiction of Organization/ Formation	Percentage Owned	Excluded Subsidiary (Y/N)?

Charles Revson Inc.	New York	100% by Revlon Consumer Products Corporation	N

Creative Nail Design, Inc.	California	100% by Roux Laboratories, Inc.	N

Cutex, Inc.	Delaware	100% by Revlon Consumer Products Corporation	N

North America Revsale Inc.	New York	100% by Revlon Consumer Products Corporation	N

OPP Products, Inc.	Delaware	100% by Revlon Consumer Products Corporation	N

PPI Two Corporation	Delaware	100% by Revlon Consumer Products Corporation	N

Realistic Roux Professional Products Inc.	Delaware	100% by Roux Laboratories, Inc.	N

Revlon Development Corp	Delaware	100% by Revlon Consumer Products Corporation	N

Revlon Finance LLC	Delaware	100% by Revlon Holdings B.V. (Netherlands)	Y

Revlon Government Sales, Inc.	Delaware	100% by Revlon Consumer Products Corporation	N

Revlon International Corporation	Delaware	100% by Revlon Consumer Products Corporation	N

Revlon Professional Holding Company LLC	Delaware	100% collectively by Revlon Consumer Products Corporation; Revlon Manufacturing Ltd.; Revlon (Suisse) S.A. and Beautyge Beauty Group, S.L.	N

RIROS Corporation	New York	100% by Revlon Consumer Products Corporation	N

RIROS Group Inc.	Delaware	100% by RIROS Corporation	N

RML, LLC	Delaware	100% by Revlon International Corporation	N

Schedule 4.14
to the DIP ABL Credit Agreement

Name of Debtor/Grantor	Jurisdiction of Organization/ Formation	Percentage Owned	Excluded Subsidiary (Y/N)?

Roux Laboratories, Inc.	New York	100% by Beautyge U.S.A., Inc. (f/k/a Colomer U.S.A., Inc.)	N

Roux Properties Jacksonville, LLC	Florida	100% by Roux Laboratories, Inc.	N

SinfulColors Inc.	Delaware	100% by Opp Products, Inc.	N

DF Enterprises, Inc.	Delaware	100% by Elizabeth Arden, Inc.	N

Elizabeth Arden (Financing), Inc.	Delaware	100% by Elizabeth Arden, Inc.	N

Elizabeth Arden, Inc.	Florida	100% by Revlon Consumer Products Corporation	N

Elizabeth Arden Travel Retail, Inc.	Delaware	100% by Elizabeth Arden, Inc.	N

Elizabeth Arden Investments, LLC	Delaware	100% by Elizabeth Arden, Inc.	N

Elizabeth Arden NM, LLC	Delaware	100% by Elizabeth Arden, Inc.	N

Elizabeth Arden USC, LLC	Delaware	100% by Elizabeth Arden, Inc.	N

FD Management, Inc.	Delaware	100% by Elizabeth Arden, Inc.	N

RDEN Management, Inc.	Delaware	100% by Elizabeth Arden, Inc.	N

Schedule 4.14
to the DIP ABL Credit Agreement

Foreign Entities

Name of Debtor/Grantor	Jurisdiction of Organization/ Formation	Percentage Owned	Excluded Subsidiary (Y/N)?

New Revlon Argentina, S.A.	Argentina	100% collectively by Revlon International Corporation and Revlon Manufacturing Ltd.	Y

Revlon Australia Pty Limited	Australia	100% by Revlon Manufacturing Ltd.	Y

Promethean Insurance Limited	Bermuda	100% by Revlon Offshore Limited	Y

Revlon Manufacturing Ltd.	Bermuda	100% by RML Holdings L.P.	Y

Revlon Offshore Ltd.	Bermuda	100% by Revlon Consumer Products Corporation	Y

RML Holdings L.P.	Bermuda	100% collectively by Revlon International Corporation and RML, LLC	Y

Revlon Ltda	Brazil	100% collectively by Revlon International Corporation and Revlon Manufacturing Ltd.	Y

Revlon Canada Inc.	Canada	100% collectively by Revlon International Corporation and Beautyge Participations, S.L.	N

Beautyge I	Cayman Islands	100% by Beautyge Brands USA Inc. (f/k/a Colomer Beauty USA, Inc.)	Y

Revlon China Holdings Limited	Cayman Islands	100% by Revlon International Corporation	Y

Revlon (Shanghai) Limited[1]	China	97.22% by Revlon China Holdings Limited	Y

Revlon Trading (Shanghai) Co., Ltd	China	100% by Revlon (Hong Kong) Limited	Y

Shanghai Revstar Cosmetics Marketing Services Limited[2]	China	98.21% by Revlon China Holdings Limited	Y

Beautyge Denmark A/S	Denmark	100% by Beautyge, S.L.	Y

[1]
As noted in the Company’s 12/30/13 Form 8‐K, the Company is in the process of exiting its operations in China and plans to liquidate these entities after satisfying its liabilities and other obligations.

[2]	See above.

Schedule 4.14
to the DIP ABL Credit Agreement

Name of Debtor/Grantor	Jurisdiction of Organization/ Formation	Percentage Owned	Excluded Subsidiary (Y/N)?

American Crew Dominicana, S.r.L.	Dominican Republic	99.9% by Beautyge Brands USA, Inc. (f/k/a Colomer Beauty Brands USA, Inc.)	Y

Comercializador a Brendola, S.r.L.	Dominican Republic	99.9% by Beautyge, S.L.	Y

Beautyge Brands France Holding SAS	France	100% collectively by Beautyge, S.L. and Beautyge Participations, S.L.	Y

Beutyge France SAS	France	100% by Beautyge Brands France Holding SAS	Y

Beautyge Logistics Services, S.L. – French Branch	France	100% by Beautyge, S.L.	Y

Beautyge Germany GmbH	Germany	100% by Beautyge Participations, S.L.	Y

Produtos Cosméticos de Revlon, S.A.	Guatemala	100% collectively by Revlon Overseas Corporation, C.A. and Revlon International Corporation	Y

Revlon (Hong Kong) Limited	Hong Kong	100% collectively by Revlon International Corporation and Revlon Manufacturing Ltd.	Y

Beautyge Professional Limited	Ireland	100% by Roux Laboratories, Inc.	Y

Bainvest Beauty Limited[3]	Ireland	100% by Beautyge Fragrances Holdings Ltd	Y

Revlon (Israel) Limited	Israel	100% collectively by Revlon B.V. and Revlon International Corp	Y

YAE Artistic Packings Industry Ltd.	Israel	100% of shares with voting rights by Revlon B.V.	Y

YAE Press 2000 (1987) Ltd.	Israel	100% by Revlon B.V.	Y

Beautyge Italy S.p.A.	Italy	100% by Beautyge Participations, S.L.	Y

[3]	In liquidation.

Schedule 4.14
to the DIP ABL Credit Agreement

Name of Debtor/Grantor	Jurisdiction of Organization/ Formation	Percentage Owned	Excluded Subsidiary (Y/N)?

Revlon KK	Japan	100% by Revlon International Corporation	Y

Professional Beauty Services S.A.	Luxembourg	100% by Beautyge Participations, S.L.	Y

Revlon Mauritius Ltd.	Mauritius	100% by Revlon International Corporation	Y

Beautyge Mexico S.A. de C.V.	Mexico	100% collectively by Roux Laboratories, Inc. and Beautyge Participations, S.L.	Y

Revlon, S.A. de C.V.	Mexico	100% collectively by Revlon International Corporation and Revlon Consumer Products Corporation	Y

Beautyge Netherlands B.V.	Netherlands	100% by Beautyge Participations, S.L.	Y

Revlon B.V.	Netherlands	100% by Revlon International Corporation	Y

Revlon Holdings B.V.	Netherlands	100% by Elizabeth Arden International, S.a.r.L.	Y

Revlon New Zealand Limited	New Zealand	100% collectively by Revlon International Corporation and Revlon Consumer Products Corporation	Y

Beautyge Andina S.A.	Peru	100% collectively by Beautyge, S.L. and Beautyge Beauty Group, S.L.	Y

Beautyge Portugal-Produtos Cosmeticos e Profissionais Lda.	Portugal	100% collectively by Beautyge, S.L. and Revlon Consumer Products Corporation	Y

Revlons Puerto Rico Inc.	Puerto Rico	100% by Revlon International Corporation	Y

Beautyge Rus Joint Stock Company	Russia	100% collectively by Beautyge, S.L. and Beautyge Beauty Group, S.L.	Y

Schedule 4.14
to the DIP ABL Credit Agreement

Name of Debtor/Grantor	Jurisdiction of Organization/ Formation	Percentage Owned	Excluded Subsidiary (Y/N)?

Elizabeth Arden (Singapore) Pte. Ltd.	Singapore	60% by Elizabeth Arden (Netherlands) Holding B.V.	Y

Revlon Manufacturing Ltd. – Singapore Branch	Singapore	100% by RML Holdings L.P.	Y

Revlon South Africa (Proprietary) Limited	South Africa	100% by Revlon Offshore Limited	Y

Beautyge, S.L.	Spain	100% by Beautyge Beauty Group, S.L	Y

Beautyge Beauty Group, S.L.	Spain	100% by Beautyge Participations, S.L.	Y

Beautyge Logistics Services, S.L.	Spain	100% by Beautyge, S.L.	Y

Beautyge Participations, S.L.	Spain	100% by Revlon Consumer Products Corporation	Y

Revlon Beauty Products, S.L.[4]	Spain	100% collectively by Revlon B.V.; Revlon International Corporation; Revlon (Suisse) S.A. and Européenee de Produits de Beauté, S.A.S.	Y

Beautyge Sweden AB	Sweden	100% by Beautyge Participations, S.L.	Y

Beautyge France S.A.S. – Succursale de Carouge (Geneva)	Switzerland	100% by Beautyge Brands France Holding SAS	Y

Revlon (Suisse) S.A.	Switzerland	100% by Revlon International Corporation	Y

Elizabeth Arden Trading B.V. (branch office)	Taiwan	100% by Elizabeth Arden (Netherlands) Holding B.V.	Y

Revlon Manufacturing Ltd. – Taiwan Branch	Taiwan	100% by RML Holdings L.P.	Y

Revlon International Corporation – U.K. Branch	United Kingdom	100% by RML Holdings L.P.	Y

[4]	In liquidation.

Schedule 4.14
to the DIP ABL Credit Agreement

Name of Debtor/Grantor	Jurisdiction of Organization/ Formation	Percentage Owned	Excluded Subsidiary (Y/N)?

Revlon Pension Trustee Company (U.K.) Limited	United Kingdom	100% by Revlon Consumer Products Corporation	Y

Revlon Overseas Corporation, C.A.	Venezuela	100% by Revlon International Corporation	Y

Elizabeth Arden (Switzerland) Holding S.a.r.l.	Switzerland	100% by Revlon International Corporation	Y

Elizabeth Arden (South Africa) (Proprietary) Ltd.	South Africa	100% by Revlon International Corporation	Y

Elizabeth Arden (Canada) Limited	Canada	100% by Revlon International Corporation	N

Elizabeth Arden (Netherlands) Holding B.V.	Netherlands	100% by Elizabeth Arden (Switzerland) Holding S.a.r.l.	Y

Elizabeth Arden (Shanghai) Cosmetics & Fragrances Trading Ltd.	China	100% by Elizabeth Arden (Switzerland) Holding S.a.r.l.	Y

Elizabeth Arden Sea Pte. Ltd	Singapore	60% by Elizabeth Arden (Netherlands) Holding B.V.	Y

Elizabeth Arden (UK) Ltd	United Kingdom	100% by Elizabeth Arden (Netherlands) Holding B.V.	N

Elizabeth Arden España S.L.U.	Spain	100% by Elizabeth Arden (Netherlands) Holding B.V.	Y

Elizabeth Arden International S.a.r.l. - French Branch	France	100% by Elizabeth Arden International S.a.r.l. Int’l Headquarters	Y

Elizabeth Arden International S.a.r.l. – Japan Representative Office.	Japan	100% by Elizabeth Arden International S.a.r.l. Int’l Headquarters	Y

Elizabeth Arden International S.a.r.l. Int’l Headquarters	Switzerland	100% by Elizabeth Arden (Netherlands) Holding B.V.	Y

Elizabeth Arden (Switzerland) Holding S.a.r.L.	Switzerland	100% by Revlon International Corporation	Y

Elizabeth Arden (Denmark) ApS	Denmark	100% by Elizabeth Arden (Netherlands) Holding B.V.	Y

Schedule 4.14
to the DIP ABL Credit Agreement

Name of Debtor/Grantor	Jurisdiction of Organization/ Formation	Percentage Owned	Excluded Subsidiary (Y/N)?

Elizabeth Arden (Norway) AS	Norway	100% by Elizabeth Arden (Netherlands) Holding B.V.	Y

Elizabeth Arden (Sweden) AB	Sweden	100% by Elizabeth Arden (Netherlands) Holding B.V.	Y

Elizabeth Arden Trading B.V. (representative office)	Netherlands	100% by Elizabeth Arden (Netherlands) Holding B.V.	Y

Elizabeth Arden Middle East FZCO	Dubai	60% by Elizabeth Arden (Netherlands) Holding B.V.	Y

Elizabeth Arden Cosmeticos do Brazil Ltda	Brazil	100% collectively by Elizabeth Arden (Netherlands) Holding B.V. and Elizabeth Arden Trading B.V.	Y

Elizabeth Arden (France) S.A.	France	100% by Elizabeth Arden (Netherlands) Holding B.V.	Y

Elizabeth Arden GmbH	Germany	100% by Elizabeth Arden (Netherlands) Holding B.V.	Y

Elizabeth Arden Korea Yuhan Hoesa	Korea	100% collectively by Elizabeth Arden (Netherlands) Holding B.V. and Revlon International Corporation	Y

Elizabeth Arden Sea (HK) Ltd.	Hong Kong	100% by Elizabeth Arden Sea Pte. Ltd.	Y

Schedule 4.17
to the DIP ABL Credit Agreement

Schedule 4.17
UCC Filing Jurisdictions

Name of Debtor/Grantor	Jurisdiction of Organization/ Formation
Revlon, Inc.	Delaware
Revlon Consumer Products Corporation	Delaware
Almay, Inc.	Delaware
Art & Science, Ltd.	Illinois
Bari Cosmetics, Ltd.	Delaware
Beautyge Brands USA, Inc.	Delaware
Beautyge U.S.A., Inc.	Delaware
Charles Revson Inc.	New York
Creative Nail Design, Inc.	California
Cutex, Inc.	Delaware
North America Revsale Inc.	New York
OPP Products, Inc.	Delaware
Realistic Roux Professional Products Inc.	Delaware
Revlon Development Corp.	Delaware
Revlon Government Sales, Inc.	Delaware
Revlon International Corporation	Delaware
Revlon Professional Holding Company LLC	Delaware
RIROS Corporation	New York
RIROS Group Inc.	Delaware
Roux Laboratories, Inc.	New York
Roux Properties Jacksonville, LLC	Florida
SinfulColors Inc.	Delaware
DF Enterprises, Inc.	Delaware
Elizabeth Arden (Financing), Inc.	Delaware
Elizabeth Arden, Inc.	Florida
Elizabeth Arden Travel Retail, Inc.	Delaware
FD Management, Inc.	Delaware
RDEN Management, Inc.	Delaware
Elizabeth Arden Investments, LLC	Delaware
Elizabeth Arden NM, LLC	Delaware
Elizabeth Arden USC, LLC	Delaware
Elizabeth Arden (Canada) Limited	District of Columbia
Elizabeth Arden (UK) Ltd	District of Columbia
Revlon Canada Inc.	District of Columbia
PPI Two Corporation	Delaware
RML, LLC	Delaware
Trademarks and Patents	U.S. Patent and Trademark Office
Copyrights	U.S. Copyright Office
North Carolina Mortgage	Granville County, NC
Florida Mortgage	Duval County, FL

Schedule 5.1(v)
to the DIP ABL Credit Agreement

Schedule 5.1(v)
BrandCo License Language for Final Order

Each of the BrandCos expressly agrees, in the case of Intellectual Property that is the subject of the BrandCo License Agreements, that the ABL DIP Credit Agreement shall constitute a Group Credit Agreement under each BrandCo License Agreement. In furtherance and not in limitation of the foregoing, the Debtor DIP Loan Parties and each of the BrandCos hereby agree and acknowledge that, notwithstanding any termination of the applicable BrandCo License Documents including pursuant to Section 13.1 or the terms of Sections 13.4 and 13.5 thereof, the license granted under section 6.4(a) of the ABL DIP Guarantee and Collateral Agreement constitutes a non-exclusive, irrevocable, royalty-free license to the ABL DIP Agent to the Licensed IP (as defined in the applicable BrandCo License Documents), solely for the purpose of enabling (subject to the other provisions of this Order) the ABL DIP Agent to exercise its rights and remedies under the ABL DIP Guarantee and Collateral Agreement at such time as the ABL DIP Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, with respect to the DIP Collateral constituting Prepetition ABL Priority Collateral or OpCo Unencumbered ABL Priority Property which rights and remedies shall include the right of the ABL DIP Agent to conduct an orderly liquidation of such DIP Collateral subject to the terms of the ABL DIP Documents, and that such license is made in accordance with, and subject to the terms and conditions of, the applicable BrandCo License Agreement (including the last sentence of Section 2.1 of the relevant BrandCo License Agreement) and survives any such termination, but is exercisable solely during the occurrence of an Event of Default. For the avoidance of doubt, except as expressly set forth above, nothing in the ABL DIP Documents, including the [ABL DIP Guarantee and Collateral Agreement], shall amend, modify or waive any provision of the BrandCo License Documents.

Schedule 6.10
to the DIP ABL Credit Agreement

Schedule 6.10
Post-Closing Matters

1.
Stock Certificates and Stock Powers.  Borrower shall deliver to Collateral Agent (or the BrandCo DIP Agent as gratuitous bailee for the Collateral Agent), within ninety (90) days after the Closing Date (or such later date as the Administrative Agent shall agree in its discretion), the stock certificates representing the certificated equity interests set forth in the chart immediately below together with stock powers duly endorsed in blank.

Debtor / Pledgor	Issuer	Jurisdiction	Share Certificate #	Number of Shares Pledged
Revlon International Corporation	Elizabeth Arden (Switzerland) Holding S.a.r.l.	Switzerland	3	66
Revlon International Corporation	Elizabeth Arden (Switzerland) Holding S.a.r.l.	Switzerland	4	34
Revlon International Corporation	Revlon (Suisse) SA	Switzerland	2	34
Revlon International Corporation	Elizabeth Arden (Canada) Limited	Canada	7	651,579 (Common Stock)
Revlon International Corporation	Elizabeth Arden (Canada) Limited	Canada	8	335,663 (Common Stock)
Revlon International Corporation	Elizabeth Arden (Canada) Limited	Canada	RP-3	4,000,000 (Preferred Shares)
Revlon International Corporation	Elizabeth Arden (South Africa) Proprietary Limited	South Africa	6	66
Revlon International Corporation	Elizabeth Arden (South Africa) Proprietary Limited	South Africa	7	34
Elizabeth Arden, Inc.	Revlon International Corporation	Delaware	5	2,400
Revlon International Corporation	Revlon S.A. de C.V.	Mexico	2 C.F.	37,069,582
Revlon International Corporation	Revlon S.A. de C.V.	Mexico	2 C.V.	139,900,484
Revlon Consumer Products Corporation	Revlon S.A. de C.V.	Mexico	3 C.F.	13
Revlon Consumer Products Corporation	Revlon S.A. de C.V.	Mexico	4 C.F.	7
Revlon Consumer Products Corporation	Revlon Offshore Limited	Bermuda	72	2
Revlon International Corporation	Revlon (Israel) Limited	Israel	TBD	12,985,003

Schedule 6.10
to the DIP ABL Credit Agreement

2.
Promissory Notes.  Borrower shall deliver to the Collateral Agent (or the BrandCo DIP Agent as gratuitous bailee for the Collateral Agent), within ninety (90) days after the Closing Date (or such later date as the Administrative Agent shall agree in its discretion), the promissory notes set forth in the chart immediately below (to the extent not already in the possession of the Collateral Agent or the collateral agent for the BrandCo DIP Credit Agreement) together with related allonges (only to the extent reasonably requested by the Collateral Agent).

Debtor/Grantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date
Revlon Consumer Products Corporation	Beautyge Mexico, S.A. de C.V.	$5,274,415	January 31, 2020 (annual evergreen)
Revlon Consumer Products Corporation	Elizabeth Arden (Canada) Limited	$11,166,538	January 31, 2020 (annual evergreen)

3.
BrandCo DIP Credit Agreement. Within fifteen (15) days of the Closing Date (or such later date as the Administrative Agent shall agree in its discretion), the Borrower shall deliver to the Administrative Agent, a copy of the first amendment to the BrandCo DIP Facility, to be entered into among Holdings, the Borrower and the BrandCo DIP Lenders party thereto, which shall, among other things, update the reporting requirements described in Section 6.1 and 7.17 to be substantially identical with the corresponding requirements of Section 6.1 and 7.17 of this Agreement

4.
Insurance. The Borrower shall deliver to the Administrative Agent, within forty-five (45) days after the Closing Date (or such later date as the Administrative Agent shall agree in its discretion), certificates of insurance and endorsements relating to the Borrower’s (i) insurance policies covering loss or damage to Collateral and (ii) liability insurance policies, in each case, required to be maintained pursuant to this Agreement, naming the Administrative Agent as an additional insured and loss payee (to the extent the Administrative Agent shall reasonably request to be so named), as applicable.

5.
Enforceability Language for Final Order. On or before the Final Order Entry Date, the Loan Parties shall have agreed to language with the Lenders for inclusion in the Final Order regarding the continuing effectiveness and enforceability of the Existing Landlord Waivers, Existing Control Agreements, Existing Mortgages and the Existing UK Debentures.

Schedule 7.2(d)
to the DIP ABL Credit Agreement

Schedule 7.2(d)

Intercompany Indebtedness:

Debtor	Lender	Description	Currency	Principal Amount	Cumulative Interest Outstanding
Revlon Consumer Products Corporation	Elizabeth Arden (Denmark) ApS	Loan	DKK	9,906,038.22 kr.	579,767.78 kr.
Revlon Consumer Products Corporation	Elizabeth Arden UK Ltd	Loan	GBP	£1,313,336.63	£98,738.91
Revlon Manufacturing LTD (Bermuda)	Revlon Australia Pty Limited	Loan	AUD	$8,033,170.40	$405,304.89
Beautyge S.L.	Revlon Australia Pty Limited	Loan	AUD	$34,302,694.98	$1,415,335.43
Revlon Beauty Products SL (Spain)	Revlon Australia Pty Limited	Loan	AUD	$2,427,817.76	$666,339.13
Revlon Consumer Products Corporation	Revlon Australia Pty Limited	Loan	AUD	$52,880,494.82	$2,530,608.26
Beautyge S.L.	Revlon BV (Netherlands)	Loan	EUR	€3,810,873.36	€356,766.31
Beautyge S.L.	Revlon Holdings B.V.	Loan	EUR	€51,202,169.96	€10,149,106.95
Beautyge S.L.	Revlon BV (Netherlands)	Loan	USD	$10,245,724.84	$845,958.55
Beautyge Participations, S.L.	Revlon BV (Netherlands)	Loan	USD	$1,542,000.00	$208,725.70
Revlon Beauty Products SL (Spain)	Revlon BV (Netherlands)	Loan	AUD	$2,214.20	$493.97
Revlon Beauty Products SL (Spain)	Revlon BV (Netherlands)	Loan	EUR	€576,193.68	€112,396.56

Schedule 7.2(d)
to the DIP ABL Credit Agreement

Debtor	Lender	Description	Currency	Principal Amount	Cumulative Interest Outstanding
Revlon Beauty Products SL (Spain)	Revlon BV (Netherlands)	Loan	EUR	€3,340,750.00	€1,003,769.17
Revlon Beauty Products SL (Spain)	Revlon BV (Netherlands)	Loan	EUR	€954,500.00	€310,329.00
Revlon Beauty Products SL (Spain)	Revlon BV (Netherlands)	Loan	EUR	€954,500.00	€336,154.59
Revlon Beauty Products SL (Spain)	Revlon BV (Netherlands)	Loan	EUR	€954,500.00	€360,027.59
Revlon Beauty Products SL (Spain)	Revlon BV (Netherlands)	Loan	EUR	€1,097,675.00	€437,197.24
Revlon Beauty Products SL (Spain)	Revlon BV (Netherlands)	Loan	EUR	€3,054,400.00	€2,326,120.48
Revlon Beauty Products SL (Spain)	Revlon BV (Netherlands)	Loan	EUR	€954,500.00	€678,660.11
Revlon Beauty Products SL (Spain)	Revlon BV (Netherlands)	Loan	EUR	€668,150.00	€236,993.51
Revlon Beauty Products SL (Spain)	Revlon BV (Netherlands)	Loan	EUR	€954,500.00	€571,233.57
Revlon Beauty Products SL (Spain)	Revlon BV (Netherlands)	Loan	EUR	€1,574,925.00	€439,408.69
Europeenne DE Produits De Beaute, SAS France	Revlon BV (Netherlands)	Loan	USD	$17,009,671.18	$3,072,042.14
Europeenne DE Produits De Beaute, SAS France	Revlon BV (Netherlands)	Loan	EUR	€34,865.26	€3,143.68
Revlon BV (Netherlands)	Revlon Consumer Products Corporation	Loan	EUR	€19,433,359.30	€7,399,592.94

Schedule 7.2(d)
to the DIP ABL Credit Agreement

Debtor	Lender	Description	Currency	Principal Amount	Cumulative Interest Outstanding
Revlon BV (Netherlands)	Revlon Consumer Products Corporation	Loan	USD	$93,286,735.01	$5,711,904.33
Revlon Manufacturing LTD (Bermuda)	Revlon Canada Inc.	Loan	CAD	$4,912.17	$659.64
Revlon Canada Inc.	Revlon Consumer Products Corporation	Loan	CAD	$920,814.98	$0.00
Elizabeth Arden Ltd Canada	Revlon Consumer Products Corporation	Loan	USD	$23,347,417.07	$0.00
Beautyge Mexico, S.A. de C.V.	Revlon Canada Inc.	Loan	CAD	$5,178,957.82	$1,265,002.17
Revlon Holdings B.V.	Elizabeth Arden GmbH Germany	Loan	EUR	€12,600,000.00	€3,866,259.25
Elizabeth Arden GmbH Germany	Revlon Holdings B.V.	Loan	EUR	€12,600,000.00	€3,441,560.17
Revlon Holdings B.V.	Beautyge Germany GmbH	Loan	EUR	€6,300,000.00	€1,933,129.63
Beautyge Germany GmbH	Revlon Holdings B.V.	Loan	EUR	€6,300,000.00	€1,720,780.08
Revlon Holdings B.V.	Beautyge Italy S.p.A.	Loan	EUR	€9,450,000.00	€2,899,694.44
Beautyge Italy S.p.A.	Revlon Holdings B.V.	Loan	EUR	€9,450,000.00	€2,581,170.13
Beautyge S.L.	Revlon KK (Japan)	Loan	JPY	¥669,117,500	¥68,181,655
Revlon KK (Japan)	Revlon BV (Netherlands)	Loan	USD	$28,214,461.01	$7,431,888.54

Schedule 7.2(d)
to the DIP ABL Credit Agreement

Debtor	Lender	Description	Currency	Principal Amount	Cumulative Interest Outstanding
Revlon KK (Japan)	Revlon Consumer Products Corporation	Loan	JPY	¥7,026,485,949	¥3,407,126,662
Revlon KK (Japan)	Revlon International Corporation	Loan	USD	$6,876,466.00	$1,902,753.20
Revlon Consumer Products Corporation	Revlon KK (Japan)	Loan	JPY	¥383,618,604	¥23,277,108
Beautyge Mexico, S.A. de C.V.	Revlon BV (Netherlands)	Loan	USD	$775,322.23	$73,725.11
Beautyge Mexico, S.A. de C.V.	Revlon Consumer Products Corporation	Loan	USD	$6,273,760.78	$498,678.02
Revlon Manufacturing LTD (Bermuda)	Revlon New Zealand Limited	Loan	NZD	$5,448,101.78	$627,360.61
Revlon Manufacturing LTD (Taiwan Branch)	Revlon New Zealand Limited	Loan	NZD	$1,769,951.64	$1,384,480.80
Beautyge S.L.	Revlon New Zealand Limited	Loan	NZD	$2,700,000.00	$229,950.08
Revlon Consumer Products Corporation	Revlon New Zealand Limited	Loan	NZD	$15,502,626.48	$1,596,863.86
Beautyge Fragrances Holdings Limited (2)	Revlon Consumer Products Corporation	Loan	GBP	£32,369,244.77	£548,421.14
Revlon Offshore Ltd. (Bermuda)	Revlon Consumer Products Corporation	Loan	EUR	€14,508,400.00	€2,142,468.97
Revlon Offshore Ltd. (Bermuda)	Revlon (Hong Kong) Limited	Loan	USD	$9,315,846.98	$4,521,127.40

Schedule 7.2(d)
to the DIP ABL Credit Agreement

Debtor	Lender	Description	Currency	Principal Amount	Cumulative Interest Outstanding
Revlon Offshore Ltd. (Bermuda)	Revlon China Holdings Ltd (Cayman Is.)	Loan	USD	$5,058,000.00	$4,461,679.84
Revlon Consumer Products Corporation	Revlon Offshore Ltd.	Loan	USD	$11,421,998.00	$3,117,283.30
Revlon South Africa (Proprietary) Limited	Elizabeth Arden South Africa	Loan	ZAR	R168,238,270.01	R19,432,789.34
Elizabeth Arden Cosmeticos do Brazil Ltda (3)	Revlon Consumer Products Corporation	Loan	USD	$1,350,000.00	$95,387.54
Beautyge S.L.	Revlon Consumer Products Corporation	Loan	USD	$5,188,330.08	$0.00
Revlon International - U.K. Branch	Revlon Consumer Products Corporation	Loan	GBP	£39,556,629.50	£4,182,454.29
SAS and Company Limited	Revlon Consumer Products Corporation	Loan	USD	$7,418,540.78	$593,786.66
Revlon Holdings B.V.	Revlon Finance LLC	Loan	USD	$58,978,111.26	$10,912,208.44
Revlon Consumer Products Corporation	Elizabeth Arden International S.a.r.l.	Loan	USD	$75,354,521.62	$3,775,787.11
Revlon Consumer Products Corporation	Elizabeth Arden (France) S.A.	Loan	EUR	€1,600,000.00	€58,977.78
Revlon International Corporation	Elizabeth Arden Holding Sarl (Switzerland)	Loan	USD	$42,000,000.00	$2,940,000.00
Revlon International Corporation	Revlon Mauritius Ltd.	Loan	USD	$500,000.00	$123.57
Elizabeth Arden Inc	Revlon International Corporation	Loan	USD	$42,000,000.00	$3,185,000.00
Revlon Finance LLC	Revlon Consumer Products Corporation	Loan	USD	$11,284,913.00	$142,001.82
Revlon Overseas Corporation C.A. (Venez)	Revlon BV (Netherlands)	Loan	USD	$10,633,755.33	$9,166,125.08

Schedule 7.2(d)
to the DIP ABL Credit Agreement

Capital Leases:

Debtor	Lender	Description	Currency	Amount

Revlon Consumer Products Corporation	Meridian Leasing Corporation	Various Capital Leases	USD	1,071,742
Revlon Consumer Products Corporation	Carolina Handling, LLC	Various Capital Leases	USD	1,289,882

Schedule 7.3(f)
to the DIP ABL Credit Agreement

Schedule 7.3(f)
Existing Liens
Equipment, Tax and Inventory Liens:

Debtor	Jurisdiction	Secured Party	File Date	File Type	File #	Collateral
BEAUTYGE BRANDS USA, INC.	DE - Secretary Of State	BEAUTYGE I	8/6/2019	Original UCC Filing	20195427260
All Transferred Assets as defined in the Upper Tier Transfer and Contribution Agreement, dated on or about the date hereof, between Debtor and the Assignor Party.

Original Secured Party: Wilmington Trust, National Association, as Collateral Agent

BEAUTYGE BRANDS USA, INC.	DE - Secretary Of State		5/7/2020	Assignment	20203249747	Assignment from Wilmington Trust, National Association, as Collateral Agent to Beautyge I.
BEAUTYGE I	DC - Recorder Of Deeds	BEAUTYGY II, LLC	8/6/2019	Original UCC Filing	2019082702
All Transferred Assets as defined in the Lower Tier Transfer and Contribution Agreement, dated on or about the date hereof, between Debtor and the Assignor Party.

Original Secured Party: Wilmington Trust, National Association, as Collateral Agent

BEAUTYGE I	DC - Recorder Of Deeds		5/8/2020	Assignment	2020055489	Assignment from Wilmington Trust, National Association, as Collateral Agent to Beautygy II, LLC.
ELIZABETH ARDEN USC, LLC	DE - Secretary Of State		5/10/2021	Assignment	20213628790	Assignment from Citibank, N.A., as Collateral Agent to MidCap Funding IV Trust.

Schedule 7.3(f)
to the DIP ABL Credit Agreement

Debtor	Jurisdiction	Secured Party	File Date	File Type	File #	Collateral
ELIZABETH ARDEN USC, LLC	DE - Secretary Of State		7/7/2021	Amendment	20215285508	Amendment changing the name of the Secured Party from MidCap Funding IV Trust to MidCap Funding IV Trust, as Collateral Agent.
ELIZABETH ARDEN, INC.	FL - SECURED TRANSACTION REGISTRY	VAR RESOURCES, INC. OPTUMHEALTH BANK, INC. BMO HARRIS BANK N.A.	5/24/2010	Original UCC Filing	201002562080
This transaction is a true lease.  Secured Party is the owner of all of the equipment now or hereafter the subject of any agreement or schedule by and between the parties together with all proceeds, attachments, pars accessions, accessions, additions, replacements and substitutions of, to or for any for the forgoing.
Master Agreement No. 0212301

ELIZABETH ARDEN, INC.	FL - SECURED TRANSACTION REGISTRY		6/7/2010	Assignment	201002634863	Partial assignment of all equipment under Schedule No. 001 only, assigned to M&I Marshall & Ilsley Bank.
ELIZABETH ARDEN, INC.	FL - SECURED TRANSACTION REGISTRY		1/11/2011	Assignment	20110387522X	Partial assignment of all equipment under Schedule No. 001 only, assigned to OptumHealth Bank, Inc. by M&I Marshall & Ilsley Bank.
ELIZABETH ARDEN, INC.	FL - SECURED TRANSACTION REGISTRY		12/5/2014	Amendment	201402692488	Amended the name of the Debtor from M&I Marshall & Ilsley Bank to BMO Harris Bank N.A.
ELIZABETH ARDEN, INC.	FL - SECURED TRANSACTION REGISTRY		12/8/2014	Continuation	201402704354
ELIZABETH ARDEN, INC.	FL - SECURED TRANSACTION REGISTRY		2/19/2020	Continuation	202000920274
ELIZABETH ARDEN, INC.	FL - SECURED TRANSACTION REGISTRY		4/23/2020	Continuation	202001428012

Schedule 7.3(f)
to the DIP ABL Credit Agreement

Debtor	Jurisdiction	Secured Party	File Date	File Type	File #	Collateral
ELIZABETH ARDEN, INC.	FL - SECURED TRANSACTION REGISTRY	RAYMOND LEASING CORPORATION	7/27/2017	Original UCC Filing	20170197423X
All material handling equipment and associated accessories, including without limitation, lift trucks, pallet trucks, orderpickers, batteries and chargers, in possession of Debtor or hereafter acquired by Debtor.  Master Lease Schedule No. 30248 or any Schedule thereunder.

ELIZABETH ARDEN, INC.	FL - SECURED TRANSACTION REGISTRY	RAYMOND LEASING CORPORATION	12/20/2017	Original UCC Filing	201703587276
All material handling equipment and associated accessories, including without limitation, lift trucks, pallet trucks, orderpickers, batteries and chargers, in possession of Debtor or hereafter acquired by Debtor.  Master Lease Schedule No. 33901 or any Schedule thereunder.

ELIZABETH ARDEN, INC.	FL - SECURED TRANSACTION REGISTRY	UNIVEST CAPITAL, INC.	8/19/2019	Original UCC Filing	201909443466	(1) Primary Mobile-Matic Unit w/ 11 Standard Dispensers, (3) Secondary Mobile Unit w/1 unit of casters, on SI Systments LLC Invoice 106354, dated 8/16/2019. Contract Number 20814.
ELIZABETH ARDEN INC	NY - NEW YORK COUNTY	NYC DEPARTMENT OF FINANCE	1/24/1994		000618379-01	$7025.16 city tax warrant
ELIZABETH ARDEN ASSOCIATES	NY - NEW YORK COUNTY	NEW YORK CITY DEPARTMENT OF FINANCE	7/13/2006		002153230-01	$80584.61 city tax warrant

Schedule 7.3(f)
to the DIP ABL Credit Agreement

Debtor	Jurisdiction	Secured Party	File Date	File Type	File #	Collateral
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	MACQUARIE EQUIPMENT FINANCE, LLC	6/21/2011	Original UCC Filing	20112380585
All equipment, and all computers, machines, system units, integrated circuit boards, processors, monitors, keyboards, dis drives, tape drives, input, output, storage devices, communications cards and devices, modems, network hardware, cables, memory, peripheral, accessories, channels, manuals, documentation, media, adapters, controllers, power supplies, etc… leased to Debtor under a master lease between Debtor as Lessee and Secured Party as Lessor.

REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State		5/6/2016	Continuation	20162723052
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State		6/2/2021	Continuation	20214252236
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	RAYMOND LEASING CORPORATION	10/3/2012	Original UCC Filing	20123819598
All material handling equipment and associated accessories, including without limitation, lift trucks, pallet trucks, orderpickers, batteries and chargers, in possession of Debtor or hereafter acquired by Debtor.  Master Lease Schedule No. 305501 or any Schedule thereunder.

REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State		6/26/2017	Amendment	20174204050	Collateral added in accordance with Equipment Master Lease Schedule 030550.
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State		10/3/2017	Continuation	20176584178

Schedule 7.3(f)
to the DIP ABL Credit Agreement

Debtor	Jurisdiction	Secured Party	File Date	File Type	File #	Collateral
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	KEY EQUIPMENT FINANCE, A DIVISION OF KEYBANK NA	1/5/2017	Original UCC Filing	20170107018
All of the Debtor’s right, title and interest in and to all Goods and property described herein.  Equipment Location Vendor 1501 Williamsboro Street, Oxford, NC  Woodstone Energy, LLC  EQUIPMENT DESCRIPTION: This project (the “Project”) consists of installing retrofitting and/or relocating a total of ~4,800 lighting fixtures on the Premises.  Additional specific equipment described therein.

REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State		11/2/2021	Continuation	20218817513
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	7/10/2018	Original UCC Filing	20184731176	One (1) Non Toyota Forklift – Hawker Model #18-085-17 Serial #PL 202180665
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	7/18/2018	Original UCC Filing	20184934770	Three (1) Hawker Battery/Charger Model #R08.8KW.24.36V Serial #R08361804P002641 #R08361804P002642 #R08361804P002643
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	8/15/2018	Original UCC Filing	20185646464	Seven (7) Hawker Charger Model #R12.15W.36V Serial Numbers included provided therein.
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	8/16/2018	Original UCC Filing	20185666017	One (1) Hawker Model #18-125-13 Serial #PL205181288

Schedule 7.3(f)
to the DIP ABL Credit Agreement

Debtor	Jurisdiction	Secured Party	File Date	File Type	File #	Collateral
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	1/2/2019	Original UCC Filing	20190019567	Three (3) Hawker Model # R12.15KW.36V Serial # R12361810F003712, R1236180F003713, F12361810F003714
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	2/10/2020	Original UCC Filing	20200987539	One (1) Hawker Model # 18-125-13 Serial #PL101201600
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	3/18/2020	Original UCC Filing	20202020768	True Lease. One (1) Hawker Model #18-125-13 Serial # PL501201608
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	4/28/2020	Original UCC Filing	20203023118	One (1) Hawker Model #18-125-13 Serial # PL111190741
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	4/30/2020	Original UCC Filing	20203083518	One (1) Toyota Forklift Model #7FBEU20 Serial #14057
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	5/1/2020	Original UCC Filing	20203108141	Two (2) Drum Hauler Model # DH800 Serial # A11036, A11037
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	5/5/2020	Original UCC Filing	20203187467	One (1) Toyota Forklift Model #30-7FBCU25 Serial #60561, 60553
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	5/5/2020	Original UCC Filing	20203188689	Two (2) Toyota Forklift Model # 7HBW23 Serial # 39582, 39584

Schedule 7.3(f)
to the DIP ABL Credit Agreement

Debtor	Jurisdiction	Secured Party	File Date	File Type	File #	Collateral
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State		5/10/2021	Assignment	20213629129	Assignment from Citibank, N.A., as Collateral Agent to MidCap Funding IV Trust.
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State		7/7/2021	Amendment	20215283008	Amendment changing the name of the Secured Party from MidCap Funding IV Trust to MidCap Funding IV Trust, as Collateral Agent.
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	6/2/2020	Original UCC Filing	20203847730	True Lease. Five (5) Toyota Forlift Model #7HBE40 Serial #31334, 31338, 31339, 31340, 31344
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	7/8/2020	Original UCC Filing	20204691152	Four (4) Toyota Forklift Model # 8HBE40 Serial # 40928 40929 40930 40931
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	8/6/2021	Original UCC Filing	20216224506	Two (2) Hawker Model #18-85F-17 Serial #PL105210222, PL105210223
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	8/6/2021	Original UCC Filing	20216225180	Two (2) Hawker Battery Model # 12-85F-9 Serial # PL105210340, PL105210341
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	8/12/2021	Original UCC Filing	20216375019	Ten (10) Toyota Forklift Model #LPM3-48F-240G Serial #RVE00238171 / RVE00238172 / RVE00238173 / RVE00238174 / RVE00238175 / RVE00238176 / RVE00238177 / RVE00238178 / RVE00238179
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	8/12/2021	Original UCC Filing	20216378484	One (1) Toyota Forklift Model #LPM3-48F-240G Serial # RVE00238181

Schedule 7.3(f)
to the DIP ABL Credit Agreement

Debtor	Jurisdiction	Secured Party	File Date	File Type	File #	Collateral
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	9/8/2021	Original UCC Filing	20217128128	One (1) Hawker Model #12-125F-13 Serial # PL505210217
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	9/8/2021	Original UCC Filing	20217135883	One (1) Hawker Battery/Charger Model # LPM3-48F-240G Serial # RV00261258
REVLON CONSUMER PRODUCTS CORPORATION	DE - Secretary Of State	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	5/3/2022	Original UCC Filing	20223725496	One (1) Powerboss Sweeper / Scrubber Model #PHX20TDQP Serial #22045093
RML CORP.	NY - DEPARTMENT OF STATE (BRONX COUNTY)	NEW YORK CITY DEPARTMENT OF FINANCE	4/29/2004		E-015807485-W001-2	$1,816.08 state tax lien
RML CORP.	NY - DEPARTMENT OF STATE (BRONX COUNTY)	NEW YORK CITY DEPARTMENT OF FINANCE	4/29/2004		E-015807485-W002-6	$185.65 state tax lien
RML CORP.	NY - DEPARTMENT OF STATE	NEW YORK CITY DEPARTMENT OF FINANCE	6/21/2004		E-015807485-W003-1	$511.56 state tax lien

IP Liens:

None.

Schedule 7.7
to the ABL Credit Agreement

Schedule 7.7
Existing Investments

Joint Ventures:

Investments in Luxasia (Southeast Asia)

Elizabeth Arden SEA Private Limited is a private limited company of Singapore (the “EA Luxasia JV”), which was formed on or about July 23, 2015 and the EA Luxasia Shareholders Agreement became effective on or about September 1, 2015.  EA Luxasia JV has one wholly-owned subsidiary, Elizabeth Arden SEA (HK) Ltd., a Hong Kong limited company.

EA Luxasia JV has paid capital of SGD 120,000.00 and was formed to carry on general trading activities including the sale, promotion and distribution of certain Elizabeth Arden branded beauty products (including fragrances or perfumes, makeup, skin and body care and ancillary products) in a specified territory.  Most significantly, it serves as the Company’s distributor in its territory.

EA Luxasia JV’s territory (the “Luxasia Territory”) is defined to include the local markets (exclusive of duty free and travel retail shops, airlines and sealines) of Singapore, Malaysia, Indonesia, Vietnam, the Philippines, Thailand, Cambodia, Laos Myanmar (subject to prior diligence and clearance by EA Netherlands), and Hong Kong (effective January 1, 2016); China (but only as to Juicy Couture and John Varvatos fragrance brands); Taiwan (but only as to Juicy Couture, John Varvatos, Britney Spears, Mariah Carey and Justin Bieber fragrance brands); and certain duty free accounts, but only as to Britney Spears, Mariah Carey and Taylor Swift fragrance brands.

Investments in Chalhoub (UAE)

Elizabeth Arden Middle East FZCO is a Free Zone Company in the Jebel Ali Free Zone, Dubai, United Arab Emirates (the “EA Chalhoub JV”), which was formed on or about October 1, 2014 and the EA Chalhoub Shareholders Agreement became effective on or about January 1, 2015.

EA Chalhoub JV has paid in capital of $81,677.00 and was formed to carry on general trading activities including the sale, promotion and distribution of certain Elizabeth Arden branded beauty products (including fragrances or perfumes, makeup, skin and body care and ancillary products) in a specified territory.  Most significantly, it serves as the Company’s distributor in its territory.

EA Chalhoub JV’s territory (the “Chalhoub Territory”) is defined to include the local markets and Duty Free Shops, airlines, sealines of the United Arab Emirates, Qatar, Bahrain, Oman, Saudi Arabia, Egypt, Kuwait, Lebanon, Iraq, Yemen, Jordan, India, Sri Lanka, Bangladesh and Nepal. Further, to the extent such countries are not prohibited by U.S. export control laws any longer and any person or entity used as a distributor in such country is not designated as a target of U.S. economic sanctions by OFAC in such country, Iran and Syria may be included as part of the territory.  As a Jebel Ali Free Zone (the “JAFZ”) company, the EA Chalhoub JV requires trade licenses for its operations outside of the JAFZ.

Investment in U.S. Cosmeceutechs, LLC

Since July 2013, the Target, through a subsidiary (the “EA USC Subsidiary”), has invested $9.0 million in US Cosmeceutechs, LLC (“USC”), a skin care company that develops and sells skin care products for the professional dermatology and spa channels, and separately purchased a 30% equity interest in USC from the sole equity member for $3.6 million. The investment, which is in the form of a collateralized convertible note (the “Convertible Note”), bears interest at 1.5%. Upon conversion of the Convertible Note, the Target will own 85.45% of the fully diluted equity interests in USC (inclusive of EA USC Subsidiary’s current equity interest). The Target expects that the Convertible Note will convert into 85.45% of the fully diluted equity interests of USC by September 1, 2016.

Schedule 7.7
to the ABL Credit Agreement

Investment in Newton Medical, LLC

In July 2013, the Target invested $3 million for a 20% membership interest in Newton Medical, LLC, a beauty device manufacturer (the “Device Company”). In February 2015, the equity interest purchase agreement was amended to, among other things, remove both (i) the obligation the Target had to purchase an additional 20% equity interest upon the achievement of certain milestones, and (ii) the Target’s option to purchase the remaining 60% equity interest in the Device Company. The amendment also terminated Target’s exclusive license to become the worldwide manufacturer, marketer and distributor of the beauty device. The Target remains a passive investor in the Device Company.

Investment in Elizabeth Arden Salon Holdings, Inc.

Since September 2012, the Target has invested $13.7 million for a minority investment in Elizabeth Arden Salon Holdings, LLC, an unrelated party whose subsidiaries operate the Elizabeth Arden Red Door Spas and the Mario Tricoci Hair Salons (“Salon Holdings”). The investment in Elizabeth Arden Salon Holdings, LLC is in the form of a collateralized convertible note bearing interest at 2%.

Intercompany Indebtedness:

The Intercompany loans set forth on Schedule 7.2(d).

Schedule 7.9
to the DIP ABL Credit Agreement

Schedule 7.9
Transactions with Affiliates

In each case, to the extent performance thereunder is authorized by the Bankruptcy Court; provided, that no authorization from the Bankruptcy Court will be required in connection with the performance of any transaction or series of transactions with Affiliates entered into in the ordinary course of business:

1.
Registration Rights Agreement between REV Holdings LLC and Revlon, Inc., dated as of March 5, 1996, as amended on July 31, 2001, as amended, restated, supplemented, modified or replaced from time to time.

2.	Joinder to Registration Rights Agreement by MacAndrews & Forbes Inc., dated February 2003, as amended, restated, supplemented, modified or replaced from time to time.

3.	Joinder to Registration Rights Agreement by MacAndrews & Forbes Holdings Inc., dated as of June 20, 2003, as amended, restated, supplemented, modified or replaced from time to time.

4.	Joinder to Registration Rights Agreement by MacAndrews & Forbes Inc., dated March 25, 2004, as amended, restated, supplemented, modified or replaced from time to time.

5.
Asset Transfer Agreement by and among Revlon Holdings LLC, Charles of the Ritz Group Ltd., National Health Care Group Inc., Revlon, Inc. and Revlon Consumer Products Corporation, dated as of June 24, 1992 (and the ancillary agreements thereto), as amended, restated, supplemented, modified or replaced from time to time.

6.
Real Property Asset Transfer Agreement by and among Revlon Holdings LLC, Revlon, Inc. and Revlon Consumer Products Corporation, dated as of June 24, 1992, as amended, restated, supplemented, modified or replaced from time to time.

7.
Benefit Plans Assumption Agreement by and among Revlon Holdings LLC, Revlon, Inc. and Revlon Consumer Products Corporation, dated as of July 1, 1992, as amended, restated, supplemented, modified or replaced from time to time.

8.
Reimbursement and Expense Allocation Agreement by and among MacAndrews & Forbes Inc., Revlon, Inc. and Revlon Consumer Products Corporation, dated May 3, 1996, as amended, restated, supplemented, modified or replaced from time to time.

9.
Reimbursement Agreement by and among MacAndrews & Forbes Inc., Revlon, Inc. and Revlon Consumer Products Corporation, dated June 24, 1992, as amended, restated, supplemented, modified or replaced from time to time.

10.
Purchase and Sale Agreement, dated July 31, 2001, by and between Revlon Holdings LLC and Revlon, Inc. related to Revlon, Inc.’s acquisition and subsequent contribution of the Charles of the Ritz business to Revlon Consumer Products Corporation (and ancillary agreements thereto), as amended, restated, supplemented, modified or replaced from time to time.

11.
Tax Sharing Agreement, dated as of June 24, 1992, among MacAndrews & Forbes Holdings Inc., Revlon, Inc., Revlon Consumer Products Corporation and certain subsidiaries of Revlon Consumer Products Corporation, as amended and restated as of January 1, 2001, as amended, restated, supplemented, modified or replaced from time to time.

12.
Tax Sharing Agreement, dated as of March 26, 2004, by and among Revlon, Inc., Revlon Consumer Products Corporation and certain subsidiaries of Revlon Consumer Products Corporation, as amended, restated, supplemented, modified or replaced from time to time.

13.	Settlement agreements in connection with litigation actions related to the 2009 Exchange Offer.

Schedule 7.12
to the DIP ABL Credit Agreement

Schedule 7.12
Existing Negative Pledge Clauses

None.

Schedule 7.13
to the DIP ABL Credit Agreement

Schedule 7.13
Clauses Restricting Subsidiary Distributions

None

Schedule 7.21
to the DIP ABL Credit Agreement

Schedule 7.21
Canadian Defined Benefit Pension Plans

Revlon Canada Inc. sponsors the Affiliated Revlon Companies Employees’ Retirement Plan, a registered combination defined benefit/defined contribution pension plan.  The defined benefit component of the plan is closed to new entrants.

EXHIBIT A

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

See attached.

DIP ABL GUARANTEE AND COLLATERAL AGREEMENT

made by

REVLON CONSUMER PRODUCTS CORPORATION,

a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as the Borrower,

and the Subsidiary Guarantors party hereto

in favor of

MIDCAP FUNDING IV TRUST,

as Collateral Agent

Dated as of June 30, 2022

Section 7.	THE COLLATERAL AGENT	21

7.1	Collateral Agent’s Appointment as Attorney-in-Fact, Etc.	21
7.2	Duty of Collateral Agent	22
7.3	Execution of Financing Statements	23
7.4	Authority of Collateral Agent	23

Section 8.	MISCELLANEOUS	23

8.1	Amendments in Writing	23
8.2	Notices	23
8.3	No Waiver by Course of Conduct; Cumulative Remedies	23
8.4	Enforcement Expenses; Indemnification.	24
8.5	Successors and Assigns	24
8.6	Set-Off	24
8.7	Counterparts	24
8.8	Severability	25
8.9	Section Headings	25
8.10	Integration	25
8.11	GOVERNING LAW	25
8.12	Submission To Jurisdiction; Waivers	25
8.13	Acknowledgements	26
8.14	Additional Guarantors and Grantors	26
8.15	Releases.	27
8.16	WAIVER OF JURY TRIAL	27
8.17	Delegation by each Non-US Guarantor.	27
8.18	Judgment Currency.	28
8.19	Delivery of Collateral.	28
8.20	Order.	28

SCHEDULES
Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Legal Name and Jurisdictions of Organization
Schedule 4	Commercial Tort Claims

ANNEXES
Annex I	Assumption Agreement
Annex II	Form of Copyright Security Agreement
Annex III	Form of Patent Security Agreement
Annex IV	Form of Trademark Security Agreement

DIP ABL GUARANTEE AND COLLATERAL AGREEMENT

DIP ABL GUARANTEE AND COLLATERAL AGREEMENT, dated as of June 30, 2022, made by each of the signatories hereto, in favor of MidCap Funding IV Trust, as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties (as defined in the Super-priority Senior Secured Debtor-in-Possession Asset-Based Revolving Credit Agreement, dated as of the date hereof  (as amended, restated, waived, supplemented or otherwise modified from time to time, the “DIP ABL Credit Agreement”), among Revlon Consumer Products Corporation, a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Borrower”), Revlon, Inc., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (“Holdings”), the banks and other financial institutions or entities (the “Lenders”) from time to time parties thereto and MidCap Funding IV Trust, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent.

W I T N E S S E T H:

WHEREAS, on June 16, 2022 (the “Petition Date”), Holdings, the Borrower and certain of the Borrower’s Subsidiaries (each, a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each case of the Borrower and each other Debtor, a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and the management of their business pursuant to Section 1107 and 1108 of the Bankruptcy Code;

WHEREAS, pursuant to the DIP ABL Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the execution, delivery and performance of this Agreement, and the grant of a security interest, pledge and Lien on all of the Collateral (as hereinafter defined) of the Grantors (as hereinafter defined) and the proceeds thereof  to secure the Secured Obligations (as hereinafter defined) have been authorized pursuant to the Bankruptcy Code by the Interim Order and, after the entry thereof by the Court, will have been so authorized by the Final Order, and such Liens shall have priority as set forth in the Orders;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor (as defined below);

WHEREAS, the proceeds of the extensions of credit under the DIP ABL Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the DIP ABL Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the DIP ABL Credit Agreement that the Grantors and Guarantors shall have executed and delivered this Agreement to the Collateral Agent for the benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties;

NOW, THEREFORE, in consideration of the premises and to supplement the Orders, without in any way diminishing or limiting the effect of the Orders or the security interest, pledge and lien granted thereunder to secure the Obligations, the parties hereto desire to more fully set forth their respective rights in connection with such security interest, pledge and Lien as set forth herein.  Accordingly, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS

1.1           Definitions.

(a)          Unless otherwise defined herein, terms defined in the DIP ABL Credit Agreement and used herein shall have the meanings given to them in the DIP ABL Credit Agreement, and the following terms are used herein as defined in the New York UCC: “Accession”, “Account”, “Account Debtor”, “As-Extracted Collateral”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Document”, “Equipment”, “Farm Products”, “Fixtures”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Letter-of-Credit Right”, “Money”, “Payment Intangibles”, “Securities Account”, “Securities Intermediary”, “Security”, “Supporting Obligation”, and “Uncertificated Security”.

(b)          The following terms shall have the following meanings:

“Agreement”:  this DIP ABL Guarantee and Collateral Agreement, as the same may be amended, waived, supplemented or otherwise modified from time to time.

“Borrower”:  as defined in the preamble hereto.

“Borrower Credit Agreement Obligations”:  the meaning assigned to the term “Obligations” in the DIP ABL Credit Agreement.

“BrandCo License Documents”: as defined in the DIP ABL Credit Agreement.

“Case”: as defined in the recitals hereto.

“Cash Management Obligations”:  the meaning assigned to the term “Specified Cash Management Obligations” in the DIP ABL Credit Agreement.

“Collateral”:  as defined in Section 3.1.

“Collateral Account”:  any collateral account established by the Collateral Agent as provided in Section 6.5.

 “Copyright Licenses”:  with respect to any Grantor, all written license agreements, now or hereafter in effect, granting to or from such Grantor any right under any Copyright.

“Copyrights”:  (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any foreign counterparts thereof, including, without limitation, those United States registrations, recordings, supplemental registrations and pending applications of Grantors listed in listed in Schedule A to each short-form copyright security agreement delivered by a Grantor pursuant to Section 5.5(i) or 5.5(j), and (ii) the right to obtain all renewals thereof.

“Debtor”: as defined in the recitals to this Agreement.

“Deposit Account”:  as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Deposit Account Control Agreement”: Subject to the Orders, (a) an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among any Grantor, a depository institution holding such Grantor’s funds and the Collateral Agent, which provides the Collateral Agent,  with “control” (as such term is used in Article 9 of the UCC) over the applicable Deposit Account(s) described therein or (b) any other agreements, waivers, notices or arrangements which, in the reasonable discretion of the Collateral Agent, are sufficient to maintain a perfected security interest in such Deposit Account(s) under applicable law.

“DIP ABL Credit Agreement”: as defined in the preamble hereto.

“Excluded Accounts”: (a) any Deposit Account used solely for: (i) funding payroll or segregating payroll taxes or funding other employee wage or benefit payments in the ordinary course of business, (ii) segregating 401(k) contributions or contributions to an employee stock purchase plan and other health and benefit plan, in each case for payment in accordance with any applicable laws or (iii) any zero-balance disbursement accounts, (b) any Deposit Account or Securities Account the funds in which consist solely of funds held by the Borrower or any Subsidiary on behalf of or in trust for the benefit of any third party that is not an Affiliate of the Borrower, any Subsidiary or any Permitted Investor, (c) any Deposit Account the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for a transaction permitted under the DIP ABL Credit Agreement, (d) the BrandCo DIP Funding Account and (e) any account holding cash deposits permitted pursuant to Section 7.03(cc) of the DIP ABL Credit Agreement.

“Grantors”:  the collective reference to each signatory hereto (other than the Collateral Agent) together with any other entity that may become a party hereto as provided in Section 8.14.

“Guarantor Obligations”:  with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent, to the Collateral Agent or to the other Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to the Borrower (solely for purposes of any Cash Management Obligations and Hedge Agreement Obligations entered into by any Subsidiary Guarantor) and the Subsidiary Guarantors that may become a party hereto as provided herein.

“Hedge Agreement Obligations”:  the collective reference to all obligations and liabilities of the Borrower and any other Loan Party to any counterparty under a Specified Hedge Agreement (each, a “Hedge Provider”), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the relevant Hedge Provider that are required to be paid by the Borrower or the applicable Loan Party, as the case may be, pursuant to the terms of any Specified Hedge Agreement).

“Hedge Provider”: as defined in the definition of “Hedge Agreement Obligations”.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, Copyrights, Patents, Trademarks, trade names, domain names, know-how and processes, all rights to sue at law or in equity for any infringement, dilution, misappropriation or other violation thereof, including the right to receive all Proceeds and damages therefrom.

“Investment Property”:  the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Excluded Collateral) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Issuers”:  the collective reference to each issuer of a Pledged Security.

“Material Intellectual Property”:  any Intellectual Property included in the Collateral that is owned by or exclusively licensed to any Grantor and is material to the business of the Borrower and its Subsidiaries, taken as a whole, including, for the avoidance of doubt, the Intellectual Property licensed pursuant to the BrandCo License Documents.

“New York UCC”:  the Uniform Commercial Code from time to time in effect in the State of New York; provided that in the event that by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code of any other jurisdiction, such term shall mean the Uniform Commercial Code of such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Patent License”:  with respect to any Grantor, all written license agreements, now or hereafter in effect, providing for the grant by or to such Grantor of any right in or to any Patent.

“Patents”:  (i) all letters patent of the United States, any other country or any political subdivision thereof, and all applications for the issuance thereof, including, without limitation, those United States patents and patent applications of Grantors referred to in Schedule A to each short-form patent security agreement delivered by a Grantor pursuant to Section 5.5(i) or 5.5(j), (ii) all continuations, divisions, continuations-in-part or renewals thereof, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Petition Date”: as defined in the recitals to this Agreement.

“Pledged Notes”:  all promissory notes listed on Schedule 2 and all other promissory notes issued to or held by any Grantor in excess of $10,000,000 in the aggregate for all such notes (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business) other than Excluded Collateral.

“Pledged Securities”:  the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”:  the collective reference to (i) the shares of Capital Stock listed on Schedule 2 and (ii) any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect other than Excluded Collateral.

“Proceeds”:  all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”:  any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance (including, without limitation, any Account).  References herein to Receivables shall include any Supporting Obligations or collateral securing such Receivable.

“Secured Obligations”:  (i) the Borrower Credit Agreement Obligations (ii) the Hedge Agreement Obligations, (iii) the Cash Management Obligations, and (iv) the Guarantor Obligations, but, as to clauses (ii) and (iii) hereof, only to the extent that, and only so long as, the Borrower Credit Agreement Obligations are secured and guaranteed pursuant hereto; provided that Secured Obligations shall exclude any Excluded Swap Obligations.

“Securities Account Control Agreement”: Subject to the Orders, (a) an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among any Grantor, a securities intermediary holding such Grantor’s funds and the Collateral Agent, which provides the Collateral Agent, with “control” (as such term is used in Article 9 of the UCC) over the applicable Securities Account(s) described therein or (b) any other agreements, waivers, notices or arrangements which, in the reasonable discretion of the Collateral Agent, are sufficient to maintain a perfected security interest in such Securities Account(s) under applicable law.

“Securities Act”:  the Securities Act of 1933, as amended.

“Trademark Licenses”:  with respect to any Grantor, all written license agreements, now or hereafter in effect, providing for the grant by or to such Grantor of any right to use any Trademark.

“Trademarks”:  (i) all trademarks, trade names, corporate names, company names, business names, domain names, fictitious business names, trade dress, service marks, logos and other source or business identifiers, designs and general intangibles of like nature, all goodwill associated therewith or symbolized thereby and all common-law rights related thereto, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States or any State thereof, or any other country or any political subdivision thereof, including, without limitation, any of the foregoing of Grantors referred to in Schedule A to each short-form trademark security agreement delivered by a Grantor pursuant to Section 5.5(i) or 5.5(j), to the extent filed in the United States and (ii) the right to obtain all renewals thereof.

“Unfunded Advances/Participations”: with respect to the Administrative Agent, the aggregate amount, if any (A) (i) made available to the Borrower on the assumption that each Lender has made its portion of the applicable Loans available to the Administrative Agent as contemplated by Section 2.5 of the DIP ABL Credit Agreement and (ii) with respect to which a corresponding amount shall not in fact have been made available to the Administrative Agent by any such Lender and which such amount shall not have been returned to the Administrative Agent by the Borrower and (B) of any participations in respect of Protective Advances that shall not have been funded by any Lender in accordance with the penultimate sentence of Section 2.25(a) of the DIP ABL Credit Agreement.

1.2           Other Definitional Provisions.

(a)          The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)          Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GUARANTEE

2.1           Guarantee.

(a)       Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as a primary obligor and not merely as a surety, to the Collateral Agent for the benefit of the Administrative Agent, the Collateral Agent, and the other Secured Parties, the prompt and complete payment when due and performance by the Borrower and each other Guarantor (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.

(b)         Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws (after giving effect to the right of contribution established in Section 2.2).

(c)          Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent, the Collateral Agent or any other Secured Party hereunder.

(d)          The guarantee contained in this Section 2 shall remain in full force and effect until all the Secured Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full (other than Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due) and the Commitments shall have been terminated, notwithstanding that from time to time during the term of the DIP ABL Credit Agreement, the Borrower may be free from any Borrower Credit Agreement Obligations; provided, that any Guarantor shall be released from its guarantee contained in this Section 2 as provided in Section 8.15.

(e)        No payment (other than payment in full (other than with respect to Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due)) made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent, the Collateral Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment, remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Secured Obligations shall have been paid in full (other than Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due) and the Commitments shall have been terminated; provided, that any Guarantor shall be released from its guarantee contained in this Section 2 as provided in Section 8.15.

2.2         Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3.  The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent, the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3          No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent, the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent, the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent, the Collateral Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent, the Collateral Agent and the other Secured Parties by the Borrower and the other Guarantors on account of the Secured Obligations shall have been paid in full (other than Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due) and the Commitments shall have been terminated.  If any amount shall be paid to any Guarantor on account of such subrogation, contribution or reimbursement rights at any time when all of such Secured Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

2.4          Amendments, Etc. with Respect to the Secured Obligations.  To the maximum extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Administrative Agent, the Collateral Agent or any other Secured Party may be rescinded by the Administrative Agent, the Collateral Agent or such other Secured Party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Collateral Agent or any other Secured Party, and the DIP ABL Credit Agreement and the other Loan Documents, any Specified Hedge Agreement or any agreement in respect of any Cash Management Obligations, and in each case any other documents executed and delivered in connection therewith, may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, or all Lenders, or all Lenders directly and adversely affected thereby, as the case may be) or the Secured Party that is the counterparty to the relevant Specified Hedge Agreement or agreement in respect of the relevant Cash Management Obligations, as applicable, may deem advisable from time to time, and any collateral security, guarantee or right of set-off at any time held by the Administrative Agent, the Collateral Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent, the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5        Guarantee Absolute and Unconditional.  Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Administrative Agent, the Collateral Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, with respect to the Loan Documents and the Administrative Agent, the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Secured Obligations.  Each Guarantor understands and agrees, to the maximum extent permitted by applicable law, that the guarantee of such Guarantor contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collectability without regard to (a) the validity or enforceability of the DIP ABL Credit Agreement, any other Loan Document, any Specified Hedge Agreement or any agreement in respect of any Cash Management Obligations, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent, the Collateral Agent or any other Secured Party, or (c) any other circumstance whatsoever (other than a defense of payment or performance) (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower from the Borrower Credit Agreement Obligations, or of such Guarantor under the guarantee of such Guarantor contained in this Section 2, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Collateral Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Collateral Agent or any other Secured Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6          Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7          Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to:

(a)          to the extent such payments are in respect of Borrower Credit Agreement Obligations, the Administrative Agent at the Funding Office; or

(b)          to the extent such payments are in respect of any other Secured Obligations, the relevant Person at the appropriate location as determined in accordance with the terms of the relevant Specified Hedge Agreement or the agreement in respect of the relevant Cash Management Obligations, in each case without set-off or counterclaim.

SECTION 3. GRANT OF SECURITY INTEREST

3.1          Grant of Security Interests.  In addition to the security interest and Liens provided in the Orders, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, in each case subject to the Interim Order (as the same may be amended, supplemented or otherwise modified by the Final Order), a security interest in all of such Grantor’s right, title and interest in and to the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, in each case except to the extent released in accordance with Section 8.15 and subject to the proviso to this Section 3.1, the “Collateral”), as collateral security for the payment or performance, as the case may be (whether at the stated maturity, by acceleration or otherwise), of the Secured Obligations:

(a)          all Accounts, including all Receivables;

(b)          all Cash Equivalents and Deposit Accounts;

(c)          all Chattel Paper;

(d)          all Commercial Tort Claims described on Schedule 4 (as such schedule may be supplemented from time to time pursuant to Section 6.2(b) of the DIP ABL Credit Agreement);

(e)          all Documents;

(f)          all Equipment;

(g)          all Fixtures;

(h)          all General Intangibles, including contract rights;

(i)          all Instruments, except to the extent constituting Pledged Notes (or which would constitute Pledged Notes but for the de minimis threshold contained in the definition thereof);

(j)          all Intellectual Property (including all Copyright Licenses, Patent Licenses and Trademark Licenses);

(k)          all Inventory;

(l)           all Investment Property;

(m)          all Letter-of-Credit Rights;

(n)           all Money;

(o)           all Pledged Securities;

(p)           all other Goods;

(q)          all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information pertaining to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

(r)           all Real Property;

(s)           subject to entry of the Final Order, Avoidance Proceeds;

(t)           all DIP Collateral (as defined in the Orders);

(u)          subject to the Orders, all other unencumbered property, which was unencumbered prior to the date hereof, of the same manner, type and scope of any of the foregoing property referenced in (a) through (t) above; and

(v)          to the extent not otherwise included, all Proceeds, products, accessions, rents and profits of any of the Collateral and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3.1, the security interest granted hereunder shall not cover, and the term “Collateral” shall not include, (i) Excluded Accounts or (ii) any Excluded Collateral.

3.2          Conflicts.

(a)          In the event of any conflict between the terms of the Orders, the DIP ABL Credit Agreement and this Agreement, the terms of the Orders shall govern and control.  In the event of any such conflict, each Grantor may act (or omit to act) in accordance with the Orders, as applicable, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

(b)          [Reserved].

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Collateral Agent and the Secured Parties to enter into the DIP ABL Credit Agreement, and to induce the Lenders  to make their respective extensions of credit to the Borrower under the DIP ABL Credit Agreement, each Guarantor and each Grantor hereby represents and warrants with respect to itself to each of the Administrative Agent, the Collateral Agent and each other Secured Party that:

4.1          Representations in DIP ABL Credit Agreement.  In the case of each Guarantor, the representations and warranties set forth in Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 4.10, 4.12, 4.13, 4.15, 4.16, 4.17 (except, with respect to Elizabeth Arden (UK) Ltd), 4.19, 4.21, 4.23 and 4.24 of the DIP ABL Credit Agreement to the extent they refer to such Guarantor or to the Loan Documents to which such Guarantor is a party or to the use of the proceeds of any Loans by any Guarantor, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and each of the Administrative Agent, the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided, that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2          Title; No Other Liens.  Except as would not reasonably be expected to have a Material Adverse Effect, such Grantor owns or has rights in each item of the Collateral; and such Collateral is free and clear of any and all Liens except as permitted by the Loan Documents and the Orders.  Except as permitted by the Loan Documents and the Orders, no financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office except financing statements or other public notices that have been filed without the consent of the Grantor.

4.3          [Reserved].

4.4          Names; Jurisdiction of Organization.

(a)          On the date hereof, such Grantor’s full and correct legal name, jurisdiction of organization, identification number from the jurisdiction of organization (if any) and the jurisdiction in which financing statements in appropriate form are to be filed are specified on Schedule 3.

(b)        Subject to Section 8.20, when financing statements in appropriate form are filed in the jurisdictions specified on Schedule 3 (or, in the case of Collateral not in existence on the Closing Date, such other offices as may be appropriate) the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of such Grantor in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of such financing statements in the jurisdictions specified on Schedule 3 (or, in the case of Collateral not in existence on the Closing Date, such other offices as may be appropriate)).

4.5          Pledged Securities.

(a)	On the date hereof, the shares of Pledged Stock pledged by such Grantor hereunder:

(i)      with respect to any such shares of Pledged Stock issued by the Borrower and any other Subsidiary, have been duly authorized, validly issued and are fully paid and non-assessable, to the extent such concepts are applicable; and

(ii)    constitute in the case of any such shares of a Domestic Subsidiary, first tier Foreign Subsidiary or Foreign Subsidiary Holding Company, all the issued and outstanding shares of all classes of the Capital Stock of each Issuer directly owned by such Grantor.

(b)
Such Grantor is the record and beneficial owner of the Pledged Securities pledged by it hereunder, free of any and all Liens or options in favor of, or claims of any other Person, except the security interest created by this Agreement and Liens, options or claims not prohibited by the DIP ABL Credit Agreement and the Orders, and subject to any transfers made in compliance with the Loan Documents and the Orders.

4.6          Intellectual Property.

(a)          Schedule A to each short-form copyright security agreement, each short-form trademark security agreement and each short-form patent security agreement delivered by a Grantor on the date hereof pursuant to Section 5.5(i), lists all United States Copyright registrations, Trademark applications and registrations, issued Patents and pending Patent applications of such Grantor on the date hereof.

(b)           On the date hereof, to the knowledge of such Grantor, all Material Intellectual Property of such Grantor, is subsisting, valid, unexpired (in the case of any registered Material Intellectual Property) and enforceable, and has not been abandoned.

(c)          On the date hereof, no outstanding holding, decision or judgment has been rendered by any Governmental Authority that would limit, cancel or impair the validity of, or such Grantor’s rights in, any Material Intellectual Property.

(d)        Except as any such infringement, misappropriation, dilution or violation that could not reasonably be expected to adversely affect the net revenues of the Borrower and its Subsidiaries, taken as a whole, by $10,000,000 or more in the aggregate, no action or proceeding is pending, or, to the knowledge of such Grantor, threatened, alleging that such Grantor, or the use of the Material Intellectual Property in the business of such Grantor, infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property of any other Person.  To the knowledge of such Grantor, no Person is engaging in any activity that infringes, misappropriates, dilutes or violates any Intellectual Property owned by or exclusively licensed to such Grantor, except as would not reasonably be expected to have a Material Adverse Effect.

4.7         Commercial Tort Claims.  Schedule 4 sets forth a true and complete list, with respect to such Grantor, of each Commercial Tort Claim in respect of which a complaint or a counterclaim has been filed by such Grantor as of the date hereof, seeking damages in an amount reasonably estimated to exceed $10,000,000, including a summary description of such claim.

SECTION 5. COVENANTS

Each Guarantor and each Grantor covenants and agrees with the Administrative Agent, the Collateral Agent and the other Secured Parties that, subject to Section 8.15(b), from and after the date of this Agreement until the Secured Obligations shall have been paid in full (other than Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due) and the Commitments shall have been terminated:

5.1           Covenants in DIP ABL Credit Agreement

Subject to the Orders, in the case of each Guarantor, to the extent applicable, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

5.2           Investment Property.

(a)
Subject to the Orders, in the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 6.3(c) and 6.8 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.8 with respect to the Pledged Securities issued by it.

(b)
Subject to the Orders, to the extent that any Capital Stock included in the Collateral is or becomes a Certificated Security, the applicable Grantor shall promptly deliver such certificates evidencing such Pledged Securities to the Collateral Agent together with stock powers or indorsements thereof.

5.3         Deposit Accounts.  For each Deposit Account (other than Excluded Accounts) that any Grantor at any time opens or maintains, such Grantor shall promptly notify the Collateral Agent of such Deposit Account and, promptly following the Collateral Agent’s request, use its commercially reasonable efforts to cause the depositary bank to enter into a Deposit Account Control Agreement.  The provisions of this paragraph shall not apply to any Deposit Account for which any Grantor, the depositary bank and the Collateral Agent, have entered into a cash collateral agreement specially negotiated among such Grantor, the depositary bank and the Collateral Agent for the specific purpose set forth therein.

5.4           Perfection Exclusions.

(a)
Subject to the Orders, notwithstanding anything to the contrary contained herein, no Grantor be required to take any actions in order to perfect the security interest in the Collateral granted to the Collateral Agent for the benefit of itself, the Administrative Agent and the other Secured Parties with respect to notices required to be sent to account debtors or other contractual third-parties prior to the occurrence and absent the continuance of an Event of Default.

(b)
Subject to the Orders, notwithstanding anything to the  contrary contained herein, and upon the reasonable request of the Collateral Agent, the Grantors shall use commercially reasonable efforts to take any actions in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit of itself, the Administrative Agent and the other Secured Parties  (i) under the laws of any jurisdiction outside the United States, (ii) with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts, securities accounts or other bank accounts, but excluding Pledged Securities), other than any actions required pursuant to Section 5.3 or 6.5 or (iii) with respect to Letter-of-Credit Rights and Commercial Tort Claims (except to the extent perfected automatically or through the filing of Uniform Commercial Code financing statements).

5.5           Intellectual Property.

(a)          For each Trademark that is Material Intellectual Property, such Grantor shall (i) subject to Section 5.5(k), continue to use such Trademark in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used (unless, in such Grantor’s reasonable good faith judgment, there is a reasonable and valid business reason for discontinuing use of such Trademark with respect to any such class of goods), free from any claim of abandonment for non-use, (ii) use such Trademark with the appropriate notice of registration and all other notices and legends, in each case, as required by applicable Requirements of Law, except as would not reasonably be expected to have a material adverse effect on the value of such Trademark and any Proceeds therefrom, (iii) not adopt or use any mark that is confusingly similar to or a colorable imitation of such Trademark unless the Collateral Agent shall obtain perfected security interests in such mark pursuant to this Agreement and (iv) not (and not permit any licensee or sublicensee thereof to) knowingly do any other act or knowingly omit to do any act whereby such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way.

(b)          Such Grantor shall not knowingly do any act, or omit to do any act, whereby any Patent that is Material Intellectual Property may become forfeited, abandoned or dedicated to the public.

(c)          Such Grantor shall not knowingly do any act or omit to do any act whereby any portion of the Copyrights that is Material Intellectual Property may fall into the public domain.

(d)          Such Grantor shall not knowingly do any act, or omit to do any act, which would substantially increase the risk of any trade secret that is Material Intellectual Property becoming publicly available or otherwise unprotectable; provided, however, that execution and delivery of any agreement related to such trade secret subject to customary and reasonable confidentiality provisions shall not constitute a breach of this subsection (d).

(e)          Such Grantor shall not infringe, misappropriate, dilute or otherwise violate any Intellectual Property right of any other Person, except as would not reasonably be expected to have a Material Adverse Effect.

(f)          Such Grantor shall notify the Collateral Agent as promptly as reasonably practicable if it knows, after due inquiry, that (i) any application or registration relating to any Material Intellectual Property is likely to become forfeited, abandoned or dedicated to the public, or of any materially adverse determination or development related to such application or registration (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or the United States Copyright Office or any court or tribunal in any country, but excluding any ordinary course office actions) regarding such Grantor’s ownership of, right to use, interest in, or the validity of, any Material Intellectual Property owned by such Grantor or such Grantor’s right to register the same or to own and maintain the same or (ii) any action or proceeding, to the extent such action is not dismissed within thirty (30) days, that seeks to limit or cancel, or challenge the validity of, any Material Intellectual Property owned by such Grantor or such Grantor’s ownership interest therein is pending or, to the knowledge of such Grantor, threatened.

(g)          Such Grantor shall take all commercially reasonable steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of any Copyright, Trademark, Patent or Internet domain name that is Material Intellectual Property, including filing of applications for renewal, affidavits of use and affidavits of incontestability, and to the extent as may be appropriate in its reasonable judgment under the circumstances, filing opposition and interference and cancellation proceedings.

(h)          In the event that any Material Intellectual Property is or has been infringed upon or misappropriated or diluted by a third party, which event could reasonably be expected to adversely affect the net revenues of the Borrower and its Subsidiaries, taken as a whole, by more than $10,000,000 in the aggregate, such Grantor shall notify the Collateral Agent as promptly as reasonably practicable after such Grantor has knowledge thereof.  Such Grantor shall take appropriate action in its reasonable judgment in response to such infringement, misappropriation or dilution, including bringing suit for infringement, misappropriation or dilution and to recover all damages for such infringement, misappropriation or dilution, and shall take such other actions as may be appropriate in its reasonable judgment under the circumstances to protect such Material Intellectual Property.

(i)          Subject to the Orders, in accordance with Section 5.1(j) of the DIP ABL Credit Agreement, within five (5) Business Days of the date hereof such Grantor shall execute and deliver to the Collateral Agent for filing in (i) the United States Copyright Office a short-form copyright security agreement in the form attached hereto as Annex II (Form of Copyright Security Agreement) covering the United States Copyrights included in the Collateral, (ii) in the United States Patent and Trademark Office a short-form patent security agreement in the form attached hereto as Annex III (Form of Patent Security Agreement) covering the United States Patents included in the Collateral, and (iii) the United States Patent and Trademark Office a short-form trademark security agreement in form attached hereto as Annex IV (Form of Trademark Security Agreement) covering the United States Trademarks included in the Collateral.  In accordance with and at the times specified in Section 5.5(j) below, such Grantor shall execute and deliver, as applicable, such short form security agreements with respect to After-Acquired Intellectual Property (as defined below).

(j)          Subject to the Orders, such Grantor agrees that, should it hereafter (i) obtain an ownership interest in any Intellectual Property issued by, registered in or applied for in the United States Patent and Trademark Office or the United States Copyright Office, (ii) (either by itself or through any agent, employee, licensee, or designee) file any application for the registration or issuance of any Intellectual Property with the United States Patent and Trademark Office or the United States Copyright Office, or (iii) file a Statement of Use or an Amendment to Allege Use with respect to any “intent-to-use” Trademark application owned by such Grantor (the items in clauses (i), (ii) and (iii), collectively, the “After-Acquired Intellectual Property”), then the provisions of Section 3 shall automatically apply thereto, and any such After-Acquired Intellectual Property shall automatically become part of the Collateral, and such Grantor shall, on a monthly basis or as otherwise requested by the Collateral Agent at the direction of the Required Lenders, give written notice thereof to the Collateral Agent in accordance herewith, and shall provide the Collateral Agent promptly with a new or amended schedule substantially in the form of, or containing substantially the same information as, Schedule A to the applicable form of short-form security agreement attached hereto as Annex II, III or IV, as applicable, and promptly take the actions specified in Section 5.5(i) with respect thereto.

(k)          Notwithstanding anything to the contrary in this Section 5.5, (i) the Grantor shall have the right to license its Patents, Trademarks and Copyrights in accordance with the DIP ABL Credit Agreement and the Orders and, in the case of any Intellectual Property licensed under the BrandCo License Documents, in accordance with Section 2.1 of each of the respective BrandCo License Documents and (ii) subject to the Orders, no Grantor shall be prohibited from causing or permitting the expiration, abandonment or invalidation of any of the Intellectual Property (other than Material Intellectual Property) or failing to renew, abandoning or permitting to expire any applications or registrations for any of the Intellectual Property (other than Material Intellectual Property), if, in such Grantor’s reasonable good faith judgment, there is a reasonable and valid business reason for taking or omitting to take any of the foregoing actions.

SECTION 6. REMEDIAL PROVISIONS

6.1           Certain Matters Relating to Receivables.

(a)          Subject to the Orders, the Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and each Grantor hereby agrees to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation in respect thereof and exercise each right it may have under any Receivable and any such Supporting Obligation, in each case, at its own expense; provided, however, that the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default.  If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(f) of the DIP ABL Credit Agreement, any payments of Receivables, when collected by any Grantor, (i) shall promptly (and, in any event, within two (2) Business Days) be deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.6, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor.

6.2           Communications with Obligors; Grantors Remain Liable.

(a)           Subject to the Orders, the Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default under the DIP ABL Credit Agreement communicate with obligors under the Receivables to verify with them to the Collateral Agent’s reasonable satisfaction the existence, amount and terms of any Receivables.

(b)          Subject to the Orders, the Collateral Agent may at any time after the occurrence and during the continuance of an Event of Default under the DIP ABL Credit Agreement notify, or require any Grantor to so notify within a reasonable period thereafter, the Account Debtor or counterparty on any Receivable of the security interest of the Collateral Agent therein.  In addition, after the occurrence and during the continuance of an Event of Default under the DIP ABL Credit Agreement, the Collateral Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify within a reasonable period thereafter, the Account Debtor or counterparty to make all payments under the Receivable directly to the Collateral Agent.

(c)          Subject to the Orders, anything herein to the contrary notwithstanding, each Grantor shall remain liable under the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  Subject to the Orders, neither the Administrative Agent, the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent, the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Administrative Agent, the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3           Pledged Securities.

(a)          Unless an Event of Default shall have occurred and be continuing and subject to the Orders, each Grantor shall be permitted to (i) receive all cash dividends and other distributions paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes to the extent permitted in the DIP ABL Credit Agreement, and (ii) to exercise all voting and corporate or other organizational rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or any other Secured Party under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same; provided, further, that the Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and corporate or other organizational rights it is entitled to exercise pursuant to sub-clause (ii) of this Section 6.3(a).  For the avoidance of doubt, an exercise of voting and corporate or other organizational rights with respect to such Pledged Securities shall not be deemed to be material and adverse to any Person if such exercise is made in connection with a transaction not prohibited by the Loan Documents and the Orders.

(b)          If an Event of Default shall occur and be continuing and subject to the Orders, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Secured Obligations in the order set forth in Section 6.6; provided that after all Events of Default have been cured or waived and each applicable Grantor has delivered to the Administrative Agent certificates to that effect reasonably satisfactory to the Collateral Agent, the Collateral Agent shall, promptly after all such Events of Default have been cured or waived, repay to each applicable Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of sub-clause (i) of Section 6.3(a) above and that remain, and (ii) the Collateral Agent shall have the right to cause any or all of the Pledged Securities to be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter during the continuance of such Event of Default exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may reasonably determine), all without liability (except liabilities resulting from the gross negligence or willful misconduct of the Collateral Agent) except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing unless the Collateral Agent has given notice of its intent to exercise as set forth above; provided that after all Events of Default have been cured or waived and each applicable Grantor has delivered to the Administrative Agent certificates to that effect reasonably satisfactory to the Collateral Agent, all rights vested in the Collateral Agent pursuant to this paragraph shall cease, and the Grantors shall have the voting and corporate or other organizational rights they would otherwise be entitled to exercise pursuant to the terms of sub-clause (ii) of Section 6.3(a) above and the obligations of the Collateral Agent under the second proviso in Section 6.3(a) shall be in effect.

(c)          Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing without the consent of such Grantor or any other Person that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) after an Event of Default has occurred and is continuing, unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent.

6.4           Intellectual Property.

(a)          Solely for the purpose of enabling the Collateral Agent to exercise its rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent such Grantor has the right to do so (it being expressly agreed, in the case of Intellectual Property that is the subject of the BrandCo License Documents, that each such Grantor has the right to do so pursuant to the last sentence of Section 2.1 of the relevant BrandCo License Agreement, which license is exercisable solely during the occurrence of an Event of Default), subject to pre-existing rights and licenses, an irrevocable (during such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies), non‑exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject in the case of Trademarks to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, license or sublicense any Intellectual Property now owned or held or hereafter acquired or held by such Grantor, wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof (to the extent permitted by and subject to any applicable underlying license agreements); provided that such non-exclusive license shall be subject to and shall not violate any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Intellectual Property, give such third party any right of acceleration, modification or cancellation therein or be prohibited by any Requirement of Law of a Governmental Authority.  The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, solely upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent during the continuation of an Event of Default in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default. In furtherance and not in limitation of the foregoing, in the case of Intellectual Property that is the subject of the BrandCo License Documents, the Grantors hereby agree and acknowledge, for themselves and on behalf of their respective Subsidiaries, that, notwithstanding any termination of the applicable BrandCo License Documents including pursuant to Section 13.1 or the terms of Sections 13.4 and 13.5 thereof, this Section 6.4(a) constitutes a non-exclusive, irrevocable, royalty-free license to the Collateral Agent to the Licensed IP (as defined in the applicable BrandCo License Documents), and that such license is made in accordance with, and subject to the terms and conditions of, the applicable BrandCo License Agreement (including the last sentence of Section 2.1 of the relevant BrandCo License Agreement) and survives any such termination, but is exercisable solely during the occurrence of an Event of Default. For the avoidance of doubt, this Section 6.4(a) does not amend, modify, or waive any provision of the BrandCo License Documents.

(b)          Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 7.5 of the DIP ABL Credit Agreement that limit the rights of the Grantors to dispose of their property and subject to the Collateral Agent’s exercise of its rights and remedies under Section 6, the Grantors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property.  In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall from time to time, upon the reasonable request of the respective Grantor (through the Borrower), execute and deliver any instruments, certificates or other documents, in the form so requested, that such Grantor (through the Borrower) shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (a) immediately above as to any specific Intellectual Property) or to evidence any termination referred to in the next sentence.  Further, upon the payment in full in cash of all of the Secured Obligations (other than Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due) and cancellation or termination of all Commitments or earlier expiration of this Agreement or release of the Collateral, the license granted pursuant to clause (a) immediately above shall automatically terminate.  The exercise of rights and remedies under Section 6 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantors in accordance with the first sentence of this clause (b).

6.5          Proceeds to be Turned Over to Collateral Agent.  Subject to the terms of the Orders, if an Event of Default shall occur and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the DIP ABL Credit Agreement, at the request of the Collateral Agent, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and, subject to the Orders shall, promptly upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required).  All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control.  All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.6.

6.6         Application of Proceeds.  Subject to the Orders if an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the DIP ABL Credit Agreement, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Collateral and any proceeds of the guarantee set forth in Section 2, in payment of the Secured Obligations, and shall make any such application in the following order:

First, to pay incurred and unpaid reasonable, out-of-pocket fees and expenses of the Agents under the Loan Documents (including, for the avoidance of doubt, any indemnities);

Second, to the Collateral Agent, for application by it towards payment in full of all Unfunded Advances/Participations;

Third, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations, including any Pari Passu Distribution Hedge Obligations, and Cash Management Obligations, but excluding any Hedge Agreement Obligations not constituting Pari Passu Distribution Hedge Obligations; provided, that amounts to be applied pursuant to this clause Third shall be paid first, towards amounts in respect of the Tranche A Revolving Secured Obligations, second, towards amounts in respect of the SISO Secured Obligations, and third, towards amounts in respect of any other Tranche A Secured Obligations, in each case, pro rata among the applicable Secured Parties according to the amounts of such Secured Obligations then due and owing and remaining unpaid to each of them;

Fourth, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of Hedge Agreement Obligations or Additional Obligations; and

Fifth, any remaining balance after the application in full, shall be paid over in accordance with the Orders, or to whomsoever shall be lawfully entitled to receive the same at the direction of the Bankruptcy Court.

For the avoidance of doubt, this Section 6.6 shall govern the application of proceeds of collateral granted hereunder or any other Security Document.

6.7           Code and Other Remedies.  If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of itself, the Administrative Agent and the other Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law or in equity.  Without limiting the generality of the foregoing, to the maximum extent permitted under applicable law, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or notices otherwise required by the DIP ABL Credit Agreement) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived, to the maximum extent permitted under applicable law unless otherwise provided in the DIP ABL Credit Agreement), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith, subject to pre-existing rights and licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent, the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Administrative Agent, the Collateral Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, stay or appraisal in any Grantor, which rights or equities are hereby waived and released.  Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.7, after deducting all reasonable costs and expenses of every kind actually incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent, the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in accordance with Section 6.6, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor.  Notwithstanding the foregoing, the Collateral Agent shall give each applicable Grantor not less than 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any remedies provided in this Section 6.7 shall be subject to Orders.

6.8           Sale of Pledged Stock.

(a)          Subject in all respects to Section 10.14 of the DIP ABL Credit Agreement, the Collateral Agent is authorized, in connection with any sale of any Pledged Stock pursuant to Section 6.7, to deliver or otherwise disclose to any prospective purchaser of the Pledged Stock: (i) any registration statement or prospectus, and all supplements and amendments thereto; and (ii) any other information in its possession relating to such Pledged Stock to the extent reasonably necessary to be disclosed in connection with such sale of Pledged Stock, in each case provided that the Collateral Agent uses commercially reasonable efforts to ensure that such information is kept confidential in connection with such sale of Pledged Stock and the recipient is informed of the confidential nature of the information.

(b)          Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

6.9          Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

SECTION 7. THE COLLATERAL AGENT

7.1           Collateral Agent’s Appointment as Attorney-in-Fact, Etc.

(a)          Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, in accordance with the Orders, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent and any officer or agent thereof the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following (provided that anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing):

(i)          in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)          in the case of any Intellectual Property owned by such Grantor in its own name, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Administrative Agent’s, the Collateral Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)          pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)          execute, in connection with any sale provided for in Section 6.7 or 6.8, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)          (1)  direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;  (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;  (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may reasonably deem appropriate; (7) subject to pre-existing rights and licenses, assign any Copyright, Patent or Trademark of such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its reasonable discretion determine; and (8) subject to pre-existing rights and licenses, generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s reasonable expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s, the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)          If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may give such Grantor written notice of such failure to perform or comply and if such Grantor fails to perform or comply within five (5) Business Days of receiving such notice (or if the Collateral Agent reasonably determines that irreparable harm to the Collateral or to the security interest of the Collateral Agent hereunder could result prior to the end of such five-Business Day period), then the Collateral Agent may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)          Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2          Duty of Collateral Agent.  To the extent permitted by law, the Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the other Secured Parties shall have responsibility for, without limitation, (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any Person with respect to any Collateral. None of the Administrative Agent, the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it. The powers conferred on the Administrative Agent, the Collateral Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s, the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent, the Collateral Agent or any other Secured Party to exercise any such powers.  The Administrative Agent, the Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their directors, officers, employees or agents.

7.3         Execution of Financing Statements.  Pursuant to any applicable law, each Grantor authorizes the Collateral Agent and any officer or agent thereof at any time and from time to time to file or record financing statements and other filing or recording documents or instruments or Intellectual Property filings with respect to the Collateral (including fixture filings with respect to any Fixtures related to Real Property, if any, and amendments) without the signature of such Grantor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement.  Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property”, “all assets” or any similar phrase in any such financing statements.  Each Grantor agrees to provide such information as the Collateral Agent may reasonably request necessary to enable the Collateral Agent to make any such filings promptly following any such request.  Notwithstanding anything herein or in any other Loan Document to the contrary, the delivery of a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, shall not be required with respect to any Excluded Accounts. Further, and notwithstanding anything else herein, the Collateral Agent shall not be liable for the preparation, filing, recording, registration or maintenance of any financing statements or any instruments, agreements or other documents ,all of which shall be the obligation of Borrower.

7.4       Authority of Collateral Agent.  Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Administrative Agent, the Collateral Agent and the other Secured Parties, be governed by the DIP ABL Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Administrative Agent, the Collateral Agent and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

8.1          Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the DIP ABL Credit Agreement.

8.2         Notices.  All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the DIP ABL Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 or at such other address pursuant to notice given in accordance with Section 10.2 of the DIP ABL Credit Agreement.

8.3          No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Administrative Agent, the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent, the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent, the Collateral Agent or such other Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4          Enforcement Expenses; Indemnification.

(a)          Each Guarantor agrees to pay, and to hold the Administrative Agent, the Collateral Agent and the other Secured Parties harmless from, any and all out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the DIP ABL Credit Agreement.

(b)          The agreements in this Section 8.4 shall survive repayment of the Secured Obligations and all other amounts payable under the DIP ABL Credit Agreement, the other Loan Documents, any Specified Hedge Agreement and any agreement in respect of any Cash Management Obligations.

8.5          Successors and Assigns.  Subject to Section 8.15, this Agreement shall be binding upon the successors and permitted assigns of each Grantor and shall inure to the benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties and their successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent except as permitted under the DIP ABL Credit Agreement.

8.6        Set-Off.  Each Grantor hereby irrevocably authorizes the Administrative Agent, the Collateral Agent and each other Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, to the extent permitted by applicable law, upon any amount becoming due and payable by each Grantor (whether at the stated maturity, by acceleration or otherwise after the expiration of any applicable grace periods and whether or not the Administrative Agent, the Collateral Agent or any other Secured Party has made any demand therefor) to set-off and appropriate and apply against such amount (or any part thereof) any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, the Collateral Agent or such other Secured Party to or for the credit or the account of such Grantor, provided that, if such Secured Party is a Lender, it complies with Section 10.7 of the DIP ABL Credit Agreement.  Each of the Administrative Agent, the Collateral Agent and each other Secured Party shall notify such Grantor promptly of any such set-off made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent, the Collateral Agent and each other Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent, the Collateral Agent or such other Secured Party may have.

8.7          Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or electronic (e.g., “pdf”) transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8          Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9          Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10     Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Grantors, the Administrative Agent, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof.

8.11       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

8.12     Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)          submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Bankruptcy Court, and if the Bankruptcy Court does not have, or abstains from jurisdiction, the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Secured Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 8.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)         consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor or such Guarantor, as the case may be, at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages (provided that such waiver shall not limit the indemnification obligations of the Grantors to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5 of the DIP ABL Credit Agreement).

Each Non-US Guarantor hereby irrevocably and unconditionally appoints the Borrower as its agent to receive on behalf of such Non-US Guarantor and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding in any such New York state or federal court.  In any such action or proceeding in such New York state or federal court sitting in the City of New York, such service may be made on such Non-US Guarantor by delivering a copy of such process to such Non-US Guarantor in care of the Borrower at the Borrower’s address listed in Section 10.2 of the DIP ABL Credit Agreement (or at such other address as may be notified by the Borrower pursuant to such Section 10.2) and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Non-US Guarantor (such service to be effective upon such receipt by the Borrower and the depositing of such process in the mails as aforesaid).  Each Non-US Guarantor hereby irrevocably and unconditionally authorizes and directs the Borrower to accept such service on its behalf.  Each Non-US Guarantor hereby agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.13         Acknowledgements.  Each Grantor hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)          neither the Administrative Agent, the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent, the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, the Collateral Agent and the Lenders or among the Grantors and the Administrative Agent, the Collateral Agent and the Lenders.

8.14       Additional Guarantors and Grantors.  Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to the Orders and Section 6.8 of the DIP ABL Credit Agreement shall become a Guarantor and a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto or such other form reasonably acceptable to the Collateral Agent and the Borrower.

8.15         Releases.

(a)          Pursuant to Section 10.15 of the DIP ABL Credit Agreement or at such time as the Secured Obligations (other than Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due) shall have been paid in full and the Commitments shall have been terminated, the Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors.  At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall promptly deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)          Pursuant to Section 10.15 of the DIP ABL Credit Agreement or if any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the DIP ABL Credit Agreement (including by way of merger and including any assets transferred to a Subsidiary that is not a Loan Party, in each case, in a transaction permitted by the DIP ABL Credit Agreement), then the Lien granted under this Agreement on such Collateral shall be automatically released, and the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral, including, for the avoidance of doubt, notices of termination of the assignment and other related documents with respect to any Property for which an assignment has been made pursuant to any of the Loan Documents which is being sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the DIP ABL Credit Agreement.  A Guarantor shall be automatically released from its obligations hereunder (i) in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the DIP ABL Credit Agreement to a Person that is not an Affiliate of the Borrower, (ii) [reserved] or (iii) upon such Guarantor becoming an Excluded Subsidiary or ceasing to be a Subsidiary, in each case in accordance with the terms of the DIP ABL Credit Agreement, and the Collateral Agent, at the request and sole expense of the Borrower, shall promptly execute and deliver to the Borrower all releases or other documents reasonably necessary or desirable to evidence the release of such obligations.  All releases or other documents delivered by the Collateral Agent pursuant to this Section 8.15(b) shall be without recourse to, or warranty by, the Collateral Agent.

(c)          Liens on Collateral created hereunder shall be released and obligations of Guarantors and Grantors hereunder shall terminate as set forth in Section 10.15 of the DIP ABL Credit Agreement.

8.16       WAIVER OF JURY TRIAL.  EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.

8.17        Delegation by each Non-US Guarantor.    Each Non-US Guarantor hereby irrevocably designates and appoints the Borrower as the agent of such Non-US Guarantor under this Agreement, the DIP ABL Credit Agreement and the other Loan Documents for the purpose of giving notices and taking other actions delegated to such Non-US Guarantor pursuant to the terms of this Agreement, the DIP ABL Credit Agreement and the other Loan Documents.  In furtherance of the foregoing, each Non-US Guarantor hereby irrevocably grants to the Borrower such Non-US Guarantor’s power-of-attorney, and hereby authorizes the Borrower, to act in place of such Non-US Guarantor with respect to matters delegated to such Non-US Guarantor pursuant to the terms of this Agreement, the DIP ABL Credit Agreement and the other Loan Documents and to take such other actions as are reasonably incidental thereto.  Each Non-US Guarantor hereby further acknowledges and agrees that the Borrower shall receive all notices to such Non-US Guarantor for all purposes of this Agreement, the DIP ABL Credit Agreement and the other Loan Documents.  The Borrower hereby agrees to provide prompt notice to such Non-US Guarantor of any notices received and all action taken by the Borrower under this Agreement, the DIP ABL Credit Agreement and the other Loan Documents on behalf of such Non-US Guarantor.

8.18       Judgment Currency.  The Obligations of each Guarantor due to any party hereto in Dollars or any holder of any Obligation which is denominated in Dollars, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by such party or such holder (as the case may be) of any sum adjudged to be so due in the judgment currency such party or such holder (as the case may be) may in accordance with normal banking procedures purchase Dollars with the judgment currency; if the amount of Dollars so purchased is less than the sum originally due to such party or such holder (as the case may be) in Dollars, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party or such holder (as the case may be) against such loss, and if the amount of Dollars so purchased exceeds the sum originally due to any party to this Agreement or any holder of Obligations (as the case may be), such party or such holder (as the case may be), agrees to remit to such Guarantor, such excess.

8.19      Delivery of Collateral.  Notwithstanding anything to the contrary set forth in this Agreement or the DIP ABL Credit Agreement, and so long as any Term DIP Agent or Prepetition Agent (each as defined in the Orders) remains a gratuitous bailee and/or gratuitous agent of the Collateral Agent in accordance with the Orders, the Grantors shall not be required to deliver the Pledged Securities for the purpose of perfecting the Collateral Agent’s security interest in the Pledged Securities previously delivered to such Term DIP Agent or Prepetition Agent, as applicable, prior to the Petition Date; provided that if any Pledged Securities required to be delivered ceases to be held by such Term DIP Agent or Prepetition Agent, as applicable, then the applicable Grantor shall deliver such Pledged Securities to the Collateral Agent.

8.20         Order.  With respect to any Grantor, this Agreement is subject in all respects (including with respect to all obligations and agreements of the Grantors provided for hereunder) to the terms of the Interim Order (and, when applicable, the Final Order) and if any provision in this Agreement or any other Loan Document expressly conflicts or is inconsistent with any provision in the Interim Order or Final Order, the provisions in the applicable Order shall govern and control.  For the avoidance of doubt, upon the entry of the Interim Order, all Liens created by the Security Documents in favor of the Collateral Agent shall be perfected as set forth in such Interim Order, notwithstanding any failure to make (or the terms of) any filings in any jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

REVLON CONSUMER PRODUCTS CORPORATION,
as Grantor and Guarantor

By:
Name:
Title:

ALMAY, INC.
ART & SCIENCE, LTD.
BARI COSMETICS, LTD.
BEAUTYGE BRANDS USA, INC.
BEAUTYGE U.S.A., INC.
CHARLES REVSON INC.
CREATIVE NAIL DESIGN, INC.
CUTEX, INC.
DF ENTERPRISES, INC.
ELIZABETH ARDEN, INC.
ELIZABETH ARDEN (FINANCING), INC.
ELIZABETH ARDEN INVESTMENTS, LLC
ELIZABETH ARDEN NM, LLC
ELIZABETH ARDEN TRAVEL RETAIL, INC
ELIZABETH ARDEN USC, LLC
FD MANAGEMENT, INC.
NORTH AMERICA REVSALE INC.
OPP PRODUCTS, INC.
RDEN MANAGEMENT, INC.
REALISTIC ROUX PROFESSIONAL PRODUCTS INC.
REVLON DEVELOPMENT CORP.
REVLON GOVERNMENT SALES, INC.
REVLON INTERNATIONAL CORPORATION
REVLON PROFESSIONAL HOLDING COMPANY LLC
RIROS CORPORATION
RIROS GROUP INC.
ROUX LABORATORIES, INC.
ROUX PROPERTIES JACKSONVILLE, LLC
SINFULCOLORS INC.
PPI TWO CORPORATION
RML, LLC,
each as Grantor and Guarantor

By:
Name:
Title:

ELIZABETH ARDEN (CANADA) LIMITED
REVLON CANADA, INC.
each as Grantor and Guarantor

By:
Name:
Title:

ELIZABETH ARDEN (UK) LTD
as Grantor and Guarantor

By:
Name:
Title:

MidCap Funding IV Trust, as Collateral Agent

By:
Name:
Title:

Schedule 1

NOTICE ADDRESSES

	Name of Grantor	Mailing Address
1	Revlon Consumer Products Corporation	One New York Plaza, New York, NY 10004
2	Almay, Inc.	One New York Plaza, New York, NY 10004
3	ART & SCIENCE, LTD.	5344 Overmyer Drive Jacksonville, Florida 32254
4	BARI COSMETICS, LTD.	One New York Plaza, New York, NY 10004
5	Beautyge Brands USA, Inc.	One New York Plaza, New York, NY 10004
6	Beautyge U.S.A., Inc.	5344 Overmyer Drive Jacksonville, Florida 32254
7	Charles Revson Inc.	One New York Plaza, New York, NY 10004
8	CREATIVE NAIL DESIGN, INC.	One New York Plaza, New York, NY 10004
9	Cutex, Inc.	One New York Plaza, New York, NY 10004
10	North America Revsale Inc.	One New York Plaza, New York, NY 10004
11	OPP Products, Inc.	One New York Plaza, New York, NY 10004
12	Realistic Roux Professional Products Inc.	One New York Plaza, New York, NY 10004
13	REVLON DEVELOPMENT CORP.	One New York Plaza, New York, NY 10004
14	Revlon Government Sales, Inc.	One New York Plaza, New York, NY 10004
15	Revlon International Corporation	One New York Plaza, New York, NY 10004

Name of Grantor	Mailing Address
16	Revlon Professional Holding Company LLC	38 East 63rd Street, New York, NY, 10021
17	RIROS Corporation	One New York Plaza, New York, NY 10004
18	RIROS Group Inc.	One New York Plaza, New York, NY 10004
19	Roux Laboratories, Inc.	5344 Overmyer Drive Jacksonville, Florida 32254
20	Roux Properties Jacksonville, LLC	5344 Overmyer Drive Jacksonville, Florida 32254
21	SinfulColors Inc.	One New York Plaza, New York, NY 10004
22	DF Enterprises, Inc.	200 First Stamford Place Stamford, CT 06902
23	Elizabeth Arden (Financing), Inc.	200 First Stamford Place Stamford, CT 06902
24	Elizabeth Arden, Inc.	880 SW 145th Avenue Pembroke Pines, Florida 33027
25	Elizabeth Arden Travel Retail, Inc.	200 First Stamford Place Stamford, CT 06902
26	FD Management, Inc.	200 First Stamford Place Stamford, CT 06902
27	RDEN Management, Inc.	200 First Stamford Place Stamford, CT 06902
28	Elizabeth Arden Investments, LLC	880 SW 145th Avenue Pembroke Pines, Florida 33027
29	Elizabeth Arden NM, LLC	880 SW 145th Avenue Pembroke Pines, Florida 33027
30	Elizabeth Arden USC, LLC	880 Southwest 145th Avenue, Suite #200 Pembroke Pines, Florida 33027
31	PPI Two Corporation	One New York Plaza, New York, NY 10004
32	RML, LLC	One New York Plaza, New York, NY 10004
33	Elizabeth Arden (Canada) Limited	1590 South Gateway Road Mississauga, Ontario L4W 0A8 Canada
34	Revlon Canada Inc.	1590 South Gateway Road Mississauga, Ontario L4W 0A8 Canada
35	Elizabeth Arden (UK) Ltd	Greater London House, Hampstead Road, London, United Kingdom NW1 7QX

Schedule 2

INVESTMENT PROPERTY

Pledged Stock

Debtor/ Grantor	Issuer	Jurisdiction	# of Shares Pledged	Total Shares Outstanding	% Pledged	Certificate No.
Revlon Consumer Products Corporation	Elizabeth Arden, Inc.	Florida	1,000	1,000	100%	1
Revlon Consumer Products Corporation	Revlon Offshore Limited	Bermuda	8,582	13,005	100%	63
			4,421			71
			2			72
Revlon Consumer Products Corporation	Beautyge U.S.A., Inc. (f/k/a Colomer U.S.A., Inc.)	Delaware	246,100	246,100	100%	4
Revlon Consumer Products Corporation	Almay, Inc.	Delaware	1,000	1,000	100%	1
Revlon Consumer Products Corporation	Charles Revson Inc.	New York	5	5	100%	2
Revlon Consumer Products Corporation	CUTEX, INC.	New York	100	100	100%	1
Revlon Consumer Products Corporation	North America Revsale Inc.	New York	10	10	100%	2
Revlon Consumer Products Corporation	OPP Products, Inc.	Delaware	1,000	1,000	100%	1
Revlon Consumer Products Corporation	PPI Two Corporation	Delaware	1	1	100%	6

Debtor/ Grantor	Issuer	Jurisdiction	# of Shares Pledged	Total Shares Outstanding	% Pledged	Certificate No.
Revlon Consumer Products Corporation	REVLON DEVELOPMENT CORP.	Delaware	1,000	1,000	100%	1
Revlon Consumer Products Corporation	Revlon Government Sales, Inc.	Delaware	10	10	100%	3
Elizabeth Arden, Inc.	Revlon International Corporation	Delaware	2,400	2,400	100%	5
Revlon Consumer Products Corporation	RIROS Corporation	New York	10	10	100%	1
Revlon Consumer Products Corporation	Revlon Professional Holding Company LLC	Delaware	1,000 Class A Units	1,000 Class A Units	100%	Uncertificated
			300 Class C Units	1,000 Class C Units
Revlon Consumer Products Corporation	Beautyge Participations, S.L.	Spain	1,667	1,667	100%	Uncertificated
Revlon Consumer Products Corporation	Revlon Pension Trustee Company (U.K.) Limited	United Kingdom	100	100	100%	Uncertificated
Beautyge Brands USA, Inc.	American Crew Dominicana, S.R.L.	Dominican Republic	0%	1,000	0%	N/A5
Beautyge Brands USA, Inc.	Beautyge I	Cayman Islands	100	100	100%	Uncertificated

[5]	Dormant Entity.

Debtor/ Grantor	Issuer	Jurisdiction	# of Shares Pledged	Total Shares Outstanding	% Pledged	Certificate No.
Beautyge U.S.A., Inc. (f/k/a Colomer U.S.A., Inc.)	Roux Laboratories, Inc.	New York	100	100	100%	10
OPP Products, Inc.	Bari Cosmetics, Ltd. (f/k/a BC Products Inc.)	Delaware	1,000	1,000	100%	1
OPP Products, Inc.	SinfulColors Inc.	Delaware	1,000	1,000	100%	2
Revlon International Corporation	Europeenne de Produits de Beaute	France	107,250	107,250	100%	Uncertificated
Revlon International Corporation	REVLON BEAUTY PRODUCTS, S.L.	Spain	6,523	6,523	100%	Uncertificated
Revlon International Corporation	Revlon New Zealand Limited	New Zealand	33,000	50,000	100%	0001
			~17,000			0002
Revlon Consumer Products Corporation			~0%			N/A
Revlon International Corporation	Revlon (Hong Kong) Limited	Hong Kong	660	1,000	100%	11
			339			12
			1			13
Revlon International Corporation	Revlon B.V.	Netherlands	250	250	100%	Uncertificated
Revlon International Corporation	Revlon (Puerto Rico) Inc.	Puerto Rico	33,000	50,000	100%	3
			17,000			5

Debtor/ Grantor	Issuer	Jurisdiction	# of Shares Pledged	Total Shares Outstanding	% Pledged	Certificate No.
Revlon International Corporation	Revlon, S.A. de C.V.	Mexico	71,958,598	520,500,211	100%	1 C.F.
			271,571,527			1 C.V.
			37,069,582			2 C.F.[6]
			139,900,484			2 C.V.[7]
Revlon Consumer Products Corporation			13			3 C.F.[8]
			7			4 C.F.[9]
Revlon International Corporation	Revlon K.K.	Japan	10,000	148,880	100%	510-1
			10,000			510-2
			10,000			510-3
			1,000			510-6
			1,000			510-7
			1,000			510-8
			6,600			511
			32,260			513
			19,800			515
			6,600			517
			50,620			X-001

[6]	This certificate is in the process of being re-cut by means of judicial cancellation and reissuance proceeding.

[7]	This certificate is in the process of being re-cut by means of judicial cancellation and reissuance proceeding.

[8]	This certificate is in the process of being re-cut by means of judicial cancellation and reissuance proceeding.

[9]	This certificate is in the process of being re-cut by means of judicial cancellation and reissuance proceeding.

Debtor/ Grantor	Issuer	Jurisdiction	# of Shares Pledged	Total Shares Outstanding	% Pledged	Certificate No.
Revlon International Corporation	Revlon (Suisse) S.A.	Switzerland	66	100	100%	1
			34			2
Revlon International Corporation	Revlon China Holdings Limited	Cayman Islands	66	100	100%	005
			34			006
Revlon International Corporation	New Revlon Argentina, S.A.	Argentina	5,551,492	9,345,947[10]	100%	21
			2,859,860			22
Revlon International Corporation	Revlon Overseas Corporation, C.A.	Venezuela	34,857	52,813	100%	1
			17,956			2
RIROS Corporation	RIROS Group Inc.	Delaware	1,000	1,000	100%	1
Revlon International Corporation	Revlon Mauritius Limited	Mauritius	16,499	25,100	100%	5
			16,499			9
Revlon International Corporation	Revlon LTDA.	Brazil	1,000	1,000	100%	Uncertificated

[10]	10% of stock held by Revlon Manufacturing Ltd.

Debtor/ Grantor	Issuer	Jurisdiction	# of Shares Pledged	Total Shares Outstanding	% Pledged	Certificate No.
Revlon International Corporation	RML, LLC[11]	Delaware	100 membership units	100	100%	Uncertificated
Revlon International Corporation	Revlon Canada Inc.	Canada	660,000	1,000,011	100%	C-1
			340,011			C-2
Revlon International Corporation	Revlon (Israel) Limited	Israel	12,985,003	9,570,890,005	0.1%[12]	N/A13
Revlon International Corporation	RML Holdings L.P.	Bermuda	11,880 common units	12,000	99%	Uncertificated
RML, LLC			120 common units		1%
Roux Laboratories, Inc.	ART & SCIENCE, LTD.	Illinois	1,200	1,200	100%	9
Roux Laboratories, Inc.	Beautyge Brands USA, Inc.	Delaware	100	100	100%	6
Roux Laboratories, Inc.	CREATIVE NAIL DESIGN, INC.	California	100	100	100%	78
Roux Laboratories, Inc.	Realistic Roux Professional Products Inc.	Delaware	1,000	1,000	100%	1
Roux Laboratories, Inc.	Roux Properties Jacksonville, LLC	Florida	100	100	100%	1

[11]	A Foreign Subsidiary Holding Company.

[12]	9,557,905,002 shares of Revlon (Israel) Limited, constituting 99.9% of the total shares outstanding of such entity are owned by Revlon B.V.

[13]	Certificate to be re-cut.

Debtor/ Grantor	Issuer	Jurisdiction	# of Shares Pledged	Total Shares Outstanding	% Pledged	Certificate No.
Roux Laboratories, Inc.	Beautyge Professional Limited (f/k/a Colomer Professional Limited)	Ireland	156,420	237,000	100%	1A
			80,580			1B
Roux Laboratories, Inc.	Beautyge Mexico, S.A. de C.V. (Colomer Mexico S.A. de C.V.)	Mexico	95,040 fixed shares	144,000 (Fixed Shares) + 1,583,433,120 (Variable Shares)	34,909.009[14]%	CF-5
			48,960 fixed shares			CF-6
			364,824,372 variable shares			CV-9
			187,939,829 variable shares			CV-10
Elizabeth Arden, Inc. (f/k/a French Fragrances, Inc.)	DF Enterprises, Inc.	Delaware	100	100	100%	1
Elizabeth Arden, Inc. (f/k/a French Fragrances, Inc.)	FD Management, Inc.	Delaware	100	100	100%	1
Elizabeth Arden, Inc.	RDEN Management, Inc.	Delaware	100	100	100%	1
Elizabeth Arden, Inc.	Elizabeth Arden Travel Retail, Inc.	Delaware	100	100	100%	2
Elizabeth Arden, Inc. (f/k/a French Fragrances, Inc.)	Elizabeth Arden (Financing), Inc.	Delaware	100	100	100%	1

[14]
1,030,524,919 Variable Shares of Beautyge Mexico, S.A. de C.V. (Colomer Mexico S.A. de C.V.), represented by certificate number CV-8 and constituting 65.082% of the total shares outstanding of such entity are owned by Beautyge Participations S.L.

Debtor/ Grantor	Issuer	Jurisdiction	# of Shares Pledged	Total Shares Outstanding	% Pledged	Certificate No.
Revlon International Corporation	Elizabeth Arden (Canada) Limited	Canada	651,579 Common Shares	987,241 Common Shares	100%	7
			335,662 Common Shares			8
			4,000,000 Preferred Shares	4,000,000 Preferred Shares	100%	RP-3
Revlon International Corporation	Elizabeth Arden Korea Yuhab Hoesa	Korea	(all of its 3.2% interest)	7,800 Units of 10,000 Won per unit	3.2%	N/A
Revlon International Corporation	Elizabeth Arden (South Africa)(Pty) Ltd.	South Africa	66	100	100%	6
			34			7
Revlon International Corporation	Elizabeth Arden (Switzerland) Holding S.a.r.l.	Switzerland	66	100	100%	3
			34			4
Elizabeth Arden, Inc.	Elizabeth Arden Investments, LLC	Delaware	N/A	N/A	100%	Uncertificated
Elizabeth Arden, Inc.	Elizabeth Arden NM, LLC	Delaware	N/A	N/A	100%	Uncertificated
Elizabeth Arden, Inc.	Elizabeth Arden USC, LLC	Delaware	N/A	N/A	100%	Uncertificated

Pledged Notes

Debtor/Grantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date
Revlon Consumer Products Corporation	Revlon K.K.	JPY 6,906,485,949	January 31, 2020 (annual evergreen)
Revlon Consumer Products Corporation	Revlon B.V.	$0	January 31, 2020 (annual evergreen)
Revlon Consumer Products Corporation	Revlon International Corporation – UK Branch	GBP 44,164,445	January 31, 2020 (annual evergreen)
Revlon Consumer Products Corporation	Revlon Canada Inc.	CAD (6,050,181)	January 31, 2020 (annual evergreen)
Revlon Consumer Products Corporation	Beautyge, SL (f/k/a Colomer Beauty & Professional Products S.L.)	$(10,693,502)	January 31, 2020
Revlon Consumer Products Corporation	Beautyge Mexico, S.A. de C.V.	$5,274,415	January 31, 2020 (annual evergreen)
Revlon Consumer Products Corporation	Elizabeth Arden (Canada) Limited	$(11,166,538)	January 31, 2020 (annual evergreen)
Revlon International Corporation	Revlon K.K.	$6,876,466	January 31, 2020 (annual evergreen)
Elizabeth Arden (Financing), Inc.	DF Enterprises, Inc.	$44,070,755.00	N/A
Elizabeth Arden (Financing), Inc.	FD Management, Inc.	$60,743,560	N/A
Revlon International Corporation	Elizabeth Arden, Inc.	$42,000,000.00	On Demand
RDEN Management, Inc.	Elizabeth Arden, Inc.	$1,405,713	N/A

Schedule 3

LEGAL NAME, JURISDICTIONS OF ORGANIZATION, IDENTIFICATION NUMBER AND UCC FILING JURISDICTIONS

Name of Debtor/Grantor	Jurisdiction of Organization/ Formation	Organizational Identification Number	UCC Filing Jurisdiction
Revlon Consumer Products Corporation	Delaware	2295691	Delaware
Almay, Inc.	Delaware	2342351	Delaware
ART & SCIENCE, LTD.	Illinois	60007195	Illinois
BARI COSMETICS, LTD.	Delaware	5168808	Delaware
Beautyge Brands USA, Inc.	Delaware	2603311	Delaware
Beautyge U.S.A., Inc.	Delaware	3171094	Delaware
Charles Revson Inc.	New York	N/A	New York
CREATIVE NAIL DESIGN, INC.	California	C0940215	California
Cutex, Inc.	Delaware	6244704	Delaware
North America Revsale Inc.	New York	N/A	New York
OPP Products, Inc.	Delaware	4910314	Delaware
Realistic Roux Professional Products Inc.	Delaware	5617286	Delaware
REVLON DEVELOPMENT CORP.	Delaware	3587016	Delaware
Revlon Government Sales, Inc.	Delaware	0837723	Delaware
Revlon International Corporation	Delaware	0600924	Delaware
Revlon Professional Holding Company LLC	Delaware	3181183	Delaware
RIROS Corporation	New York	N/A	New York

Name of Debtor/Grantor	Jurisdiction of Organization/ Formation	Organizational Identification Number	UCC Filing Jurisdiction
RIROS Group Inc.	Delaware	2973389	Delaware
Roux Laboratories, Inc.	New York	57575	New York
Roux Properties Jacksonville, LLC	Florida	L13000131517	Florida
SinfulColors Inc.	Delaware	4910310	Delaware
DF Enterprises, Inc.	Delaware	3262187	Delaware
Elizabeth Arden (Financing), Inc.	Delaware	3486941	Delaware
Elizabeth Arden, Inc.	Florida	240627	Florida
Elizabeth Arden Travel Retail, Inc.	Delaware	3408252	Delaware
FD Management, Inc.	Delaware	3262182	Delaware
RDEN Management, Inc.	Delaware	3486960	Delaware
Elizabeth Arden Investments, LLC	Delaware	5204912	Delaware
Elizabeth Arden NM, LLC	Delaware	5363961	Delaware
Elizabeth Arden USC, LLC	Delaware	5358674	Delaware
PPI Two Corporation	Delaware	2068992	Delaware
RML, LLC	Delaware	5730061	Delaware
Elizabeth Arden (Canada) Limited	Canada	379403-2	District of Columbia/ Ontario
Revlon Canada Inc.	Canada	913770-0	District of Columbia/ Ontario
Elizabeth Arden (UK) Ltd	United Kingdom	0 4126357	District of Columbia

Schedule 4

COMMERCIAL TORT CLAIMS

None.

Annex I to
Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of __________ __, 20__, made by ______________________________ (the “Additional Grantor”), in favor of MidCap Funding IV Trust, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the DIP ABL Credit Agreement referred to below).  All capitalized terms not defined herein shall have the meaning ascribed to them in such DIP ABL Credit Agreement.

W I T N E S S E T H:

WHEREAS, Revlon Consumer Products Corporation, a Delaware corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), Revlon, Inc., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (“Holdings”), the several banks and other financial institutions or entities from time to time parties to the DIP ABL Credit Agreement (the “Lenders”), MidCap Funding IV Trust, as administrative agent (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders, have entered into that certain Super-Priority Senior Secured Debtor-in-Possession Asset-Based Revolving Credit Agreement, dated as of June 30, 2022 (as amended, waived, supplemented or otherwise modified from time to time, the “DIP ABL Credit Agreement”);

WHEREAS, in connection with the DIP ABL Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the DIP ABL Guarantee and Collateral Agreement, dated as of June 30, 2022 (as amended, waived, supplemented or otherwise modified from time to time, the “DIP ABL Guarantee and Collateral Agreement”), in favor of the Collateral Agent for the benefit of itself and the other Secured Parties;

WHEREAS, the DIP ABL Credit Agreement requires the Additional Grantor to become a party to the DIP ABL Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the DIP ABL Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.  DIP ABL Guarantee and Collateral Agreement.  By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the DIP ABL Guarantee and Collateral Agreement, hereby becomes a party to the DIP ABL Guarantee and Collateral Agreement as a Guarantor and a Grantor thereunder with the same force and effect as if originally named therein as a Guarantor and a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor and a Grantor thereunder.  The information set forth in Annex I hereto is hereby added to the information set forth in the Schedules to the DIP ABL Guarantee and Collateral Agreement.  The Additional Grantor hereby represents and warrants, to the extent applicable and with respect to itself, that each of the representations and warranties contained in Section 4 of the DIP ABL Guarantee and Collateral Agreement is true and correct on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2.  GOVERNING LAW.  THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR],
as Grantor and Guarantor

By:
Name:
Title:

Annex I to
Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Annex II to
DIP ABL Guarantee and Collateral Agreement

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [•]  (this “Agreement”), is made by each of the signatories hereto indicated as a Grantor (each a “Grantor” and collectively, the “Grantors”) in favor of MidCap Funding IV Trust, as collateral agent (in such capacity, and together with its successors and assigns, the “Collateral Agent”) for the benefit of the Secured Parties.

WHEREAS, pursuant to that certain Super-Priority Senior Secured Debtor-in-Possession Asset-Based Revolving Credit Agreement dated as of June 30, 2022, by and among Revlon Consumer Products Corporation, a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Borrower”), Revlon, Inc., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (“Holdings”), the banks and other financial institutions or entities (the “Lenders”) from time to time parties thereto and MidCap Funding IV Trust, as administrative agent (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “DIP ABL Credit Agreement”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and conditions set forth therein;

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Borrower under the DIP ABL Credit Agreement, the Grantors entered into the DIP ABL Guarantee and Collateral Agreement dated as of June [30], 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “DIP ABL Guarantee and Collateral Agreement”) between each of the Grantors and the Collateral Agent, pursuant to which each of the Grantors granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Copyright Collateral (as defined below); and

WHEREAS, pursuant to the DIP ABL Guarantee and Collateral Agreement, each Grantor agreed to execute and deliver this Agreement, in order to record the security interest granted to the Collateral Agent for the benefit of the Secured Parties with the United States Copyright Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1.          Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the DIP ABL Guarantee and Collateral Agreement, and if not defined therein, shall have the respective meanings given thereto in the DIP ABL Credit Agreement.

SECTION 2.          Grant of Security Interest

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in and to the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”) as collateral security for the payment or performance, as the case may be (whether at the stated maturity, by acceleration or otherwise), of the Secured Obligations:

(a)      all copyrights, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, those United States registrations, recordings, supplemental registrations and pending applications listed in Schedule A attached hereto, (ii) the right to obtain renewals thereof, (iii) all rights to sue at law or in equity for any infringement or other violation thereof, including the right to receive all Proceeds and damages therefrom, and (iii) all other rights priorities and privileges relating thereto.

SECTION 3.          Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the DIP ABL Guarantee and Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the DIP ABL Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Agreement is deemed to conflict with the DIP ABL Guarantee and Collateral Agreement, the provisions of the DIP ABL Guarantee and Collateral Agreement shall control.

SECTION 4.          Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY) AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

SECTION 5.          Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR],
as Grantor

By:
Name:
Title:

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

Accepted and Agreed:

MIDCAP FUNDING IV TRUST,
as Collateral Agent

By:
Name:
Title:

SCHEDULE A
to
COPYRIGHT SECURITY AGREEMENT

UNITED STATES COPYRIGHT REGISTRATIONS

Title	Registration No.	Registration Date

Annex III to
Guarantee and Collateral Agreement

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [•] (this “Agreement”), is made by each of the signatories hereto indicated as a Grantor (each a “Grantor” and collectively, the “Grantors”) in favor of MidCap Funding IV Trust, as collateral agent (in such capacity, and together with its successors and assigns, the “Collateral Agent”) for the benefit of the Secured Parties.

WHEREAS, pursuant to that certain Super-Priority Senior Secured Debtor-in-Possession Asset-Based Revolving Credit Agreement, dated as of June 30, 2022, by and among Revlon Consumer Products Corporation, a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Borrower”), Revlon, Inc., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (“Holdings”), the banks and other financial institutions or entities (the “Lenders”) from time to time parties thereto and MidCap Funding IV Trust, as administrative agent (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “DIP ABL Credit Agreement”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and conditions set forth therein;

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Borrower under the DIP ABL Credit Agreement, the Grantors entered into the DIP ABL Guarantee and Collateral Agreement, dated as of June 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “DIP ABL Guarantee and Collateral Agreement”) between each of the Grantors and the Collateral Agent, pursuant to which each of the Grantors granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Patent Collateral (as defined below); and

WHEREAS, pursuant to the DIP ABL Guarantee and Collateral Agreement, each Grantor agreed to execute and deliver this Agreement, in order to record the security interest granted to the Collateral Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION. 1.  Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the DIP ABL Guarantee and Collateral Agreement, and if not defined therein, shall have the respective meanings given thereto in the DIP ABL Credit Agreement.

SECTION 2.  Grant of Security Interest

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in and to the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Patent Collateral”) as collateral security for the payment or performance, as the case may be (whether at the stated maturity, by acceleration or otherwise), of the Secured Obligations:

(i) all letters patent and all applications for the issuance thereof, including, without limitation, those United States patents and patent applications listed in Schedule A attached hereto (ii) all continuations, divisions, continuations-in-part or renewals thereof, (iii) all rights to obtain any reissues or extensions of the foregoing, (iv) all rights to sue at law or in equity for any infringement or other violation thereof, including the right to receive all Proceeds and damages therefrom, and (v) all other rights priorities and privileges relating thereto.

SECTION 3.          Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the DIP ABL Guarantee and Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the DIP ABL Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Agreement is deemed to conflict with the DIP ABL Guarantee and Collateral Agreement, the provisions of the DIP ABL Guarantee and Collateral Agreement shall control.

SECTION 4.          Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY) AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

SECTION 5.          Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR],
as Grantor

By:
Name:
Title:

 [ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

Accepted and Agreed:

MIDCAP FUNDING IV TRUST,
as Collateral Agent

By:
Name:
Title:

SCHEDULE A
to
PATENT SECURITY AGREEMENT

UNITED STATES PATENTS AND PATENT APPLICATIONS

Title	Application No.	Filing Date	Patent No.	Issue Date

Annex IV to
DIP ABL Guarantee and Collateral Agreement

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [•] (this “Agreement”), is made by each of the signatories hereto indicated as a Grantor (each a “Grantor” and collectively, the “Grantors”) in favor of MidCap Funding IV Trust, as collateral agent (in such capacity, and together with its successors and assigns, the “Collateral Agent”) for the benefit of the Secured Parties.

WHEREAS, pursuant to that certain Super-Priority Senior Secured Debtor-in-Possession Asset-Based Revolving Credit Agreement dated as of June 30, 2022, by and among Revlon Consumer Products Corporation, a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Borrower”), Revlon, Inc., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (“Holdings”), the banks and other financial institutions or entities (the “Lenders”) from time to time parties thereto and MidCap Funding IV Trust, as administrative agent (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “DIP ABL Credit Agreement”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and conditions set forth therein;

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Borrower under the DIP ABL Credit Agreement, the Grantors entered into the DIP ABL Guarantee and Collateral Agreement dated as of June [30], 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “DIP ABL Guarantee and Collateral Agreement”), between each of the Grantors and the Collateral Agent, pursuant to which each of the Grantors granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Trademark Collateral (as defined below); and

WHEREAS, pursuant to the DIP ABL Guarantee and Collateral Agreement, each Grantor agreed to execute and deliver this Agreement, in order to record the security interest granted to the Collateral Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1.          Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the DIP ABL Guarantee and Collateral Agreement, and if not defined therein, shall have the respective meanings given thereto in the DIP ABL Credit Agreement.

SECTION 2.          Grant of Security Interest in Trademark Collateral

          SECTION 2.1 Grant of Security.  Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in and to the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Trademark Collateral”) as collateral security for the payment or performance, as the case may be (whether at the stated maturity, by acceleration or otherwise), of the Secured Obligations:

(i) all trademarks, trade names, corporate names, company names, business names, domain names, fictitious business names, trade dress, service marks, logos and other source or business identifiers, designs and general intangibles of like nature, (ii) all goodwill associated therewith or symbolized thereby and all common-law rights related thereto, (iii) all registrations and recordings thereof, and all applications in connection therewith including, without limitation, the United States registrations and applications listed in Schedule A attached hereto, (iv) the right to obtain all renewals thereof, (v) all rights to sue at law or in equity for any infringement, dilution or other violation thereof, including the right to receive all Proceeds and damages therefrom, and (vi) all other rights priorities and privileges relating thereto.

SECTION 2.2 Certain Limited Exclusions.  Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 2.1 hereof attach to any “intent-to-use” application for registration of a trademark or service mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

SECTION 3.          Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the DIP ABL Guarantee and Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the DIP ABL Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Agreement is deemed to conflict with the DIP ABL Guarantee and Collateral Agreement, the provisions of the DIP ABL Guarantee and Collateral Agreement shall control.

SECTION 4.          Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY) AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

SECTION 5.          Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR],
as Grantor

By:
Name:
Title:

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

Accepted and Agreed:

MIDCAP FUNDING IV TRUST,
as Collateral Agent

By:
Name:
Title:

SCHEDULE A
to
TRADEMARK SECURITY AGREEMENT

UNITED STATES TRADEMARK REGISTRATIONS AND APPLICATIONS

Mark	Serial No.	Filing Date	Registration No.	Registration Date

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Reference is made to that certain Super-Priority Senior Secured Debtor-in-Possession Asset-Based Revolving Credit Agreement, dated as of June 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Revlon Consumer Products Corporation, a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Company” or the “Borrower”), Revlon, Inc., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (“Holdings”), the several banks and other financial institutions or entities from time to time party thereto as lenders (the “Lenders”) and MidCap Funding IV Trust (“MidCap”) as administrative agent and collateral agent for the Lenders.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies as follows:

1.	I am the [TITLE][1] of the Company.

2.
I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.
Attached hereto as Annex I is (i) a description of all new Subsidiaries (if any) and of any change in the name or jurisdiction of organization of any Loan Party (if any), (ii) [a listing of any registrations of or applications for United States Intellectual Property by any Loan Party (if any), together with a listing of any intent-to-use applications for trademarks or service marks for which a statement of use or an amendment to allege use has been filed and (iii)][2] any supplements to Schedule 4 of the Guarantee and Collateral Agreement, in each case, during the period covered by this Compliance Certificate and to the extent not previously disclosed to the Administrative Agent.

4.
I have no knowledge of the occurrence and continuation of an Event of Default or Default not previously disclosed in writing to the Administrative Agent as of the date of this Compliance Certificate [, except as set forth in a separate attachment to this Compliance Certificate, describing in detail the nature of the Event of Default or Default, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such Event of Default or Default][3].

The foregoing certifications, together with the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered on behalf of the Company and not individually, on [MM/DD/YY] pursuant to Section 6.2(b) of the Credit Agreement.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by its [TITLE] as of the date first written above.

REVLON CONSUMER PRODUCTS CORPORATION

By:
Name:
Title:

[1]	Must be a Responsible Officer of the Borrower.

[2]	Only required if the relevant Compliance Certificate is being delivered in connection with financial statements delivered pursuant to Section 6.1(a) of the Credit Agreement.

[3]	Only required to be included if an Event of Default or Default has occurred during the relevant period and has not previously been disclosed to the Administrative Agent.

Annex I to
Exhibit B

SUPPLEMENTAL INFORMATION FOR THE FISCAL [QUARTER]/[YEAR]1 ENDED
[MM/DD/YY]

[New Subsidiaries of Loan Parties]

[Changes in the Name of Jurisdiction of Organization of Loan Parties]

[Registrations of or Applications for United States Intellectual Property by Loan Parties]

[Supplements to Schedule 4 of the Guarantee and Collateral Agreement – New Commercial Tort Claims]

[1]	Delete as applicable.

EXHIBIT C

INITIAL BUDGET

[Attached].

EXHIBIT D

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). [It is understood and agreed that the rights and obligations of the [Assignors][Assignees]1 hereunder are several and not joint].2 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent (as defined below) as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]3]

3.	Borrower:	Revlon Consumer Products Corporation, a Delaware corporation (the “Borrower”), a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code.

4.	Administrative Agent:	MidCap Funding IV Trust (“MidCap”), as administrative agent under the Credit Agreement.

5.	Credit Agreement:
The Super-Priority Senior Secured Debtor-in-Possession Asset-Based Revolving Credit Agreement, dated as of June 30, 2022, (as amended, restated, supplemented or otherwise modified from time to time) among the Borrower, Revlon, Inc., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (“Holdings”), the several banks and other financial institutions or entities from time to time party thereto as lenders (the “Lenders”) and MidCap, as administrative agent and collateral agent for the Lenders.

[1]	Select as applicable.

[2]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[3]	Select as applicable.

6.	Assigned Interest:

Assignor	Assignee	Facility Assigned[4]	Aggregate Amount of Commitment / Loans for all Lenders	Amount of Commitment / Loans Assigned[3]	Percentage Assigned of Commitment / Loans[5]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

Effective Date: ______________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT IN ACCORDANCE WITH THE CREDIT AGREEMENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]
By:
Name:
Title:

[4]
Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Revolving Commitment” or “SISO Term Loan” etc.)

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][6] Accepted:

MidCap Funding IV Trust,
as Administrative Agent

By:
Name:
Title:

[Consented to:
REVLON CONSUMER PRODUCTS CORPORATION,
as Borrower

By:
Name:
Title:][7]

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[7]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

The Super-Priority Senior Secured Debtor-in-Possession Asset-Based Revolving Credit Agreement, dated as of June 30, 2022 (as amended, restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Revlon Consumer Products Corporation, a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Borrower”), Revlon, Inc., a Delaware corporation and debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (“Holdings”), the several banks and other financial institutions or entities from time to time party thereto as lenders (the “Lenders”) and MidCap Funding IV Trust (“MidCap”), as administrative agent and collateral agent for the Lenders.  Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, any Subsidiary or Affiliate thereof or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Holdings, any Subsidiary or Affiliate thereof or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee. The Assignee (a) repeats each Lender representation set forth in Section 9.6 of the Credit Agreement; (b) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender and that it is not a Disqualified Institution, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and , and (vii) if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (d) appoints and authorizes (i) the Administrative Agent and (ii) the Collateral Agent, as applicable, to take such action as agent in their respective capacities on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto.

2.  Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and the rights and obligations of the parties under this Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to principles of conflicts of laws to the extent that the same are not mandatorily applicable by statute and the application of the laws of another jurisdiction would be required thereby.

EXHIBIT E

INTERIM ORDER

See attached.

EXHIBIT F

FORM OF EXEMPTION CERTIFICATE1

Reference is made to the Super-Priority Senior Secured Debtor-in-Possession Asset-Based Revolving Credit Agreement, dated as of June [ ], 2022 (as amended, restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Revlon Consumer Products Corporation, a Delaware corporation and debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Borrower”), Revlon, Inc., a Delaware corporation and debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (“Holdings”), the several banks and other financial institutions or entities from time to time party thereto as lenders (the “Lenders”) and MidCap Funding IV Trust (“MidCap”), as administrative agent and collateral agent for the Lenders.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

__________________ (the “Non-US Lender”) is providing this certificate pursuant to Section 2.20(e) of the Credit Agreement. The Non-US Lender hereby represents and warrants that:

1.        The Non-US Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2.          The income from the Loans held by the Non-US Lender is not effectively connected with the conduct of a trade or business within the United States.

3.          The Non-US Lender is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code.

4.        The Non-US Lender is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

[1]	If the undersigned is an intermediary, a foreign partnership or other flow-through entity, the following adjustments shall be made:

A.          The following representation shall be provided as applied to the undersigned: Record ownership under Paragraph 1.

B.          The following representations shall be provided as applied to the partners, members or beneficial owners claiming the portfolio interest exemption:

•          Beneficial ownership under Paragraph 1;

•          Paragraph 4; and

•          Paragraph 5.

C.          The following representation shall be provided as applied to the undersigned as well as the partners, members or beneficial owners claiming the portfolio interest exemption: Paragraph 3.

D.          The undersigned shall provide an IRS Form W-8IMY (with underlying W-8BENs, W-8BEN-Es W-9s or other applicable forms from each of its partners, members or beneficial owners claiming the portfolio interest exemption).

E.          Appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships or flow-through entities.

In addition, the adjustments referred to below in note 18 shall also be made if the intermediary foreign partnership or other flow-through entity is a Participant.

5.         The Non-US Lender is not a controlled foreign corporation related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code.

We have furnished you with a certificate of our non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the Non-US Lender agrees that (1) if the information provided on this certificate changes, the Non-US Lender shall inform the Borrower and the Administrative Agent in writing within 30 days of such change and (2) the Non-US Lender shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the Non-US Lender, or in either of the two calendar years preceding such payment.2

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-US LENDER]
By:
Name:
Title:

Date: ________________ ___, 20___

[2]	If the undersigned is a Participant, the following adjustments shall be made:

A.          All references to Non-US Lender in this certificate shall instead refer to Participant.

B.          All references to Loans in this certificate shall instead refer to participations.

C.          The Participant shall furnish this certificate to its participating Lender.

In addition, the adjustments referred to above in note 17 shall also be made if the Participant is an intermediary, a foreign partnership or other flow-through entity.

EXHIBIT G

[RESERVED]

EXHIBIT H

[RESERVED]

EXHIBIT I

[RESERVED]

EXHIBIT J

FORM OF REVOLVING NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH SUPER-PRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION ASSET-BASED REVOLVING CREDIT AGREEMENT.

$_________________

______________ ____, 20___

FOR VALUE RECEIVED, the undersigned, Revlon Consumer Products Corporation, a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (“RCPC”, and, together with any assignee of, or successor by merger to, RCPC’s rights and obligations under the Credit Agreement (as hereinafter defined) as provided therein, the “Borrower”), hereby unconditionally promises to pay to ________________ (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement in Dollars and in immediately available funds, the principal amount of (a) _____________ DOLLARS ($____________), or, if less, (b) the aggregate unpaid principal amount of all Tranche A Revolving Loans owing to the Lender under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.8(a) of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes issued pursuant to the Super-Priority Senior Secured Debtor-in-Possession Asset-Based Revolving Credit Agreement, dated as of June 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Revlon, Inc., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (“Holdings”), the Lenders party thereto and MidCap Funding IV Trust (“MidCap”), as the administrative agent and collateral agent, (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents and in the Orders. Reference is hereby made to the Credit Agreement for a statement of all the terms and conditions under which the Tranche A Revolving Loans evidenced hereby are made and are to be repaid. In the event of any conflict or inconsistency between the terms of this Note and the terms of the Credit Agreement, to the fullest extent permitted by applicable law, the terms of the Credit Agreement shall govern and be controlling.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement and in the Orders.  No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby expressly waive, to the fullest extent permitted by applicable law, presentment, demand, protest and all other similar notices or similar requirements.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

[Remainder of page intentionally left blank]

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

REVLON CONSUMER PRODUCTS CORPORATION

By:
Name:
Title:

EXHIBIT K

[RESERVED]

EXHIBIT L

[RESERVED]

EXHIBIT M

[RESERVED]

EXHIBIT N

Form of Borrowing Base Certificate

[See attached]

EXHIBIT O

CERTAIN BORROWING BASE DEFINITIONS

“Bulk” consists of recipes already processed in the bulk manufacturing operation (i.e., large blending tanks, kettles, and tumblers) and stored in 10 to 55 gallon drums waiting to be transported to the production lines for the various filling operations.

“Special Markets” finished good items consist of a segment of finished goods inventory. Customer returns are sent to and processed in Revlon’s plant located in Oxford, NC. Items considered first quality and saleable are transported back to available finished goods inventory. The residual inventory is either judged “refurbish” or “salvage.” Refurbished product becomes the “Special Markets” finished goods items along with slow moving, discontinued, or one time promotional items from Oxford’s inventory. The product is then potentially reworked (adding peg holes, creating clip strips of products, new slip card packaging, blister packing) and repacked and sold to second tier and close-out retailers such as Big Lots, Christmas Tree Shops, National Wholesale Liquidators, and the various dollar store formats.

“Tote Stores” consist of items in a nearly finished goods state, but without the final sell pack or master pack packaging. Tote stores inventory requires additional packaging process to be converted to finished goods in a final shipping state.